                                                    FILED PURSUANT TO RULE 424B3
                                                      REGISTRATION NO. 333-47979


                     NMC LOGO   VALUE(R) VISION LOGO

                ---------------------------------------------


                MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     The Boards of Directors of National Media Corporation and ValueVision International, Inc. have agreed on a merger designed to create one of the premier worldwide marketers of retail merchandise through infomercials, television home shopping, mail order, Internet and retail channels. The combined company, Quantum Direct Corporation (formerly known as V-L Holdings Corp.) is referred to throughout this document as Quantum Direct.

     If the merger is completed, National Media stockholders will receive one share of Quantum Direct common stock in exchange for each share of National Media common stock that they own. ValueVision shareholders will receive 1.19 shares of Quantum Direct common stock in exchange for each share of ValueVision common stock that they own. Based on closing prices on March 12, 1998, the market value of one share of ValueVision common stock was $3.56 and one share of National Media common stock was $2.19. We estimate that, following the merger, National Media stockholders will own approximately 45% of the stock of Quantum Direct and ValueVision shareholders will own approximately 55%.

     The merger cannot be completed unless it is approved by (1) a majority of the holders of National Media common stock and series B preferred stock, voting together as a class, with the holders of the series B stock having 10 votes per share held; and (2) a majority of the holders of ValueVision common stock. We have scheduled special meetings for National Media stockholders and ValueVision shareholders to vote on the merger. YOUR VOTE IS VERY IMPORTANT. At the special meetings, you also will vote on Quantum Direct's 1998 Equity Participation Plan.

     Whether or not you plan to attend a meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger and the 1998 Equity Participation Plan. If you fail to return your card, the effect in most cases will be a vote against the merger and the 1998 Equity Participation Plan.

     The dates, times and places of the meetings are as follows:

     For National Media Stockholders:         For ValueVision Shareholders:

April 14, 1998                                April 14, 1998
10:00 a.m. local time                         9:00 a.m. local time
The Union League                              Minneapolis Marriott Southwest
140 South Broad Street                        5801 Opus Parkway
Philadelphia, Pennsylvania 19102              Minnetonka, Minnesota 55343


     This Joint Proxy Statement/Prospectus provides you with detailed information about the proposed merger. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

     We are mailing this Joint Proxy Statement/Prospectus and accompanying form of proxy to the stockholders of National Media and the shareholders of ValueVision on or about March 16, 1998.

FREDERICK S. HAMMER                           ROBERT L. JOHANDER
Frederick S. Hammer                           Robert L. Johander
Chairman of the Board                         Chairman of the Board
National Media Corporation                    ValueVision International, Inc.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE QUANTUM DIRECT COMMON STOCK TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             Joint Proxy Statement/Prospectus dated March 16, 1998.

                           NATIONAL MEDIA CORPORATION
                               ELEVEN PENN CENTER
                                   SUITE 1100
                               1835 MARKET STREET
                        PHILADELPHIA, PENNSYLVANIA 19103
                         ------------------------------
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON APRIL 14, 1998
                         ------------------------------

To the Stockholders of National Media Corporation ("National Media"):

     A special meeting of stockholders of National Media will be held on April 14, 1998, at 10:00 a.m., at The Union League, 140 South Broad Street, Philadelphia, Pennsylvania 19102, for the following purposes:

     (a) To consider and vote upon a proposal to approve and adopt a merger agreement dated as of January 5, 1998 by and among National Media, ValueVision International, Inc. ("ValueVision") and Quantum Direct Corporation (formerly known as V-L Holdings Corp.), a newly formed corporation jointly owned by National Media and ValueVision ("Quantum Direct"), pursuant to which, among other things, (i) National Media and ValueVision will become wholly-owned subsidiaries of Quantum Direct;
         (ii) each outstanding share of common stock of National Media will be converted into the right to receive one share of common stock of Quantum Direct; (iii) each outstanding share of series B preferred stock of National Media will be converted into the right to receive one share of series B preferred stock of Quantum Direct; and (iv) each outstanding share of common stock of ValueVision will be converted into the right to receive 1.19 shares of common stock of Quantum Direct;

     (b) To consider and vote on a proposal to approve and adopt the 1998 Equity Participation Plan of Quantum Direct; and

     (c) To transact such other business as may properly come before the National Media special meeting and any or all adjournments thereof.

     THE NATIONAL MEDIA BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS THAT IT CONCERNS AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. THE NATIONAL MEDIA BOARD OF DIRECTORS ALSO RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE 1998 EQUITY PARTICIPATION PLAN.

     The merger agreement and other important matters are explained in the accompanying Joint Proxy Statement/Prospectus, which you are urged to read carefully. A copy of the merger agreement is attached as Annex A to the Joint Proxy Statement/Prospectus. In addition, a copy of the 1998 Equity Participation Plan is attached as Annex G to the Joint Proxy Statement/Prospectus.

     The National Media Board of Directors has fixed the close of business on February 26, 1998 as the record date for determining the stockholders entitled to receive notice of and to vote at the National Media special meeting and at any and all adjournments or postponements thereof.

     Management welcomes your attendance at the National Media special meeting. Whether or not you expect to attend the National Media special meeting in person, however, you are requested to complete, sign, date and promptly return the enclosed proxy in the accompanying postage-paid envelope. The prompt return of your proxy will save expenses involved in further communication. Your proxy will not affect your right to vote in person if you attend the National Media special meeting. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR FAILURE TO VOTE IN PERSON AT THE NATIONAL MEDIA SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT AND THE 1998 EQUITY PARTICIPATION PLAN.

                                          By:
                                          BRIAN J. SISKO

                                                      Brian J. Sisko
                                                  Senior Vice President,
                                              General Counsel and Secretary
Philadelphia, Pennsylvania
March 16, 1998
                            YOUR VOTE IS IMPORTANT.
     TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY
             AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                       STOCKHOLDERS SHOULD NOT SEND STOCK
                        CERTIFICATES WITH THEIR PROXIES.

                        VALUEVISION INTERNATIONAL, INC.
                              6740 SHADY OAK ROAD
                       EDEN PRAIRIE, MINNESOTA 55344-3433
                         ------------------------------
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON APRIL 14, 1998
                         ------------------------------
To the Shareholders of ValueVision International, Inc. ("ValueVision"):

     A special meeting of shareholders of ValueVision will be held on April 14, 1998, at 9:00 a.m., at Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota 55343, for the following purposes:

     (a) To consider and vote upon a proposal to approve and adopt a merger agreement dated as of January 5, 1998 by and among ValueVision, National Media Corporation ("National Media") and Quantum Direct Corporation (formerly known as V-L Holdings Corp.), a newly-formed corporation jointly owned by ValueVision and National Media ("Quantum Direct"), pursuant to which, among other things, (i) ValueVision and National Media will become wholly-owned subsidiaries of Quantum Direct;
         (ii) each outstanding share of common stock of ValueVision will be converted into the right to receive 1.19 shares of common stock of Quantum Direct; (iii) each outstanding share of common stock of National Media will be converted into the right to receive one share of common stock of Quantum Direct; and (iv) each outstanding share of series B preferred stock of National Media will be converted into the right to receive one share of series B preferred stock of Quantum Direct;

     (b) To consider and vote on a proposal to approve and adopt the 1998 Equity Participation Plan of Quantum Direct; and

     (c) To transact such other business as may properly come before the ValueVision special meeting and any or all adjournments thereof.

     THE VALUEVISION BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS THAT IT CONCERNS AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. THE VALUEVISION BOARD OF DIRECTORS ALSO RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE 1998 EQUITY PARTICIPATION PLAN.

     The merger agreement and other important matters are explained in the accompanying Joint Proxy Statement/Prospectus, which you are urged to read carefully. A copy of the merger agreement is attached as Annex A to the Joint Proxy Statement/Prospectus. In addition, a copy of the 1998 Equity Participation Plan is attached as Annex G to the Joint Proxy Statement/Prospectus.

     The ValueVision Board of Directors has fixed the close of business on February 26, 1998 as the record date for determining the shareholders entitled to receive notice of and to vote at the ValueVision special meeting and at any and all adjournments or postponements thereof.

     Management welcomes your attendance at the ValueVision special meeting. Whether or not you expect to attend the ValueVision special meeting in person, however, you are requested to complete, sign, date and promptly return the enclosed proxy in the accompanying postage-paid envelope. The prompt return of your proxy will save expenses involved in further communication. Your proxy will not affect your right to vote in person if you attend the ValueVision special meeting. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR FAILURE TO VOTE IN PERSON AT THE VALUEVISION SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT AND THE 1998 EQUITY PARTICIPATION PLAN.

                                             By: DAVID T. QUINBY

                                                     David T. Quinby
                                                     Vice President,

                                              General Counsel and Secretary
Eden Prairie, Minnesota
March 16, 1998

                            YOUR VOTE IS IMPORTANT.
     TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY
             AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                       SHAREHOLDERS SHOULD NOT SEND STOCK
                        CERTIFICATES WITH THEIR PROXIES.

                               TABLE OF CONTENTS

                                                    PAGE
                                                    ----
SUMMARY.........................................       4
RISK FACTORS....................................      15
THE NATIONAL MEDIA SPECIAL MEETING..............      25
  General.......................................      25
  Record Date and Voting........................      25
  Voting and Revocation of Proxies..............      26
THE VALUEVISION SPECIAL MEETING.................      27
  General.......................................      27
  Record Date and Voting........................      28
  Voting and Revocation of Proxies..............      28
THE MERGER......................................      30
  Background of the Merger......................      30
  Recommendations of the Boards of Directors of
    National Media and ValueVision; Reasons for
    the Merger..................................      34
  Opinion of Financial Advisor to National
    Media.......................................      39
  Opinion of Financial Advisor to ValueVision...      45
  Interests Of Certain Persons In The Merger....      49
  Employment Agreements.........................      51
  Accounting Treatment of the Merger............      55
  Certain Federal Regulatory Matters............      56
  Certain Federal Income Tax Consequences.......      56
  Delisting and Deregistration of National Media
    Common Stock and ValueVision Common Stock;
    Listing of Quantum Direct Common Stock......      58
  Resales of Quantum Direct Common Stock Issued
    in Connection with the Merger; Affiliate
    Agreements..................................      59
  Appraisal Rights..............................      59
  Cautionary Statement Concerning
    Forward-Looking Statements..................      64
THE COMBINED COMPANY............................      65
  Business and Strategy.........................      65
  Directors and Executive Officers..............      66
  Estimated Cost Savings and Synergies..........      67
THE MERGER AGREEMENT............................      68
  The Merger....................................      68
  Conversion of Shares..........................      68
  Exchange Of Stock Certificates................      69
  Representations and Warranties................      71
  Certain Covenants.............................      72
  Conditions to Obligations to Effect the
    Merger......................................      76
  Termination; Termination Fees and Expenses....      78
  Amendment and Waiver..........................      80
OTHER AGREEMENTS................................      81
  National Media Stock Option Agreement.........      81
  ValueVision Stock Option Agreement............      82
CERTAIN FINANCING ARRANGEMENTS..................      84
COMPARATIVE MARKET PRICES AND DIVIDENDS.........      85
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
  DATA..........................................      87
  ValueVision International, Inc. and National
    Media Corporation Pro Forma Condensed
    Consolidated Balance Sheet..................      88
  ValueVision International, Inc. and National
    Media Corporation Pro Forma Condensed
    Consolidated Statements of Operations.......      89
  Notes to Pro Forma Condensed Consolidated
    Financial Data..............................      90
PRO FORMA SECURITY OWNERSHIP OF CERTAIN
  BENEFICIAL OWNERS AND MANAGEMENT OF QUANTUM
  DIRECT........................................      93
DESCRIPTION OF QUANTUM DIRECT CAPITAL STOCK.....      94
  General.......................................      94

                                                    PAGE
                                                    ----
  Quantum Direct Common Stock...................      94
  Preferred Stock...............................      94
  Preferred Share Purchase Rights...............      95
  Certain Effects of Preferred Share Purchase
    Rights......................................      96
  Prohibited Business Transactions..............      96
  Registrar and Transfer Agent..................      96
COMPARISON OF RIGHTS OF HOLDERS OF NATIONAL
  MEDIA COMMON STOCK AND VALUEVISION COMMON
  STOCK AND QUANTUM DIRECT COMMON STOCK.........      97
  Authorized Capital............................      97
  Number of Directors...........................      98
  Committees of the Board.......................      98
  Removal of Directors..........................      99
  Amendment to Bylaws...........................      99
  Amendments to Certificate or Articles.........     100
  Action by Written Consent of Shareholders.....     100
  Indemnification...............................     100
  Liability of Directors........................     101
  Shareholder Meetings..........................     102
  Mergers and Consolidations....................     102
  Business Combinations.........................     102
  Other Anti-Takeover Provisions................     103
  Dissenters' Rights............................     103
  Foreign Ownership Limitations.................     104
PROPOSAL TO APPROVE QUANTUM DIRECT EQUITY
  PARTICIPATION PLAN............................     105
  Quantum Direct Equity Participation Plan......     105
  Administration................................     105
  Eligibility...................................     105
  Awards Under the Quantum Direct Equity
    Participation Plan..........................     106
  Securities Laws and Federal Income Taxes......     107
  Recommendation of the Boards of Directors.....     108
STOCKHOLDER PROPOSALS...........................     108
LEGAL MATTERS...................................     109
EXPERTS.........................................     109
OTHER MATTERS...................................     109
WHERE YOU CAN FIND MORE INFORMATION.............     110
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE.....................................     110
ANNEX A -- AGREEMENT AND PLAN OF REORGANIZATION
  AND MERGER....................................     A-1
ANNEX B -- LEHMAN BROTHERS, INC. FAIRNESS
  OPINION.......................................     B-1
ANNEX C -- BEAR, STEARNS & CO. INC. FAIRNESS
  OPINION.......................................     C-1
ANNEX D -- QUANTUM DIRECT RESTATED CERTIFICATE
  OF INCORPORATION..............................     D-1
ANNEX E -- QUANTUM DIRECT AMENDED AND RESTATED
  BYLAWS........................................     E-1
ANNEX F -- QUANTUM DIRECT SERIES B CONVERTIBLE
  PREFERRED STOCK CERTIFICATE OF DESIGNATION....     F-1
ANNEX G -- 1998 EQUITY PARTICIPATION PLAN OF
  QUANTUM DIRECT................................     G-1
ANNEX H -- SECTION 262 OF THE DELAWARE GENERAL
  CORPORATION LAW...............................     H-1
ANNEX I -- SECTIONS 302A.471 AND 302A.473 OF THE
  MINNESOTA BUSINESS CORPORATION ACT............     I-1
ANNEX J -- STOCK OPTION AGREEMENT (NATIONAL
  MEDIA)........................................     J-1
ANNEX K -- STOCK OPTION AGREEMENT
  (VALUEVISION).................................     K-1

                             QUESTIONS AND ANSWERS
                  ABOUT THE NATIONAL MEDIA/VALUEVISION MERGER

Q:  WHO ARE NATIONAL MEDIA AND VALUEVISION?

A: National Media is a publicly-held infomercial company which broadcasts more than 3,000 half-hours of television programming each week, reaches 90% of television homes in the United States, and brings its programming to more than 370 million television households in more than 70 countries worldwide.

    ValueVision is an electronic and print media direct marketing company and the third-largest television home shopping network in the United States.

Q:  WHY ARE NATIONAL MEDIA AND VALUEVISION PROPOSING TO MERGE?

A: Because we believe the combined companies will provide you, our shareholders, with substantial benefits and enable us to better serve our customers. The merger will create one of the largest worldwide marketers of retail merchandise through infomercials, television home shopping, mail order, Internet and retail channels. The merger is expected to provide National Media with the necessary financial resources to market retail merchandise throughout the world. National Media also plans to use ValueVision's excess telemarketing, customer service and order fulfillment capacity to improve National Media's U.S. operations and to make use of ValueVision's 24-hour-per-day television home shopping channel and access to television programming time as an outlet for some of its products. For ValueVision, the merger matches its operational and financial resources with significant new growth opportunities through international expansion, cost efficiencies relating to advertising and the ability to purchase products in greater volume at reduced costs.

Q:  WHAT DO I NEED TO DO NOW?

A: Just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meetings. The National Media and ValueVision special meetings will both take place on April 14, 1998. The Boards of Directors of both National Media and ValueVision recommend voting in favor of the proposed merger.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

    (1) First, you can send a written notice stating that you would like to revoke your proxy.

    (2) Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to National Media or ValueVision. If you are a National Media stockholder, your submissions must be mailed to National Media at the address on page 3. If you are a ValueVision shareholder, your submissions must be mailed to ValueVision at the address on page 3.

    (3) Third, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy.

    If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send you written instructions for exchanging your stock certificates.

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A: National Media stockholders will receive one share of Quantum Direct common stock in exchange for each share of National Media common stock held and one share of Quantum Direct series B preferred stock in exchange for each share of National Media series B preferred stock held.


    ValueVision shareholders will receive 1.19 shares of Quantum Direct common stock in exchange for each share of ValueVision common stock. We will not issue fractional shares. ValueVision shareholders who would otherwise be entitled to receive a fractional share instead will receive cash based on the market value of the fractional share of Quantum Direct common stock at the time of the merger.



     Example:


    - If you currently own 100 shares of National Media common stock or series B preferred stock, then after the merger you will be entitled to receive 100 shares of Quantum Direct common stock or series B preferred stock, as the case may be.

    - If you currently own 110 shares of ValueVision common stock, then after the merger you will be entitled to receive 130 shares of Quantum Direct common stock and a check for the market value of the 0.9 fractional share at the time of the merger.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?


A: We are working towards completing the merger as quickly as possible. We expect to complete the merger within three business days following receipt of all shareholder approvals which we expect to receive during the second calendar quarter of 1998. In addition to the approval of (1) the holders of a majority of National Media common stock and series B preferred stock, voting together as a class, with the holders of the series B stock having 10 votes for each share held and (2) the holders of a majority of ValueVision common stock, we must also obtain certain regulatory approvals.


Q:  WHAT ARE THE TAX CONSEQUENCES OF THE MERGER?

A: The opinion of Drinker Biddle & Reath LLP, tax counsel to National Media, is that the merger will be tax-free to the holders of National Media common stock and series B preferred stock for federal income tax purposes. The opinion of Latham & Watkins, tax counsel to ValueVision, is that the merger will be tax-free to the holders of ValueVision common stock for federal income tax purposes, except to the extent those holders receive cash instead of fractional shares. To review the tax consequences to the holders of National Media common stock and series B preferred stock and ValueVision common stock in greater detail, see page 56.

Q:  WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETINGS?

A: In addition to the merger, holders of National Media common stock and series B preferred stock and ValueVision common stock will be asked at their special meetings to approve Quantum Direct's 1998 Equity Participation Plan, which will be used following the merger to grant stock options, restricted stock and other benefits to officers and employees of Quantum Direct and to grant stock options to non-employee directors of Quantum Direct. We do not expect to ask you to vote on any other matters at the special meetings.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

     If you have more questions about the merger you should contact:

                          National Media Stockholders:

                           National Media Corporation
                         Eleven Penn Center, Suite 1100
                               1835 Market Street
                        Philadelphia, Pennsylvania 19103
                          Attention: John J. Sullivan
                           Telephone: (215) 988-4600
                            Telecopy: (215) 988-4900

                           ValueVision Shareholders:

                        ValueVision International, Inc.
                              6740 Shady Oak Road
                       Eden Prairie, Minnesota 55344-3433
                         Attention: Stuart R. Romenesko
                           Telephone: (612) 947-5207
                            Telecopy: (612) 947-0188

     If you would like additional copies of the Joint Proxy Statement/Prospectus or if you have questions about the merger, you can also contact:

                           Beacon Hill Partners, Inc.
                                90 Broad Street
                                   20th Floor
                            New York, New York 10004
                           Telephone: (800) 755-5001
                            Telecopy: (212) 843-4384

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read this entire document carefully and the documents we have referred you to. See "Where You Can Find More Information" on page 110.

                                 THE COMPANIES

NATIONAL MEDIA CORPORATION
Eleven Penn Center
Suite 1100
1835 Market Street
Philadelphia, Pennsylvania 19103
Telephone: (215) 988-4600
Telecopy: (215) 988-4900

VALUEVISION INTERNATIONAL, INC.
6740 Shady Oak Road
Eden Prairie, Minnesota 55344-3433
Telephone: (612) 947-5207
Telecopy: (612) 947-0188

                     THE SPECIAL MEETINGS (PAGES 25 AND 27)

     The National Media special meeting will be held at The Union League, 140 South Broad Street, Philadelphia, Pennsylvania 19102.

     The ValueVision special meeting will be held at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota 55343.

     OUR RECOMMENDATIONS TO NATIONAL MEDIA STOCKHOLDERS:

     The National Media board of directors believes that the merger is in its stockholders' best interest and recommends that you vote FOR the proposals to:

          (a)  approve and adopt the merger agreement and the merger; and

          (b)  approve the 1998 Equity Participation Plan of Quantum Direct.

     To review the reasons for the merger in greater detail, see pages 34 through 37.

OUR RECOMMENDATIONS TO VALUEVISION
SHAREHOLDERS:

     The ValueVision board of directors believes that the merger is in its shareholders' best interest and recommends that you vote FOR the proposals to:

          (a)  approve and adopt the merger agreement and the merger; and

          (b)  approve the 1998 Equity Participation Plan.

     To review the reasons for the merger in greater detail, see pages 37 through 39.

                                 VOTES REQUIRED

     In order to approve the merger, (1) the holders of a majority of National Media common stock and series B preferred stock, voting together as a class, with the holders of the series B preferred stock having 10 votes per share held; and (2) the holders of a majority of ValueVision common stock must vote in favor of approving and adopting the merger agreement and the merger.

     Directors and officers of National Media who collectively own, as of March 12, 1998, approximately 3% of the outstanding shares of National Media common stock, and directors and officers of ValueVision who collectively own, as of March 12, 1998, approximately 9% of the outstanding shares of ValueVision common stock, have expressed their intent to vote for the merger.

     Approval of the 1998 Equity Participation Plan will require the affirmative vote of a majority of the shares voted on the matter at each of the special meetings.

                                   THE MERGER

     THE MERGER AGREEMENT IS ATTACHED AS ANNEX A TO THIS JOINT PROXY STATEMENT/ PROSPECTUS. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT AS IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

OWNERSHIP OF QUANTUM DIRECT FOLLOWING THE MERGER

     National Media stockholders will own approximately 45% of the stock of Quantum Direct after the merger and ValueVision shareholders will own approximately 55%.

BOARD OF DIRECTORS AND MANAGEMENT OF QUANTUM DIRECT FOLLOWING THE MERGER (SEE PAGE 66)

     If the merger is completed, the Quantum Direct Board of Directors will initially consist of 10 members, half chosen by National Media and half chosen by ValueVision.

- Robert L. Johander, the current Chairman and Chief Executive Officer of ValueVision, will become interim Chief Executive Officer and Co-Chairman of the Board of Directors of Quantum Direct. Quantum Direct has initiated a search to find a successor Chief Executive Officer to Mr. Johander.

- Nicholas M. Jaksich, the current President and Chief Operating Officer of ValueVision, will become the President and Chief Operating Officer of Quantum Direct.

- Frederick S. Hammer, the current Chairman of National Media, will become Co-Chairman of the Board of Directors of Quantum Direct.

- Stuart R. Romenesko, the current Chief Financial Officer of ValueVision, will become the Chief Financial Officer of Quantum Direct.

     Quantum Direct's Board of Directors will have a five member executive committee which will initially be comprised of two National Media directors and three ValueVision directors. Quantum Direct's executive committee will have all the powers, duties and responsibilities of Quantum Direct's Board of Directors, other than those actions that require a supermajority vote.

     Under Quantum Direct's by-laws, a supermajority vote is generally required in the case of:

- mergers and other extraordinary transactions;

- acquisitions or dispositions in excess of $15 million;

- stock issuances or repurchases in excess of 5% of Quantum Direct's outstanding capital stock;

- removal or appointment of the Chief Executive Officer of Quantum Direct;

- dissolutions or liquidations of Quantum Direct;

- amendments to Quantum Direct's charter documents;

- establishment of a new security; and

- declaration of dividends.

OTHER INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE 49)

     A number of officers and directors of National Media and ValueVision have interests in the merger that are different from or in addition to your interests. For example, three of National Media's officers, each of whom are also directors, have employment agreements that entitle them to additional compensation if their employment terminates after the merger. The aggregate additional payments required to be paid by National Media under these employment agreements is approximately $1.8 million. ValueVision will not be required to make similar payments to its executive officers.

     However, several ValueVision officers have employment agreements that entitle them to increased compensation if the merger is completed.

     A number of National Media and ValueVision officers and directors also have stock options which will vest as a result of the merger. However, based upon the prices of National Media and ValueVision common stock on December 31, 1997, these options currently do not have any value. In addition, Robert N. Verratti, the current President and Chief Executive Officer of National Media, and two other senior officers of National Media, hold stock options which will be repriced as a result of the merger. If the merger had been completed as of December 31, 1997, the total equity value of such stock options would have been approximately $2.3 million.

     For the total value of benefits of each named executive officer and director of National Media and ValueVision, see the table on page 54.

          Please refer to pages 51 through 55 generally for more information concerning employment arrangements, acceleration of stock options and restricted stock and other arrangements benefiting each company's officers and directors.

CONDITIONS TO THE MERGER (SEE PAGE 76)

     Before we can complete the merger, a number of conditions must be met, including the following:

     (a) the holders of (1) a majority of National Media common stock and series B preferred stock, voting together as a class, with the holders of series B stock having 10 votes per share and (2) a majority of ValueVision common stock must approve the merger;
     (b) the holders of no more than 5% of ValueVision's issued and outstanding shares of common stock can have asserted the dissenter's appraisal rights available under Minnesota law;
     (c)  the Federal Communications Commission must approve the merger;
     (d) no governmental entity can have passed a law that prohibits the merger;
     (e) no court or other governmental entity can have entered an injunction that prohibits the merger; and
     (f) we must receive legal opinions regarding the tax consequences of the merger.


     Some of the conditions to the merger may be waived by the company entitled to assert the condition. In the event either company waives any condition and the waiver would have a material adverse effect on Quantum Direct or the holders of Quantum Direct, National Media or ValueVision voting stock, then the consent of the subject holders to the merger will be resolicited. See "The Merger Agreement -- Conditions to Obligations to Effect the Merger."


REGULATORY APPROVALS (SEE PAGE 56)

     Before we can complete the merger, we must receive certain regulatory approvals, including approval from the Federal Communications Commission and the Federal Trade Commission. On February 2, 1998, we received the requisite approval of the Federal Trade Commission. Effective February 25, 1998, the Federal Communications Commission granted approval for the transfer of control of the FCC licenses to Quantum Direct. Absent timely challenges to such approvals, these approvals shall become final orders on April 6, 1998.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 78)

     National Media and ValueVision can agree to terminate the merger agreement before the merger is completed, and either National Media or ValueVision can terminate the merger agreement if any of the following occurs:

     (a) the merger is not completed by June 1, 1998, but this deadline may be extended to August 31, 1998 in certain limited circumstances relating to obtaining Federal Communications Commission approval;
     (b) a court or other governmental authority permanently prohibits the merger;
     (c) holders of a majority of the other party's voting securities do not approve of the merger;
     (d) a material adverse change occurs in the financial condition, results of operations, business or properties of the other party;
     (e) the other party fails to comply with any of its obligations under the merger agreement or any of the other party's material representations or warranties is inaccurate; or
     (f)  the board of directors of the other party:
          (1) withdraws or modifies its approval or recommendation in favor of the merger, or
          (2) approves or recommends a significant transaction with a third party.

TERMINATION FEES (SEE PAGE 78)

     The merger agreement generally requires National Media or ValueVision to pay to the other a termination fee of $5 million if the merger agreement terminates under certain circumstances. See "The Merger Agreement -- Termination; Termination Fees and Expenses."

RECIPROCAL STOCK OPTION AGREEMENTS (SEE PAGES 81 AND 82)

          We have both signed stock option agreements under which we each granted an option to the other party to purchase approximately 19.9% of its outstanding common stock. The options may be exercised by National Media or ValueVision, as the case may be, if:

- certain events occur that entitle the party exercising the option to receive a termination fee under the merger agreement; or

- the merger agreement is terminated by National Media or ValueVision as a result of the other party's breach of a material representation, warranty, covenant or agreement contained in the merger agreement. Neither company may exercise its option if it is in material breach of any of its material representations, warranties, covenants or agreements contained in the stock option agreements or the merger agreement.

          The combined value of the termination fee and the stock option is limited to $7.5 million. These stock option agreements may make it more difficult and expensive for National Media or ValueVision to complete an alternative transaction.

OPINIONS OF FINANCIAL ADVISORS (SEE PAGES 39 AND 45)

     In deciding to approve the merger, each of our boards of directors considered opinions from each of our financial advisors as to the fairness of the exchange ratios from a financial point of view. National Media received an opinion from its financial advisor, Lehman Brothers, Inc., and ValueVision received an opinion from its financial advisor, Bear, Stearns & Co. Inc. These opinions are attached as Annexes B and C to this Joint Proxy Statement/Prospectus and we encourage you to read them.

     The financial advisors performed several analyses in connection with delivering their opinions. These analyses included reviewing National Media and ValueVision historical stock prices, comparing National Media and ValueVision to other selected publicly traded companies, and comparing the net asset values of National Media, ValueVision and Quantum Direct. Each of the opinions make assumptions regarding outstanding litigation of National Media and ValueVision. See "The Merger -- Opinion of Financial Advisor to National Media" and
"-- Opinion of Financial Advisor to ValueVision." See also "Risk Factors
-- Risks Relating to Business of Quantum Direct -- Litigation Involving ValueVision" and "-- Litigation Involving National Media."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 56)

     We have structured the merger so that no gain or loss will be recognized for federal income tax purposes on the exchange of shares of National Media common stock and series B preferred stock and ValueVision common stock for shares of Quantum Direct common stock and series B preferred stock, as the case may be, except to the extent holders of ValueVision common stock receive cash instead of fractional shares. We will not complete the merger unless we receive legal opinions regarding the tax consequences of the merger.

     Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

APPRAISAL RIGHTS (SEE PAGE 59)

     Under Delaware law, National Media common stockholders have no right to an appraisal of the value of their shares in connection with the merger.

     However, under Delaware law, National Media series B preferred stockholders have the right to an appraisal of the value of their shares of series B preferred stock in connection with the merger. A discussion of these rights is included on pages 59 through 62. We encourage National Media series B preferred stockholders to read it.

     Under Minnesota law, ValueVision shareholders have the right to an appraisal of the value of their shares in connection with the merger. A discussion of these rights is included on pages 62 through 64. We encourage ValueVision shareholders to read it.

COMPARISON OF SHAREHOLDER RIGHTS (SEE PAGE 97)

          Upon completion of the merger, National Media stockholders and ValueVision shareholders will become Quantum Direct stockholders. As a result, the rights of the holders of Quantum Direct capital stock will be governed by the

Restated Certificate of Incorporation, Series B Convertible Preferred Stock Certificate of Designation and Amended and Restated Bylaws of Quantum Direct and by Delaware law. See "Comparison of Rights of Holders of National Media Capital Stock and ValueVision Common Stock and Quantum Direct Capital Stock" for a summary of the material differences between the rights of holders of National Media capital stock, ValueVision common stock and Quantum Direct capital stock.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (SEE PAGE 64)

     We have each made forward-looking statements in this document and in documents that are incorporated by reference to this Joint Proxy Statement/Prospectus that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of National Media, ValueVision or Quantum Direct, including the anticipated synergies from the merger. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. National Media stockholders and ValueVision shareholders should note that many factors could affect the future financial results of Quantum Direct, National Media and ValueVision, and could cause these results to differ materially from those expressed in our forward-looking statements. These factors include the following:

-  operating, legal and regulatory risks;
-  economic, political and competitive forces affecting our businesses;
- the risk that we are unable to achieve the revenue growth, cost savings and synergies in the amounts and in the time frames contemplated; and
- the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

COMPARATIVE MARKET PRICE INFORMATION (SEE PAGE 85)

     Shares of National Media common stock are listed on the New York Stock Exchange. Shares of ValueVision common stock are quoted on the Nasdaq National Market. On January 2, 1998, the last full trading day prior to the public announcement of the proposed merger, National Media common stock closed at $3.44 per share and ValueVision common stock closed at $3.88 per share. In the 30 trading days ended January 2, 1998, the average closing price of National Media common stock was $3.52 and the average closing price of ValueVision common stock was $3.77. On March 5, 1998, National Media common stock closed at $2.63 per share and ValueVision common stock closed at $3.44 per share. We urge you to obtain current market quotations.

LISTING OF QUANTUM DIRECT COMMON STOCK (SEE PAGE 58)

     Quantum Direct intends to file an application to list the shares of Quantum Direct common stock to be issued in the merger on a national exchange or market.

THE QUANTUM DIRECT EQUITY PARTICIPATION PLAN (SEE PAGE 105)

     National Media stockholders and ValueVision shareholders also will vote on the 1998 Equity Participation Plan, which will be used following the merger to grant stock options, restricted stock and other benefits to officers and employees and to grant stock options to non-employee directors of Quantum Direct. The 1998 Equity Participation Plan is attached as Annex G to this Joint Proxy Statement/Prospectus and we encourage you to read the plan in its entirety.

                NATIONAL MEDIA SUMMARY HISTORICAL FINANCIAL DATA
             (IN THOUSANDS, EXCEPT PER SHARE AND STATISTICAL DATA)

     The financial data for the five years ended March 31, 1997 have been derived from the audited consolidated financial statements of National Media and the notes thereto which have been audited by Ernst & Young LLP, independent auditors. Ernst & Young LLP's report on the consolidated financial statements for the year ended March 31, 1997, which is incorporated by reference elsewhere herein, includes an explanatory paragraph which describes an uncertainty about National Media's ability to continue as a going concern.

     The financial data as of and for the nine months ended December 31, 1996 and 1997 are derived from unaudited condensed consolidated financial statements of National Media. The unaudited financial statements include all adjustments consisting of normal recurring accruals, which National Media considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended December 31, 1996 and 1997 are not necessarily indicative of the results that may be expected for an entire year.

     The summarized historical financial data should be read in conjunction with the consolidated financial statements of National Media, the notes thereto, and other financial information incorporated by reference into this Joint Proxy Statement/Prospectus. See "Where You Can Find More Information," "Incorporation Of Certain Documents By Reference," and "Pro Forma Condensed Consolidated Financial Data" included in this Joint Proxy Statement/Prospectus. References herein to a particular fiscal year of National Media shall mean the year ended March 31 of the stated year (i.e. National Media's fiscal year ended March 31, 1997 shall be referred to herein as "fiscal 1997.")

                                                                                       NINE MONTHS ENDED
                                           YEARS ENDED MARCH 31,                          DECEMBER 31,
                          --------------------------------------------------------    --------------------
                            1993      1994(1)       1995        1996      1997(1)     1996(1)     1997(1)
                            ----      -------       ----        ----      -------     -------     -------
STATEMENT OF OPERATIONS
  DATA:
Net revenues............  $141,997    $172,602    $176,167    $292,607    $358,179    $279,798    $186,635
Gross profit............    28,762      21,317      26,601      54,891      30,071      42,318       9,031
Operating income
  (loss)................     6,706      (8,399)        317      21,119     (42,252)      6,607     (32,894)
Income (loss) before
  income taxes..........     6,335      (8,699)       (372)     20,104     (43,794)      5,480     (35,193)
Net income (loss).......     6,259      (8,699)       (672)     16,579     (45,691)      3,560     (35,493)
Net income (loss) per
  common share(2).......  $   0.56    $  (0.72)   $  (0.05)   $   1.08    $  (2.09)   $   0.17    $  (1.45)
Net income (loss) per
  common share --
  assuming
  dilution(2)...........  $   0.48    $  (0.72)   $  (0.05)   $   0.73    $  (2.09)   $   0.13    $  (1.45)
Weighted average number
  of common shares
  outstanding:(2)
  Basic.................    11,237      12,078      14,024      15,411      21,905      21,415      24,736
  Diluted...............    13,046      12,078      14,024      22,674      21,905      27,043      24,736

                                              AS OF MARCH 31,                          AS OF DECEMBER 31,
                          --------------------------------------------------------    --------------------
                            1993        1994        1995        1996        1997        1996        1997
                            ----        ----        ----        ----        ----        ----        ----
BALANCE SHEET DATA:
Working capital.........  $  7,995    $  1,377    $ 22,081    $ 38,722    $ 19,768    $ 67,829    $ 15,009
Total assets............    46,771      47,475      64,143     116,548     165,632     192,829     150,990
Short-term debt.........     2,917       4,770         184         876      17,901       1,193      23,433
Long-term debt..........     1,090         448       3,613       4,054         959       3,357       2,529
Shareholders' equity....    17,630      10,571      26,625      56,462      88,560     137,950      74,805

                                                                                       NINE MONTHS ENDED
                                           YEARS ENDED MARCH 31,                          DECEMBER 31,
                          --------------------------------------------------------    --------------------
                            1993        1994        1995        1996        1997        1996        1997
                            ----        ----        ----        ----        ----        ----        ----
OTHER DATA:
Gross profit margin.....      20.3%       12.4%       15.1%       18.8%        8.4%       15.1%        4.8%
Operating margin(3).....       5.2%        0.4%        3.3%        7.2%      (11.1)%       2.8%      (17.6)%
Current ratio(4)........      1.29        1.04        1.69        1.72        1.27        2.38        1.22
EBITDA (as
  defined)(5)...........  $  8,728    $ (6,771)   $  1,967    $ 23,218    $(32,286)   $  9,925    $(27,539)
Cash flows:
  Operating.............  $   (346)   $ (2,220)   $  1,901    $  5,530    $(45,567)   $(28,129)   $(19,500)
  Investing.............  $    301    $ (1,815)   $   (832)   $ (4,820)   $(10,925)   $ (7,208)   $   (780)
  Financing.............  $   (513)   $  2,816    $ 10,378    $  7,402    $ 43,954    $ 29,002    $ 28,212
Country coverage(6).....        19          32          42          60          70          65          70

-------------------------
(1) Fiscal 1994 included $5.3 million in expenses related to certain legal settlements and associated fees, $1.0 million in relocation costs, and $1.8 million in anti-takeover and aborted stock offering costs. Fiscal 1997 and the nine months ended December 31, 1996 and 1997 include the operating results of certain of National Media's operating subsidiaries, namely Positive Response Television, Inc. ("Positive Response") from May 17, 1996 forward and Prestige Marketing Limited and Suzanne Paul Holdings Pty Limited from July 1, 1996 forward. In addition, the fiscal 1997 loss included severance expense of $2.5 million, $8.7 million in provisions for inventory obsolescence, $5.7 million in bad debt expense, $13.3 million in legal fees and settlements, $6.9 million of amortization primarily related to the new acquisitions, especially Positive Response, and Positive Response's significant operating losses.

(2) In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share. Statement No. 128 replaces the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where necessary, restated to conform to the Statement No. 128 requirements. Earnings per share is computed on the basis of the weighted average number of shares outstanding during the periods presented. Earnings per share-assuming dilution is computed on the basis of the weighted average number of shares outstanding during the period plus the dilutive effect of stock options, warrants and preferred stock.

(3) Operating margin represents operating income (loss) plus severance expense of approximately $1.1 million for the nine months ended December 31, 1996 and $2.7 and $2.5 million for fiscal 1995 and 1997 and unusual charges of approximately $725,000, $9.0 million and $2.9 million for fiscal 1993, 1994, and 1995, respectively, divided by net revenues.

(4) Current ratio represents the ratio of total current assets to total current liabilities.

(5) EBITDA (as defined) represents net income (loss) before interest income (expense), income taxes and depreciation and amortization. EBITDA (as defined) is viewed by management as an important alternative measure of cash flows because it is commonly used by analysts and institutional investors in analyzing the financial performance of companies in the broadcast and television home shopping sectors. However, EBITDA (as defined) should not be construed as an alternative to operating income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of operating performance or as a measure of liquidity. EBITDA (as defined), as presented, may not be comparable to similarly entitled measures reported by other companies. EBITDA (as defined) includes severance expense of $2.5 million, legal settlements and fees of $13.3 million, provisions for bad debts of $5.7 million and inventory obsolescence expense of $8.7 million for fiscal 1997 and unusual charges of approximately $725,000, $9.0 million and $2.9 million for fiscal 1993, 1994 and 1995, respectively. In addition, the nine months ended December 31, 1996 included severance expense of $1.1 million and fiscal 1995 included severance expense of $2.7 million.

(6) Country coverage represents countries where National Media's infomercials could be viewed by consumers as of the indicated periods.

                 VALUEVISION SUMMARY HISTORICAL FINANCIAL DATA
             (IN THOUSANDS, EXCEPT PER SHARE AND STATISTICAL DATA)

     The financial data for the five years ended January 31, 1997 have been derived from the audited consolidated financial statements of ValueVision. The financial data as of and for the nine months ended October 31, 1996 and 1997 have been derived from the unaudited condensed consolidated financial statements of ValueVision. In the opinion of ValueVision's management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial data for the nine months ended October 31, 1996 and 1997 have been reflected therein. Operating results for the nine months ended October 31, 1996 and 1997 are not necessarily indicative of the results that may be expected for a full year.

     The summarized historical financial data should be read in conjunction with the consolidated financial statements of ValueVision, and the notes thereto, incorporated by reference into this Joint Proxy Statement/Prospectus. See "Where You Can Find More Information," "Incorporation Of Certain Documents By Reference," and "Pro Forma Condensed Consolidated Financial Data" included in this Joint Proxy Statement/Prospectus. References herein to a particular fiscal year of ValueVision shall mean the year ended January 31 of the stated year (i.e. ValueVision's fiscal year ended January 31, 1997 shall be referred to as "fiscal 1997.")

                                                                                       NINE MONTHS ENDED
                                           YEARS ENDED JANUARY 31,                        OCTOBER 31,
                            ------------------------------------------------------    --------------------
                             1993        1994       1995        1996      1997(1)     1996(1)     1997(1)
                             ----        ----       ----        ----      -------     -------     -------
STATEMENT OF OPERATIONS
  DATA:
Net sales.................  $14,545    $ 37,614    $53,931    $ 88,910    $159,478    $ 94,246    $157,887
Gross profit..............    5,772      14,583     22,454      36,641      67,363      37,777      68,345
Operating loss............   (1,633)     (1,745)    (3,712)       (766)     (2,640)     (2,238)     (9,517)
Income (loss) before
  income taxes and
  extraordinary item......   (1,671)     (1,414)    (6,104)     11,120      29,690      28,658      30,462
Net income (loss)(2)......   (1,671)     (1,925)    (6,104)     11,020      18,090      17,208      18,632
Net income (loss) per
  share...................  $ (0.23)   $  (0.12)   $ (0.22)   $   0.38    $   0.57    $   0.55    $   0.58
Weighted average number of
  common and common
  equivalent shares
  outstanding.............    7,159      15,400     27,265      28,627      31,984      31,207      32,375

                                              AS OF JANUARY 31,                        AS OF OCTOBER 31,
                            ------------------------------------------------------    --------------------
                             1993        1994       1995        1996        1997        1996        1997
                             ----        ----       ----        ----        ----        ----        ----
BALANCE SHEET DATA:
Cash and short-term
  investments.............  $   852    $ 48,382    $26,659    $ 46,451    $ 52,859    $ 66,018    $ 45,719
Inventories, net..........    1,943       7,226      7,833       8,889      28,109      24,586      27,286
Current assets............    3,364      57,684     39,246      65,604      99,355     109,074     101,011
Property, equipment and
  other assets............    1,413      20,014     38,258      51,665      67,058      59,427      72,316
Total assets..............    4,777      77,698     77,504     117,269     166,413     168,501     173,327
Current liabilities.......    3,277       7,533     10,124      13,519      37,724      38,211      39,556
Long-term obligations.....      322         147        578         447       1,443         306       1,086
Shareholders' equity......    1,178      70,018     66,802     103,303     127,246     129,984     132,685

                                                                                    NINE MONTHS ENDED
                                           YEARS ENDED JANUARY 31,                     OCTOBER 31,
                              --------------------------------------------------   -------------------
                               1993       1994      1995       1996     1997(1)    1996(1)    1997(1)
                               ----       ----      ----       ----     -------    -------    -------
OTHER DATA:
Gross margin percentage.....     39.7%      38.8%     41.6%      41.2%      42.2%      40.1%      43.3%
Working capital.............  $    87   $ 50,151   $29,122   $ 52,085   $ 61,631   $ 70,864   $ 61,455
Current ratio...............      1.0        7.7       3.9        4.9        2.6        2.9        2.6
EBITDA (as defined)(2)(3)...  $(1,425)  $ (1,144)  $(5,553)  $ 13,790   $ 31,774   $ 29,788   $ 34,529
Cash flows:
  Operating.................  $(1,053)  $ (3,345)  $  (463)  $  2,304   $ (5,779)  $ (7,799)  $(22,278)
  Investing.................  $  (247)  $(39,257)  $(5,902)  $(11,443)  $ 19,222   $  7,404   $ 22,370
  Financing.................  $ 1,645   $ 70,007   $  (235)  $  7,547   $ (4,888)  $   (568)  $(10,521)

-------------------------
(1) Results of operations for the year ended January 31, 1997 and nine months ended October 31, 1996, included the operations of Montgomery Ward Direct, Beautiful Images, Inc. and Catalog Ventures, Inc. which were acquired by ValueVision in the second half of fiscal 1997.

(2) Net income (loss) and EBITDA (as defined) include pre-tax gains derived from the sale of broadcast properties and other investments of $10.5 million and $28.2 million in fiscal 1996 and 1997, respectively and $27.7 million and $38.5 million for the nine months ended October 31, 1996 and 1997, respectively.

(3) EBITDA (as defined) represents net income (loss) before interest income (expense), income taxes and depreciation and amortization expense. EBITDA (as defined) is viewed by management as an important alternative measure of cash flows because it is commonly used by analysts and institutional investors in analyzing the financial performance of companies in the broadcast and television home shopping sectors. However, EBITDA (as defined) should not be construed as an alternative to operating income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of operating performance or as a measure of liquidity. EBITDA (as defined), as presented, may not be comparable to similarly entitled measures reported by other companies.

                        VALUEVISION INTERNATIONAL, INC.
                         AND NATIONAL MEDIA CORPORATION

            SELECTED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table summarizes certain unaudited selected pro forma condensed consolidated financial data for Quantum Direct, giving effect to the Merger as a purchase with ValueVision deemed the acquiror for accounting and financial reporting purposes. The unaudited selected pro forma balance sheet data as of October 31, 1997 assumes that the Merger had occurred on that date and was prepared utilizing the unaudited balance sheets of ValueVision and National Media as of October 31, 1997 and December 31, 1997, respectively. The unaudited selected pro forma operating data for the year ended January 31, 1997 gives effect to the Merger as if it had occurred on February 1, 1996 and has been prepared on the basis of the results of operations for the year ended January 31, 1997 for ValueVision and for the year ended March 31, 1997 for National Media. The unaudited selected pro forma operating data for the nine months ended October 31, 1997 gives effect to the Merger as if it had occurred on February 1, 1996 and has been prepared on the basis of the results of operations for the nine months ended October 31, 1997 for ValueVision and for the nine months ended December 31, 1997 for National Media.

     The unaudited selected pro forma condensed consolidated financial data set forth in the following table is derived from, and should be read in conjunction with, the historical consolidated financial statements of ValueVision and National Media, including the respective notes thereto, and the unaudited pro forma condensed consolidated financial data, including the respective notes thereto, incorporated by reference into or included in this Joint Proxy Statement/Prospectus. See "Where You Can Find More Information," "Incorporation Of Certain Documents By Reference," and "Pro Forma Condensed Consolidated Financial Data." The following unaudited selected pro forma condensed consolidated financial data is presented for informational purposes only and is not necessarily indicative of the results that would have been achieved had the Merger been consummated on the dates or prior to the periods presented.

                                                                         PRO FORMA
                                                              -------------------------------
                                                              YEAR ENDED    NINE MONTHS ENDED
                                                              JANUARY 31,      OCTOBER 31,
                                                                 1997             1997
                                                              -----------   -----------------
OPERATING DATA:
  Net revenues..............................................   $517,657         $344,522
  Direct and other operating costs..........................    546,587          376,036
  Depreciation and amortization expense.....................     16,200           11,228
  Operating loss(1)(2)......................................    (45,130)         (42,742)
  Interest income (expense).................................      2,370             (824)
  Loss before provision (benefit) for income taxes..........    (14,342)          (5,062)
  Net loss(1)(2)............................................    (18,109)          (7,162)
  EBITDA (as defined)(1)(2)(3)..............................       (512)           6,990
PER SHARE DATA:
VALUEVISION COMMON STOCK:
  Net income (loss):
    Historical..............................................   $   0.57         $   0.58
    Pro forma consolidated(4)...............................      (0.30)           (0.11)
  Book value:
    Historical(5)...........................................       4.41             4.73
    Pro forma consolidated(6)...............................                        3.62

                                                              YEAR ENDED   NINE MONTHS ENDED
                                                              MARCH 31,      DECEMBER 31,
                                                                 1997            1997
                                                              ----------   -----------------
NATIONAL MEDIA COMMON STOCK:
  Net loss:
    Historical..............................................   $  (2.09)       $  (1.45)
    Pro forma equivalent(4).................................      (0.30)          (0.11)
  Book value:
    Historical(5)...........................................       3.68            2.95
    Pro forma equivalent(6).................................                       3.62

                                                                             PRO FORMA AS OF
                                                                               OCTOBER 31,
                                                                                  1997
                                                                            -----------------
BALANCE SHEET DATA:
  Cash and short-term investments........................................       $ 29,653
  Working capital........................................................         45,564
  Total assets...........................................................        332,248
  Total long-term debt...................................................          3,615
  Shareholders' equity...................................................        212,421

NOTES TO SELECTED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL DATA (UNAUDITED)

(1) The unaudited pro forma operating loss, net loss and EBITDA (as defined) does not reflect net annual estimated cost savings which management believes are achievable within a year of consummation of the Merger. The sum of the components of the estimated annualized cost savings exceed $12.0 million. See "Pro Forma Condensed Consolidated Financial Data." The estimates of potential cost savings resulting from the Merger contained in this Joint Proxy Statement/Prospectus are forward-looking statements that involve risks and uncertainties that could cause actual net annual cost savings to differ materially from those projected. See "Cautionary Statement Concerning Forward-Looking Statements."

(2) Pro forma operating loss, net loss and EBITDA (as defined) for National Media for the year ended March 31, 1997 includes severance expense of $2.5 million, legal settlements and fees of $13.3 million, provision for bad debts of $5.7 million and inventory obsolescence reserves of $8.7 million. In addition, pro forma net loss and EBITDA (as defined) for ValueVision includes pre-tax gains derived from the sale of broadcast properties and other investments of $28.2 million and $38.5 million for the year ended January 31, 1997 and nine months ended October 31, 1997, respectively.

(3) EBITDA (as defined) represents net income (loss) before interest income (expense), income taxes and depreciation and amortization expense. EBITDA is viewed by management as an important alternative measure of cash flows because it is commonly used by analysts and institutional investors in analyzing the financial performance of companies in the broadcast and television home shopping sectors. However, EBITDA (as defined) should not be construed as an alternative to operating income (loss) or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of Quantum Direct's future operating performance or as a measure of liquidity. EBITDA (as defined), as presented, may not be comparable to similarly entitled measures reported by other companies.

(4) The pro forma consolidated net loss per share consolidates the financial information of ValueVision for the year ended January 31, 1997 and the nine months ended October 31, 1997 with the financial information of National Media for the year ended March 31, 1997 and for the nine months ended December 31, 1997, respectively. The pro forma equivalent net loss per share represents the pro forma consolidated net loss per share multiplied by the
    1.0 to 1.0 National Media exchange ratio. See "Pro Forma Condensed Consolidated Financial Data."

(5) Historical book value per share is calculated by dividing total common shareholders' equity by total common shares outstanding.

(6) Pro forma consolidated book value per share is calculated by dividing total pro forma common shareholders' equity by the sum of total outstanding shares of National Media Common Stock (assuming the conversion of 5.0 shares of National Media Series B Stock) adjusted for the 1.0 to 1.0 exchange ratio plus the total outstanding shares of ValueVision Common Stock adjusted for the 1.19 to 1.0 exchange ratio. Pro forma equivalent book value per share represents the pro forma consolidated book value per share multiplied by the
    1.0 to 1.0 National Media exchange ratio.

                                  RISK FACTORS

     In addition to general investment risks and those factors set forth throughout this document (including those set forth under the caption "The Merger -- Cautionary Statement Concerning Forward-Looking Statements"), the following risks should be considered by stockholders of National Media Corporation ("National Media") and shareholders of ValueVision International, Inc. ("ValueVision") in deciding whether to approve and adopt the Agreement and Plan of Reorganization and Merger dated as of January 5, 1998 (the "Merger Agreement"), pursuant to which National Media and ValueVision will become subsidiaries of Quantum Direct Corporation, formerly known as V-L Holdings Corp. ("Quantum Direct"), a newly-formed corporation (the "Merger").

RISKS RELATING TO THE MERGER

     Risks Associated With the Integration of the Two Companies. The Merger involves the integration of two companies that have previously operated independently. We cannot assure that the respective operations of National Media and ValueVision will be integrated without encountering difficulties. Such difficulties could arise from integrating different business strategies and integrating personnel with disparate business backgrounds and corporate cultures. Quantum Direct may also lose key National Media or ValueVision personnel due to the Merger. The companies anticipate that net cost savings within a year of consummation of the Merger will exceed $12.0 million annually. One-time costs related to the Merger (consisting primarily of financial advisors' fees and expenses, legal and accounting fees and expenses and severance and other exit costs) and integration of operations are anticipated to be approximately $9.5 million. We cannot assure whether and to what extent the integration and consolidation will achieve increased revenues, cost savings and/or operating synergies or that the costs of the Merger and integration of operations will not be greater than anticipated.

     Risks Associated With Fixed Exchange Ratios. Upon completion of the Merger, each share of National Media common stock, par value $.01 per share ("National Media Common Stock") will be converted into the right to receive one share (the "National Media Exchange Ratio") of common stock, par value $.01 per share of Quantum Direct ("Quantum Direct Common Stock"), each share of National Media series B convertible preferred stock, par value $.01 per share, ("National Media Series B Stock") will be converted into the right to receive one share of series B convertible preferred stock, par value $.01 per share, of Quantum Direct ("Quantum Direct Series B Stock") and each share of ValueVision common stock, par value $.01 per share ("ValueVision Common Stock"), will be converted into the right to receive 1.19 shares (the "ValueVision Exchange Ratio" and together with the National Media Exchange Ratio, the "Exchange Ratios") of Quantum Direct Common Stock. The Exchange Ratios are fixed numbers and will not be adjusted, even in the event of any increase or decrease in the market price of either National Media Common Stock or ValueVision Common Stock. As a result, the perceived and/or actual value of the shares of Quantum Direct Common Stock received by holders of National Media Common Stock and ValueVision Common Stock in the Merger could vary depending on fluctuations in the market prices of National Media Common Stock or ValueVision Common Stock. Such fluctuations may be the result of changes in the business, operations or prospects of National Media, ValueVision or Quantum Direct, market assessments of the likelihood that the Merger will be consummated, the timing thereof, and the prospects of National Media, ValueVision or Quantum Direct, regulatory considerations, general market and economic conditions and other factors. Accordingly, there can be no assurance that the perceived and/or actual value of the Merger consideration on the date of this Joint Proxy Statement/Prospectus will be the same as on the date of the special meetings of the holders of the National Media Common Stock and National Media Series B Stock and the holders of ValueVision Common Stock or the effective time of the Merger.

     Dependence On Key Personnel. National Media's and ValueVision's senior executive officers have substantial experience and expertise and make significant contributions to National Media's and ValueVision's growth and success. In particular, National Media is highly dependent on certain of its employees responsible for product development and production of its infomercials. Further, the ultimate successful combination of National Media and ValueVision after the Merger will be largely dependent on the leadership of the new Chief Executive Officer of Quantum Direct who will succeed Mr. Johander. Although a search has commenced to find a new Chief Executive Officer for Quantum Direct, no assurance can be given if or when such replacement will be identified and hired. The unexpected loss of the services of one or more of National Media's or ValueVision's senior executive officers, or employees responsible for product development and production of infomercials, as well as the inability to hire a successor Chief Executive Officer, could have a material adverse effect on Quantum Direct.

     Repayment by National Media of Demand Note. Concurrently with the execution of the Merger Agreement, ValueVision agreed to loan (the "Loan") to National Media, pursuant to a Demand Promissory Note, up to an aggregate of $10.0 million (the "Demand Note"), $7.0 million of which was advanced upon signing of the Demand Note on January 5, 1998. The Demand Note is payable on the earlier of January 1, 1999 and the happening of certain events. In the event the Merger is consummated, the Loan will become an intercompany payable between ValueVision and National Media. However, in the event the Merger is not consummated, there can be no assurance that National Media will be able to repay the Loan when due. Although ValueVision would then have the ability to convert the Loan into shares of National Media, no assurance can be given that ValueVision will be able to recover any portion of the Loan.

RISKS RELATING TO THE BUSINESS OF QUANTUM DIRECT

     Recent Losses; Cash Flow. National Media has suffered net losses in three of its last four fiscal years, including net losses of approximately $8.7 million in fiscal 1994, approximately $670,000 in fiscal 1995 and approximately $45.7 million in fiscal 1997. National Media also reported a net loss of approximately $35.5 million for the first nine months of fiscal 1998. Based upon the deterioration which occurred in National Media's financial condition during fiscal 1997 and the presence of certain other conditions, as of July 14, 1997 in connection with their audit of National Media's financial statements, National Media's independent auditors opined that substantial doubt existed as to National Media's ability to continue as a going concern. During calendar year 1997, National Media also experienced, as a result of such losses and other circumstances, significant cash flow difficulties. While National Media has developed a business plan and implemented a number of programs designed to reduce costs and return National Media to profitability, there can be no assurance that such business plan adequately addresses the circumstances and situations which resulted in National Media's performance in the periods referred to above. Unless Quantum Direct adequately addresses the reasons for National Media's recent results of operations, there can be no assurance as to Quantum Direct's future results of operations.

     ValueVision experienced operating losses of approximately $1.6 million, $1.7 million, $3.7 million, $.8 million and $2.6 million in fiscal 1993, 1994, 1995, 1996 and 1997, respectively, and expects to report an operating loss for fiscal 1998, and a net loss per share of $.23, $.12 and $.22, in fiscal 1993, 1994 and 1995, respectively, and net income per share of $.38 and $.57 in fiscal 1996 and 1997, respectively. Net profits of approximately $10.5 million and $17.2 million and net profits per share of $.37 and $.54 in fiscal 1996 and 1997, respectively, were derived from gains on sale of broadcast stations and other investments, which are not generally expected to occur in the future. In addition, ValueVision recently restructured its relationship with Montgomery Ward & Co., Incorporated ("Montgomery Ward") regarding ValueVision's catalog operations. Although ValueVision's management anticipates that such restructuring may result in a reduction of ValueVision's revenues, it has not yet determined if such restructuring will have a material adverse impact on ValueVision's results of operations or its financial position. There can be no assurance that Quantum Direct will be able to achieve or maintain profitable operations in this sector of Quantum Direct's business.

     Leveraged Financial Position. Following consummation of the Merger, National Media will have approximately $25.0 million of total indebtedness, which will be collateralized by substantially all of the assets of National Media and guaranteed by Quantum Direct and ValueVision. At various times during the previous twelve months, National Media has been in technical default under its loan agreements for such indebtedness. Following consummation of the Merger, it is possible that National Media could once again become in default under such loan agreements and that the lenders of such indebtedness will require payment prior to their respective due dates.

     Sale of Television Stations to Paxson Communications Corporation. On February 27, 1998, ValueVision sold to Paxson Communications Corporation ("PCC") Television Station KBGE-TV, Channel 33, Bellevue, Washington along with two of ValueVision's non-cable, low power television stations in Portland, Oregon and Indianapolis, Indiana, and a minority interest (and option to acquire the remaining interest) in an entity which has applied for a new station for aggregate proceeds of approximately $24.5 million. An additional $10.0 million (the "Additional Proceeds") will be payable by PCC to ValueVision if and when Television Station KBGE-TV, currently operating at reduced power from downtown Seattle, Washington, is able to relocate and increase its transmitter/antenna power to a level at or near its licensed full power. There can be no assurance that PCC will ever relocate the station and increase its transmitter/antenna power to at or near its licensed full power so that PCC will be required to pay the Additional Proceeds.

     Nature Of The Infomercial Industry. The worldwide infomercial industry is characterized by extreme competition for products, customers and media access. Quantum Direct's future in this industry will depend in part on its access to, and efficient management of, media time; the introduction of successful products and the full exploitation of such products through not only direct marketing but also traditional retail marketing and other channels of distribution; its ability to enhance its product lines and support product marketing and sales with efficient order fulfillment and customer services; and its ability to successfully integrate the infomercial entities or businesses National Media has or Quantum Direct may acquire into an efficient global company. The future revenues of the infomercial business will depend substantially on Quantum Direct's ability to create and maintain an effective, integrated organization to develop, introduce and market products that (i) address changing consumer needs on a timely basis; (ii) establish and maintain effective distribution channels (infomercial and non-infomercial) for its products; and (iii) develop new geographic markets while expanding established geographic markets. There can be no assurance that Quantum Direct will be able to achieve these goals. While National Media maintains an internal product development group responsible for seeking out new products from third parties, there can be no assurance that present and potential third party product providers will choose to market products through Quantum Direct in the future. Delays in product introductions and shortfalls in successful product introductions played a significant part in National Media's fiscal 1997 and subsequent results of operations. Any significant delays or reductions in product introductions in future periods could have a material adverse effect on Quantum Direct's future results of operations.

     Competition. National Media competes directly with many companies which generate sales from infomercials. National Media also competes with a large number of consumer product companies and retailers which have substantially greater financial, marketing and other resources than National Media, some of which have recently commenced, or indicated their intent to conduct, direct response marketing. National Media also competes with companies that market imitations of National Media's products at substantially lower prices. Products similar to National Media's products may be sold in department stores, pharmacies, general merchandise stores and through magazines, newspapers, direct mail advertising and catalogs.

     As a general merchandise retailer, ValueVision competes for consumer expenditures with other forms of retail businesses, including department, discount, warehouse and specialty stores, mail order and catalog companies and other direct sellers. The catalog and direct mail industry includes a wide variety of specialty and general merchandise retailers and is both highly fragmented and highly competitive. In addition, ValueVision competes with a wide variety of department, discount and specialty stores which have greater financial, distribution and marketing resources than ValueVision. The home shopping industry is also highly competitive and is dominated by two companies, Home Shopping Network, Inc. ("HSN") and QVC Network, Inc. ("QVC"). ValueVision's television home shopping programming competes directly with HSN and QVC in virtually all of ValueVision's markets. ValueVision is at a competitive disadvantage in attracting viewers due to the fact that ValueVision's programming is not carried full time in many of its markets, and that ValueVision may have less desirable cable channels in many markets. QVC and HSN are well-established and, similar to ValueVision, offer home shopping programming through cable systems, owned or affiliated full and low power television stations and directly to satellite dish owners and, accordingly, reach a large percentage of United States television households. The television home shopping industry is also experiencing vertical integration. QVC and HSN are both affiliated with cable operators serving significant numbers of subscribers nationwide. While the Cable Television Consumer Protection and Competition Act of

1992 includes provisions designed to prohibit coercion and discrimination in favor of such affiliated programmers, the Federal Communications Commission ("FCC") has decided that it will rule on the scope and effect of these provisions on a case-by-case basis.

     Dependence On Foreign Sales. National Media had no sales outside the United States and Canada prior to June 1991. National Media now markets products to consumers in over 70 countries. In fiscal 1995, 1996 and 1997, approximately 45.7%, 51.6% and 47.4%, respectively, of National Media's net revenues were derived from sales to customers outside the United States and Canada. Such sales represented a 74.8% increase in fiscal 1995 from fiscal 1994, a 87.6% increase in fiscal 1996 from fiscal 1995 and a 12.4% increase in fiscal 1997 from fiscal 1996. In fiscal 1995, 1996 and 1997, sales in Germany accounted for approximately 13.0%, 7.0% and 5.7%, respectively, of National Media's net revenues. In early 1994, National Media began airing its infomercials in Asia. Sales of National Media's products in Asia accounted for approximately 19.8% of National Media's net revenues for fiscal 1997. Sales of National Media's products in Japan, which represented a significant portion of Asian revenues, accounted for approximately 17.7% of National Media's net revenues for fiscal 1997. National Media experienced a decline of approximately 30.3% in its Japanese net revenues in fiscal 1997 compared to fiscal 1996. During fiscal 1998 this trend has continued. In the first nine months of fiscal 1998, as compared to the first nine months of fiscal 1997, National Media's revenues in its Asian marketplace had declined by 49.4%, approximately 10.0% of which was attributable to currency devaluation. National Media believes that the decline was also a result of increased competition from traditional programming and other infomercial competitors. National Media expects such revenues to continue to decline in light of the economic downturn, including a significant devaluation in currencies, and increased competition experienced in certain Asian countries in the fourth calendar quarter of 1997 and in the first calendar quarter of 1998. Geographical expansion of sales activity results in increased working capital requirements as a result of additional lead time for delivery of and payment for product prior to receipt of sale proceeds. While National Media's foreign operations have the advantage of airing infomercials that have already proven successful in the United States market, as well as successful infomercials produced by other international companies with limited media access and distribution capabilities, there can be no assurance that Quantum Direct's foreign infomercial operations will generate increases in net revenues. Competition in National Media's international marketplace is increasing rapidly. In addition, National Media is subject to many risks associated with doing business abroad, including: adverse fluctuations in currency exchange rates; transportation delays and interruptions; political and economic disruptions; the imposition of tariffs and import and export controls; and increased customs or local regulations. The occurrence of any one or more of the foregoing could have a material adverse effect on Quantum Direct's results of operations.

     Entering Into New Markets. As National Media enters into new markets, including countries in Asia, Eastern Europe and South America, it is faced with the uncertainty of never having done business in those commercial, political and social settings. Accordingly, despite National Media's best efforts, its likelihood of success in each new market which it enters is unpredictable for reasons particular to each such market. It is also possible that, despite National Media's apparently successful entrance into a new market, some unforeseen circumstance could arise which would limit Quantum Direct's ability to continue to do business or to expand in that new market.

     Dependence On New Products; Unpredictable Market Life; Inventory Management And Product Returns. National Media is dependent on its continuing ability to develop or obtain rights to new products to supplement or replace existing products as they mature through their product life cycles. Quantum Direct's future results of operations will also be dependent upon its ability to proactively manage its products through their life cycles. National Media's five most successful products in each of fiscal 1995, 1996 and 1997 accounted for approximately 54.0%, 46.0% and 41.2%, respectively, of National Media's net revenues for such periods. For the most part, National Media's five most successful products change from year to year. Revenues are dependent from year to year on the introduction of new products. Even if Quantum Direct is able to introduce new products, there can be no assurance that such new products will be successful. Quantum Direct's future results of infomercial operations will depend on its ability to spread its revenue (sales) stream over a larger number of products in a given period and to more effectively exploit the full revenue potential of each product it introduces through all levels of consumer marketing, whether directly or through third parties.

     Product sales and results of infomercial operations for a given period will depend upon, among other things, a positive customer response to Quantum Direct's infomercials, its effective management of product inventory and the stage in their life cycles of products sold during such period. Customer response to infomercials depends on many variables, including, the appeal of the products being marketed, the effectiveness of the infomercials, the availability of competing products and the timing and frequency of air-time. There can be no assurance that Quantum Direct's new products will receive market acceptance.

     In the event Quantum Direct does not have an adequate supply of inventory, as a result of production delays or shortages or inadequate inventory management or cash flow difficulties, it may lose potential product sales. The ability of Quantum Direct to maintain systems and procedures to more effectively manage its inventory (and its infomercial airings), in the domestic as well as international markets, is of critical importance to Quantum Direct's continuing cash flow and results of operations. It is possible that, during a product's life, unanticipated obsolescence of such product may occur or problems may arise regarding regulatory, intellectual property, product liability or other issues which may affect the continued viability of the product for sale despite the fact that Quantum Direct may still hold a sizable inventory position in such product. Most of Quantum Direct's products will have a limited market life. It is therefore, extremely important that Quantum Direct fully realize the potential of each successful product.

     Historically, the majority of infomercial products generate their most significant domestic revenue in their introductory year. Foreign revenues have tended to have been generated more evenly over a somewhat longer period. In the event the number of times an infomercial is broadcast within a market is increased, the market life of such product in such market may decrease. There can be no assurance that a product which has produced significant sales will continue to produce significant, or any, sales in the future. As a result, Quantum Direct will be dependent on its ability to adapt to market conditions and competition as well as other factors which affect the life cycles of its infomercial products and its ability to continue to identify and successfully market new products. The failure of newly introduced products or significant delays in the introduction of, or failure to introduce, new products would adversely impact Quantum Direct's results of operations in terms of both lost opportunity cost and actual loss of dollars invested.

     Even when market acceptance for Quantum Direct's new products occurs, Quantum Direct's results of operations may be adversely impacted by returns of such products, either pursuant to Quantum Direct's warranties or otherwise. While Quantum Direct will establish reserves against such returns which it believes are adequate based upon historic levels and product mix, there can be no assurance that Quantum Direct will not experience unexpectedly high levels of returns (in excess of its reserves) for certain products. In the event that returns exceed reserves, Quantum Direct's results of operations may be adversely affected.

     Dependence On Third Party Manufacturers And Service Providers. National Media has historically been dependent on third party sources, both foreign and domestic, to manufacture all of its products. National Media has also been dependent to an extent upon a number of companies, in connection with National Media's international operations, which serve to fulfill orders placed for National Media's products and/or provide telemarketing services. The inability of Quantum Direct, either temporarily or permanently, to obtain a timely supply of product to fulfill sales orders for a specific product or to satisfy orders for such product could have a material adverse effect on Quantum Direct's results of operations. Moreover, because the time from this initial approval of an infomercial product by Quantum Direct's product development personnel to the first sale of such product is relatively short, Quantum Direct's ability to cause its manufacturing sources to meet its production and order fulfillment deadlines at reasonable costs and produce a high-quality product or render quality service will be important to its business. There can be no assurance that Quantum Direct will successfully manage this process in such a way to maximize its sales of its products. Since Quantum Direct will often rely on foreign manufacturers, it will have to allow longer lead times for products to fulfill customer orders. Utilizing such foreign manufacturers will expose Quantum Direct to the general risks of doing business abroad.

     Dependence On Media Access; Effective Management Of Media Time. National Media has historically been dependent on having access to media time to televise its infomercials on cable networks, network affiliates and local broadcast television stations. Quantum Direct's future results of infomercial operations will also depend upon its ability to manage its media time, taking advantage of long-term purchases where prudent and spot purchases where necessary. This media management function must also include a meaningful coordination between available infomercials and available media time. In the normal course of business, National Media's media contracts will expire pursuant to their terms from time to time. There can be no assurance that, as existing contracts expire, Quantum Direct will be able to purchase or renew media time on a long-term basis or at favorable price levels. National Media has historically purchased a significant amount of its media time from cable television and satellite networks. These cable television and satellite networks assemble programming for transmission to multiple and local cable system operators. These cable system operators may not be required to carry all of the network's programming. National Media currently does not pay and is not paid for the "privilege" of being broadcast by these operators. It is possible that, if demand for air time grows, these operators will begin to charge Quantum Direct to continue broadcasting National Media's infomercials or limit the amount of time available for broadcast. Recently, larger multiple system operators have elected to change their operations by selling "dark" time (i.e., the hours during which a system does not broadcast its own programming). Significant increases in the cost of media time or significant decreases in Quantum Direct's access to media time, domestically or internationally, including, but not limited to, any failure to renew or extend existing agreements, could have a material adverse effect on its results of operations. There can also be no assurances that, even if Quantum Direct secures media access, its programming will attract viewers or that its products will enjoy consumer acceptance. In addition, periodically, due to world events, media access and the number of persons viewing Quantum Direct's infomercials in one or more markets may be substantially diminished. In such circumstances, Quantum Direct's results of operations for such periods may be adversely affected. In recent periods National Media has experienced an increase in the demand by international media suppliers for fixed rates and/or for minimum revenue guarantees, both of which will increase Quantum Direct's risk.

     A significant portion of National Media's media time has historically been purchased under contracts which are one year or greater in length. Whenever Quantum Direct makes advance purchases and commitments to purchase media time, if it does not manage such media time effectively, such failure could have a material adverse effect on Quantum Direct's results of operations. In the event Quantum Direct is unable to utilize all of the media time National Media has acquired or Quantum Direct will in the future acquire, Quantum Direct will attempt to arrange to sell a portion of its media time to others. There can be no assurance, however, that Quantum Direct will be able to use all of its media time or sell it to others or that, upon expiration of such long-term contracts, Quantum Direct will be able to successfully negotiate extensions of such contracts on terms favorable to Quantum Direct. The inability of Quantum Direct to extend one or more of such contracts on reasonable terms as they expire could have a material adverse effect on Quantum Direct's results of operations.

     Potential Termination of Cable Time Purchase Agreements; Media Access; Related Matters. ValueVision's television home shopping programming is distributed primarily through purchased blocks of cable television time. Much of ValueVision's cable television affiliation agreements are terminable by either party upon 30 days, or less notice. Quantum Direct's television home shopping business could be materially adversely affected in the event that a significant number of ValueVision's cable television affiliation agreements are terminated or not renewed on terms acceptable to Quantum Direct.

     Potential Loss of Satellite Service. ValueVision's programming is presently distributed, in the first instance, to cable systems, full and low power television stations and satellite dish owners via a leased communications satellite transponder. In the future, satellite service may be interrupted due to a variety of circumstances beyond Quantum Direct's control, such as satellite transponder failure, satellite fuel depletion, governmental action, preemption by the satellite lessor and service failure. ValueVision does not have any agreements for immediate backup satellite services, although it believes it could arrange for such services from others. However, there can be no assurance that Quantum Direct will be able to make any such arrangements and Quantum Direct may incur substantial additional costs in entering into new arrangements.

     Year 2000 Issues. The efficient operation of Quantum Direct's business will be dependent in part on its computer hardware, software programs and operating systems (collectively, "Programs and Systems"). These Programs and Systems will be used in several key areas of Quantum Direct's business, including merchandise purchasing, inventory management, pricing, sales, shipping and financial reporting, as well as in various administrative functions. National Media and ValueVision have each been evaluating their respective Programs and Systems to identify potential Year 2000 compliance issues. These actions are necessary to ensure that the Programs and Systems will recognize and process the Year 2000 and beyond. It is anticipated that modification or replacement of some of National Media's and ValueVision's Programs and Systems will be necessary to make such Programs and Systems Year 2000 compliant. National Media and ValueVision are each also communicating with suppliers, financial institutions and others to coordinate Year 2000 conversion.

     Based on present information, National Media and ValueVision each believes that it will be able to achieve such Year 2000 compliance through a combination of modification of some existing Programs and Systems, and the replacement of other Programs and Systems with new Programs and Systems that are already Year 2000 compliant. However, no assurance can be given that these efforts will be successful. Neither National Media nor ValueVision expects that the expenses and capital expenditures associated with achieving Year 2000 compliance will have a material effect on its financial condition or results of operations.

     Litigation Involving ValueVision. On December 17, 1997, Time Warner Entertainment Company, L.P., d/b/a Time Warner Cable ("Time Warner Cable"), filed a complaint (the "Complaint") in the Connecticut Superior Court, Judicial District of Ansonia/Milford at Milford (the "Court"), against Bridgeways Communications Corporation ("Bridgeways"), and ValueVision, alleging, among other things, tortious interference with contractual and business relations and breach of contract. According to the Complaint, Bridgeways and Time Warner Cable have been in dispute since 1993 regarding Bridgeways' attempt to assert "must-carry" rights with respect to television station WHAI-TV in the New York City Area of Dominant Influence. ValueVision purchased television station WHAI-TV from Bridgeways in 1994 and subsequently sold it in 1996. ValueVision and Time Warner Cable entered into a cable affiliation agreement in 1995 (the "Time Warner Cable Agreement"), pursuant to which Value Vision agreed not to assert "must-carry" rights with respect to television station WHAI-TV and pursuant to which ValueVision's programming is currently carried by Time Warner Cable in approximately 4.4 million full time equivalent cable households out of ValueVision's total distribution of approximately 11.7 million full time equivalent cable households. Time Warner Cable seeks in the Complaint to receive unspecified damages from ValueVision and to have the Court declare the Time Warner Cable Agreement null and void. Responsive pleadings have not yet been filed in this matter. ValueVision believes the Complaint is totally without merit and it intends to vigorously defend itself. However, if Time Warner Cable were to prevail under the Complaint, such an outcome could have a material adverse effect on Quantum Direct's financial position and/or costs of operations to the extent it jeopardized access to, or increased the cost of access to, these 4.4 million full-time equivalent households, which represent approximately 39% of the full-time equivalent households to which ValueVision currently has access.

     Litigation Involving National Media. The infomercial industry has historically been very litigious and National Media in recent years has been involved in significant legal proceedings and has incurred significant charges in prior periods related to such litigation. Abbreviated information regarding the status of current material pending litigation involving National Media is set forth below. However, as it pertains to previously reported matters, such information does not purport to be complete and is qualified in its entirety by the detailed description of the legal and regulatory proceedings set forth in the reports filed by National Media pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") and incorporated by reference herein. Such descriptions variously include information relating to the status of the proceedings and National Media's evaluation of the claims made against it. Certain of such previously reported matters have been resolved substantially in accordance with the terms set forth in such prior disclosure. In addition, National Media consummated the acquisition of DirectAmerica Corporation ("DirectAmerica") in October 1995 and the acquisition of Positive Response Television, Inc. ("Positive Response") in May 1996. As a result of these acquisitions, all liabilities of DirectAmerica and Positive Response became liabilities of the respective wholly-owned subsidiary of National Media into which each of DirectAmerica and Positive Response was merged. National Media also acquired Prestige Marketing Limited ("Prestige") and Suzanne Paul Holdings Pty Limited ("Suzanne Paul") in July 1996, including all of their respective liabilities.

     WWOR Litigation. In March 1997, WWOR-TV filed a breach of contract action in the United States District Court for New Jersey against one of National Media's operating subsidiaries alleging that the subsidiary wrongfully terminated a contract for the purchase of media time, seeking in excess of $1 million in compensatory damages. National Media is contesting the action. At this stage, National Media cannot predict the outcome of this matter; however, even if plaintiffs were to succeed on all of their claims, National Media does not believe that such result would have a material adverse impact on Quantum Direct's financial condition or results of operations.

     Parkin. In early October 1997, John Parkin, an on air personality appearing in certain of National Media's infomercials, brought an action for injunctive relief and unspecified damages in the United States District Court for the Eastern District of Pennsylvania, alleging principally breach of contract and intellectual property based claims. Following court hearings, Mr. Parkin's claims for injunctive relief were dismissed. While at this stage it is not possible to predict the outcome of this matter, National Media believes that any resolution of this matter will not have a material adverse effect on Quantum Direct's results of operations or financial condition.

     Positive Response Shareholders' California Class Action. On May 1, 1995, prior to the acquisition of Positive Response by National Media, a purported class action suit was filed in the United States District Court for the Central District of California against Positive Response and its principal executive officers alleging that Positive Response made false and misleading statements in its public filings, press releases and other public statements with respect to its business and financial prospects. The suit was filed on behalf of all persons who purchased Positive Response common stock during the period from January 4, 1995 to April 28, 1995. The suit sought unspecified compensatory damages and other equitable relief. On or about September 25, 1995, the plaintiffs filed a second amended complaint which added additional officers as defendants and attempted to set forth new facts to support plaintiff's entitlement to legal relief. National Media reached an agreement in principle to settle this action in fiscal year 1997 which provides for the payment of $550,000 to the class, 66% of which is to be paid by Positive Response's insurance carrier. National Media recorded a charge of $187,000 during fiscal 1997 in connection with this matter, reflecting its portion of such settlement. Such settlement is contingent upon final court approval.

     Suntiger. In late March 1997, Suntiger, Inc., a distributor of sunglasses, filed suit against Positive Response and certain other parties alleging patent infringement. National Media has reached a settlement with the plaintiffs involving a going forward business relationship which will not have a material adverse effect on Quantum Direct's financial condition or results of operations.

     Regulatory Matters. The acquisition, ownership and operation of television stations are subject to extensive FCC regulation under the Communications Act of 1934, as amended (the "Communications Act"). FCC approval of the Merger is required and is a condition to the closing. No assurance can be given that such approval will be granted. In addition, FCC approval is required before ValueVision can acquire or sell any full or low power television station. There can be no assurance of FCC approval of ValueVision's acquisition or disposition of any full or low power television stations.

     The maximum rates that may be charged under the FCC's "leased access" rules as currently implemented result in prohibitively high leased access rates. ValueVision has filed an appeal regarding the FCC's implementation of the leased access rules and is scheduled to present its oral argument in March 1998. No assurance can be given regarding the outcome or timing of the decision on such appeal. Further, in the event ValueVision is successful with its appeal, no assurance can be given that new rates will be implemented by the FCC or that such new rates would be favorable enough to have a significant favorable impact on Quantum Direct, or that such new rates will be implemented in the near term. Without a significant reduction in the maximum rates chargeable under leased access, Quantum Direct's ability to secure additional cable distribution is likely to be limited.

     The direct marketing industry is regulated by the Federal Trade Commission (the "FTC"), the United States Post Office, the Consumer Product Safety Commission (the "CPSC"), the FCC, the Food and Drug Administration, various States' Attorneys General and other state and local consumer protection and health agencies. The FTC directly regulates marketers of products, such as National Media and ValueVision, credit card companies which process customer orders and others involved in the infomercial, home shopping catalog and direct marketing industries.

     Quantum Direct's marketing activities and/or products have been and will continue to be subject to the scrutiny of each of the aforementioned regulatory agencies. An adverse determination or extended investigation by any of these agencies could have a material adverse effect on Quantum Direct. Moreover, the domestic and international regulatory environments in which Quantum Direct will operate are subject to change from time to time. It is possible that changes in the regulations to which Quantum Direct will be subject might have a material adverse effect on Quantum Direct's business or results of operations. As a result of prior settlements with the FTC, National Media has agreed to two consent orders. Prior to National Media's acquisition of Positive Response, Positive Response and its Chief Executive Officer, Michael S. Levey, also agreed to a consent order with the FTC. Among other things, such consent orders require National Media, Positive Response and Mr. Levey to submit compliance reports to the FTC staff. National Media, Positive Response and Mr. Levey submitted compliance reports as well as additional information requested by the FTC staff. In June 1996, National Media received a request from the FTC for additional information regarding certain of National Media's infomercials in order to determine whether National Media was operating in compliance with the consent orders referred to above. National Media responded to such request. The FTC later advised National Media that it believed National Media had violated one of the consent orders by allegedly failing to substantiate certain claims made in one of its infomercials which it no longer airs in the United States. National Media, which is now indemnified against damages sustained as a result of any action taken by the FTC in connection with such infomercials, has provided information to the FTC to demonstrate substantiation. If National Media's substantiation is deemed to be insufficient by the FTC, the FTC has a variety of enforcement mechanisms available to it, including, but not limited to, monetary penalties. While no assurances can be given, especially given the applicable indemnification, National Media does not believe that any remedies to which it may become subject will have a material adverse effect on Quantum Direct's results of operations or financial condition. National Media and Positive Response have, pursuant to the terms of the above-referenced consent orders, notified the FTC of the Merger. The FTC may request additional information about the Merger.

     In addition, in Spring 1997, in accordance with applicable regulations, National Media notified the CPSC of breakages which were occurring in its Fitness Strider product. National Media also notified the CPSC of its replacement of certain parts of the product with upgraded components. The CPSC reviewed National Media's testing results in order to assess the adequacy of National Media's upgraded components. The CPSC also undertook its own testing of the product and, in November 1997, informed National Media that the CPSC compliance staff had made a preliminary determination that the Fitness Strider product and the upgraded component present a substantial product hazard, as defined under applicable law. National Media and the CPSC staff are discussing voluntary action to address the CPSC's concerns, including replacement of the affected components. At present, management of National Media does not anticipate that any action agreed upon, or action required by the CPSC, will have any material adverse impact on Quantum Direct's financial condition or results of operations. National Media has also been contacted by Australian consumer protection regulatory authorities regarding the safety and fitness of the Fitness Strider product and an exercise rider product marketed only in Australia and New Zealand. At this point, National Media cannot predict whether the outcome of these matters regarding the Fitness Strider will have a material adverse impact upon National Media's financial condition or results of operations.

     Quantum Direct's international business will be subject to the laws and regulations of England, the European Union, Japan and other countries in which Quantum Direct will sell its products, including, but not limited to, the various consumer and health protection laws and regulations in the territories in which its programming is broadcast, where applicable. If any significant actions were brought against Quantum Direct or any of its subsidiaries in connection with a breach of such laws or regulations, including the imposition of fines or other penalties, or against one of the entities through which Quantum Direct will obtain a significant portion of its media access, Quantum Direct could be materially adversely affected. There can be no assurance that changes in the laws and regulations of any territory which forms a significant portion of Quantum Direct's market will not adversely affect Quantum Direct's financial condition or results of operations.

     Product Liability Claims. Products sold by Quantum Direct may expose it to potential liability from claims by users of such products, subject to Quantum Direct's rights, in certain instances, to indemnification against such liability from the manufacturers of such products. National Media and ValueVision have instead generally required the manufacturers of these products to carry product liability insurance, although in certain instances where a limited quantity of products are purchased from non-U.S. vendors, the vendor may not be formally required to carry product liability insurance. Certain of such vendors, however, may in fact maintain such insurance. There can be no assurance that such parties will maintain this insurance or that this coverage will be adequate to cover all potential claims, including coverage in amounts which it believes to be adequate. There can be no assurance that Quantum Direct will be able to maintain such coverage or obtain additional coverage on acceptable terms, or that such insurance will provide adequate coverage against all potential claims.

     Seasonality. The television home shopping, mail order and infomercial businesses in general are somewhat seasonal, with the primary selling season occurring during the first and last quarters of the calendar year. These businesses are also sensitive to general economic conditions and business conditions affecting consumer spending.

     Limitation on Utilization of NOLs. At December 31, 1997, National Media had net operating loss carryovers ("NOLs") in excess of $60.0 million, which NOLs are due to expire in the years 2009 through 2012. These NOLs may be used to offset future taxable income through 2012 and thereby reduce or eliminate federal income taxes otherwise payable. The Internal Revenue Code of 1986, as amended (the "Code"), imposes significant limitations on the utilization of NOLs in the event of an "ownership change" as defined in section 382 of the Code (the "Section 382 Limitation"). The Section 382 Limitation is an annual limitation on the amount of pre-ownership change NOLs that a corporation generally may use to offset its post-ownership change income. Any portion of the Section 382 Limitation that is not used in one year will increase the Section 382 Limitation for the following year. The Section 382 Limitation is calculated by multiplying the value of a corporation's stock immediately before an ownership change by the Federal long-term tax exempt rate (which rate is currently 5.10%). The Merger will cause an "ownership change" of National Media and will, as a result, limit the amount of NOLs that National Media may use to offset its separately generated future taxable income following the Merger. National Media estimates that the annual Section 382 Limitation would be approximately $4.0 million as a result of the Merger. Consequently, there can be no assurance that Quantum Direct will fully utilize the tax benefits associated with National Media's NOLs before their expiration. See "Notes to Pro Forma Condensed Consolidated Financial Data."

     Estimates of Cost Savings and Synergies. The estimates of cost savings and synergies included elsewhere in this Joint Proxy Statement/Prospectus are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of ValueVision, National Media and Quantum Direct. There is no assurance that they will be achieved within a specific time frame and actual savings and synergies may vary materially from those estimated. The inclusion of such estimates herein should not be regarded as an indication that ValueVision, National Media, Quantum Direct or any other person considers such estimates an accurate prediction of future events. See "Cautionary Statement Concerning Forward-Looking Statements."

                       THE NATIONAL MEDIA SPECIAL MEETING

GENERAL


     This Joint Proxy Statement/Prospectus is being furnished to stockholders of National Media as part of the solicitation of proxies by the National Media Board of Directors for use at a Special Meeting of Stockholders of National Media (the "National Media Special Meeting") to be held on April 14, 1998 at 10:00 a.m. local time, at The Union League, 140 South Broad Street, Philadelphia, Pennsylvania 19102. This Joint Proxy Statement/Prospectus and the enclosed form of proxy are first being mailed to stockholders of National Media on or about March 16, 1998.


     The purpose of the National Media Special Meeting is:

          (a) to consider and vote on a proposal to approve and adopt the Merger Agreement pursuant to which, among other things, (i) a newly-formed wholly-owned subsidiary of Quantum Direct ("National Media Sub") will merge with and into National Media (the "National Media Merger"), with National Media surviving and becoming a wholly-owned subsidiary of Quantum Direct,
     (ii) each issued and outstanding share of National Media Common Stock, will be converted into the right to receive one fully paid and nonassessable share of Quantum Direct Common Stock, (iii) each issued and outstanding share of National Media Series B Stock will be converted into the right to receive one share of Quantum Direct Series B Stock, (iv) a second newly-formed wholly-owned subsidiary of Quantum Direct ("ValueVision Sub") will merge with and into ValueVision (the "ValueVision Merger," and together with the National Media Merger, the "Merger") with ValueVision surviving and becoming a wholly-owned subsidiary of Quantum Direct and (v) each issued and outstanding share of ValueVision Common Stock, will be converted into the right to receive 1.19 fully paid and nonassessable shares of Quantum Direct Common Stock;

          (b) to consider and vote on a proposal to approve and adopt a plan to permit the grant of stock options to non-employee directors of Quantum Direct and stock options and other stock awards to employees and consultants of Quantum Direct and its subsidiaries under the 1998 Equity Participation Plan of Quantum Direct (the "Quantum Direct Equity Participation Plan"); and

          (c) to transact such other business that may properly come before the National Media Special Meeting.

     Each copy of this Joint Proxy Statement/Prospectus mailed to holders of National Media Common Stock and National Media Series B Stock is accompanied by a form of proxy for use at the National Media Special Meeting.

     The National Media Board of Directors recommends that stockholders vote FOR the approval and adoption of the Merger Agreement and the Quantum Direct Equity Participation Plan.

RECORD DATE AND VOTING

     National Media has fixed the close of business on February 26, 1998 as the record date for the determination of the National Media stockholders entitled to notice of and to vote at the National Media Special Meeting. Accordingly, only holders of record of National Media Common Stock and holders of National Media Series B Stock on the record date will be entitled to notice of and to vote at the National Media Special Meeting. As of February 26, 1998, there were outstanding and entitled to vote 25,375,487 shares of National Media Common Stock and 81,250 shares of National Media Series B Stock (constituting all of the voting stock of National Media), which shares were held by approximately 824 holders of record. Each holder of record of shares of National Media Common Stock on the record date is entitled to one vote per share and each holder of record of shares of National Media Series B Stock on the record date is entitled to 10 votes per share, which, in either case, may be cast either in person or by properly executed proxy, at the National Media Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of National Media Common Stock and National Media Series B Stock entitled to vote at the National Media Special Meeting is necessary to constitute a quorum at the National Media Special Meeting.

     The approval of the Merger Agreement and the transactions contemplated thereby will require the affirmative vote of the holders of a majority of the shares of National Media Common Stock and National Media Series B Stock, voting together as a class with the holders of National Media Series B Stock being entitled to 10 votes per share held, outstanding on the record date. The approval of the Quantum Direct Equity Participation Plan will require the affirmative vote of the holders of shares of National Media Common Stock and National Media Series B Stock, voting together as a class, with the holders of National Media Series B Stock being entitled to 10 votes per share held, representing a majority of the votes cast on the matter, provided that the total votes cast on the matter represent over 50% in interest of all shares entitled to vote on the matter.

     Shares of National Media Common Stock and Series B Stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the National Media Special Meeting. Shares which abstain from voting as to a particular matter will be treated as shares that are present and entitled to vote at the National Media Special Meeting for purposes of determining whether a quorum exists, but will not be counted as votes cast on such matter. If a broker or nominee holding stock in "street name" indicates on a proxy that it does not have discretionary authority to vote as to a particular matter ("broker non-votes"), those shares will be treated as present and entitled to vote at the National Media Special Meeting for purposes of determining whether a quorum exists, but will not be counted as votes cast on such matter. Accordingly, abstentions and broker non-votes will have the same effect as votes against approval of the Merger Agreement, and may have the same effect as votes against approval of the Quantum Direct Equity Participation Plan if they result in a failure of the total votes cast on the matter to represent over 50% in interest of all shares of National Media capital stock entitled to vote on the matter.

     As of March 12, 1998, directors and executive officers of National Media and their affiliates may be deemed to be beneficial owners of approximately 3.0% of the outstanding shares of National Media Common Stock and National Media Series B Stock and have expressed their intent to vote their shares in favor of the Merger Agreement.

VOTING AND REVOCATION OF PROXIES

     All shares of National Media Common Stock and National Media Series B Stock which are entitled to vote and are represented at the National Media Special Meeting by properly executed proxies received prior to or at such meeting, and not revoked, will be voted at such Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated (other than in the case of broker non-votes), such proxies will be voted for approval and adoption of the Merger Agreement and the Quantum Direct Equity Participation Plan.

     The National Media Board of Directors does not know of any matters other than those described in the notice of the National Media Special Meeting that are to come before such meeting. If any other matters are properly presented at the National Media Special Meeting for consideration, including, among other things, consideration of a motion to adjourn such meeting to another time and/or place (including, without limitation, for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the Merger), the persons named in the enclosed forms of proxy and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment. Notwithstanding the foregoing, proxies voting against a specific proposal may not be used by the persons named in the proxies to vote for adjournment of the meeting for the purpose of giving management additional time to solicit votes to approve such proposal.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of National Media, at or before the taking of the vote at the National Media Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of National Media before the taking of the vote at the National Media Special Meeting or (iii) attending the

National Media Special Meeting and voting in person (although attendance at the National Media Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to National Media Corporation, Eleven Penn Center, Suite 1100, 1835 Market Street, Philadelphia, Pennsylvania 19103, Attention: Secretary, or hand delivered to the Secretary of National Media at or before the taking of the vote at the National Media Special Meeting.

     All expenses of National Media's solicitation of proxies for the National Media Special Meeting will be borne by National Media, except that the cost of preparing and mailing this Joint Proxy Statement/ Prospectus will be borne equally by National Media and ValueVision. In addition to solicitation by use of the mails, proxies may be solicited from National Media stockholders by directors, officers and employees of National Media in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. National Media has retained Beacon Hill Partners, Inc., a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the National Media Special Meeting at a cost of approximately $5,000 plus reimbursement of reasonable out-of-pocket expenses. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and National Media will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith.

     STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXIES. NATIONAL MEDIA COMMON STOCK CERTIFICATES WILL BE EXCHANGED FOR SHARES OF QUANTUM DIRECT COMMON STOCK AND NATIONAL MEDIA SERIES B STOCK CERTIFICATES WILL BE EXCHANGED FOR SHARES OF QUANTUM DIRECT SERIES B STOCK FOLLOWING CONSUMMATION OF THE MERGER IN ACCORDANCE WITH INSTRUCTIONS TO BE SENT TO HOLDERS OF NATIONAL MEDIA COMMON STOCK AND SERIES B STOCK AFTER THE MERGER.

                        THE VALUEVISION SPECIAL MEETING

GENERAL


     This Joint Proxy Statement/Prospectus is being furnished to shareholders of ValueVision as part of the solicitation of proxies by the ValueVision Board of Directors for use at the Special Meeting of Shareholders of ValueVision (the "ValueVision Special Meeting") to be held on April 14, 1998 at 9:00 a.m. local time, at Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota 55343. This Joint Proxy Statement/Prospectus and the enclosed form of proxy are first being mailed to shareholders of ValueVision on or about March 16, 1998.


     The purpose of the ValueVision Special Meeting is:

          (a) to consider and vote on a proposal to approve and adopt the Merger Agreement, pursuant to which, among other things, (i) ValueVision Sub will merge with and into ValueVision with ValueVision surviving the ValueVision Merger and becoming a wholly-owned subsidiary of Quantum Direct, (ii) each issued and outstanding share of ValueVision Common Stock will be converted into the right to receive 1.19 fully paid and nonassessable shares of Quantum Direct Common Stock, (iii) National Media Sub will merge with and into National Media with National Media surviving the National Media Merger and becoming a wholly-owned subsidiary of Quantum Direct, (iv) each issued and outstanding share of National Media Common Stock will be converted into the right to receive one fully paid and nonassessable share of Quantum Direct Common Stock and (v) each issued and outstanding share of National Media Series B Stock will be converted into the right to receive one share of Quantum Direct Series B Stock;

          (b) to consider and vote on a proposal to approve and adopt the Quantum Direct Equity Participation Plan; and

          (c) to transact such other business that may properly come before the ValueVision Special Meeting.

     Each copy of this Joint Proxy Statement/Prospectus mailed to holders of ValueVision Common Stock is accompanied by a form of proxy for use at the ValueVision Special Meeting.

     The ValueVision Board of Directors recommends that shareholders vote FOR the approval and adoption of the Merger Agreement and the Quantum Direct Equity Participation Plan.

RECORD DATE AND VOTING

     ValueVision has fixed the close of business on February 26, 1998 as the record date for the determination of the ValueVision shareholders entitled to notice of and to vote at the ValueVision Special Meeting. Accordingly, only holders of record of ValueVision Common Stock on the record date will be entitled to notice of and to vote at the ValueVision Special Meeting. As of February 26, 1998, there were outstanding and entitled to vote 26,780,778 shares of ValueVision Common Stock (constituting all of the voting stock of ValueVision), which shares were held by approximately 490 holders of record. Each holder of record of shares of ValueVision Common Stock on the record date is entitled to one vote per share, which may be cast either in person or by properly executed proxy, at the ValueVision Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of ValueVision Common Stock entitled to vote at the ValueVision Special Meeting is necessary to constitute a quorum at the ValueVision Special Meeting.

     The approval of the Merger Agreement will require the affirmative vote of the holders of a majority of the shares of ValueVision Common Stock outstanding on the record date. The approval of the Quantum Direct Equity Participation Plan will require the affirmative vote of the holders of shares of ValueVision Common Stock representing a majority of the votes cast on the matter, provided that the total votes cast on the matter represent over 50% in interest of all shares entitled to vote on the matter.

     Shares of ValueVision Common Stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the ValueVision Special Meeting. Shares which abstain from voting as to a particular matter will be treated as shares that are present and entitled to vote at the ValueVision Special Meeting for purposes of determining whether a quorum exists, but will not be counted as votes cast on such matter. If a broker or nominee holding stock in "street name" indicates on a proxy that it does not have discretionary authority to vote as to a particular matter ("broker non-votes"), those shares will not be treated as present and entitled to vote at the ValueVision Special Meeting for purposes of determining whether a quorum exists, nor will they be counted as votes cast on such matter. Accordingly, abstentions and broker non-votes will have the same effect as votes against approval of the Merger Agreement, and may have the same effect as votes against approval of the Quantum Direct Equity Participation Plan if they result in a failure of the total votes cast on the matter to represent over 50% in interest of all shares of ValueVision Common Stock entitled to vote on the matter.

     As of March 12, 1998, directors and executive officers of ValueVision and their affiliates may be deemed to be beneficial owners of approximately 9% of the outstanding shares of ValueVision Common Stock and have expressed their intent to vote their shares in favor of the Merger Agreement.

VOTING AND REVOCATION OF PROXIES

     All shares of ValueVision Common Stock which are entitled to vote and are represented at the ValueVision Special Meeting by properly executed proxies received prior to or at such Meeting, and not revoked, will be voted at such Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated (other than in the case of broker non-votes), such proxies will be voted for approval of the Merger Agreement and the Quantum Direct Equity Participation Plan.

     The ValueVision Board of Directors does not know of any matters other than those described in the notice of the ValueVision Special Meeting that are to come before such meeting. If any other matters are properly presented at the ValueVision Special Meeting for consideration, including, among other things, consideration of a motion to adjourn such meeting to another time and/or place (including, without limitation, for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the Merger), the persons named in the enclosed forms of proxy and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment. Notwithstanding the foregoing, proxies voting against a specific proposal may not be used by the persons named in the proxies to vote for adjournment of the meeting for the purpose of giving management additional time to solicit votes to approve such proposal.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Corporate Secretary of ValueVision, at or before the taking of the vote at the ValueVision Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Corporate Secretary of ValueVision before the taking of the vote at the ValueVision Special Meeting or (iii) attending the ValueVision Special Meeting and voting in person (although attendance at the ValueVision Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to ValueVision International, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433, Attention: Corporate Secretary; or hand delivered to the Corporate Secretary of ValueVision at or before the taking of the vote at the ValueVision Special Meeting.

     All expenses of ValueVision's solicitation of proxies for the ValueVision Special Meeting will be borne by ValueVision, except that the cost of preparing and mailing this Joint Proxy Statement/Prospectus will be borne equally by National Media and ValueVision. In addition to solicitation by use of the mails, proxies may be solicited from ValueVision shareholders by directors, officers and employees of ValueVision in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. ValueVision has retained Beacon Hill Partners, Inc., a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the ValueVision Special Meeting at a cost of approximately $5,000 plus reimbursement of reasonable out-of-pocket expenses. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and ValueVision will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith.

     SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXIES. VALUEVISION COMMON STOCK CERTIFICATES WILL BE EXCHANGED FOR SHARES OF QUANTUM DIRECT COMMON STOCK AND CASH IN LIEU OF FRACTIONAL SHARES FOLLOWING CONSUMMATION OF THE MERGER IN ACCORDANCE WITH INSTRUCTIONS TO BE SENT TO HOLDERS OF VALUEVISION COMMON STOCK AFTER THE MERGER.

                                   THE MERGER

BACKGROUND OF THE MERGER


     ValueVision and National Media's relationship dates back to January 1994, at which time ValueVision made an unsolicited tender offer to acquire National Media. Although initially rejected by National Media, the companies eventually entered into a merger agreement in March 1994 (the "1994 Merger Agreement"), pursuant to which ValueVision amended its tender offer for National Media. In April 1994, ValueVision terminated the 1994 Merger Agreement, asserting inaccurate representations and breach of warranties by National Media and based upon adverse regulatory developments concerning National Media, primarily involving issues with the CPSC and the FTC, which have subsequently been resolved by National Media. Termination of the 1994 Merger Agreement resulted in a year long litigation between the companies. Pursuant to a settlement of the litigation, ValueVision and National Media entered into a Telemarketing, Production and Post-Production Agreement in April 1995 (the "Telemarketing Agreement") and National Media issued to ValueVision a ten-year warrant to purchase up to 500,000 shares of National Media Common Stock at a price of $8.865 per share (the "Warrant"). Since entering into the Telemarketing Agreement, ValueVision and National Media have had an ongoing business relationship. The Telemarketing Agreement and the Warrant, which has never been exercised, will be terminated as part of the Merger.


     During the past fiscal year, both National Media and ValueVision have independently engaged in discussions with a number of third parties regarding the possibility of entering into strategic transactions. ValueVision has sought primarily to find a strategic transaction whereby it could grow and more effectively utilize its significant balance sheet. In addition, in September 1997, ValueVision announced that Robert L. Johander, its Chairman of the Board and Chief Executive Officer, and Nicholas M. Jaksich, its President and Chief Operating Officer, would lead a management restructuring in which successors would be identified to assume the roles of both the chief executive officer and chief operating officer. National Media, on the other hand, having experienced severe cash flow and liquidity problems, has sought primarily to find a strategic partner with the financial strength to support the cyclical nature of National Media's business and which could provide National Media with more cost effective operational and fulfillment support. In Spring 1997, National Media underwent a management restructuring. Frederick S. Hammer was named Chairman of National Media's Board of Directors, and Robert N. Verratti was hired as Chief Executive Officer and President of National Media following Mark Hershhorn's resignation in April 1997. In April 1997, National Media also announced it had retained Lehman Brothers, Inc. ("Lehman Brothers") to assist it in analyzing strategic alternatives. However, prior to the announcement of the Merger, neither company was able to reach an agreement with any third parties on terms that either company's Board of Directors thought were fair and provided adequate value to its shareholders.

     At the end of June 1997, National Media announced an anticipated pre-tax loss for the fiscal year ended March 31, 1997 of approximately $45 million, that it was in technical default of its bank loan and that its auditors were expected to issue a "going concern" opinion concerning National Media in connection with the audit of National Media's fiscal 1997 annual financial statements. In July 1997, National Media announced that it expected to incur losses in the first six months of fiscal 1998. Also in July 1997, National Media obtained an additional approximate $3.5 million in short-term debt financing through Prestige. In August 1997, National Media announced that it had lost an additional $13.0 million in the quarter ended June 30, 1997. In late August 1997, National Media announced the execution of an agreement pursuant to which it would receive $20 million in equity financing from unrelated third parties. Such transaction was consummated in September 1997 along with an extension of National Media's bank facility through December 31, 1998.

     Throughout the Summer of 1997, National Media made and received inquiries regarding potential strategic transactions, including business combinations and asset-based financing transactions with third parties. Similarly, ValueVision also made and received inquiries regarding strategic transactions. Discussions were held with a number of third parties. None of such discussions resulted in any strategic or, other than as discussed elsewhere herein, financing transactions being agreed upon.

     In August 1997, Constantinos I. Costalas, Vice Chairman of the Board and Chief Operating Officer of National Media, contacted Robert L. Johander, Chairman of the Board and Chief Executive Officer of

ValueVision, to suggest the possibility of combining the two companies. On August 18, 1997, National Media and ValueVision entered into a confidentiality agreement in order to exchange due diligence information. On September 13, 1997, Mr. Johander, Nicholas M. Jaksich, President and Chief Operating Officer of ValueVision, Stuart R. Romenesko, Senior Vice President -- Finance, Chief Financial Officer and Treasurer of ValueVision, and Marshall S. Geller and Paul
D. Tosetti, two of ValueVision's outside directors, met in New York with Messrs. Costalas, Verratti, Hammer and John J. Sullivan, a Senior Vice President of National Media, to discuss a possible transaction. On September 28, 1997, a second meeting was held in New York at which the above named and certain other ValueVision and National Media officers and directors attended, together with representatives of ValueVision's legal advisors from Latham & Watkins and financial advisors from Bear, Stearns & Co. Inc. ("Bear Stearns") and National Media's legal advisors from Klehr, Harrison, Harvey, Branzburg & Ellers LLP, and financial advisors from Lehman Brothers. At these meetings and at subsequent meetings held in September and early October 1997, various representatives of the two companies discussed the strategic merits of a business combination of the companies, as well as the financial and organizational aspects of such a transaction. In addition, the companies exchanged certain financial, operational and legal information and representatives of ValueVision and National Media senior management continued their internal consideration of a possible transaction.

     During this same period, ValueVision's management discussed the proposed transaction with Bear Stearns, which ValueVision's management had previously retained as financial advisor in connection with ValueVision's efforts to enhance shareholder value. ValueVision's management consulted with Bear Stearns on various financial matters concerning the transaction. Each of the companies' financial advisors prepared and discussed with their respective clients various financial analyses and models based on the operations and financial positions of ValueVision and National Media. Following further discussions between representatives and advisors of each company, the companies initially discussed a transaction pursuant to which National Media stockholders would receive one share of Quantum Direct Common Stock for each share of National Media Common Stock held, and for ValueVision shareholders to receive 1.05 shares of Quantum Direct Common Stock for each share of ValueVision Common Stock held.

     On October 9, 1997, the ValueVision Board of Directors held a special telephonic meeting, at which ValueVision's legal and financial advisors participated, to discuss a number of corporate issues, including the proposed transaction with National Media, The ValueVision Board of Directors, pursuant to requirements of the Minnesota Business Corporation Act ("MBCA"), established a committee of all of its disinterested directors, Marshall S. Geller, Robert J. Korkowski and Paul D. Tosetti (the "Committee"), to consider a business combination with an interested shareholder (which National Media would become under the proposed terms of the Merger Agreement based on issuance of a stock option to acquire 19.9% of ValueVision's Common Stock). Bear Stearns discussed separately with the Committee and the full Board of Directors those factors relevant to fairness of the Merger as then being proposed, including factors relative to the 1.05 to 1 exchange ratio. The ValueVision Board of Directors and the Committee each separately considered the proposed combination as a strategic alternative to ValueVision's then existing growth plans and objectives. As a result of such discussions, ValueVision management was directed to continue negotiations with National Media.

     On October 17, 1997, the ValueVision Board of Directors and the Committee held a joint special telephonic meeting with ValueVision's legal and financial advisors to discuss the terms of the proposed Merger. At the meeting, the basic terms of the transaction were reviewed, discussed and considered and ValueVision's management reviewed with its Board of Directors certain due diligence matters. Bear Stearns reviewed its financial analysis of the terms of the proposed transaction and presented its views on the strategic merits and risks of the transaction. At the conclusion of the meeting, the ValueVision Board of Directors and the Committee each separately authorized management of ValueVision to continue the negotiations with National Media.

     National Media's Board of Directors formally met, along with members of senior management of National Media and its legal and financial advisors, on each of October 1, October 9 and October 17, 1997 to review the preliminary discussions with ValueVision, the progress of negotiations, the principal terms of the proposed transaction, Lehman Brothers' valuation advice, legal issues raised by the proposed transaction,
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

issues relating specifically to National Media's Series C Convertible Preferred Stock (the "Series C Stock") in the context of the transaction, and the status of ValueVision's discussions with Montgomery Ward regarding its ownership interests and contractual relationships with ValueVision. At the conclusion of each of such meetings, the National Media Board of Directors authorized management of National Media to continue negotiations and discussions with ValueVision.

     During the period from late October through early December, representatives of National Media, ValueVision, Lehman Brothers and Bear Stearns met to discuss, among other things, concerns involving the potentially significant dilutive effect of the conversion feature of the Series C Stock. On November 3, 1997, Messrs. Hammer and Costalas met with Messrs. Johander and Jaksich in ValueVision's offices to continue to discuss issues regarding the Series C Stock as well as other transaction issues. During this time, representatives of Bear Stearns and Lehman Brothers met with representatives of holders of the Series C Stock to discuss a possible restructuring of the Series C Stock. Since no agreement on the proposed restructure was reached, it was proposed that National Media redeem the Series C Stock immediately preceding the closing of the Merger, which redemption would be funded by ValueVision. Following further negotiations between the parties, general terms were reached pursuant to which National Media could redeem the Series C Stock immediately preceding the Merger.

     On November 6, 1997, National Media made an announcement concerning its operating results for its second quarter ended September 30, 1997, which indicated that its operating results were continuing to show losses. In addition, National Media noted the continued decline in its Asian markets' revenues and operating results. In light of ValueVision's agreement to fund the Series C Stock redemption, National Media's results of operations for its second quarter and the willingness of ValueVision to advance funding to National Media upon execution of the Merger Agreement, the companies, with the advice of Bear Stearns and Lehman Brothers, reevaluated the Exchange Ratios to be used in the proposed transaction.

     On December 8, 1997, the ValueVision Board of Directors and the Committee, together with ValueVision's legal and financial advisors, held a joint special telephonic meeting to discuss the status of the proposed Merger and issues relating to the redemption of the Series C Stock. Members of ValueVision's management discussed the status of negotiations and the Exchange Ratios. Representatives of Bear Stearns discussed issues of fairness related to the Merger and issues involving the holders of the Series C Stock. Thereafter, ValueVision's Board of Directors and the Committee each authorized management of ValueVision to continue the negotiations with National Media.

     On December 9, 10 and 11, 1997, representatives of National Media and ValueVision met in New York for further negotiations. On December 12, 1997, representatives of National Media and ValueVision met with National Media's primary lender regarding the proposed transaction and the need to obtain such lender's consent to the transaction. National Media's Board of Directors convened meetings on December 8, December 10 and December 12, 1997 to discuss with its legal and financial advisors various issues in the negotiations and changes in proposed terms which had taken place since its October 17 meeting, including, but not limited to, the proposed redemption of the Series C Stock, the proposed increase in the ValueVision Exchange Ratio from 1.05 to 1 to 1.19 to 1, and the treatment of ValueVision's relationship with Montgomery Ward. At the conclusion of each meeting, National Media's Board of Directors authorized and instructed management to continue negotiations with ValueVision. At the December 12, 1997 meeting, Lehman Brothers delivered to National Media's Board of Directors its oral opinion regarding the fairness of the National Media Exchange Ratio to the holders of National Media Common Stock.

     On December 22, 1997, National Media's Board of Directors met again with management and its legal and financial advisors to discuss, principally, the potential impact of the Time Warner Cable lawsuit, which was filed on December 17, 1997, on ValueVision and the Merger. See "Risk Factors -- Litigation Involving ValueVision." At that meeting, Lehman Brothers reaffirmed orally its oral opinion of December 12, 1997, that the National Media Exchange Ratio remained "fair" to the holders of National Media Common Stock, from a financial point of view; provided, however, that Lehman Brothers advised the National Media Board of Directors that they would have to assume, in the context of such opinion, that the subject litigation would not have any material adverse effect on ValueVision or Quantum Direct. Based on the totality of the circumstances surrounding National Media, the information provided to National Media by ValueVision regarding the lawsuit and Lehman Brothers' reaffirmation of their oral opinion regarding the fairness of the National Media Exchange Ratio, National Media's Board of Directors authorized management to proceed with its negotiations regarding the Merger. During the ensuing week, discussions were held between Lehman Brothers and Bear Stearns and between management of ValueVision and National Media to discuss certain issues which related to the Time Warner Cable litigation. ValueVision was unwilling to allow the subject litigation in any way to affect the terms of the Merger.

     On December 29, 1997, National Media's Board of Directors reconvened with management and their advisors. At that meeting, ValueVision's position regarding the litigation was disclosed to National Media's Board of Directors. In order to provide National Media's Board of Directors with all the information necessary for it to assess any other strategic alternative that National Media might have available to it, management presented to the Board of Directors information relating to National Media's liquidity and cash flow, its cash needs in light of the infomercials presently airing, new infomercials expected to be aired in the fourth fiscal quarter, installment principal and interest payments due on National Media's debt during the fourth fiscal quarter, alternative "non-traditional" financing mechanisms which management had continued to explore during the pendency of discussions with ValueVision, and, finally, any other potentially available extraordinary transactions. At the conclusion of this meeting, based upon the oral opinion of Lehman Brothers delivered at the December 12, 1997 meeting and reaffirmed as of December 29, 1997, and the other information presented by management and National Media's legal and financial advisors, the National Media Board of Directors granted its approval of the Merger and the transactions contemplated thereby, subject to finalization of definitive documents. Following such meetings, representatives of each of the companies, National Media's lender and holders of the Series C Stock substantially completed final negotiations related to the Merger transaction.

     On January 4, 1998, ValueVision's Board of Directors and the Committee held a special telephonic meeting at which all members of the Board of Directors and ValueVision's legal and financial advisors participated. ValueVision's management, together with its legal advisors, discussed significant terms of the Merger Agreement and various aspects of the transaction. Bear Stearns made a presentation about the fairness of the ValueVision Exchange Ratio to the holders of ValueVision Common Stock from a financial point of view. See "The Merger -- Opinion of Financial Advisor to ValueVision." Following such presentations and further discussions among ValueVision's Board of Directors, the Committee met separately and discussed the terms of the transaction with ValueVision's legal and financial advisors. The Committee then approved issuance of the stock option to National Media, the Merger and business combination with National Media as an interested shareholder, based on an exchange ratio of 1.19 shares of Quantum Direct Common Stock for each share of ValueVision Common Stock. The full ValueVision Board of Directors then reconvened and all members of the ValueVision Board of Directors voted unanimously to approve the Merger and the business combination with National Media based on the ValueVision Exchange Ratio of 1.19 shares of Quantum Direct Common Stock for each share of ValueVision Common Stock, and authorized the execution of the Merger Agreement and other related agreements and authorized ValueVision's management to take all such actions necessary to consummate the transactions contemplated thereby.

     Effective January 5, 1998, the Merger Agreement and certain related documents were executed and delivered by representatives of National Media and ValueVision.

     By letter dated February 6, 1998 to Bear Stearns, Michael Blake, through a corporate entity, stated that the corporate entity was prepared to make an offer to merge with ValueVision based upon a proposed exchange ratio of $3.50 cash plus $2.00 in face value of 8% debentures for each share of ValueVision common stock. The letter indicated the offer was conditioned upon, among other things, completion of satisfactory due diligence, including evaluation of the Time Warner Cable litigation, and obtaining satisfactory acquisition financing. Mr. Blake's entity did not have committed financing for the cash portion of its offer, and appeared to have no retention arrangement with any financial advisor or other financing source. The Merger Agreement restricts both National Media's and ValueVision's ability to consider alternative acquisition proposals, subject to certain limited exceptions. See "The Merger Agreement -- Certain Covenants -- No Solicitation." After considering the terms of the proposed offer and ValueVision's obligations under the Merger Agreement, ValueVision's Board of Directors unanimously determined to reject the offer.

     In determining to reject the offer, ValueVision's Board of Directors considered, among other factors, (i) the structure of the offer, noting that it resulted in a sale of ValueVision as opposed to a strategic business combination, which the Board has concluded is in the best interests of ValueVision and its shareholders, and that it deprived ValueVision's shareholders of the ability to participate in any future earnings and growth in ValueVision's business, unlike the combination with National Media, (ii) the highly conditional nature of the offer, citing the diligence and financing conditions in particular, (iii) the uncertainty that the offer would be consummated in an efficient and timely manner, (iv) the low price of the offer, noting in particular the uncertainty of the value of the 8% debentures and (v) the provision in the Merger Agreement restricting ValueVision's Board of Directors from agreeing to another acquisition proposal, unless such other acquisition proposal is reasonably capable of being completed on the terms proposed and, after taking into account the strategic benefits anticipated to be derived from the Merger and the long-term prospects of ValueVision and National Media as a combined company, would, if consummated, result in a transaction more favorable to its shareholders over the long term than the transactions contemplated by the Merger Agreement.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS OF NATIONAL MEDIA AND VALUEVISION; REASONS FOR THE MERGER

     National Media. The National Media Board of Directors believes that the terms of the Merger are fair to, and in the best interests of, National Media and its stockholders. Accordingly, the National Media Board of Directors has approved and adopted the Merger Agreement and the transactions contemplated thereby and recommends its approval and adoption by the stockholders of National Media.

     The National Media Board of Directors believes that the Merger represents the best available strategic alternative for National Media. It believes that by combining National Media's strengths as a leading domestic and international television infomercial direct marketer with ValueVision's strengths as a leading domestic television home shopping network and its strong financial position, a strong new company will be created. See "The Combined Company." The National Media Board of Directors also believes that the Merger will provide important critical mass and economies of scale that will allow Quantum Direct to operate more efficiently than either National Media or ValueVision can as stand-alone companies. In addition, the National Media Board of Directors believes that Quantum Direct will also benefit from its ability to direct products through virtually all stages of their respective selling life cycles.

     In reaching its determination to approve the Merger Agreement and recommend approval of the Merger to the National Media stockholders, the National Media Board of Directors considered the information presented to it by National Media's management, as well as National Media's professional advisors, and weighed the positive and countervailing factors associated with the Merger. The factors considered by the National Media Board of Directors included, without limitation:

          (i) National Media's Business. The National Media Board of Directors considered historical and prospective information concerning the financial condition, results of operations and business of National Media, including in particular, the cash flow needs of the business and its current cash position. The National Media Board of Directors also considered the current state (and its perception of the future state) of the domestic and international infomercial industry and the economic and market conditions relating to the production of infomercials, the acquisition of airtime, the financing of inventory needs, the trend towards installment payments by consumers for their infomercial purchases, and the increasing level of international competition, among other factors. The National Media Board of Directors also considered the cyclical nature of National Media's past results of operations and the need to adapt National Media's cost structure to address this inherent characteristic of National Media's domestic business. National Media's management and professional advisors made numerous presentations to the National Media Board of Directors providing it with operational, financial and legal information concerning National Media and its future prospects. The National Media Board of Directors considered the strategic theoretical alternatives available to National Media in lieu of the Merger, including maintaining the status quo, seeking to remain independent through alternative financing or partnership transactions and seeking to sell National Media for cash, or to another third party for stock, as well as the likelihood of being able to pursue any such alternatives to a successful conclusion. National Media's operating cash flow needs were of particular import in National Media's Board of Directors' decision to approve the Merger.

          (ii) ValueVision Business. The National Media Board of Directors considered the operational, financial and legal due diligence provided to it by National Media's management and professional advisors concerning ValueVision. Such due diligence included historical and prospective information regarding the results of operations (including operating losses), financial condition and business of ValueVision and the current state (and its perception of the future state) of the domestic television home shopping industry. Factors included in evaluating ValueVision included, among other things: its strong balance sheet position; its ownership of telemarketing, customer service, fulfillment and show production capabilities; merchandising and marketing skills; and catalog operations.

          (iii) Opinion of Lehman Brothers. The National Media Board of Directors considered the various presentations of Lehman Brothers, and Lehman Brothers' oral opinion, delivered on December 12, 1997 and reaffirmed as of December 22, 1997, that as of such dates, the National Media Exchange Ratio was fair, from a financial point of view, to the holders of National Media Common Stock. Lehman Brothers' oral opinion was subsequently confirmed in writing on January 5, 1998. See "Opinion of Financial Advisor to National Media." A copy of such written opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken is attached as Annex B to this Joint Proxy Statement/Prospectus and is incorporated herein by reference.

          (iv) Strategic Merits of the Merger. The National Media Board of Directors approved the Merger based upon its assessment of the strategic merits of the Merger as well as its assessment of the likelihood of other strategic and financing alternatives, which had been pursued by National Media over the course of the 1997 calendar year, coming to fruition. The strategic merits of the Merger, as assessed by the National Media Board of Directors, include, but are not limited to, the following:

             (a) The ability of Quantum Direct to finance its operations, including those of National Media, through its cash flow, the use of its available cash and cash equivalents as well as the leveraging of its existing assets. The commitment of ValueVision to advance to National Media up to $10 million for working capital purposes pending consummation of the Merger was also considered.

             (b) The operational fixed and variable cost savings realizable upon combination of the respective telemarketing, customer service and fulfillment segments of National Media's and ValueVision's businesses which will positively impact on National Media's efforts to adapt its business to the cyclical nature of the domestic infomercial industry.

             (c) The enhancement of National Media's efforts to more fully exploit for its own benefit the sales of its products through channels of distribution other than infomercials, such as television home shopping and mail order catalog.

             (d) The utilization by National Media of airtime controlled by ValueVision for testing of new product infomercials, for short program adaptations of National Media's long form infomercials, and for National Media's infomercials.

             (e) The use of ValueVision production facilities by National Media in certain instances in lieu of utilizing third party rental facilities.

             (f) The expansion of National Media's international presence through the introduction of ValueVision's television home shopping business into the international markets where National Media presently does business in the infomercial and short spot markets, resulting in the overall increase in international revenues and, hopefully, in greater profits.

          (v) Structure of Merger; Terms of Merger Agreement. The National Media Board of Directors considered the terms of the Merger Agreement and its legal and tax implications. The National Media Board of Directors considered the size of the termination fee payable, in certain circumstances, by either party under the Merger Agreement and also considered the reciprocal stock option agreements and the Exchange Ratios of Quantum Direct Common Stock for National Media Common Stock and ValueVision

     Common Stock. The National Media Board of Directors considered that the Merger is expected to be accounted for as an acquisition of National Media by ValueVision and is expected to be a tax free exchange by National Media's stockholders for federal income tax purposes. The National Media Board of Directors considered a proposed transaction structure in which each of National Media and ValueVision will be equally represented on Quantum Direct's Board of Directors, and the fact that the ValueVision Exchange Ratio and the National Media Exchange Ratio are fixed and will not be adjusted in the event that there are any increases or decreases in the price of either the National Media Common Stock or the ValueVision Common Stock during the period prior to consummation of the Merger.

          (vi) Countervailing Considerations. The National Media Board of Directors also seriously considered certain factors which may be characterized as countervailing considerations, including, but not limited to:

             (a) The fact that, based upon the Exchange Ratios, ValueVision's shareholders would receive in exchange for each share of ValueVision Common Stock owned greater consideration than the consideration to be received by National Media stockholders for each share of National Media Common Stock owned. While the National Media Board of Directors would have preferred that the Merger not involve different exchange ratios, ValueVision would not agree to the transaction without such a differential, nor would they agree to any adjustment to the Exchange Ratios upon the occurrence of specified events. The amount of the differential, when viewed in the context of recent histories for the two stocks and the two companies, was not viewed as inappropriate.

             (b) The continuing operating losses incurred by ValueVision since its inception.

             (c) The risks inherent in attempting to successfully integrate the management of National Media and ValueVision into an effective organization and the difficulties that may be encountered in achieving the anticipated synergies from the Merger.

             (d) The possibility that key employees and members of the management of National Media or ValueVision may not be willing to stay on pending the consummation of the Merger and, therefore, may leave National Media or ValueVision, as the case may be, as well as the risks inherent in seeking a new Chief Executive Officer for Quantum Direct.

             (e) The potential adverse impact of the Time Warner Cable litigation on ValueVision and Quantum Direct.

             (f) The voting power dilution of the Merger to the National Media stockholders, resulting in National Media's stockholders' ownership of approximately 45% of the shares of Quantum Direct after the consummation of the Merger. This factor was not viewed as being as significant as those referred to above.

     In addition, the National Media Board of Directors took into account the severance arrangements of the top three executive officers of National Media, as set forth in their respective employment agreements, and other employee benefit provisions of the Merger Agreement described below under "Interests of Certain Persons in the Merger." The National Media Board of Directors was aware that such arrangements gave certain individuals interests in the Merger that were in addition to their interests as stockholders of National Media generally.

     The foregoing discussion of the information and factors considered and given weight by the National Media Board of Directors is not intended to be exhaustive but is believed to include the material factors considered by the National Media Board of Directors. In addition, in reaching the determination to approve and recommend approval and adoption of the Merger Agreement, in view of the wide variety of factors considered in connection with its evaluation thereof, the National Media Board of Directors did not assign any relative or specific weights to the foregoing factors. The National Media Board of Directors did not attempt to analyze the fairness of the National Media Exchange Ratio in isolation from the considerations as to the businesses of National Media and ValueVision, the strategic merits of the Merger or the other considerations referred to above. The National Media Board of Directors did, however, take into account, and placed reliance upon, the analyses performed by, and the opinion rendered by, Lehman Brothers as to the fairness, from a financial point of view, of the National Media Exchange Ratio. The National Media Board of Directors also did not distinguish between factors that support a determination that the Merger is "fair" and factors that support a determination that the Merger is in the "best interests" of National Media's stockholders.

     THE NATIONAL MEDIA BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, NATIONAL MEDIA AND ITS STOCKHOLDERS. THE NATIONAL MEDIA BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     ValueVision. The ValueVision Board of Directors has determined and believes that the terms of the Merger are fair to, and in the best interests of, ValueVision and its shareholders. Accordingly, the ValueVision Board of Directors has approved and adopted the Merger Agreement and the transactions contemplated thereby and recommends its approval and adoption by the shareholders of ValueVision.

     In reaching its determination, the ValueVision Board of Directors consulted with ValueVision management, as well as its legal counsel and financial advisor, and considered a number of positive and negative factors, including:

          (i) ValueVision's Business, Condition and Prospects. The ValueVision Board of Directors considered information with respect to the financial condition, results of operations and business of ValueVision, on both a historical and prospective basis, and current industry, economic and financial market conditions. The ValueVision Board of Directors considered ValueVision's historical growth strategies, including attempts to increase cable distribution in the United States, expansion into international markets and maximizing use of ValueVision's telemarketing and fulfillment facilities through acquisition of catalog businesses. Management and ValueVision's legal and financial representatives made presentations to and provided the ValueVision Board of Directors with information regarding ValueVision's financial condition and prospects. In addition, the ValueVision Board of Directors concluded that the Merger should result in an increase in net asset value to ValueVision's shareholders. In making such determination, the ValueVision Board of Directors relied primarily on projections of future per share earnings and not on historical earnings per share data.

          (ii) National Media's Business, Condition and Prospects. The ValueVision Board of Directors considered information with respect to the financial condition, results of operations and business of National Media, on both a historical and prospective basis, and current industry, economic and financial market conditions. Management and ValueVision's legal and financial representatives made presentations to and provided the ValueVision Board of Directors with information regarding National Media's financial condition and prospects after conducting business, legal and financial due diligence. In evaluating National Media's prospects, the ValueVision Board of Directors considered, among other things, National Media's global presence, recent changes in senior management at National Media and the measures it was taking to correct problems which have led to unpredictable financial results, and current product offerings which have potential to produce sustained revenues.

          (iii) Opinion of Bear Stearns. The ValueVision Board of Directors considered the oral opinion delivered on January 4, 1998 by Bear Stearns (which was subsequently confirmed in writing as of January 5, 1998) that as of such date the ValueVision Exchange Ratio, is fair to the holders of ValueVision Common Stock from a financial point of view. The ValueVision Board of Directors also considered the oral and written presentations made to it by Bear Stearns. See "The Merger -- Opinion of Financial Advisor to ValueVision." A copy of Bear Stearns' written opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C to this Joint Proxy Statement/Prospectus and is incorporated herein by reference.

          (iv) Fixed Exchange Ratio. The ValueVision Board of Directors considered that the ValueVision Exchange Ratio is a fixed number and will not be adjusted in the event of any increases or decreases in the price of either the ValueVision Common Stock or National Media Common Stock. The ValueVision Board of Directors considered that the prices of ValueVision Common Stock and National Media Common Stock at the closing of the Merger may vary from their respective prices at the date of this Joint Proxy Statement/Prospectus and at the date of the ValueVision Special Meeting and the National Media Special Meeting. Such variations may be the result of changes in the business, operations or prospects of ValueVision or National Media, market assessments of the likelihood that the Merger will be consummated, the timing thereof and the prospects of the Merger and post-Merger operations, regulatory considerations, general market and economic conditions and other factors.

          (v) Strategic Combination. The ValueVision Board of Directors considered that the Merger would combine the financial strength of ValueVision's balance sheet with National Media's product development and distribution capabilities, particularly in international markets, together with National Media's strong brand name, Quantum Television. In considering the Merger, the ValueVision Board of Directors took into account that Quantum Direct will have enhanced market presence, particularly when buying media time. The ValueVision Board of Directors considered the likelihood that the combination of ValueVision and National Media would create significant opportunities for the development and growth of the companies on a combined basis, including development of international television home shopping programming and catalog operations.

          (vi) Financial Condition. The ValueVision Board of Directors considered the likelihood that the Merger would enable ValueVision and National Media to realize higher total revenues and positive cash flows through a number of means, including decreases in show production costs and cross-marketing and test marketing opportunities. The ValueVision Board of Directors also considered the likelihood that a combination with National Media would allow Quantum Direct to enjoy opportunities for operating efficiencies, cost reductions and synergies as a result of the Merger, particularly through the integration of information systems and support functions such as telemarketing, customer service and fulfillment operations, and the combined media purchasing power of the two companies. The ValueVision Board of Directors also considered as a negative factor the fact that National Media is more financially leveraged than ValueVision.

          (vii) Terms of the Merger. The ValueVision Board of Directors considered the terms and conditions of the Merger Agreement, the reciprocal stock option agreements and the Demand Note, including the terms of the Merger Agreement that allow National Media or ValueVision to terminate the Merger Agreement under certain circumstances upon payment to the other party of a $5 million termination fee. The ValueVision Board of Directors considered such a termination fee in light of the range of fees payable in comparable transactions. The ValueVision Board of Directors also considered the fact that the Merger is expected to be accounted for as a purchase transaction for accounting and financial reporting purposes and is generally not expected to result in the recognition of gain or loss for federal income tax purposes.

          (viii) Management and Ownership of Quantum Direct. The ValueVision Board of Directors considered that Quantum Direct will initially have a Board of Directors consisting of 10 members, with five members selected by each of ValueVision and National Media and an Executive Committee, which will initially be comprised of Marshall S. Geller, Nicholas M. Jaksich, Robert L. Johander, Frederick S. Hammer and Robert N. Verratti. The ValueVision Board of Directors considered the likelihood that the management teams of ValueVision and National Media will complement each other and work well together in Quantum Direct (as well as the corresponding risk that the companies might not succeed in integrating management teams). The ValueVision Board of Directors also discussed and took into consideration the employment, severance and other arrangements benefiting officers and directors of National Media and ValueVision, provided for in the Merger Agreement and described below under the caption "-- Interests of Certain Persons in the Merger." The ValueVision Board of Directors also considered the pro forma ownership of Quantum Direct, noting that ValueVision shareholders would own approximately 55% of Quantum Direct and National Media stockholders would own approximately 45%. As a company with no concentrated voting control, however, the ValueVision Board of Directors did not assign any significance to the fact that the Merger would dilute the voting control of ValueVision shareholders.

          (ix) Integration of Operations; Nonrealization of Synergies. As described above, the ValueVision Board of Directors considered the extent to which the Merger would provide opportunities for revenue growth and operating cost savings that might not otherwise be available. However, the ValueVision Board of Directors also took into account that the Merger involves the integration of two companies that have previously operated independently. The ValueVision Board of Directors considered as a negative factor the possibility that Quantum Direct will not be able to integrate the respective operations of ValueVision and National Media without encountering difficulties or experiencing the loss of key ValueVision or National Media personnel due to relocation or other reasons and the possibility that the benefits expected from such integration will not be realized. In addition, the ValueVision Board of Directors considered the possibility that Quantum Direct will not be able to realize anticipated operating synergies and cost reductions from the Merger.

          (x) Countervailing Considerations. The ValueVision Board of Directors also seriously considered certain factors which could negatively impact National Media and Quantum Direct in the future. These factors include (i) the "hit" nature of National Media's business and the need to maintain a steady flow of successful product offerings, (ii) National Media's historical and continuing high level of litigation costs, (iii) recent significant liquidity problems at National Media, (iv) recent economic developments in National Media's Asian markets and (v) the need to redeem the Series C Stock as part of the Merger. These factors were considered in the context of the overall transaction and the ValueVision Board of Directors, while acknowledging the risks, still believed that the overall transaction is fair to ValueVision shareholders and provides ValueVision shareholders with the greatest opportunity for increasing value.

     The foregoing discussion of the information and factors considered and given weight by the ValueVision Board of Directors is not intended to be exhaustive but is believed to include all material factors considered by the ValueVision Board of Directors. In addition, in reaching the determination to approve and recommend approval and adoption of the Merger Agreement, in view of the wide variety of factors considered in connection with its evaluation thereof, the ValueVision Board of Directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to the different factors. In determining that the terms of the Merger are fair to, and in the best interests of, ValueVision and its shareholders, the ValueVision Board of Directors considered all of the foregoing factors, including, with respect to its analysis of the fairness of the ValueVision Exchange Ratio from a financial point of view, the opinion of Bear Stearns and the oral presentations by ValueVision's executive management regarding its independent financial analysis of ValueVision, National Media and Quantum Direct. However, the ValueVision Board of Directors did not distinguish between factors that support a determination that the Merger is "fair" and factors that support a determination that the Merger is in the "best interests" of ValueVision's shareholders.

     THE VALUEVISION BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, VALUEVISION AND ITS SHAREHOLDERS. THE VALUEVISION BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR TO NATIONAL MEDIA

     Lehman Brothers has served as financial advisor to National Media in connection with the Merger and delivered to the National Media Board of Directors a written opinion on January 5, 1998, to the effect that, as of such date and based on and subject to certain considerations and assumptions stated therein, the National Media Exchange Ratio was fair to the holders of National Media Common Stock from a financial point of view. Lehman Brothers has consented to the use of its name and the summary of the Lehman Brothers opinion in this Joint Proxy Statement/Prospectus.

     The full text of the Lehman Brothers opinion dated January 5, 1998, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. The summary of the Lehman Brothers opinion set forth in this Joint Proxy Statement/Prospectus describes the material aspects of such opinion and is qualified in its entirety by reference to the full text of such opinion.

     Other than assuming that the outcome of the Time Warner Cable litigation would not have a material adverse effect on ValueVision, which assumption was made with the consent of National Media, and making certain other assumptions as set forth under "Pro Forma Merger Analysis," no limitations were imposed by National Media on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion except that Lehman Brothers was not authorized to and did not solicit any indications of interest with respect to a purchase of all or a part of National Media's business. Lehman Brothers was not requested to and did not make any recommendation to the National Media Board of Directors as to the form or amount of consideration to be offered to National Media's stockholders in the Merger, which was determined through arm's length negotiations between National Media and its financial and legal advisors on the one hand, and ValueVision and its financial and legal advisors on the other hand. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of values to National Media, but made its determination as to the fairness, from a financial point of view, of the consideration to be offered in the Merger on the basis of the financial and comparative analyses described below. The opinion is for the use and benefit of the National Media Board of Directors and was rendered to the National Media Board of Directors in connection with its consideration of the Merger. The opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. Lehman Brothers was not requested to opine as to, and the opinion does not in any manner address, National Media's underlying business decision to proceed with or effect the Merger. In addition, based upon information and analyses provided to National Media by ValueVision, National Media authorized Lehman Brothers to assume that the resolution of the Time Warner Cable litigation would not have a material adverse impact on the business, operations, financial conditions or prospects of ValueVision or the combined company following consummation of the Merger. In authorizing Lehman Brothers to make the assumption regarding the Time Warner Cable litigation, National Media reviewed the Complaint and the Time Warner Cable Agreement and discussed the merits of the litigation with members of senior management of ValueVision familiar with the facts leading up to such litigation. National Media believes its reliance on such review and discussion with ValueVision's management was reasonable given the proximity of the filing of such suit with the execution of the Merger Agreement and the early stage of such litigation. See "Risk Factors -- Risks Relating to the Business of Quantum
Direct -- Litigation Involving ValueVision."

     In arriving at its opinion, Lehman Brothers reviewed and analyzed: (1) the Merger Agreement and the specific terms of the Merger, including provisions therein relating to corporate governance and management of the combined company following the Merger; (2) publicly available information concerning National Media and ValueVision that Lehman Brothers believed to be relevant to its analysis; (3) financial and operating information with respect to the business, operations and prospects of National Media, ValueVision and the combined company following consummation of the Merger furnished to Lehman Brothers by National Media and ValueVision; (4) trading histories of National Media Common Stock and ValueVision Common Stock from December 10, 1996 to December 31, 1997 and a comparison of those trading histories with those of other companies that Lehman Brothers deemed relevant; (5) a comparison of the historical financial results and present financial conditions of National Media and ValueVision with those of other companies that Lehman Brothers deemed relevant; (6) National Media's current cash flow forecast and limited cash position, its ability to meet short-term liquidity requirements and the potential alternatives available to National Media to fund such requirements, including the likelihood of being required to issue equity securities to any potential source of financing or the sale of all or a portion of National Media's businesses; (7) a comparison of the financial terms of the Merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant; and (8) the potential pro forma effects of the Merger, including the cost savings, operating synergies and other strategic benefits expected by the management of National Media to result from a combination of the businesses of National Media and ValueVision. In addition, Lehman Brothers had discussions with the management of National Media and ValueVision concerning their respective businesses, operations, assets, financial conditions and prospects (including, without limitation, the cost savings, operating synergies and other strategic benefits expected by management of National Media to result from a combination of the businesses of National Media and ValueVision) and have undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

     In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of each of National Media and of ValueVision that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of National Media, ValueVision and the combined company following consummation of the Merger, upon advice of National Media, Lehman Brothers assumed that such projections had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each of National Media and of ValueVision as to the future financial performance of National Media, ValueVision and the combined company following consummation of the Merger (including, without limitation, the cost savings, operating synergies and other strategic benefits expected by the management of National Media and to result from a combination of the businesses of National Media and ValueVision) and Lehman Brothers relied upon such projections in arriving at its opinion. In addition, based upon information and analyses provided to National Media by ValueVision, National Media requested that Lehman Brothers also assume that the resolution of the Time Warner Cable litigation will not have a material adverse impact on the business, operations, financial condition or prospects of ValueVision or the combined company following consummation of the Merger. In arriving at its opinion, Lehman Brothers has not conducted a physical inspection of the properties and facilities of National Media or ValueVision and has not made or obtained any evaluations or appraisals of the assets or liabilities of National Media or ValueVision. In arriving at its opinion, Lehman Brothers also assumed that the transactions contemplated by the stipulation between ValueVision and Montgomery Ward would be approved by the United States Bankruptcy Court for the District of Delaware (which subsequently has been so approved) and that the redemption of the Series C Stock would be satisfied prior to the consummation of the Merger without any waivers or modifications of any material terms thereof and that the Loan would be provided to National Media by ValueVision in accordance with its proposed terms. Upon advice of National Media and its legal and accounting advisors, Lehman Brothers further assumed that the Merger will qualify as a transfer of property to Quantum Direct as described in Section 351 of the Code and will be treated as an acquisition of National Media by ValueVision for accounting and financial reporting purposes. In addition, although Lehman Brothers fielded inquiries on National Media's behalf, Lehman Brothers did not formally solicit any indications of interest from any third party with respect to the purchase of all or a part of National Media's business. Lehman Brothers' opinion necessarily is based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the opinion.

     The following is a brief summary of the financial and comparative analyses performed and factors considered by Lehman Brothers and reviewed with the National Media Board of Directors in connection with the preparation by Lehman Brothers of its oral presentation to the National Media Board of Directors on December 12, 1997 and reaffirmed as of December 22, 1997, and in its January 5, 1998 written opinion.

     The presentation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis or factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and the factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinion. In performing its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of National Media or ValueVision. Any estimates contained in the analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     Projections. As discussed above, Lehman Brothers analyzed one set of Quantum Direct projections in support of its fairness opinion. These projections are summarized below. The projections were not reviewed by independent auditors and were not prepared in accordance with generally accepted accounting principles or with Regulation S-X of the Securities Act of 1933, as amended. Such projections were based on numerous estimates and other assumptions and are inherently subject to significant uncertainties and contingencies. There is no assurance that the projections will be achieved and the inclusion of such estimates herein should not be regarded as an indication that ValueVision, National Media, Quantum Direct or any other person considers such estimates an accurate prediction of future events. See "The Merger -- Cautionary Statement Concerning Forward-Looking Statements."

     The Quantum Direct projections analyzed by Lehman Brothers included revenues of $515.3 million, $582.5 million and $652.1 million in the fiscal years ending January 31, 1999, 2000 and 2001, respectively. Such projections also included operating income (i.e., earnings before interest and taxes, after giving effect to certain merger synergies) of $32.5 million, $39.6 million and $45.7 million in the fiscal years ending January 31, 1999, 2000 and 2001, respectively. Such projections also included earnings before interest, taxes, depreciation and amortization, after giving effect to certain merger synergies, of $44.3 million, $51.5 million and $58.0 million in the fiscal years ending January 31, 1999, 2000 and 2001, respectively.

     Historical Stock Performance. Lehman Brothers reviewed the trading price of the shares of National Media Common Stock and ValueVision Common Stock, specifically, with respect to the most recent closing, fifty-two week high, fifty-two week low and 60 day average prices. The historical stock performance review was performed to provide background information and to add context to the other analyses performed by Lehman Brothers, as described below.

     Comparable Company Analysis. Using publicly available information, Lehman Brothers compared the financial performance and stock market valuation of National Media and of ValueVision with those of the following companies, which were selected based on general business, operating and financial characteristics comparable to National Media and ValueVision: CUC International Inc.; Fingerhut Companies, Inc.; Harte-Hanks Communications, Inc.; HSN; The Reader's Digest Association, Inc.; Shop at Home, Inc. and Sport Supply Group, Inc. (the "Comparable Public Companies"). In addition, National Media was included as a comparable company when evaluating ValueVision and ValueVision was included as a comparable company when evaluating National Media . Among other multiples, Lehman Brothers calculated the median multiples for the Comparable Public Companies for the equity market value plus net indebtedness, preferred stock and minority interests ("Firm Value") to latest twelve months ("LTM") revenues, EBIT and EBITDA. The median multiples for the Comparable Public Companies comparable to ValueVision for the Firm Value to revenues, EBIT and EBITDA were 0.92x, 20.4x and 14.2x, respectively. Based on the above multiple range, the range of implied value was $2.25 to $6.56 per share of ValueVision and $2.00 to $10.68 per share of National Media. The range of multiples was from 0.45x to 5.93x, 9.0x to 30.0x and 6.4x to 19.2x, respectively. The median multiples for the Comparable Public Companies comparable to National Media for the Firm Value to revenues, EBIT and EBITDA were 0.92x, 20.4x and 14.2x, respectively. The range of multiples was from 0.23x to 5.93x, 9.0x to 30.0x and 6.4x to 19.2x, respectively. The calculation of such medians and ranges excluded certain exceptionally high and/or low (or negative) multiples. The ratios for the Comparable Public Companies were based on publicly available financial statements dated July 31, 1997, September 30, 1997 and/or October 31, 1997 and closing stock market prices on December 10, 1997.

     However, because of the inherent differences between the businesses, operations and prospects of ValueVision and National Media and the businesses, operations and prospects of the Comparable Public Companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of this analysis and accordingly made qualitative judgments concerning differences between the financial and operating characteristics of ValueVision, National Media and the Comparable Public Companies, that would, in the view of Lehman Brothers, affect the public trading values of ValueVision and of National Media and such comparable companies.

     Comparable Transaction Analysis. Using publicly available information, Lehman Brothers reviewed certain terms and financial characteristics of merger or acquisition transactions which Lehman Brothers deemed to be comparable (based on the business of the acquired company, the size of the transaction and the form of the consideration, among other factors) to the Merger. The transactions considered by Lehman Brothers in its analysis consisted of (identified by acquiror/acquiree): The News Corporation Limited/ Heritage Media Corp.; The Home Depot, Inc./Maintenance Warehouse -- America Corp.; Silver King Communications, Inc./HSN; Harte-Hanks Communications, Inc./DiMark, Inc.; Micro Warehouse, Inc./ Inmac Corp.; Heritage Media Corp./Dimac Corp.; Value Health, Inc./Diagnostics, Inc.; Comcast Corporation/Tele-Communications, Inc.; Montgomery Ward Holding Corp./ValueVision (for National Media only); National Media/Prestige, Prestige Marketing International Limited and Suzanne Paul (for ValueVision only); and National Media/Positive Response (for ValueVision only) (the "National Media Comparable Transactions"). Lehman Brothers calculated the median multiples for the National Media Comparable Transactions for the Firm Value (using the transaction price for equity market value) to LTM revenues, EBIT and EBITDA. The median multiples for transactions reviewed in analyzing the Merger from National Media's perspective were 1.27x, 11.3x and 8.6x, respectively. The median multiples for transactions reviewed in analyzing the Merger from ValueVision's perspective were 1.19x, 11.2x and 8.5x, respectively. Based on the above multiple range, the range of implied value was $1.96 to $8.04 per share of ValueVision and $1.05 to $14.90 per share of National Media.

     However, because the market conditions, rationale and circumstances surrounding each of the transactions were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of the Quantum Direct from ValueVision's perspective and the Quantum Direct from National Media's perspective, and the acquired businesses analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not rely solely on the quantitative results of this analysis, and accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the Merger that would affect the acquisition values of ValueVision, National Media and such acquired companies.


     Discounted Cash Flow Analysis of ValueVision. Lehman Brothers calculated the present value of the future streams of after-tax cash flows that ValueVision could be expected to produce over a ten-year period. The analysis utilized projections relating to the business, operations and prospects of ValueVision. ValueVision's management provided such projected information for the period February 1, 1998 through January 31, 2001. The projected information for the period February 1, 2001 through January 31, 2008 was extrapolated by National Media and Lehman Brothers from the projections provided by ValueVision's management. In calculating the projected after-tax cash flows of ValueVision, Lehman Brothers did not include the results of Montgomery Ward Direct. The projected after-tax cash flows for ValueVision (excluding the results of Montgomery Ward Direct) for each of the fiscal years ending January 31, 1999, January 31, 2000 and January 31, 2001 were approximately $1.8 million, $3.0 million and $4.4 million, respectively. The preceding projections were not reviewed by independent auditors and were not prepared in accordance with generally accepted accounting principles or with Regulation S-X of the Securities Act of 1933, as amended. Such projections were based on numerous estimates and other assumptions and are inherently subject to significant uncertainties and contingencies. There is no assurance that the projections will be achieved and the inclusion of such estimates herein should not be regarded as an indication that ValueVision, National Media, Quantum Direct or any other person considers such estimates an accurate prediction of future events. See "The Merger -- Cautionary Statement Concerning Forward-Looking Statements."


     The only material assumption made with respect to the projected after-tax cash flows of ValueVision was that the results of Montgomery Ward Direct were not included. After-tax cash flows for the ten year period beginning on February 1, 1998 and ending on January 31, 2008 were calculated as unlevered after-tax earnings plus amortization and depreciation less net changes in non-cash, non-debt working capital and capital expenditures ("Unlevered After-Tax Cash Flow"). Lehman Brothers calculated terminal values for ValueVision in 2008 by applying a range of perpetual growth rates to Unlevered After-Tax Cash Flow for the year ended January 31, 2008. Lehman Brothers' determination of the appropriate range of perpetual growth rates used was based on an assessment of the business characteristics, operations and outlook for ValueVision, and on Lehman Brothers' general experience in valuations of companies. The cash flow streams and terminal values were then discounted to present values using a range of discount rates, which were chosen based on several assumptions regarding factors such as inflation rates, interest rates, the inherent business risk in ValueVision's business and the cost of capital to ValueVision. Perpetual growth rates in after-tax cash flows for ValueVision were projected by National Media to be 3.0% to 5.0%. Discount rates ranged between 13.0% and 15.0%. Range of values for ValueVision's theoretical intrinsic value per share resulting from this analysis was $3.09 to $3.77 per share assuming no value for ValueVision's other non-operating assets, and $5.38 to $6.05 assuming full value of ValueVision's other non-operating assets, as estimated by management of ValueVision. This assumes that the shares of ValueVision Common Stock and ValueVision warrants held by Montgomery Ward would be retired/repurchased.

     Analysis of Non-Operating Assets of ValueVision. In addition to reviewing and analyzing the operations of ValueVision, Lehman Brothers also reviewed and analyzed the non-operating assets of ValueVision, including investments in public and private assets such as, public and private companies, partnerships, investment funds, land and television stations "Non-Operating Assets." Management of ValueVision provided Lehman Brothers with a schedule of such investments, including their then-current value (as determined by ValueVision management) and tax basis.

     Discounted Cash Flow Analysis of National Media. Lehman Brothers calculated the present value of the future streams of after-tax cash flows that National Media could be expected to produce over a ten year period. The analysis utilized projections covering the period January 1, 1998 through December 31, 2007 and relating to the business, operations and prospects of National Media provided by National Media's management and relied on certain assumptions with respect to National Media's future business and operations. No assumptions were made with respect to such after-tax cash flows. Lehman Brothers calculated terminal values for National Media in 2007 by applying a range of perpetual growth rates to Unlevered After-Tax Cash Flow for the year ended December 31, 2007. Lehman Brothers' determination of the appropriate range of perpetual growth rates was based on an assessment of the business characteristics, operations and outlook for National Media, and on Lehman Brothers' general experience in valuations of companies. The cash flow streams and terminal values were then discounted to present values using a range of discount rates which were chosen based on several assumptions regarding factors such as inflation rates, interest rates, the inherent business risk in National Media's business, and the cost of capital to National Media. Perpetual growth rates in after-tax cash flows for National Media were projected by National Media to be 3.0% to 5.0%. Discount rates ranged between 17.0% and 19.0%. Range of theoretical intrinsic per share values for National Media Common Stock resulting from this analysis was $3.85 to $5.10 per share.

     Pro Forma Merger Analysis. Based on the projections for National Media for the period January 1, 1998 through December 31, 2007 provided by management of National Media, the projections for ValueVision provided by management of ValueVision for the period February 1, 1998 through January 31, 2001, and the projections for ValueVision provided by management of National Media for the period February 1, 2001 through January 31, 2008; the value of ValueVision's Non-Operating Assets; and employing the estimates by the management of each of National Media and ValueVision as to potential cost savings anticipated to result from the Merger, Lehman Brothers compared the estimated theoretical intrinsic value of a share of National Media Common Stock (as computed in the Discounted Cash Flow Analysis of National Media) with the estimated theoretical intrinsic value of a common share in the combined company. In its pro forma merger analysis, Lehman Brothers made the following assumptions: (i) operating results of ValueVision's Montgomery Ward Direct catalog operations were excluded; (ii) ValueVision's shares and warrants held by Montgomery Ward would be retired/repurchased; (iii) certain ValueVision officers would receive additional options with exercise prices "at the money" in connection with the Merger; (iv) Robert N. Verratti's options would be priced according to the terms of his employment agreement; (v) the Series C Stock would be repurchased; and
(vi) that transaction fees of approximately $5 million would be incurred in connection with the Merger. Based upon such assumptions and estimates, including the potential cost savings, operating synergies and other strategic benefits expected by the management of each of National Media and ValueVision to result from a combination of the businesses of National Media and ValueVision, Lehman Brothers noted that the Merger would result in a theoretical intrinsic value per share of National Media Common Stock of $4.21 to $5.22 excluding synergies and $5.01 to $6.23 including synergies. Therefore, as compared with the theoretical intrinsic value of a share of National Media Common Stock prior to the Merger of $3.85 to $5.10 (as described above), the Merger should result in per share value accretion for current holders of National Media Common Stock of between 9.4% to 22.2%. Lehman Brothers also performed pro forma merger analyses using various other assumptions with respect to the value of ValueVision's Non-Operating Assets.

     Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The National Media Board of Directors selected Lehman Brothers because of its expertise, reputation and familiarity with the media industry in general and because its investment banking professionals have substantial experience in transactions similar to the Merger.

     As compensation for its services in connection with the Merger, National Media has agreed to pay Lehman Brothers a fee for acting as financial advisor in connection with the Merger, including rendering its opinion. This fee includes
(i) a $200,000 retainer and (ii) a fee based on the aggregate value of the total consideration paid to National Media, and payable upon the closing of the Merger, equal to 1.0% of the first $200 million of such consideration, plus 0.80% of any amount over $200 million, but in no event less than $2 million, against which the retainer fees paid to Lehman Brothers will be credited. It is presently expected that the total fees payable to Lehman Brothers will be $2 million. In addition, National Media has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the Merger and to indemnify Lehman Brothers and certain related persons for certain liabilities that may arise out of its engagement by National Media and the rendering of its opinion.

     In the ordinary course of its business, Lehman Brothers may actively trade in National Media Common Stock and ValueVision Common Stock for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

OPINION OF FINANCIAL ADVISOR TO VALUEVISION

     At the January 4, 1998 telephonic meeting of the ValueVision Board of Directors, Bear Stearns delivered its oral opinion (which was subsequently confirmed in writing as of January 5, 1998) to the effect that, as of the date thereof and subject to the assumptions and qualifications set forth therein, the ValueVision Exchange Ratio was fair to the holders of ValueVision Common Stock from a financial point of view (the "Bear Stearns Opinion"). Bear Stearns has consented to the use of its name and the summary of its opinion in this Joint Proxy Statement/Prospectus.

     The full text of the Bear Stearns' Opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached hereto as Annex C and is incorporated herein by reference. Bear Stearns has consented to the inclusion of its opinion letter in this Joint Proxy Statement/Prospectus and references thereto under this section. In giving such consent, Bear Stearns does not admit that it comes within the category of persons whose consent is required under, and Bear Stearns does not admit that it is an "expert" with respect to any part of this Joint Proxy Statement/Prospectus for purposes of the Securities Act and the rules and regulations thereunder. ValueVision shareholders are urged to, and should, read the Bear Stearns Opinion carefully in its entirety. The Bear Stearns Opinion is intended for the benefit and use of the ValueVision Board of Directors and does not constitute a recommendation to the ValueVision Board of Directors to approve the transaction or to any holder of ValueVision Common Stock as to how to vote shares in connection with the Merger. The Bear Stearns Opinion does not address ValueVision's underlying business decision to pursue or consummate the Merger. In addition, Bear Stearns does not express any opinion as to the price or range of prices at which the shares of Quantum Direct may trade subsequent to the consummation of the Merger. The summary of the Bear Stearns Opinion set forth in this Joint Proxy Statement/Prospectus describes the material aspects of such opinion and is qualified in its entirety by reference to the full text of such opinion.

     The financial terms of the Merger, including but not limited to the ValueVision Exchange Ratio, were determined by arm's length negotiations between ValueVision and National Media and were not based on any recommendation by Bear Stearns, although Bear Stearns provided advice to ValueVision from time to time with respect to such terms. No limitations were imposed by ValueVision with respect to the investigations made or the procedures followed by Bear Stearns in rendering its opinion, but Bear Stearns did not perform an independent assessment of the risks presented by currently outstanding litigation involving National Media. For a discussion of these risks, see "Risk Factors -- Risks Related to the Business of Quantum Direct -- Litigation Involving National Media.".

     In the course of performing its review and analysis for rendering its opinion, Bear Stearns, among other things: (i) reviewed the Merger Agreement (including the exhibits attached thereto); (ii) reviewed each of ValueVision's and National Media's Annual Reports to Shareholders and Annual Reports on Form 10-K, as amended for the years ended January 31, 1997 and March 31, 1997, respectively, and Quarterly Reports on Form 10-Q for the periods ended April 30, July 31 and October 31, 1997 for ValueVision and June 30 and September 30, 1997 for National Media; (iii) reviewed certain operating and financial information, including internal projections of future financial results, provided to and reviewed for Bear Stearns by the senior management of each of ValueVision and National Media relating to their respective businesses and future prospects;
(iv) met with certain members of the senior managements of ValueVision and National Media to discuss their respective operations, historical financial statements and future prospects, as well as their views of the business, operational and strategic benefits, potential synergies and other effects and implications of the Merger; (v) reviewed the historical stock prices, trading volumes and valuation parameters of ValueVision and National Media Common Stock;
(vi) reviewed certain publicly available financial data, stock market performance data and valuation parameters of companies which Bear Stearns deemed generally comparable to ValueVision and National Media; (vii) reviewed the financial terms of selected recent transactions which Bear Stearns deemed generally comparable to the Merger; and (viii) conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

     In the course of its review, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including projections, provided to Bear Stearns by ValueVision and National Media or otherwise publicly available. With respect to projected financial results and the potential synergies that could be achieved upon consummation of the Merger, Bear Stearns assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of each of ValueVision and National Media as to the expected future financial performance of their respective companies, the combined company and as to the expected synergies achievable within the forecasted time frames. Bear Stearns expressed no view with respect to the obtainability of such projections and the potential synergies or the assumptions on which they are based. Bear Stearns has not assumed any responsibility for the independent verification of any such information or projections provided to Bear Stearns and has relied further upon the assurances of the senior managements of ValueVision and National Media that they are unaware of any facts that would make the information or projections provided to Bear Stearns incomplete or misleading. National Media provided ValueVision with various documents regarding its pending and threatened litigation and claims. Based upon their review of these documents and discussions with National Media's management and legal advisors, ValueVision's management and legal advisors estimated what they believed to be a "high end" potential range of legal exposure for such matters of approximately $2.0 million to $3.5 million. Bear Stearns relied upon ValueVision's estimate and expresses no opinion on such litigation and no view as to the estimate of such liability. In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities of ValueVision and National Media, nor was Bear Stearns furnished with any such appraisals. The Bear Stearns Opinion is necessarily based on the economic, market and other conditions and the information made available to it as of the date of such opinion. The opinion does not address ValueVision's underlying decision to effect the Merger. Bear Stearns assumed that the Merger will be accounted for under purchase accounting and Sections 351 and 368(a) (solely with respect to ValueVision) of the Internal Revenue Code of 1986 as contemplated by the Merger Agreement.

     For purposes of rendering the Bear Stearns Opinion, Bear Stearns assumed, with the consent of ValueVision's management, that the projections provided by ValueVision are reasonably obtainable, and that the synergies described as being reasonably obtainable will be obtained. Bear Stearns has also assumed, with the consent of ValueVision's management, that the representations and warranties of each party contained in the Merger Agreement are true and correct in all material respects, that each party will perform, in all material respects, all of the material covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied or waived, unless the waiver of such condition would materially impact ValueVision.

     In connection with preparing and rendering the Bear Stearns Opinion, Bear Stearns performed a variety of financial analyses. The summary of such analyses, as set forth below, does not purport to be a complete description of the analyses underlying the Bear Stearns Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to summary description. Bear Stearns believes that its analyses must be considered as a whole, and that selecting portions of its analyses and the factors considered by it without considering all such factors and analyses, could create an incomplete view of the process underlying the Bear Stearns Opinion. In arriving at its opinion, Bear Stearns considered the results of all the analyses it performed. Such analyses were prepared solely for purposes of providing its opinion as to the fairness of the ValueVision Exchange Ratio, from a financial point of view, to the shareholders of ValueVision and do not purport to be appraisals or necessarily indicate the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those results suggested by such analyses. As described above, the Bear Stearns Opinion and Bear Stearns' presentation to the ValueVision Board of Directors was one of many factors taken into consideration by the ValueVision Board of Directors in making its determination to approve the Merger.

     Bear Stearns reviewed various financial projections provided to it by management of ValueVision and National Media. With respect to the financial projections for ValueVision, Bear Stearns based its analyses on projections provided by the management of ValueVision. With respect to the financial projections for National Media, Bear Stearns based its analyses on two alternative sets of financial projections. The first was based on projections provided to Bear Stearns by the management of National Media. The second, based on more conservative assumptions regarding National Media's projected operations, including increases in the advertising-to-sales ratio, cost of goods sold and distribution and selling expenses, with general and administrative expenses varied to result in an approximately 4% EBITDA margin, all consistent with average comparable historical ratios, was jointly developed by Bear Stearns and ValueVision. The resulting two sets of projections for Quantum Direct include certain synergies identified by ValueVision, including, but not limited to, the estimated savings from the consolidation of certain distribution facilities of the companies and other general and administrative functions.

     Projections. As discussed above, Bear Stearns analyzed two sets of Quantum Direct projections in support of its fairness opinion. These projections are summarized below. The projections were not reviewed by independent auditors and were not prepared in accordance with generally accepted accounting principles or with Regulation S-X of the Securities Act of 1933, as amended. Such projections were based on numerous estimates and other assumptions and are inherently subject to significant uncertainties and contingencies. There is no assurance that the projections will be achieved and the inclusion of such estimates herein should not be regarded as an indication that ValueVision, National Media, Quantum Direct or any other person considers such estimates an accurate prediction of future events. See "The Merger -- Cautionary Statement Concerning Forward-Looking Statements."

     The first set of Quantum Direct projections analyzed by Bear Stearns included revenues of $532.8 million, $581.4 million and $650.1 million in the fiscal years ending January 31, 1999, 2000 and 2001, respectively. Such projections included operating income (i.e. earnings before interest and taxes, after giving effect to certain merger synergies) of $22.0 million, $31.7 million, and $38.7 million in the fiscal years ending January 31, 1999, 2000 and 2001, respectively. Such projections also included earnings before interest, taxes, depreciation and amortization, after giving effect to certain merger synergies, of $37.2 million, $46.7 million and $53.7 million in the fiscal years ending January 31, 1999, 2000 and 2001, respectively.

     The second set of Quantum Direct projections analyzed by Bear Stearns included revenues of $511.9 million, $555.1 million and $615.6 million in the fiscal years ending January 31, 1999, 2000 and 2001, respectively. Such projections included operating income (i.e. earnings before interest and taxes, after giving effect to certain merger synergies) of $13.7 million, $20.9 million, and $25.7 million in the fiscal years ending January 31, 1999, 2000 and 2001, respectively. Such projections also included earnings before interest, taxes, depreciation and amortization, after giving effect to certain merger synergies, of $28.9 million, $35.9 million and $40.8 million in the fiscal years ending January 31, 1999, 2000 and 2001, respectively.

     The following is a summary of the material analyses presented by Bear Stearns to the ValueVision Board in connection with the rendering of the Bear Stearns Opinion.

     Analysis of Market Equity Ratios. Bear Stearns reviewed and analyzed certain actual market equity values for ValueVision and National Media (the "Market Equity Values") based on the respective prices per share as of December 30, 1997 and based on the average price per share over the previous 30 trading days. In this analysis, Bear Stearns compared the ratio of the Market Equity Value of ValueVision to the sum of the Market Equity Values of ValueVision and National Media after giving effect to the ValueVision Exchange Ratio. ValueVision shareholders will receive approximately 55% of Quantum Direct's Common Stock, which is higher than the ratio of the Market Equity Value of ValueVision to the aggregate Market Equity Value of ValueVision and National Media of approximately 54% and 51%, based on the stock price as of December 30, 1997 and the average price over the previous 30 trading days, respectively.

     Pro Forma Merger Analysis. Bear Stearns analyzed certain pro forma financial effects of the Merger based upon the estimated 1999 revenue and EBITDA of Quantum Direct on a per share basis. Such pro forma analysis did not consider one-time costs which may be incurred in connection with the Merger. The pro forma analysis reflected certain assumptions regarding potential cost savings anticipated to result from the Merger (See Footnote 1 to Selected Pro Forma Condensed Consolidated Financial Data) provided by management of each of ValueVision and National Media. The analysis calculated the revenue and EBITDA on a per-share basis which each ValueVision shareholder had in ValueVision stand-alone and then compared this to the revenue and EBITDA per share of ValueVision shareholders in Quantum Direct, taking into account the ValueVision Exchange Ratio. This analysis was performed on the two alternative sets of projections of Quantum Direct described earlier, and the results of revenue and EBITDA per share were as follows: for ValueVision stand-alone, $8.10 and $0.12, respectively, and for each of the two sets of projections of Quantum Direct, $11.29 and $0.59, and $11.76 and $0.76, respectively.

     Net Asset Valuation. Bear Stearns analyzed the net assets of ValueVision and Quantum Direct. The "Net Asset Value" equals the sum of: (i) the estimated value of operating assets of ValueVision on a stand-alone basis and of Quantum Direct and (ii) the Net After-Tax Cash Equivalent Value (as defined below) of certain assets, less debt.

     The Net After-Tax Cash Equivalent Value projected by ValueVision management equals the projected after-tax value of certain non-operating assets of ValueVision and Quantum Direct, as the case may be, as projected by ValueVision management as of October 31, 1997, less the estimated cash cost of redeeming the preferred equity interests of the holders of the Series C Stock (approximately $22.5 million given the $20 million investment plus prepayment fees assuming the shares are redeemed six months after their September 18, 1997 issue date) and repurchasing the ValueVision Common Stock held by Montgomery Ward (approximately $4.9 million), as applicable. ValueVision's and Quantum Direct's Net After-Tax Cash Equivalent Values were projected by ValueVision senior management at approximately $105.8 million and $101.3 million, respectively, as of October 31, 1997. The debt of ValueVision and Quantum Direct was approximately $1.5 million and $28.9 million, respectively, as of October 31, 1997, as estimated by ValueVision management.

     In arriving at the Net Asset Values, Bear Stearns used discounted cash flow analyses to estimate the value of various operating assets. This consisted of
(i) calculating a range of net present values for the unlevered free cash flows (based on the financial projections for ValueVision stand-alone and the two sets of financial projections for Quantum Direct) using discount rates in the range of 12% to 16% reflecting the weighted average costs of capital and (ii) combining such values with estimated terminal values by multiplying projected EBITDA in fiscal year 2003 by terminal EBITDA multiples in the range of 5x to 9x for ValueVision stand-alone and 6x to 10x for Quantum Direct, and discounting such terminal values using the same discount rates utilized for the unlevered free cash flows. The discounted cash flow analysis for

ValueVision stand-alone and the two sets of alternative financial projections for Quantum Direct resulted in an estimate of the after-tax value of the operating assets of approximately $62 million, $252 million and $358 million, respectively, which was then used in the Net Asset Value calculation as discussed in the preceding paragraph. These analyses resulted in a Net Asset Value of ValueVision stand-alone of approximately $166.2 million, or $6.20 per share. Under each set of projections for Quantum Direct, the analyses resulted in a Net Asset Value of approximately $324.6 million based upon the more conservative projections and $430.3 million based upon the projections provided by National Media, or approximately $6.64 and $8.80 per share, respectively, after giving effect to the ValueVision Exchange Ratio. The analyses implied an increase in Net Asset Value per share for ValueVision shareholders of approximately 6.8% based upon the more conservative projections, and 41.7% based upon the projections supplied by National Media.

     Historical Stock Price Performance and Implied Market Ratios. Bear Stearns reviewed the historical stock prices of ValueVision Common Stock and National Media Common Stock and the implied market ratios, which it determined by dividing the price per share of ValueVision Common Stock by the price per share of National Media Common Stock (the "Market Ratio"), over various periods of time including, among other periods, the twelve months ended December 30, 1997. According to Bear Stearns' calculations, the Market Ratio ranged from a low of
0.40 to a high of 1.29, with an average of 0.72 during the twelve months ended December 30, 1997. Bear Stearns noted that during this period, the ValueVision Exchange Ratio was within the range of the high and low Market Ratios and above the average Market Ratio. Accordingly, from ValueVision's financial perspective, the ValueVision Exchange Ratio provided a premium of approximately 65.3% to the average implied Market Ratio for the period.

     Bear Stearns is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The ValueVision Board of Directors selected Bear Sterns because of its expertise, reputation and familiarity with the media industry in general and because its investment banking professionals have substantial experience in transactions similar to the Merger.

     Pursuant to an engagement letter between ValueVision and Bear Stearns and as amended November 6, 1997, ValueVision agreed to pay Bear Stearns a fee of $275,000 for rendering its opinion relating to the Merger (the "Fairness Opinion Fee"). ValueVision also agreed to pay Bear Stearns a fee equal to 1.25% of the aggregate value of any consideration received by the shareholders of ValueVision in connection with the Merger, payable upon consummation of the Merger, net of the Fairness Opinion Fee. Based on the recent closing prices of ValueVision Common Stock, it is presently expected that the total fees payable to Bear Stearns will be approximately $1.5 to $2 million. ValueVision also agreed to reimburse Bear Stearns for its out-of-pocket expenses, including the reasonable fees and disbursements of counsel, and to indemnify Bear Stearns and certain related persons against certain liabilities in connection with the engagement of Bear Stearns, including certain liabilities under the federal and state securities laws.

     In the ordinary course of its business, Bear Stearns may actively trade the equity securities of ValueVision, National Media or Quantum Direct for its own accounts and for the accounts of customers and, accordingly, may, at any time, hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the Boards of Directors of National Media and ValueVision with respect to the Merger, the holders of National Media Common Stock and National Media Series B Stock and the holders of ValueVision Common Stock should be aware that certain members of management of each of National Media and ValueVision and of the National Media Board of Directors and the ValueVision Board of Directors have interests in the Merger that are different from, or in addition to, the interests of the holders of National Media Common Stock, National Media Series B Stock and ValueVision Common Stock generally. The Boards of Directors of each of National Media and ValueVision were aware of such interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

     Board Of Directors, Committees and Management of Quantum Direct. As provided in the Merger Agreement, upon the filing of the National Media certificate of merger with the Secretary of State of the State of Delaware and the ValueVision articles of merger with the Secretary of State of the State of Minnesota, or at such later time as specified therein (the "Effective Time"), the Quantum Direct Board of Directors will initially consist of 10 directors, five of which will be designated by National Media and five of which will be designated by ValueVision, all of which will be spread as evenly as possible among Quantum Direct's three classes of Directors. Upon the appointment of a successor Chief Executive Officer by the Quantum Direct Board of Directors, the Quantum Direct Board of Directors will be expanded to 11 directors, with the successor Chief Executive Officer filling the vacancy created by such expansion. The Merger Agreement also provides that until three years after the Effective Time, the Quantum Direct Board of Directors as constituted following each election of directors shall consist of equal numbers of National Media Directors (as defined below) and ValueVision Directors (as defined below). If at any time prior to three years after the Effective Time, the number of National Media Directors and ValueVision Directors serving, or that would be serving following the next stockholders' meeting at which directors of Quantum Direct are to be elected, would not be equal, then, subject to their fiduciary duties, the Quantum Direct Board of Directors shall immediately appoint to the Quantum Direct Board of Directors, and nominate for election at the next stockholders' meeting at which directors are to be elected, such person or persons as may be requested by the remaining National Media Directors (if the number of National Media Directors is, or would otherwise become, less than the number of ValueVision Directors) or by the remaining ValueVision Directors (if the number of ValueVision Directors is, or would otherwise become, less than the number of National Media Directors) to ensure that there shall be an equal number of National Media Directors and ValueVision Directors. The term "National Media Director" means (i) any person serving as a director of National Media who was selected by the National Media Board of Directors on or prior to the Effective Time to serve as a director of Quantum Direct, (ii) any person who becomes a director of Quantum Direct pursuant to the second preceding sentence and who is designated by the National Media Directors and (iii) any person designated by any holder of National Media's or Quantum Direct's Series B Stock outstanding prior to or as of the Effective Time. The term "ValueVision Director" means (i) any person serving as a director of ValueVision who was selected by the ValueVision Board of Directors on or prior to the Effective Time to serve as a director of Quantum Direct and (ii) any person who becomes a Director of Quantum Direct pursuant to the second preceding sentence and who is designated by the ValueVision Directors.

     The Quantum Direct Board of Directors will have an Executive Committee. Until three years after the Effective Time, the Executive Committee will have responsibility for (i) recommending to the full Quantum Direct Board of Directors a successor Chief Executive Officer (and any successor thereto) to Quantum Direct's interim Chief Executive Officer, Robert L. Johander and (ii) shall have, to the fullest extent permitted by Delaware law, all of the powers, duties and responsibilities (including, without limitation, those relating to any and all issues relating to the FCC and any assets subject to its regulation) of the entire Quantum Direct Board of Directors (except with respect to those actions that require a supermajority vote as set forth in the Bylaws of Quantum Direct). Until three years after the Effective Time, the Executive Committee will be comprised of three ValueVision Directors (who initially shall be Marshall S. Geller, Nicholas M. Jaksich and Robert L. Johander) and two National Media Directors (who initially shall be Frederick S. Hammer and Robert N. Verratti).

     The Quantum Direct Board of Directors will have a Compensation Committee. Until three years after the Effective Time, the Compensation Committee will have responsibility for (i) reviewing the compensation and employee benefit policies of Quantum Direct, (ii) recommending to the Executive Committee base salary amounts and incentive awards for all elected officers of Quantum Direct and setting guidelines for the administration of all salaries, (iii) administering incentive compensation and awarding stock options to employees under any stock option or compensation plan of Quantum Direct and amending or modifying any provisions of such stock option or compensation plan that may be amended or modified without stockholder approval and (iv) supervising all administrative matters with respect to the foregoing. Until three years after the Effective Time, the Compensation Committee will be comprised of two ValueVision Directors and one National Media Director, each of whom shall meet the requirements of independence as established by the exchange or market on which Quantum Direct's stock is then traded or quoted.

     At the Effective Time, pursuant to the terms of the employment agreements described below under "-- Interests of Certain Persons in the Merger -- Employment Agreements," (i) Robert L. Johander, the current Chairman and Chief Executive Officer of ValueVision, and Frederick S. Hammer, the current President and Chief Executive Officer of National Media, will serve as Co-Chairmen of the Board of Quantum Direct, (ii) Robert L. Johander will serve as interim Chief Executive Officer of Quantum Direct (Quantum Direct has engaged an executive search firm to find a successor Chief Executive Officer to Mr. Johander), (iii) Nicholas M. Jaksich, the current President and Chief Operating Officer of ValueVision, will serve as President and Chief Operating Officer of Quantum Direct; and (iv) Stuart R. Romenesko, the current Chief Financial Officer of ValueVision, will serve as the Chief Financial Officer of Quantum Direct.

     Indemnification of Directors and Officers of National Media and ValueVision. The Merger Agreement provides that (a) from and after the Effective Time, Quantum Direct will, and will cause the surviving corporations in the National Media Merger and ValueVision Merger to, indemnify and hold harmless each present and former director and officer of National Media and ValueVision (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that National Media or ValueVision, as the case may be, would have been permitted under Delaware law or Minnesota law and its certificate of incorporation or articles of incorporation, as the case may be, or bylaws in effect on the date of the Merger Agreement to indemnify such person (and Quantum Direct, National Media and ValueVision shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification), and (b) for a period of six years after the Effective Time, Quantum Direct will maintain or cause National Media and ValueVision to maintain in effect policies of directors' and officers' liability insurance covering those persons who are currently covered by ValueVision's or National Media's directors' and officers' liability insurance policy with coverage in amount and scope at least as favorable as National Media's and ValueVision's existing coverage (provided the annual aggregate premium does not exceed 200% of the annual premium currently paid by National Media and ValueVision for such coverage (in either case, a "Current Premium")) with respect to claims arising from facts or events which occurred on or before the Effective Time. If such premium would at any time exceed 200% of the Current Premium, then National Media and ValueVision shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to 200% of the Current Premium.

     Employment Agreements.

     Constantinos I. Costalas. Pursuant to the terms of the Merger Agreement, Mr. Costalas, National Media and Quantum Direct executed an amendment to Mr. Costalas' employment agreement to become effective upon consummation of the transactions contemplated by the Merger Agreement. Pursuant to the amended employment agreement, Mr. Costalas will serve as Vice Chairman and Chief Operating Officer of National Media for a period of 18 months following the Effective Time at an annual minimum salary of $325,000. Under his existing agreement, Mr. Costalas would have been entitled to resign following the consummation of the Merger and to receive a lump sum payment equal to three years base salary ($975,000). At the request of ValueVision, Mr. Costalas agreed to defer such payment. Mr. Costalas will be entitled to a retention payment equal to $975,000 at the end of the 18 month term of the amended agreement. The retention payment will also be payable in the event the agreement is terminated during the 18 month term by reason of Mr. Costalas' death or total disability, by National Media without "Cause" or by Mr. Costalas' resignation for "Good Reason." During the 18 month period, Mr. Costalas shall be entitled to certain health benefits, bonus plans, an automobile allowance and life insurance as generally made available to National Media's executive officers. National Media's obligations under Mr. Costalas' agreement will be guaranteed by Quantum Direct.

     Frederick S. Hammer. Pursuant to the terms of the Merger Agreement, Mr. Hammer, National Media and Quantum Direct executed an amendment to Mr. Hammer's employment agreement to become effective upon consummation of the transactions contemplated by the Merger Agreement. Pursuant to the amended employment agreement, Mr. Hammer will serve as Chairman of the Board of National Media for a period of six months following the Effective Time at an annual minimum salary of $200,000. Under his existing agreement, Mr. Hammer would have been entitled to resign following the consummation of the Merger and to receive a lump sum payment equal to one year base salary ($200,000). At the request of ValueVision, Mr. Hammer agreed to defer such payment. Mr. Hammer will be entitled to a retention payment equal to $200,000 at the end of the six month term of the amended agreement. The retention payment will also be payable in the event the agreement is terminated during the six month term by reason of Mr. Hammer's death or total disability, by National Media without "Cause" or by Mr. Hammer's resignation for "Good Reason." During the six month period, Mr. Hammer shall be entitled to certain health benefits, bonus plans, an automobile allowance and life insurance as generally made available to National Media's executive officers. National Media's obligations under Mr. Hammer's agreement will be guaranteed by Quantum Direct.

     Robert N. Verratti. National Media and Mr. Verratti have amended and restated Mr. Verratti's employment agreement pursuant to which Mr. Verratti is employed as President and Chief Executive Officer of National Media for an initial term expiring December 31, 1998, at an annual minimum salary of $200,000. In connection with such agreement, Mr. Verratti holds options to purchase up to 700,000 shares of National Media Common Stock. The options are for a ten year term and are exercisable at a price per share equal to the lower of $4.75 or, if a "triggering event" occurs prior to June 30, 1998, the closing price of National Media Common Stock at the time of such triggering event, less $4.00 per share, but in no event less than $.01 per share. The Merger will constitute a "triggering event."

     The agreement provides that either party may terminate the agreement upon 60 days' prior written notice. If National Media terminates the amended agreement without Cause (as defined in the agreement) or if Mr. Verratti terminates the agreement for Good Reason (as defined in the agreement), National Media will be required to (i) pay Mr. Verratti, in installments, $300,000, and
(ii) maintain his employee benefits for one year after termination or for the balance of the term of the amended agreement, whichever is longer. Upon a "change in control" of National Media, Mr. Verratti may elect to resign and receive a lump sum payment equal to $600,000. The Merger will constitute a "change in control." Mr. Verratti has indicated his intention to exercise this right upon consummation of the Merger.

     Robert L. Johander. In connection with the negotiation of the Merger Agreement, ValueVision executed an amendment to the employment agreement of Rober L. Johander. Pursuant to Mr. Johander's amended employment agreement, following the Effective Time of the Merger, Mr. Johander will serve as Chairman of the Board of Directors and Chief Executive Officer of ValueVision and Co-Chairman of the Board of Directors of Quantum Direct, and, until such time a new Chief Executive Officer of Quantum Direct is hired, as interim Chief Executive Officer of Quantum Direct. Mr. Johander's employment agreement expires on January 31, 1999.

     Nicholas M. Jaksich. In connection with the negotiation of the Merger Agreement, ValueVision executed an amendment to the employment agreement of Nicholas M. Jaksich. Pursuant to Mr. Jaksich's amended employment agreement, Mr. Jaksich will serve as President and Chief Operating Officer of ValueVision and Quantum Direct. In addition, pursuant to his amendment, Mr. Jaksich will receive stock options to purchase 250,000 shares of ValueVision's common stock, effective immediately prior to the Effective Time of the Merger and subject to any applicable adjustments under the Merger Agreement. The exercise price of each share subject to such stock options will be equal to the fair market value of such share as of the date the stock option was granted, subject to any applicable adjustments under the Merger Agreement, and will become exercisable in accumulative installments of one-third of such stock options, commencing on January 31, 1999 and on each subsequent anniversary of such date, provided that if prior to January 31, 1999, the average trading price of the Quantum Direct Common Stock for any 10 consecutive day period exceeds $8.00 per share, all of such stock options will accelerate and become immediately exercisable on the tenth day of such period. Such installments will be cumulative and will continue to vest so long as Mr. Jaksich is an employee of ValueVision. Mr. Jaksich's employment agreement expires on January 31, 1999.

     Messrs. Romenesko, Quinby and Lindquist. In connection with the negotiation and execution of the Merger Agreement, and in order to provide compensation comparable to the compensation provided to similar National Media executives, ValueVision executed employment agreements (the "Employment Agreements") with three of its executive officers: Stuart R. Romenesko, David T. Quinby and Scott
A. Lindquist. The Employment Agreements will only become effective upon consummation of the Merger and will be assumed by Quantum Direct at such time. Each Employment Agreement provides for a two year term commencing upon consummation of the Merger. Pursuant to such Employment Agreement, the base salaries of Messrs. Romenesko, Quinby and Lindquist will be increased from $175,000, $140,000, and $125,000 to $210,000, $175,000 and $170,000,
respectively. In addition, Messrs. Romenesko, Quinby and Lindquist will each receive stock options to purchase 50,000, 25,000 and 20,000 shares, respectively, of ValueVision's Common Stock, effective immediately prior to the Effective Time of the Merger and subject to any applicable adjustments under the Merger Agreement. The exercise price of each share subject to such stock options will be equal to the fair market value of such shares effective immediately prior to the Effective Time of the Merger and subject to any applicable adjustments under the Merger Agreement. The stock options will become exercisable in three equal installments on each anniversary date of the Merger.


     Messrs. Sisko and Sullivan. In connection with the amendment and restatement of Mr. Verratti's employment agreement, Mr. Verratti relinquished 50,000 options previously issued to him. National Media concurrently issued 25,000 options each to Brian J. Sisko, General Counsel, Senior Vice President and Secretary, and John J. Sullivan, Senior Vice President and Chief Financial Officer, of National Media with the same pricing terms as Mr. Verratti's options, as described above.

     For a summary of the estimated maximum value of the contingent severance benefits that may be provided to the executive officers of National Media and ValueVision following consummation of the Merger, see the table below under "-- Estimated Maximum Value of Potential Benefits to National Media and ValueVision Executive Officers and Directors."

     Stock Options. Each of the plans and agreements pursuant to which each outstanding option to purchase shares of National Media Common Stock (a "National Media Stock Option") and each outstanding option to purchase shares of ValueVision Common Stock (a "ValueVision Stock Option") provides for vesting of such options stock upon a "change in control." The Merger will constitute a change in control under each such plan and agreement. As a result, all of the currently unvested options outstanding under each such plan and agreement will become fully vested and immediately exercisable upon consummation of the Merger. The treatment in the Merger of outstanding options under each such plan and agreement is described under "The Merger Agreement -- Certain Covenants -- Stock Plans."

     The following table sets forth the estimated maximum value of certain benefits afforded to the named executive officers, all executive officers as a group, non-employee directors and all non-employee directors as a group of National Media and Value Vision in connection with the Merger, including the amount of severance payments that would be made to the such executive officers (assuming for purposes of presentation that such executive officers are terminated within the first year following the Merger) and the value of outstanding stock options held by such executive officers and directors of National Media and Value Vision which will be accelerated as a result of the Merger.

        ESTIMATED MAXIMUM VALUE OF POTENTIAL BENEFITS TO NATIONAL MEDIA
                AND VALUEVISION EXECUTIVE OFFICERS AND DIRECTORS

                                                    ESTIMATED          ESTIMATED         ESTIMATED         ESTIMATED
                                  ESTIMATED         VALUE OF            VALUE OF          VALUE OF          VALUE OF
                                   VALUE OF       STOCK OPTIONS         UNVESTED         RESTRICTED          TOTAL
                                  CONTINGENT       REPRICED AS       STOCK OPTIONS         STOCK           POTENTIAL
                                  SEVERANCE        A RESULT OF       ACCELERATED BY    ACCELERATED BY    BENEFITS FROM
EXECUTIVE OFFICERS AND DIRECTORS  PAYMENT(1)       THE MERGER          MERGER(2)         MERGER(3)         MERGER(4)
--------------------------------  ----------      -------------      --------------    --------------    -------------
NATIONAL MEDIA
  Named Executive Officers:
  Constantinos I. Costalas......  $  975,000(5)            --                 --                --         $  975,000
  Frederick S. Hammer...........  $  200,000(6)            --                 --                --         $  200,000
  John W. Kirby.................          --               --                 --                --                 --
  John J. Sullivan..............          --       $   78,125(7)              --                --         $   78,125
  Robert N. Verratti............  $  600,000       $2,187,500(8)              --                --         $2,787,500
  All Executive Officers as a
    Group
    (6 individuals).............  $1,775,000       $2,343,750                 --                --         $4,118,750
  Non-Employee Directors:
  Albert R. Dowden..............          --               --                 --                --                 --
  Michael J. Emmi...............          --               --                 --                --                 --
  William M. Goldstein, Esq. ...          --               --                 --                --                 --
  Robert E. Keith, Jr. .........          --               --                 --                --                 --
  Ira M. Lubert.................          --               --                 --                --                 --
  Brian McAdams.................          --               --                 --                --                 --
  Warren V. Musser..............          --               --                 --                --                 --
  Jon W. Yoskin II..............          --               --                 --                --                 --
  All Non-employee Directors as
    a Group (8 individuals).....          --               --                 --                --                 --

VALUEVISION
  Named Executive Officers:
  Nicholas M. Jaksich...........          --               --                 --                --                 --
  Robert L. Johander............          --               --                 --                --                 --
  Edward A. Karr................          --               --                 --                --                 --
  David T. Quinby...............          --               --                 --                --                 --
  Stuart R. Romenesko...........          --               --                 --                --                 --
  All Executive Officers as a
    Group
    (8 individuals).............          --               --                 --                --                 --
Non-Employee Directors:
  Marshall S. Geller............          --               --                 --                --                 --
  Robert J. Korkowski...........          --               --                 --                --                 --
  Paul D. Tosetti...............          --               --                 --                --                 --
  All Non-employee Directors as
    a Group (3 individuals).....          --               --                 --                --                 --

-------------------------
(1) Payment of the indicated amounts is subject to termination of employment under certain circumstances described above under "-- Employment Agreements," and it cannot be estimated what amounts, if any, will actually be paid to executive officers.

(2) The estimated value represents the number of shares of ValueVision Common Stock or National Media Common Stock, as the case may be, subject to currently unvested stock options that become vested and exercisable as a result of consummating the Merger, multiplied by the "Option Spread." For purposes of this table, the "Option Spread" is the difference between the exercise price per share of each such option and the per share trading price of National Media Common Stock or ValueVision Common Stock, as the case may be, on March 5, 1998 (ValueVision: $3.44 per share; National Media: $2.63 per share) (the "Base Price").

(3) The estimated value represents the number of shares of restricted National Media Common Stock or restricted ValueVision Common Stock, as the case may be, with respect to which the restrictions will lapse as a result of consummating the Merger, multiplied by the Base Price (defined above).

(4) The estimated value of the total potential benefits represents the aggregate of the value of contingent severance payments, the value of unvested stock options accelerated by the Merger, the value of restricted stock accelerated by the Merger and the discounted option exercise price. The estimated value of the total potential benefits does not include the value of stock options that are fully vested prior to (and thus unaffected by) the Merger.

(5) Mr. Costalas is to be employed for 18 months following the Merger. Upon the expiration of such period, he is entitled to a lump sum payment of $975,000. If during the 18 month period Mr. Costalas' employment is terminated by reason of his death or total disability, by National Media without "Cause" or by Mr. Costalas' resignation for "Good Reason," Mr. Costalas or his estate shall be entitled to the lump sum payment within 30 days of such termination of employment.

(6) Mr. Hammer is to be employed for six months following the Merger. Upon the expiration of such period, he is entitled to a lump sum payment of $200,000. If during the six month period Mr. Hammer's employment is terminated by reason of his death or total disability, by National Media without "Cause" or by Mr. Hammer's resignation for "Good Reason," Mr. Hammer or his estate shall be entitled to the lump sum payment within 30 days of such termination of employment.

(7) Mr. Sullivan presently holds 25,000 options which, following consummation of the Merger, will be exercisable at the lower of (a) $4.75 per share or (b) the closing price of National Media Common Stock upon consummation of the Merger, less $4.00 per share, but in no event less than $.01 per share. The estimated value of Mr. Sullivan's stock options is based on the difference between $3.125 (the closing price of National Media Common Stock on December 31, 1997) and $.01.

(8) Mr. Verratti presently holds 700,000 options which, following consummation of the Merger, will be exercisable at the lower of (a) $4.75 per share or
    (b) the closing price of National Media Common Stock upon consummation of the Merger, less $4.00 per share, but in no event less than $.01 per share. The estimated value of Mr. Verratti's stock options is based on the difference between $3.125 (the closing price of National Media Common Stock on December 31, 1997) and $.01.


     Warrants. In connection with the Merger, Quantum Direct will assume all obligations under warrants to purchase 1,750,000 shares of National Media Common Stock issued to Safeguard Scientifics (Delaware), Inc. ("Safeguard") (the "Affiliate Warrants"). Robert Keith, Ira Lubert and Warren Musser are directors of National Media and affiliates of Safeguard. Messrs. Keith, Lubert and Musser own 30,000, 15,000 and 60,000 Affiliate Warrants, respectively. The Affiliate Warrants, which have a ten year term and an exercise price of $4.80 per share, were issued to Safeguard and Messrs. Keith, Lubert and Musser in connection with a capital raising transaction completed by National Media in December 1994.



     After the Merger, the holders of the Affiliate Warrants shall have the right to acquire the same number of shares of Quantum Direct Common Stock as such holders would have been entitled to receive pursuant to the Merger had such holders exercised the Affiliate Warrants in full immediately prior to the Merger at an aggregate purchase price equal to the aggregate exercise price for the shares of National Media Common Stock purchasable pursuant to the Affiliate Warrants immediately prior to the Merger.


ACCOUNTING TREATMENT OF THE MERGER

     Quantum Direct intends to account for the Merger by the purchase method of accounting in accordance with generally accepted accounting principles ("GAAP"). ValueVision will be deemed the acquiror for accounting and financial reporting purposes. Accordingly, National Media's results of operations will be included in ValueVision's consolidated results of operations from and after the Effective Time of the Merger. For purposes of preparing ValueVision's consolidated financial statements, ValueVision will establish a new accounting basis for National Media's respective tangible and intangible assets and liabilities based upon their respective estimated fair values thereof and ValueVision's aggregate purchase price, including the costs of acquisition. It is anticipated that ValueVision will have a purchase price in excess of tangible net assets of National Media of approximately $80.1 million to be amortized over 25 years. A final determination of required purchase accounting adjustments and the fair value of National Media's assets and liabilities has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma condensed consolidated financial data appearing elsewhere in this Joint Proxy Statement/Prospectus are preliminary and have been made solely for purposes of developing such pro forma financial information to comply with disclosure requirements of the Securities and Exchange Commission (the "SEC"). See "Pro Forma Condensed Consolidated Financial Data."

CERTAIN FEDERAL REGULATORY MATTERS

     FTC Approval Process. The Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the rules and regulations thereunder require that parties of a certain size to a proposed merger or business combination exceeding a certain size file with the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC, Notification and Report Forms ("Forms") with respect to such merger or business combination. The parties thereafter are required to observe a waiting period before consummating the reported transaction. In compliance with the HSR Act, National Media and ValueVision filed Forms on January 15, 1998 with the Antitrust Division and the FTC with respect to the Merger. On February 2, 1998, the FTC granted early termination of the applicable waiting period under the HSR Act. At any time before or after the Effective Time, the Antitrust Division, the FTC, state antitrust authorities or a private person or entity could seek to enjoin the Merger under the antitrust laws.

     FCC Approval Process. Consummation of the Merger is subject to the prior approval of the FCC by final order. On January 20, 1998, the parties filed applications with the FCC (the "FCC Consent Application") requesting consent to the transfer of control of the FCC licenses currently held by subsidiaries of ValueVision. Effective February 25, 1998, the FCC granted approval for the transfer of control of the FCC licenses to Quantum Direct. Absent timely challenges to such approvals, these approvals will become Final Orders on April 6, 1998.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The opinion of Drinker Biddle & Reath LLP, tax counsel to National Media, as to the material federal income tax considerations generally applicable to holders of National Media Common Stock who, pursuant to the National Media Merger, exchange their National Media Common Stock solely for Quantum Direct Common Stock, and to holders of National Media Series B Stock who exchange their National Media Series B Stock solely for Quantum Direct Series B Stock, and the opinion of Latham & Watkins, counsel to ValueVision, as to the material federal income tax considerations generally applicable to holders of ValueVision Common Stock who, pursuant to the ValueVision Merger, exchange their ValueVision Common Stock solely for Quantum Direct Common Stock, are set forth below. Consummation of the National Media Merger is conditioned upon the receipt by National Media of an opinion of Drinker Biddle & Reath LLP, to the effect that, based upon customary assumptions and representations principally relating to the stock ownership and assets of Quantum Direct, National Media and ValueVision and the continuation of the business of National Media and ValueVision, which representations will be made by Quantum Direct, National Media, ValueVision and their affiliates (the "Tax Representations"), for federal income tax purposes, the National Media Merger, in conjunction with the ValueVision Merger, will be treated as a nontaxable transfer of property to Quantum Direct by holders of National Media Common Stock described in Section 351 of the Code. The portion of the discussion below under "Treatment of Holders of National Media Common Stock and National Media Series B Stock" assumes that the National Media Merger will be treated in accordance with the opinion of Drinker Biddle & Reath LLP described in the preceding sentence. Consummation of the ValueVision Merger is conditioned upon the receipt by ValueVision of an opinion of Latham & Watkins, to the effect that, based upon the Tax Representations, for federal income tax purposes, the ValueVision Merger will be treated as a tax-free reorganization within the meaning of Section 368 of the Code and the ValueVision Merger, in conjunction with the National Media Merger, will be treated as a nontaxable transfer of property to Quantum Direct by holders of ValueVision Common Stock described in Section 351 of the Code. The portions of the discussion below under "-- Treatment of Holders of ValueVision Common Stock" and "-- Cash in Lieu of Fractional Shares" assume that the ValueVision Merger will be treated in accordance with the opinion of Latham & Watkins described in the preceding sentence.

     The following discussion and opinions of Drinker Biddle & Reath LLP and Latham & Watkins are based upon the Tax Representations, current provisions of the Code, currently applicable Treasury regulations, and judicial and administrative decisions and rulings. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, and any such changes or interpretations could be retroactive and could affect the tax consequences to the stockholders of National Media and ValueVision.

     The following discussion and opinions of Drinker Biddle & Reath LLP and Latham & Watkins do not purport to deal with all aspects of federal income taxation that may affect particular stockholders in light of their individual circumstances, and is not intended for stockholders subject to special treatment under the federal income tax law (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign persons, stockholders who hold their stock as part of a hedge, appreciated financial position, straddle or conversion transaction, stockholders who do not hold their stock as capital assets and stockholders who have acquired their stock upon the exercise of employee options or otherwise as compensation). In addition, the discussion below and the opinions do not consider the effect of any applicable state, local or foreign tax laws.

     Treatment Of Holders Of National Media Common Stock and National Media Series B Stock. The opinion of Drinker Biddle & Reath LLP is that a holder of National Media Common Stock who, pursuant to the National Media Merger, exchanges National Media Common Stock for Quantum Direct Common Stock and to holders of National Media Series B Stock who exchange their National Media Series B Stock solely for Quantum Direct Series B Stock, will not recognize gain or loss upon such exchange. Such holder's tax basis in the Quantum Direct Common Stock and Quantum Direct Series B Stock, as the case may be, received pursuant to the National Media Merger will be equal to its tax basis in the National Media Common Stock and National Media Series B Stock surrendered, and its holding period for the Quantum Direct Common Stock and Quantum Direct Series B Stock will include its holding period for the National Media Common Stock and National Media Series B Stock surrendered.

     Exercise of National Media Dissenters' Rights. The opinion of Drinker Biddle & Reath LLP is that holders of National Media Series B Stock who exercise their statutory dissenters' rights will recognize gain or loss equal to the difference between their tax basis in their National Media Series B Stock and the amount of cash they receive in exchange therefor. See "The Merger -- Appraisal Rights."

     Treatment Of Holders Of ValueVision Common Stock. The opinion of Latham & Watkins is that, except as discussed below under "-- Cash in Lieu of Fractional Shares," a holder of ValueVision Common Stock who, pursuant to the ValueVision Merger, exchanges ValueVision Common Stock for Quantum Direct Common Stock will not recognize gain or loss upon such exchange. Such holder's tax basis in the Quantum Direct Common Stock received pursuant to the ValueVision Merger will be equal to its tax basis in the ValueVision Common Stock surrendered (excluding any portion of its tax basis allocated to fractional shares), and its holding period for the Quantum Direct Common Stock will include its holding period for the ValueVision Common Stock surrendered.

     Cash In Lieu Of Fractional Shares. The opinion of Latham & Watkins is that a holder of ValueVision Common Stock who receives cash in lieu of a fractional share of Quantum Direct Common Stock will be treated as having received such fractional share pursuant to the ValueVision Merger and then as having exchanged such fractional share for cash in a redemption by Quantum Direct. Any gain or loss attributable to fractional shares generally will be capital gain or loss. The amount of such gain or loss will be equal to the difference between the portion of the holder's tax basis in the ValueVision Common Stock surrendered in the ValueVision Merger that is allocated to the fractional share and the cash received in lieu thereof. Any such capital gain or loss will constitute long-term capital gain or loss if the ValueVision Common Stock has been held by the holder for more than one year at the Effective Time. Long-term capital gain recognized by certain non-corporate stockholders is subject to federal income tax at preferential capital gains rates, and such gain recognized with respect to an asset with a holding period of more than 18 months is subject to federal income tax at further reduced capital gains rates.

     Exercise of ValueVision Dissenters' Rights. The opinion of Latham & Watkins is that ValueVision shareholders who exercise their statutory dissenters' rights will recognize gain or loss equal to the difference between their tax basis in their ValueVision Common Stock and the amount of cash they receive in exchange therefor. See "The Merger -- Appraisal Rights."

     Net Operating Loss Limitations. For a discussion of limitations on the use of National Media's net operating losses, see "Risk Factors -- Risks Relating to the Business of Quantum Direct."

     Reporting Requirements and Backup Withholding. Each holder of National Media Common Stock, National Media Series B Stock and ValueVision Common Stock receiving Quantum Direct Common Stock or Quantum Direct Series B Stock, as the case may be, as a result of the Merger will be required to retain certain records and file with its federal income tax return a statement setting forth certain facts relating to the Merger.

     Backup withholding at the rate of 31% may apply with respect to certain payments unless the recipient (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not provide Quantum Direct with its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the stockholder's federal income tax liability provided that certain required information is furnished to the IRS.

     Quantum Direct will report to stockholders of Quantum Direct and to the IRS the amount of "reportable payments" and any amount withheld with respect to Quantum Direct Common Stock and Quantum Direct Series B Stock during each calendar year.

     EACH HOLDER OF NATIONAL MEDIA COMMON STOCK, NATIONAL MEDIA SERIES B STOCK AND VALUEVISION COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR FOREIGN TAX LAWS.

DELISTING AND DEREGISTRATION OF NATIONAL MEDIA COMMON STOCK AND VALUEVISION COMMON STOCK; LISTING OF QUANTUM DIRECT COMMON STOCK

     ValueVision Common Stock currently is listed for quotation on the Nasdaq National Market ("Nasdaq") under the symbol "VVTV." Upon consummation of the Merger, ValueVision Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act. National Media Common Stock currently is listed on the New York Stock Exchange (the "NYSE") under the symbol "NM." Upon consummation of the Merger, National Media Common Stock will be delisted from NYSE and deregistered under the Exchange Act. Application is being made to list the shares of Quantum Direct Common Stock to be issued in the Merger on the NYSE. The listing on the NYSE or a national exchange or market is a condition to the consummation of the Merger. See "The Merger Agreement -- Conditions to Obligations to Effect the Merger." Following the Merger, holders of National Media Common Stock, ValueVision Common Stock and National Media Series B Stock will need to exchange their outstanding stock certificates for shares of Quantum Direct Common Stock and Quantum Direct Series B Stock. See "The Merger Agreement -- Exchange of Stock Certificates."

     HOLDERS OF NATIONAL MEDIA COMMON STOCK, NATIONAL MEDIA SERIES B STOCK AND VALUEVISION COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM NORWEST BANK MINNESOTA, N.A., THE EXCHANGE AGENT THEREFOR.
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

RESALES OF QUANTUM DIRECT COMMON STOCK ISSUED IN CONNECTION WITH THE MERGER; AFFILIATE AGREEMENTS

     Quantum Direct Common Stock issued in connection with the Merger will be freely transferable, except that shares of Quantum Direct Common Stock received by persons who are deemed to be "affiliates" (as such term is defined by Rule 144 under the Securities Act of 1933, as amended (the "Securities Act")), of National Media or ValueVision at the Effective Time may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. National Media and ValueVision have agreed that they will use all reasonable efforts to cause each of their executive officers and directors and persons who may be deemed to be "affiliates" to execute a written agreement (an "Affiliate Agreement") providing, among other things, that such person will not offer, sell, transfer or otherwise dispose of any of the shares of Quantum Direct Common Stock obtained as a result of the Merger except in compliance with the Securities Act and the rules and regulations of the SEC thereunder. Each Affiliate Agreement also requires such affiliate to make certain representations with respect to certain tax matters.

APPRAISAL RIGHTS

     National Media Common Stock. Holders of National Media Common Stock are not entitled to dissenters' or appraisal rights in connection with the Merger because (i) the National Media Common Stock was listed on the NYSE on the record date for the National Media Special Meeting and (ii) the shares of Quantum Direct Common Stock that such holders will be entitled to receive in the Merger will be listed on the NYSE as of the Effective Time.

     National Media Series B Stock. The holders of the National Media Series B Stock (the "Class B Holders") who do not vote for the approval and adoption of the Merger Agreement at the National Media Special Meeting and who otherwise comply with the applicable statutory procedures of Section 262 of the DGCL summarized herein may be entitled to appraisal rights under Section 262. In order to exercise and perfect appraisal rights, the record holder of National Media Series B Stock must follow the steps summarized below properly and in a timely manner. A person having a beneficial interest in shares of National Media Series B Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

     SECTION 262 OF THE DGCL IS REPRINTED IN ITS ENTIRETY AS ANNEX H TO THIS JOINT PROXY STATEMENT/ PROSPECTUS. SET FORTH BELOW IS A SUMMARY DESCRIPTION OF
SECTION 262. THE FOLLOWING SUMMARY IS NOT A COMPLETE STATEMENT OF THE LAW RELATING TO APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX H. ALL REFERENCES IN SECTION 262 AND THIS SUMMARY TO "CLASS B HOLDER" ARE TO THE RECORD HOLDER OF THE SHARES OF NATIONAL MEDIA SERIES B STOCK IMMEDIATELY PRIOR TO THE EFFECTIVE TIME AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED. FAILURE TO COMPLY STRICTLY WITH THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

     Under the DGCL, holders of National Media Series B Stock who follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery (the "Delaware Court") and to receive payment in cash of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court.

     Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the National Media Special Meeting, the corporation, not less than 20 days prior to such meeting, must notify each of its stockholders who was a stockholder on the record date with respect to such shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section
262. This Joint Proxy Statement/Prospectus constitutes such notice to the holders of National Media Series B Stock and Section 262 of the DGCL is attached to this Joint Proxy Statement/Prospectus as Annex H. Any Class B Holder who wishes to exercise such appraisal rights or who wishes to preserve his right to do so should review the following discussion and Annex H carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

     A Class B Holder wishing to exercise appraisal rights (a) must not vote for the approval and adoption of the Merger Agreement and (b) must deliver to National Media, before the vote or the proposal to approve and adopt the Merger Agreement, a written demand for appraisal of such holder's shares of National Media Series B Stock. A Class B Holder who signs and returns a proxy card without expressly directing that his or her shares of National Media Series B Stock be voted against the Merger Agreement will effectively waive his, her or its appraisal rights because such shares represented by the proxy card will be voted for the approval and adoption of the Merger Agreement. Accordingly, a Class B Holder who desires to exercise and perfect appraisal rights with respect to any of his or her shares of National Media Series B Stock must either (i) refrain from executing and returning the enclosed proxy card and from voting in person in favor of the proposal to approve the Merger Agreement, or (ii) check either the "Against" or the "Abstain" box next to the proposal on such card or affirmatively vote in person against the proposal or register in person an abstention with respect thereto. A vote or proxy against the Merger Agreement shall not, in and of itself, constitute a demand for appraisal.

     A demand for appraisal will be sufficient if it reasonably informs National Media of the identity of the Class B Holder and that such Class B Holder intends thereby to demand appraisal of such Class B Holder's shares of National Media Series B Stock. This written demand for appraisal must be separate from any proxy or vote abstaining from or voting against the approval and adoption of the Merger Agreement. A Class B Holder wishing to exercise appraisal rights must be the record holder of such shares of National Media Series B Stock on the date the written demand for appraisal is made and must continue to hold such shares through the Effective Time. Accordingly, a Class B Holder who is the record holder of shares of National Media Series B Stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the Effective Time, will lose any right to appraisal in respect of such shares.

     Only a holder of record of shares of National Media Series B Stock is entitled to assert appraisal rights for the shares of National Media Series B Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the stock certificates and must state that such person intends thereby to demand appraisal of his, her or its shares of National Media Series B Stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for such owner or owners.

     A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of National Media Series B Stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. Where the number of shares of National Media Series B Stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. Class B Holders who hold their shares in brokerage accounts or other nominee form and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

     ALL WRITTEN DEMANDS FOR APPRAISAL OF SHARES MUST BE MAILED OR DELIVERED TO:
NATIONAL MEDIA CORPORATION, ELEVEN PENN CENTER, SUITE 1100, 1835 MARKET STREET, PHILADELPHIA, PENNSYLVANIA 19103, OR SHOULD BE DELIVERED TO THE SECRETARY AT THE NATIONAL MEDIA SPECIAL MEETING, PRIOR TO THE VOTE ON THE MERGER AGREEMENT.

     Within ten days after the Effective Time, National Media will notify each Class B Holder who properly asserted appraisal rights under Section 262 and has not voted for the approval and adoption of the Merger Agreement as of the Effective Time.

     Within 120 days after the Effective Time, but not thereafter, National Media or any Class B Holder who has complied with the statutory requirements summarized above may file a petition in the Delaware Court demanding a determination of the fair value of the shares held by such Class B Holder. If no such petition is filed, appraisal rights will be lost for all Class B Holders who had previously demanded appraisal of their shares. National Media is not under any obligation, and has no present intention, to file a petition with respect to appraisal of the value of the shares. Accordingly, Class B Holders who wish to exercise their appraisal rights should regard it as their obligation to take all steps necessary to perfect their appraisal rights in the manner prescribed in Section 262.

     Within 120 days after the Effective Time, any Class B Holder who has complied with the provisions of Section 262 will be entitled, upon written request, to receive from National Media a statement setting forth the aggregate number of shares of National Media Series B Stock not voted in favor of the approval and adoption of the Merger Agreement and with respect to which demands for appraisal were received by National Media, and the number of holders of such shares. Such statement must be mailed within ten days after the written request therefore has been received by National Media.

     If a petition for an appraisal is timely filed and a copy thereof served upon National Media, National Media will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the Class B Holders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the Class B Holders as required by the Delaware Court, the Delaware Court is empowered to conduct a hearing on such petition to determine those Class B Holders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court may require the Class B Holders who demanded appraisal rights of their shares of National Media Series B Stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any Class B Holder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such Class B Holder.

     After determining which Class B Holders are entitled to appraisal, the Delaware Court will appraise the "fair value" of their shares of National Media Series B Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the consideration they are entitled to receive pursuant to the Merger Agreement if they did not seek appraisal of their shares and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. In determining "fair value" of shares, the Delaware Court shall take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court has stated that such factors include "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation." In Weinberger, the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. In addition, the Delaware Court has decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy.

     The Delaware Court will also determine the amount of interest, if any, to be paid on the amounts to be received by persons whose shares of National Media Series B Stock have been appraised. The costs of the action may be determined by the Delaware Court and taxed upon the parties as the Delaware Court deems equitable. The Delaware Court may also order that all or a portion of the expenses incurred by any Class B Holder in connection with an appraisal, including without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

     Any Class B Holder who has duly demanded and perfected an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of National Media Series B Stock as of a date prior to the Effective Time.

     At any time within 60 days after the Effective Time, any Class B Holder will have the right to withdraw his or her demand for appraisal and to accept the merger consideration. After this period, a Class B Holder may withdraw his or her demand for appraisal only with the written consent of National Media. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, a Class B Holder's right to appraisal will cease and he or she will be entitled to receive the merger consideration, without interest, as if he or she had not demanded appraisal of his or her shares. No petition timely filed in the Delaware Court demanding appraisal will be dismissed as to any Class B Holder without the approval of the Delaware Court, and such approval may be conditioned on such terms as the Delaware Court deems just.

     If any Class B Holder who properly demands appraisal of his or her shares of National Media Series B Stock under Section 262 fails to perfect, or effectively withdraws or loses, his right to appraisal, as provided in the DGCL, the shares of such Class B Holder will be converted into the right to receive the consideration receivable with respect to such shares in accordance with the Merger Agreement. A Class B Holder will fail to perfect, or effectively lose or withdraw, his right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the Effective Time, or if the Class B Holder delivers to National Media a written withdrawal of his demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the Effective Time will require the written approval of National Media.

     CLASS B HOLDERS DESIRING TO EXERCISE THEIR APPRAISAL RIGHTS MUST NOT VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND MUST STRICTLY COMPLY WITH THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL.

     FAILURE TO TAKE ANY REQUIRED STEP IN CONNECTION WITH THE EXERCISE OF APPRAISAL RIGHTS WILL RESULT IN THE TERMINATION OR WAIVER OF SUCH RIGHTS.

     ValueVision Common Stock. Under Minnesota law, ValueVision shareholders have the right to an appraisal of the value of their shares in connection with the Merger. Sections 302A.471 and 302A.473 of the MBCA entitle any ValueVision shareholder who objects to the Merger who follows the procedures prescribed by
Section 302A.473, in lieu of receiving the consideration proposed under the ValueVision Merger, to receive cash equal to the "fair value" of such shareholder's shares of ValueVision Common Stock. Set forth below is a summary of the material procedures relating to the exercise of such dissenters' rights. This summary does not purport to be a complete statement of dissenters' rights and is qualified in its entirety by reference to Sections 302A.471 and 302A.473 of the MBCA, which are reproduced in full as Annex I attached to this Joint Proxy Statement/Prospectus.

     ANY VALUEVISION SHAREHOLDER CONTEMPLATING THE POSSIBILITY OF DISSENTING FROM THE MERGER SHOULD CAREFULLY REVIEW THE TEXT OF ANNEX I (PARTICULARLY THE SPECIFIED PROCEDURAL STEPS REQUIRED TO PERFECT THE DISSENTERS' RIGHTS, WHICH ARE COMPLEX) AND SHOULD ALSO CONSULT SUCH SHAREHOLDER'S LEGAL COUNSEL. SUCH RIGHTS WILL BE LOST IF THE PROCEDURAL REQUIREMENTS OF SECTION 302A.473 OF THE MBCA ARE NOT FULLY AND PRECISELY SATISFIED.

     The MBCA provides dissenters' rights for any shareholder of ValueVision who objects to the Merger who meets the requisite statutory requirements contained in the MBCA. Under the MBCA, any ValueVision shareholder who (i) files with ValueVision written notice of his or her intent to demand the fair value of his or her shares of ValueVision Common Stock if the ValueVision Merger is consummated and becomes effective, which notice is filed with ValueVision before the vote is taken at the ValueVision Special Meeting and (ii) does not vote his or her shares of ValueVision Common Stock at the ValueVision Special Meeting in favor of the proposal to approve the Merger, shall be entitled, if the Merger is approved and effected, to receive a cash payment of the fair value of such shareholder's shares of ValueVision Common Stock upon compliance with the applicable statutory procedural requirements. A failure by any ValueVision shareholder to vote against the proposal to approve the Merger will not in and of itself constitute a waiver of the dissenters' rights of such shareholder under the MBCA. In addition, a ValueVision shareholder's vote against the proposal to approve the Merger will not satisfy the notice requirement referred to in clause
(i) above.

     After the proposed ValueVision Merger has been approved, ValueVision must send written notice to all shareholders who have given written notice of their intent to demand the fair value of their shares of ValueVision Common Stock and not voted in favor of the ValueVision Merger as described above.

     The notice will contain: (i) the address where the demand for payment and certificates representing the shares of ValueVision Common Stock (the "Certificates") must be sent and the date by which they must be received, (ii) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received, (iii) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares (or an interest in them) and to demand payment, and (iv) a copy of the provisions of the MBCA set forth in Annex I with a brief description of the procedures to be followed under those provisions. A ValueVision shareholder who is sent a notice and who wishes to assert dissenters' rights must demand payment and deposit his or her Certificate within 30 days after such notice is given by ValueVision. Prior to the Effective Time, a ValueVision shareholder exercising dissenters' rights retains all other rights of a ValueVision shareholder. From and after the Effective Time of the Merger, dissenting shareholders will no longer be entitled to any rights of a ValueVision shareholder, including, but not limited to, the right to receive notice of meetings, to vote at any meetings or to receive dividends, and will only be entitled to any rights to appraisal as provided by the MBCA. If any such holder of ValueVision Common Stock shall have failed to perfect or shall have effectively withdrawn or lost such right, his or her shares of ValueVision Common Stock shall thereupon be deemed to have been converted into the right to receive Quantum Direct Common Stock and cash for any fractional shares pursuant to the Merger Agreement.

     After the Effective Time or upon receipt of a valid demand for payment, whichever is later, ValueVision must remit to each dissenting shareholder who complied with the requirements of the MBCA the amount ValueVision estimates to be the fair value of such shareholder's shares of ValueVision Common Stock, plus interest accrued from the Effective Time of the Merger to the date of payment. The payment also must be accompanied by certain financial data relating to ValueVision, ValueVision's estimate of the fair value of the shares and a description of the method used to reach such estimate, and a copy of the applicable provisions of the MBCA with a brief description of the procedures to be followed in demanding supplemental payment. The dissenting shareholder may decline the offer and demand payment for the fair value of the ValueVision Common Stock. Failure to make such demand on a timely basis entitles the dissenting shareholder only to the amount offered. If ValueVision fails to remit payment within 60 days of the deposit of the Certificates or the imposition to transfer restrictions on uncertificated shares, it shall return all deposited Certificates and cancel all transfer restrictions; however ValueVision may again give notice regarding the procedure to exercise dissenters' rights and require deposit or restrict transfer at a later time. If a dissenting shareholder believes that the amount remitted is less than the fair value of the ValueVision Common Stock plus interest, such dissenting shareholder may give written notice to ValueVision of his or her own estimate of the fair value of the shares, plus interest, within 30 days after ValueVision mails its remittance, and demand payment of the difference.

     If ValueVision receives a demand from a dissenting shareholder to pay such difference, it shall, within 60 days after receiving the demand, either pay to the dissenting shareholder the amount demanded or agreed to by the dissenting shareholder after discussion with ValueVision or file in court a petition requesting that the court determine the fair value of the ValueVision Common Stock.

     The court may appoint one or more appraisers to receive evidence and make recommendations to the court on the amount of the fair value of the shares. The court shall determine whether the dissenting shareholder has complied with the requirements of Section 302A.473 of the MBCA and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use. The fair value to the shares as determined by the court is binding on all dissenting shareholders and may be less than, equal to or greater than the market price of the Quantum Direct Common Stock to be issued to non-dissenting shareholders for their shares of ValueVision Common Stock if the Merger is completed. If the court determines that the fair value of the shares is in excess of the amount if any, remitted by ValueVision, then the court will enter a judgment for cash in favor of the dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds such amount previously remitted. A dissenting shareholder will not be liable to ValueVision if the amount, if any, remitted to such shareholder exceeds the fair value of the shares, as determined by the court, plus interest.

     Costs of the court proceeding shall be determined by the court and assessed against ValueVision, except that part or all of the costs may be assessed against any dissenting shareholders whose actions in demanding supplemental payments are found by the court to be arbitrary, vexatious or not in good faith.

     If the court finds that ValueVision did not substantially comply with the relevant provisions of the MBCA, the court may assess the fees and expenses, if any, of attorneys or experts as the court deems equitable against ValueVision. Such fees and expenses may also be assessed against any party in bringing the proceedings if the court finds that such party has acted arbitrarily, vexatiously or not in good faith, and may be awarded to a party injured by those actions. The court may award, in its discretion, fees and expenses of an attorney for the dissenting shareholders out of the amount awarded to such shareholders, if any.

     A shareholder of record may assert dissenters' rights as to fewer than all of the shares registered in such shareholder's name only if he or she dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies ValueVision in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of such a partial dissenting shareholder are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

     Under Subdivision 4 of Section 302A.471 of the MBCA, a ValueVision shareholder has no right, at law or in equity, to set aside the approval of the Merger Agreement or the consummation of the Merger except if such adoption or consummation was fraudulent with respect to such shareholder or ValueVision.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS


     National Media, ValueVision and Quantum Direct have made forward-looking statements in this document and the documents incorporated by reference herein that are subject to risks and uncertainties. These statements are based on management's beliefs and assumptions, based on information currently available to management. Forward-looking statements include the information concerning possible or assumed future results of operations of National Media, ValueVision and Quantum Direct set forth (i) under "Summary," "Risk Factors," "The Merger -- Background of the Merger," "-- Recommendations of the Boards of Directors of National Media and ValueVision; Reasons for the Merger," "-- Opinion of Financial Advisor to National Media (including without limitation the projections of ValueVision and Quantum Direct included therein)" and "-- Opinion of Financial Advisor to ValueVision (including without limitation the projections of Quantum Direct included therein)," and "Unaudited Pro Forma Financial Information," (ii) under "Business" and "Management's Discussion and Analysis" in each company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q incorporated by reference into this document, (iii) under "Quantum Direct -- Business and Strategy" and (iv) in this document and the documents incorporated herein by reference preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.



     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of National Media, ValueVision and Quantum Direct may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond National Media's, ValueVision's and Quantum Direct's ability to control or predict. Holders of National Media Common Stock, National Media Series B Stock and ValueVision Common Stock are cautioned not to put undue reliance on any forward-looking statements. In addition, National Media, ValueVision and Quantum Direct do not have any intention or obligation to update forward-looking statements after they distribute this Joint Proxy Statement/Prospectus, even if new information, future events or other circumstances have made them incorrect or misleading. For those statements,

National Media and ValueVision (but not Quantum Direct) claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

     Holders of National Media Common Stock, National Media Series B Stock and ValueVision Common Stock should understand that the following important factors, in addition to those discussed elsewhere in the documents which are incorporated by reference into this Joint Proxy Statement/Prospectus, could affect the future results of Quantum Direct and could cause results to differ materially from those expressed in such forward-looking statements: (i) the effect of economic conditions; (ii) the ability of National Media and ValueVision to successfully integrate their operations; (iii) the impact of competition; and (iv) customer demand.

                              THE COMBINED COMPANY

     As a result of the Merger, National Media and ValueVision will become wholly-owned subsidiaries of Quantum Direct, which will succeed to the businesses currently conducted by National Media and ValueVision. National Media intends to maintain its principal office in Philadelphia, Pennsylvania. ValueVision intends to maintain its principal office in Eden Prairie, Minnesota. The executive management of Quantum Direct will be comprised of members of the existing executive management of National Media and ValueVision, with Robert L. Johander serving as interim Chief Executive Officer and Co-Chairman of the Board of Quantum Direct, Nicholas M. Jaksich serving as the President and Chief Operating Officer of Quantum Direct, Frederick S. Hammer serving as Co-Chairman of the Board of Quantum Direct and Stuart R. Romenesko serving as Chief Financial Officer of Quantum Direct. The Quantum Direct Board of Directors will initially consist of 10 persons (with National Media and ValueVision each selecting five members) and will have a five member Executive Committee (with National Media selecting two members and ValueVision selecting three members). See "-- Directors and Executive Officers."

     Management of National Media and ValueVision are jointly reviewing the two companies' operations in order to develop plans and proposals regarding the integration and combination of all functional areas of the combined business. The goal of management of National Media and ValueVision is to complete its transition plan prior to the consummation of the Merger, so that the plan may be implemented as soon thereafter as possible.

BUSINESS AND STRATEGY

     As set forth with more particularity elsewhere herein, each of ValueVision and National Media have experienced frequent operating losses. Management of Quantum Direct believes that the Merger will provide National Media and ValueVision with the synergies and critical mass that will allow Quantum Direct to perform more efficiently, productively and profitably than either National Media or ValueVision has on a stand-alone basis. Management believes that the Merger will allow: ValueVision's strong balance sheet to be put to better use; National Media to be supported by more efficient customer servicing and fulfillment; the combined companies' corporate and administrative cost structure to be reduced; and National Media's cash flow needs to be satisfied internally. Management believes that the Merger will provide the basis for creating and refining a more efficient, profitable marketer of consumer goods on an international basis.

     The Merger will create one of the largest worldwide marketers of retail merchandise through infomercials, television home shopping, mail order, Internet and retail channels. The Merger is expected to provide National Media with the necessary financial resources to market retail merchandise throughout the world. National Media also plans to use ValueVision's excess telemarketing, customer service and order fulfillment capacity to improve National Media's U.S. operations and to make use of ValueVision's 24-hour-per-day home shopping channel and access to television programming time as an outlet for certain products. For ValueVision, the Merger matches its operational and financial resources with significant new growth opportunities through international expansion, cost efficiencies relating to advertising and the ability to purchase products in greater volume at reduced costs. ValueVision and National Media believe that the combination will create a leader in the interactive home shopping marketplace.

     Pre-testing Infomercial Products. Prior to the distribution of infomercial programming, significant capital outlays are required for production. National Media believes that ValueVision's 24-hour television home shopping network can be utilized for product testing to effectively screen products for qualities such as consumer suitability, product benefit positioning and pricing sensitivity. Moreover, management of the Quantum Direct believes that its capacity to instantaneously gather marketing response data through its customized computer processing system prior to infomercial production will enhance its ability to target products to particular audiences.

     Secondary Distribution Medium. Management of Quantum Direct believes that, as infomercial products migrate to retail-oriented distribution during their product cycle, utilization of ValueVision's television home shopping network as a secondary distribution medium will enhance Quantum Direct's ability to retain a larger portion of the post-infomercial profits from each product.

     In-House Studio Production Capability. Quantum Direct believes that it will create further cost savings through utilization of ValueVision's in-house post production capabilities. Currently, a major cost component of National Media's infomercial productions is the renting of studio post-production facilities and services.

     Reduction of National Media's Incremental Media Costs. ValueVision believes utilization of its growing "inventory" of television air time resulting from its existing relationships with cable television operators and full power television stations will allow ValueVision to provide National Media with additional media time at incrementally lower costs.

     Elimination or Reduction of Duplicative Selling, General and Administrative and Other Direct Expenses. Management of Quantum Direct believes the combination will create cost savings through the elimination of duplicative selling, general and administrative expenses and reduction of other direct costs. Quantum Direct intends to utilize certain of ValueVision's existing telemarketing and customer service infrastructures to replace or reduce reliance on such outside telemarketing services and to support National Media's sales efforts, reduce costs associated with duplicative senior management, and reduce costs associated with other back-office operations through the integration of each company's fulfillment facilities.

     International Expansion of ValueVision's Business. Quantum Direct believes that it can utilize Quantum International Limited's ("Quantum") existing relationships with international distribution channels as a platform from which to expand ValueVision's existing television home shopping business into the international market. Quantum's programming can be seen in virtually every country in Europe. In addition, its programs can be seen in the Middle East, South America and the Pacific Rim.

DIRECTORS AND EXECUTIVE OFFICERS

     Following the Merger, the Quantum Direct Board of Directors is expected to initially consist of the following 10 persons: (a) Constantinos I. Costalas, Albert R. Dowden, Frederick S. Hammer (who will serve as Co-Chairman of the Board of Quantum Direct), Robert N. Verratti and Jon W. Yoskin II, (all of whom were designated by National Media), and (b) Robert L. Johander (who will serve as Co-Chairman of the Board of Quantum Direct) Marshall S. Geller, Nicholas M. Jaksich, Robert J. Korkowski and Paul D. Tosetti (all of whom were designated by ValueVision). Quantum Direct will also have an Executive Committee, which will initially be comprised of Messrs. Geller, Jaksich, Johander, Hammer and Verratti and a Compensation Committee which will initially be comprised of Messrs. Dowden, Geller and Tosetti.

     For information regarding the business experience of the foregoing individuals, see "Where You Can Find More Information."

     The Quantum Direct Board of Directors will be divided into three classes. Class I shall initially consist of four directors, and each of Class II and Class III will initially consist of three directors. Class I directors will be initially elected for a term expiring at the first annual meeting of Quantum Direct stockholders. Class II directors will be initially elected for a term expiring at the second annual meeting of Quantum Direct stockholders. Class III directors will be initially elected for a term expiring at the third annual meeting of Quantum Direct stockholders. Successors to the class of directors whose term expires at the annual meeting

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

will be elected for a three-year term. In no case will a decrease in the number of directors shorten the term of any incumbent director.

     The ValueVision Directors and the National Media Directors will be spread as evenly as possible among Class I, II and III of Quantum Direct's Board of Directors. The Quantum Direct Bylaws provide that until three years after the Effective Time, the Quantum Direct Board of Directors shall consist of an equal number of National Media Directors and ValueVision Directors.

     At the Effective Time, pursuant to the terms of the employment agreements described above under "-- Interests of Certain Persons in the Merger -- Employment Agreements," (i) Robert L. Johander, the current Chairman and Chief Executive Officer of ValueVision, and Frederick S. Hammer, the current President and Chief Executive Officer of National Media, will serve as Co-Chairmen of the Board, (ii) Robert L. Johander, will serve as interim Chief Executive Officer of Quantum Direct (Quantum Direct has engaged an executive search firm to find a successor Chief Executive Officer to Mr. Johander), (iii) Nicholas M. Jaksich, the current Chief Operating Officer of ValueVision, will serve as President and Chief Operating Officer of Quantum Direct and (iv) Stuart R. Romenesko, the current Chief Financial Officer of ValueVision, will serve as the Chief Financial Officer of Quantum Direct.

     For information regarding the business experience of the foregoing individuals, see "Where You Can Find More Information."

ESTIMATED COST SAVINGS AND SYNERGIES

     National Media and ValueVision believe that the Merger will result in approximately $12.0 million in annualized cost savings and improvements attributable to operating synergies. These savings are expected to be derived from the following: the consolidation of telemarketing, customer service and order fulfillment facilities located in the United States; the utilization of ValueVision's television home shopping programming for product testing; utilization of excess capacity of ValueVision's in-house production capabilities; the integration of management information systems; and the elimination of duplicative overhead and administrative expenses. Upon consummation of the Merger, Quantum Direct intends to review National Media's and ValueVision's respective assets, businesses, operations, properties, policies, corporate structures, capitalization and management in order to identify any additional synergies, operating efficiencies and cost savings.

     The estimates of cost savings and synergies included elsewhere in this Joint Proxy Statement/Prospectus are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of ValueVision, National Media and Quantum Direct. There is no assurance that they will be achieved and actual savings and synergies may vary materially from those estimated. The inclusion of such estimates herein should not be regarded as an indication that ValueVision, National Media, Quantum Direct or any other person considers such estimates an accurate prediction of future events. See "Cautionary Statement Concerning Forward-Looking Statements."

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

                              THE MERGER AGREEMENT

     The following is a summary of the material terms of the Merger Agreement, a copy of which is attached as Annex A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement. Holders of National Media Common Stock National Media Series B Stock and ValueVision Common Stock are urged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the Merger.

THE MERGER

     The Merger Agreement provides that, following the approval of the Merger by the holders of National Media Common Stock and National Media Series B Stock, voting together as a class, and the holders of ValueVision Common Stock and the satisfaction or waiver of the other conditions to the Merger, National Media and ValueVision will become wholly-owned subsidiaries of Quantum Direct, the holders of National Media Common Stock and ValueVision Common Stock will become holders of Quantum Direct Common Stock and the holders of National Media Series B Stock will become holders of Quantum Direct Series B Stock.

     If the Merger Agreement is approved by a majority of the holders of National Media Common Stock and National Media Series B Stock, voting together as a class, with the holders of National Media Series B Stock being entitled to 10 votes per share held, and ValueVision Common Stock, and the other conditions to the Merger are satisfied or waived, the Closing will take place no later than the third business day (the "Closing Date") following the date on which the last of the conditions is satisfied or waived, or at such other time and date to which National Media and ValueVision mutually agree. On the Closing Date, National Media will cause a certificate of merger to be filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and ValueVision will cause articles of merger to be filed with the Secretary of State of Minnesota as provided in Section 302A.615, of the MBCA. The Merger will become effective upon the filing of such certificate of merger and articles of merger or at such later time as is specified therein. Subject to the satisfaction (or waiver) of the other conditions to the obligations of National Media and ValueVision to consummate the Merger, it is presently expected that the Merger will be consummated during the second calendar quarter of 1998. See "The Merger Agreement -- Conditions to Obligations to Effect the Merger."

CONVERSION OF SHARES

     The Merger Agreement provides that the Merger will be effected by merger of two newly-formed wholly-owned subsidiaries of Quantum Direct, National Media Sub and ValueVision Sub, with and into National Media and ValueVision, respectively, in which National Media and ValueVision will be the surviving corporations.

     At the Effective Time, in the National Media Merger: (i) each issued and outstanding share of National Media Common Stock (including the rights associated with the Series A Junior Participating Preferred Stock issued pursuant to the National Media Rights Plan (as defined below) (other than shares that are canceled as described below)) will be converted into one share of fully paid and nonassessable share of Quantum Direct Common Stock; (ii) each issued and outstanding share of National Media Series B Stock will be converted into one share of Quantum Direct Series B Stock; (iii) each issued and outstanding share of common stock of National Media Sub will be converted into one share of National Media Common Stock, the surviving corporation in the National Media Merger; and (iv) each share of National Media Common Stock that is owned by National Media as treasury stock or is owned by ValueVision or any of its wholly-owned subsidiaries (including any options, warrants or other securities convertible into or exchangeable for such shares) will be canceled and will cease to exist and no stock of Quantum Direct or other consideration shall be delivered in exchange therefor.

     At the Effective Time, in the ValueVision Merger: (i) each issued and outstanding share of ValueVision Common Stock (other than shares that are canceled as described below) will be converted into 1.19 shares of fully paid and nonassessable shares of Quantum Direct Common Stock; (ii) each issued and outstanding share of common stock of ValueVision Sub will be converted into one share of ValueVision Common Stock, the surviving corporation in the ValueVision Merger; and (iii) each share of ValueVision Common Stock that

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

is owned by ValueVision as treasury stock or is owned by National Media or any of its wholly-owned subsidiaries (including any options, warrants or other securities convertible into or exchangeable for such shares) will be canceled and will cease to exist and no stock of Quantum Direct or other consideration shall be delivered in exchange therefor.

     Consequently, as a result of the National Media Merger and the ValueVision Merger, National Media and ValueVision will become wholly-owned subsidiaries of Quantum Direct and holders of National Media Common Stock and ValueVision Common Stock will become holders of Quantum Direct Common Stock. At the Effective Time, each share of Quantum Direct Common Stock issued and outstanding immediately prior to the Effective Time will be surrendered and canceled, and the amount paid by National Media and ValueVision for their shares of Quantum Direct Common Stock will be returned to them by Quantum Direct.

     Based upon the number of shares of National Media Common Stock, National Media Series B Stock and ValueVision Common Stock outstanding on the record date for the National Media Special Meeting and the record date for the ValueVision Special Meeting, respectively, and the Exchange Ratios described above, National Media's current stockholders will own approximately 45% and ValueVision's current shareholders will own approximately 55% of Quantum Direct Common Stock that will be outstanding upon completion of the Merger.

EXCHANGE OF STOCK CERTIFICATES

     As soon as reasonably practicable after the Effective Time, an exchange agent will mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of National Media Common Stock (including the Series A Junior Participating Preferred Stock associated therewith), National Media Series B Stock or ValueVision Common Stock, a letter of transmittal and instructions for use in effecting the surrender of such certificates in exchange for certificates representing shares of Quantum Direct Common Stock or Quantum Direct Series B Stock, as the case may be. Upon surrender of a certificate for cancellation to the exchange agent, together with such letter of transmittal, duly executed, the holder of such certificate will be entitled to receive in exchange therefor that number of whole shares of Quantum Direct Common Stock or Quantum Direct Series B Stock, as the case may be, and the amount of any cash payable in lieu of fractional shares of Quantum Direct Common Stock and other dividends or distributions which such holder is entitled to receive as provided in the next three paragraphs, and the certificates so surrendered will promptly be canceled. The shares of Quantum Direct Common Stock to be issued in exchange for certificates which immediately prior to the Effective Time represented shares of National Media Common Stock or ValueVision Common Stock will be held in book-entry form on the records of Quantum Direct's Registrar and Transfer Agent, Norwest Bank Minnesota, N.A. The shares of Quantum Direct Series B Stock which immediately prior to the Effective Time represented shares of National Media Series B Stock will be held on the records of Quantum Direct, who will act as transfer agent for the Quantum Direct Series B Stock. Holders of Quantum Direct Common Stock and Quantum Direct Series B Stock may receive a certificate representing their shares of Quantum Direct Common Stock and Quantum Direct Series B Stock by following the instructions in the letter of transmittal or by requesting a certificate from Quantum Direct's Registrar and Transfer Agent.

     No Further Ownership Rights In National Media Common Stock, National Media Series B Stock Or ValueVision Common Stock. All shares of Quantum Direct Common Stock (and cash in lieu of fractional shares in the case of ValueVision Common Stock) and Quantum Direct Series B Stock issued upon the surrender for exchange of certificates which immediately prior to the Effective Time represented shares of National Media Common Stock, ValueVision Common Stock or National Media Series B Stock will be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of National Media Common Stock, ValueVision Common Stock or National Media Series B Stock theretofore represented by such certificates, subject, however, to the obligations of the surviving corporations in the National Media Merger and the ValueVision Merger to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by National Media on such shares of National Media Common Stock or National Media Series B Stock or by ValueVision on such shares of ValueVision Common Stock prior to the date of the Merger Agreement and which remain unpaid at the Effective Time, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the surviving corporations in the National Media Merger and the ValueVision Merger, as the case may be, of the shares of National Media Common Stock or ValueVision Common Stock, respectively, which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates which immediately prior to the Effective Time represented shares of National Media Common Stock, National Media Series B Stock or ValueVision Common Stock are presented to one of such surviving corporations or Quantum Direct for any reason, such certificates will be canceled and exchanged in the manner described above.

     Fractional Shares. No fractional shares of Quantum Direct Common Stock will be issued in the Merger. In lieu of any such fractional shares, each holder of shares of ValueVision Common Stock outstanding immediately prior to the Effective Time exchanged pursuant to the ValueVision Merger who would otherwise have been entitled to receive a fraction of a share of Quantum Direct Common Stock (after taking into account all certificates representing shares of ValueVision Common Stock delivered by such holder) will receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Quantum Direct Common Stock multiplied by the per share sales price of Quantum Direct Common Stock (as reported on the national market or exchange upon which the Quantum Direct Common Stock is traded or quoted) on the closing of the first day of trading of Quantum Direct Common Stock on such national market or exchange after the Effective Time.

     Dividends and Distributions. No dividends or other distributions declared or made after the Effective Time with respect to Quantum Direct Common Stock or Quantum Direct Series B Stock, with a record date after the Effective Time will be paid to the holder of any unsurrendered certificate representing shares of National Media Common Stock, ValueVision Common Stock or National Media Series B Stock with respect to the shares of Quantum Direct Common Stock or Quantum Direct Series B Stock the holder thereof is entitled to receive in respect thereof and no cash payment in lieu of fractional shares will be paid to any such holder until the holder of record of such certificate shall surrender such certificate to Quantum Direct as described above. Subject to the effect of applicable laws, following surrender of any such certificate, there will be paid to the record holder of the certificates representing whole shares of Quantum Direct Common Stock and shares of Quantum Direct Series B Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Quantum Direct Common Stock to which such holder is entitled under "-- Fractional Shares" above and an amount equal to the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to whole shares of Quantum Direct Common Stock and shares of Quantum Direct Series B Stock, and (ii) at the appropriate payment date, an amount equal to the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to whole shares of Quantum Direct Common Stock and shares of Quantum Direct Series B Stock, in each case without interest.

     Termination of Exchange Fund. Any shares of Quantum Direct Common Stock and Quantum Direct Series B Stock and any portion of monies from which cash payments in lieu of fractional shares of ValueVision Common Stock and any dividends or distributions on shares of Quantum Direct Common Stock and Quantum Direct Series B Stock will be made, which remain undistributed to the former stockholders of National Media or shareholders of ValueVision for 180 days after the Effective Time will be delivered to Quantum Direct upon demand, and any former stockholder of National Media or former shareholder of ValueVision who has not previously exchanged certificates which immediately prior to the Effective Time represented shares of National Media Common Stock, National Media Series B Stock or ValueVision Common Stock will thereafter look only to Quantum Direct for payment of such former stockholder's claim for Quantum Direct Common Stock or Quantum Direct Series B Stock, any cash in lieu of fractional shares of Quantum Direct Common Stock and any dividends or distributions with respect to Quantum Direct Common Stock and Quantum Direct Series B Stock.

     No Liability. None of National Media, ValueVision or Quantum Direct will be liable to any holder of shares of National Media Common Stock, National Media Series B Stock or ValueVision Common Stock, as the case may be, for any shares of Quantum Direct Common Stock (or cash in lieu of fractional shares of Quantum Direct Common Stock or any dividends or distributions with respect thereto) or Quantum Direct

Series B Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Withholding Rights. Quantum Direct and each of the surviving corporations in the National Media Merger and the ValueVision Merger will be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of National Media Common Stock or National Media Series B Stock or ValueVision Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated as having been paid to the holder of the shares of National Media Common Stock, National Media Series B Stock or ValueVision Common Stock, as the case may be, in respect of which such deduction and withholding was made.

     Lost Certificates. If any certificate which prior to the Effective Time represented shares of National Media Common Stock, National Media Series B Stock or ValueVision Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Quantum Direct or one of the surviving corporations in the National Media Merger and the ValueVision Merger, the posting by such person of a bond in such reasonable amount as Quantum Direct or such surviving corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed certificate the shares of Quantum Direct Common Stock or Quantum Direct Series B Stock and any cash in lieu of fractional shares and unpaid dividends and distributions on shares of Quantum Direct Common Stock or Quantum Direct Series B Stock otherwise deliverable in respect thereof.

     Affiliates. Certificates surrendered for exchange by any affiliate of ValueVision or National Media shall not be exchanged until Quantum Direct has received an Affiliate Agreement. See "The Merger -- Resales of Quantum Direct Common Stock Issued in Connection with the Merger; Affiliate Agreements."

     HOLDERS OF NATIONAL MEDIA COMMON STOCK, NATIONAL MEDIA SERIES B STOCK OR VALUEVISION COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM NORWEST BANK MINNESOTA, N.A., THE EXCHANGE AGENT THEREFOR.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various customary representations and warranties, subject to identified exceptions, relating to, among other things,
(a) due organization, valid existence and good standing of each of National Media, ValueVision and their respective material subsidiaries and certain similar corporate matters; (b) the capital structure of each of National Media and ValueVision; (c) the authorization, execution, delivery and enforceability of the Merger Agreement and the Transaction Documents (as defined in the Merger Agreement), the consummation of the transactions contemplated by the Merger Agreement and the Transaction Documents and related matters; (d) conflicts under charters or by-laws, required consents or approvals and violations of any instruments or law; (e) documents and financial statements filed by each of National Media and ValueVision with the SEC and the accuracy of information contained therein; (f) the absence of undisclosed liabilities; (g) the absence of certain material adverse events, changes or events; (h) taxes and tax returns; (i) properties; (j) intellectual property; (k) agreements, contracts and commitments; (l) litigation; (m) environmental matters and hazardous materials; (n) employee benefit plans; (o) compliance with laws; (p) accounting and tax matters relating to the Merger; (q) the accuracy of information supplied by each of National Media and ValueVision in connection with the registration statement to be filed by Quantum Direct in connection with the issuance of the Quantum Direct Common Stock (the "Registration Statement") and this Joint Proxy Statement/Prospectus; (r) labor matters; (s) insurance; (t) opinions of National Media's and ValueVision's financial advisors; (u) the absence of existing discussions with other parties; (v) the inapplicability to the Merger of certain provisions of the DGCL and MBCA; and (w) the National Media Rights Plan.

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CERTAIN COVENANTS

     Conduct of Business. Pursuant to the Merger Agreement, each of National Media and ValueVision has agreed that, during the period from the date of the Merger Agreement until the Effective Time, except as included on the disclosure schedules delivered in connection with the Merger Agreement or as contemplated by the Merger Agreement, it and each of its respective subsidiaries will: (a) carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted; (b) pay its debts and taxes when due subject to good faith disputes over such debts or taxes, and pay or perform other obligations when due; (c) use reasonable efforts consistent with past practices to preserve intact its present business organization, management team and business relationships; (d) not accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan or authorize cash payments in exchange for any options granted under any employee stock plan, except as required pursuant to the plan or any related agreement; (e) not declare or pay any dividends on or make other distributions in respect of any of its capital stock, not effect certain other changes in its capitalization, and not purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with the termination of service; (f) not issue or sell, or authorize or propose the issuance or sale of, any shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or any subscriptions, rights, warrants or options to acquire or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the grant of options consistent with past practices to employees, officers, directors or consultants (but in no event grant more than the total number of authorized shares available under its stock option plans) and the issuance of shares upon the exercise of outstanding stock options, warrants or National Media convertible preferred stock; (g) not make any material acquisitions; (h) not sell, lease, license or otherwise dispose of material properties or assets outside the ordinary course of business; (i) not increase the compensation payable to its directors, officers or employees (except for increases to non-officer employees consistent with past practices), grant additional severance or termination pay or enter into employment or severance agreements with any consultants, employees, officers or directors, enter into any collective bargaining agreement (other than as required by law) or establish, adopt, enter into or amend any plan for the benefit of its directors, officers, employees or consultants; (j) not amend its certificate of incorporation or articles of incorporation, as the case may be, or bylaws, except as contemplated by the Merger Agreement; (k) not incur indebtedness for money borrowed other than in the ordinary course of business; (l) not take any action that would or is reasonably likely to result in a material breach of any provision of the Merger Agreement or any of the Transaction Documents to which it is a party or in any of its representations or warranties set forth in the Merger Agreement or any of the Transaction Documents to which it is a party being untrue as of and on the Closing Date; (m) not make or rescind any material tax elections, settle any tax claims or make any material change in its accounting methods; (n) not settle any material litigation relating to the transactions contemplated by the Merger Agreement; and (o) not take, or agree in writing to take, any of the actions described in (d) through (n) above.

     No Solicitation. The Merger Agreement provides that National Media and ValueVision will not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent, (i) solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction involving such party or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement (any of the foregoing inquiries or proposals being referred to as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to or recommend any Acquisition Proposal; provided, however, that nothing contained in the Merger Agreement will prevent National Media or ValueVision or their respective Boards of Directors from (a) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written Acquisition Proposal to the stockholders or shareholders, as the case may be, of such party, if and only to the extent that (1) the Board of Directors of such party believes in good faith (after consultation with its financial advisor) that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and, after taking into account the strategic benefits anticipated to be derived from the Merger and the prospects of ValueVision and National Media as a combined company, would, if consummated, result in a transaction more favorable to the stockholders or shareholders, as the case may be, of such party over the long term than the transaction contemplated by the Merger Agreement (any such more favorable Acquisition Proposal being referred to as a "Superior Proposal") and the Board of Directors of such party determines in good faith after consultation with outside legal counsel that such action is required for such Board of Directors to comply with its fiduciary duties to stockholders or shareholders, as the case may be, under applicable law and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with terms no less favorable to such party than those contained in the Confidentiality Agreement dated August 19, 1997 between National Media and ValueVision; or (b) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Each of National Media and ValueVision also agrees not to release any third party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another person who has made, or who may reasonably be considered likely to make, an Acquisition Proposal, unless its Board of Directors determines in good faith after consultation with outside legal counsel that such action is required for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law.

     The Merger Agreement requires each of National Media and ValueVision to promptly notify the other party (orally and in writing) upon receipt of any Acquisition Proposal or request for non-public information or access to its properties, books or records in connection with an Acquisition Proposal. The party providing such notice also is required to indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact, and continue thereafter to keep the other party informed, on a current basis, of the status of any such discussions or negotiations and the terms being discussed or negotiated.

     Special Meetings. The Merger Agreement provides that each of National Media and ValueVision will call a meeting of its respective stockholders and shareholders to be held as promptly as practicable for the purpose of voting upon the Merger Agreement and the Merger. Subject to the discussion above under "-- No Solicitation," each of National Media and ValueVision agreed to recommend to its respective stockholders and shareholders adoption of the Merger Agreement and approval of such matters, to coordinate and cooperate with respect to the timing of its special meeting and to use its best efforts to hold such meeting on the same day as the other party's special meeting and as soon as practicable after the date of the Merger Agreement. Unless otherwise required to comply with the applicable fiduciary duties of the respective directors of National Media and ValueVision, as determined by such directors in good faith after consultation with outside legal counsel, each party agreed to use all reasonable efforts to solicit from stockholders of such party proxies in favor of such matters.

     Post-Merger Corporate Governance; Employment Arrangements. The Merger Agreement provides that certain corporate governance matters relating to Quantum Direct will be as described above under "The Merger -- Interests of Certain Persons in the Merger -- Board of Directors and Committees of Quantum Direct" and "The Combined Company -- Directors and Executive Officers." The Merger Agreement also provides that Quantum Direct will enter into certain executive employment agreements and have certain executive officers as described under "The Merger -- Interests of Certain Person in the Merger -- Employment Agreements" and "The Combined Company -- Directors and Executive Officers."

     The Merger Agreement provides that Quantum Direct will have an Executive Committee which initially will be comprised of the following five members of the Quantum Direct Board of Directors: Marshall S. Geller, Frederick S. Hammer, Nicholas M. Jaksich, Robert L. Johander and Robert N. Verratti. The Executive Committee will have responsibility for (i) recommending to the full Quantum Direct Board of Directors a successor Chief Executive Officer (and any successor thereto) to Robert L. Johander, the interim Chief Executive Officer of Quantum Direct and (ii) shall have, to the fullest extent permitted by Delaware law, all of the powers, duties and responsibilities (including, without limitation, those relating to any and all issues relating to the FCC and any assets subject to its regulation) of the entire Quantum Direct Board of Directors (except with respect to those actions that require a supermajority vote as set forth in the Bylaws of Quantum Direct). See "The Combined Company -- Directors and Executive Officers."

     The Merger Agreement provides that Quantum Direct will have a Compensation Committee which initially will be comprised of the following: Albert R. Dowden, Marshall S. Geller and Paul D. Tosetti. The Compensation Committee will have responsibility for (i) reviewing the compensation and employee benefit policies of Quantum Direct, (ii) recommending to the Executive Committee base salary amounts and incentive awards for all elected officers of Quantum Direct and setting guidelines for the administration of all salaries, (iii) administering incentive compensation and awarding stock options to employees under any stock option or compensation plan of Quantum Direct and amending or modifying any provisions of such stock option or compensation plan that may be amended or modified without stockholder approval and (iv) supervising all administrative matters with respect to the foregoing.

     The Merger Agreement provides that each of National Media and ValueVision will take such action as shall reasonably be deemed by either thereof to be advisable to give effect to the provisions described in the three preceding paragraphs including without limitation incorporating such provisions into the Quantum Direct Bylaws in effect at the Effective Time.

     Stock Plans. At the Effective Time, each National Media Stock Option and each ValueVision Stock Option, in each case whether vested or unvested, will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such National Media Stock Option or ValueVision Stock Option, as the case may be, the same number of shares of Quantum Direct Common Stock as the holder of such National Media Stock Option or ValueVision Stock Option, as the case may be, would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time. The exercise price per share of each such option, as so converted, will be equal to (x) the aggregate exercise price for the shares of National Media Common Stock or ValueVision Stock Option, as the case may be, purchasable pursuant to such National Media Stock Option or ValueVision Stock Option, as the case may be, immediately prior to the Effective Time divided by
(y) the number of whole shares of Quantum Direct Common Stock deemed purchasable pursuant to such National Media Stock Option or ValueVision Stock Option, as the case may be, as determined above (rounded up to the nearest whole cent). As of March 12, 1998 options to acquire 4,194,862 million and 4,009,836 million shares of National Media Common Stock and ValueVision Common Stock, respectively, were outstanding. All outstanding National Media Stock Options and ValueVision Stock Options will become exercisable in full upon the Closing, pursuant to the terms of such stock options. In the event all such stock options were exercised, Quantum Direct would receive aggregate proceeds of approximately $58,254,763 million.

     Pursuant to the Merger Agreement, Quantum Direct has agreed to reserve for issuance a sufficient number of shares of Quantum Direct Common Stock for delivery upon exercise of the National Media Stock Options or the ValueVision Stock Options, as the case may be, assumed as described above. As soon as practicable after the Effective Time, Quantum Direct will file a registration statement on Form S-8 with respect to the shares of Quantum Direct Common Stock subject to such options and will use its best efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding.

     Director and Officer Indemnification. The Merger Agreement provides that, from and after the Effective Time, Quantum Direct will cause the surviving corporations in the National Media Merger and the ValueVision Merger to indemnify and hold harmless each present and former director and officer of National Media and ValueVision against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any matter existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, or at or after the Effective Time, to the fullest extent that National Media or ValueVision, as the case may be, would have been permitted under Delaware law or Minnesota law and its certificate of incorporation or articles of incorporation, as the case may be, or bylaws in effect on the date of the Merger Agreement to indemnify such person. Quantum Direct and/or such surviving corporations will also be obligated to advance expenses as incurred to the fullest extent permitted under applicable law, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Quantum Direct pursuant to the foregoing provisions, Quantum Direct has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     For a period of six years after the Effective Time, Quantum Direct will maintain or cause the surviving corporations in the National Media Merger and the ValueVision Merger to maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are covered as of the date of the Merger Agreement by National Media's or ValueVision's directors' and officers' liability insurance policy, with coverage in an amount and scope at least as favorable as National Media's or ValueVision's existing coverage; provided that in no event will Quantum Direct or the surviving corporations in the National Media Merger and the ValueVision Merger be required to expend in excess of 200% of the annual premium paid by National Media or ValueVision for such coverage, and if the premium would at any time exceed 200% of such amount, then Quantum Direct or surviving corporations in the National Media Merger and the ValueVision Merger will maintain insurance policies which provide the maximum coverage available at an annual premium equal to 200% of such amount.

     Stockholder Rights Plans. National Media is a party to a Rights Agreement dated January 3, 1994 with Mellon Securities Trust Company, as amended (the "National Media Rights Plan"). The National Media Rights Plan, as amended, provides that transactions contemplated by the Merger Agreement, the execution or consummation of the transactions contemplated by the Redemption and Consent Agreement by and between National Media and the holders of the Series C Stock dated as of January 5, 1998 (the "Redemption Agreement"), and the execution or consummation of the transactions contemplated by the ValueVision Stock Option Agreement (as defined below) are exempt from the provisions of the National Media Rights Plan, and all rights issued pursuant to the National Media Rights Plan will become non-exercisable at the Effective Time. ValueVision is not a party to a Rights Agreement.

     The Merger Agreement also provides that National Media and ValueVision will cause Quantum Direct, prior to the Closing Date, to adopt a stockholder rights agreement. See "Description of Quantum Direct Capital Stock -- Preferred Share Purchase Rights."

     The Warrants. The Merger Agreement provides that, at the Effective Time, each outstanding warrant to purchase National Media Common Stock or ValueVision Common Stock, as the case may be, will thereafter solely represent the right to acquire, on the same terms and conditions as are currently applicable under such warrants, the same number of shares of Quantum Direct Common Stock as a holder of the warrants would have been entitled to receive pursuant to the ValueVision Merger or the National Media Merger, as the case may be, had such holder exercised the warrants in full immediately prior to the Effective Time, at the price per share (rounded downward to the nearest whole cent) equal to (x) the aggregate exercise price for the shares of ValueVision Common Stock or the National Media Common Stock, as the case may be, purchasable pursuant to the warrants immediately prior to the Effective Time divided by (y) the number of full shares of Quantum Direct Common Stock deemed purchasable pursuant to the warrants in accordance with the foregoing. At the Effective Time, Quantum Direct will agree to issue any required shares of Quantum Direct Common Stock upon exercise of the warrants in accordance with the foregoing.

     Employment Agreements. The Merger Agreement provides that, except as set forth on the National Media disclosure schedule delivered in connection with the Merger Agreement, National Media will, and will cause each of its relevant subsidiaries to, take any and all necessary action to prevent the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereunder from triggering any "change of control" or similar provisions resulting in an acceleration of benefits or compensation thereunder with respect to any agreements with any officer or other key employee of National Media or any of its subsidiaries.

     Funding Advance for Redemption Agreement. The Merger Agreement provides that, if all of the conditions to ValueVision's obligations to effect the Merger have been satisfied (except the redemption of all of the outstanding shares of Series C Stock as contemplated by the Redemption Agreement), ValueVision will, concurrently with the Closing, advance to National Media, in immediately available funds, approximately $23.5 million to consummate the transactions contemplated by the Redemption Agreement.

     Other Covenants. Pursuant to the Merger Agreement, each of National Media and ValueVision has also agreed: (a) to confer with the other party on a regular basis regarding ongoing operations and to give prompt notice to the other of, and use all commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance which causes or will cause any breach, of any representation, warranty covenant or agreement; provided, however, that neither National Media, ValueVision nor any of their respective subsidiaries will be obligated to sell or otherwise transfer any of its broadcast assets to obtain the FCC Consent Application and if any of National Media's Directors are not approved of by the FCC, then National Media shall as expeditiously as possible upon notice of such nonapproval, replace any such director with another National Media Director until all of National Media's Directors have been approved by the FCC; (b) to file this Joint Proxy Statement/Prospectus and the Registration Statement, and obtain all necessary state securities laws permits or approvals; (c) to give (and to cause their respective subsidiaries to give) the other such party and its representatives access to all its personnel, properties, books, contracts, commitments and records, and to furnish related information reasonably requested by the other;
(d) to use its best efforts to take all appropriate action to consummate the transactions contemplated by the Merger Agreement as promptly as practical, obtain any consents, licenses, permits, waivers, approvals, authorizations or orders from governmental entities or other third parties required in connection with the transactions contemplated by the Merger Agreement, and make all necessary filings and submissions with respect to the transactions contemplated by the Merger Agreement under federal, state and foreign securities laws, antitrust laws and the Communications Act, and other applicable laws; (e) to consult with the other party before issuing, and use all reasonable efforts to agree upon, any press release or other public statement concerning the transactions contemplated by the Merger Agreement; (f) to not take any action, or knowingly fail to take any action, that is reasonably likely to jeopardize the tax or accounting treatment of the Merger; (g) to use all reasonable efforts to obtain and deliver to the other party the Affiliate Agreements; (h) to use all reasonable efforts to cause the Quantum Direct Common Stock to be issued in the Merger to be approved for listing on the NYSE (or, if such approval cannot be obtained, another national exchange or market), prior to the Effective Time;
(i) to use all reasonable efforts to obtain customary "comfort" letters of such party's independent public accountants with respect to the Registration Statement; and (j) that National Media and ValueVision will cooperate in the preparations and filing of all returns and other documents regarding the Merger Agreement and will pay any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by the Merger Agreement, and that National Media will pay, and ValueVision will pay, without deduction or withholding from any amount payable to the holders of National Media Common Stock or ValueVision Common Stock, as the case may be, any such taxes or fees imposed by any Governmental Entity (as defined in the Merger Agreement) which become payable in connection with the transactions contemplated by the Merger Agreement on behalf of their respective stockholders.

CONDITIONS TO OBLIGATIONS TO EFFECT THE MERGER

     The respective obligations of National Media and ValueVision to effect the Merger are subject to the satisfaction (or waiver) of the following conditions:
(a) the Merger Agreement, the National Media Merger and the ValueVision Merger shall have been approved in the manner required under the DGCL and the MBCA, as the case may be, by the respective holders of the issued and outstanding shares of capital stock of National Media and ValueVision; (b) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (c) the FCC shall have granted by final order the FCC Consent Application, without conditions, qualifications or other restrictions that are likely to have a material adverse effect immediately after the Closing Date on Quantum Direct or any of its subsidiaries, whether imposed by the FCC or any other Governmental Entity; (d) all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to file, obtain or occur is reasonably likely to have a Material Adverse Effect (as defined below) on National Media or a Material Adverse Effect on ValueVision shall have been filed, been obtained or occurred; (e) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; (f) no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule, regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; (g) the shares of Quantum Direct Common Stock to be issued in the Merger and upon exercise of National Media Stock Options, warrants to purchase National Media Common Stock, ValueVision Stock Options and warrants to purchase ValueVision Common Stock shall have been approved for listing on a national securities exchange or for quotation on the Nasdaq stock market, subject to official notice of issuance; (h) ValueVision shall have obtained the consent or approval of any person whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the transactions contemplated by the Merger Agreement, except those of which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on ValueVision or a material adverse effect on the business, properties, financial condition or results of operations of Quantum Direct after the Merger (a "Quantum Direct Material Adverse Effect");
(i) National Media shall have obtained the consent or approval of any person whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the transactions contemplated by the Merger Agreement, except those which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on National Media or a Quantum Direct Material Adverse Effect; and (j) National Media and ValueVision shall have taken all actions necessary so that (1) not later than the Effective Time, the Restated Certificate of Incorporation and Quantum Direct Bylaws shall have been amended as contemplated by the Merger Agreement, (2) at the Effective Time, the composition of the Quantum Direct Board of Directors and of each committee of the Quantum Direct Board of Directors shall be as described above under "Interests of Certain Persons in the Merger -- Board of Directors and Committees of Quantum Direct," and (3) not later than the Effective Time, Quantum Direct shall have adopted the Quantum Direct Rights Agreement (as defined below); (k) no event shall have occurred that has or would result in the triggering of any right or entitlement of the stockholders of the National Media under the National Media Rights Plan, or will occur as a result of the consummation of the Merger; (l) holders of no more than 5% of the issued and outstanding shares of ValueVision Common Stock shall have made the demands and given the notices required under Minnesota law to assert dissenters' appraisal rights; (m) the transactions contemplated by the stipulation between Montgomery Ward and ValueVision regarding the Assumption and Modification of Executory Contracts and Related Agreements (the "Settlement Agreement") shall have been approved by the United States Bankruptcy Court for the District of Delaware (the "Court") on terms substantially similar to those set forth in the Settlement Agreement (which condition has been satisfied as of the date of this Joint Proxy Statement/Prospectus). In the event National Media or ValueVision waives any of the aforementioned conditions and such waiver would have a material adverse effect on Quantum Direct or the holders of Quantum Direct, National Media or ValueVision voting stock, then the consent of the subject holders to the Merger will be resolicited.


     The obligation of National Media to effect the Merger are subject to the satisfaction (or waiver) of the following conditions: (a) the representations and warranties of ValueVision set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for, (i) changes contemplated by the Merger Agreement, (ii) inaccuracies which relate to the Settlement Agreement or the failure to consummate the transactions contemplated thereby (which condition has been satisfied as of the date hereof) and (iii) inaccuracies which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on ValueVision or a material adverse effect upon the consummation of the transactions contemplated hereby; and National Media shall have received a certificate signed on behalf of ValueVision by the chief executive officer and the chief financial officer of ValueVision to such effect; (b) ValueVision shall have performed in all material respects all material obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date, and National Media shall have received a certificate signed on behalf of ValueVision by the chief executive officer and the chief financial officer of ValueVision to such effect; (c) National Media shall have received the opinion of Drinker Biddle & Reath LLP to the effect that for federal income tax purposes, each of the National Media Merger and the ValueVision Merger will be treated as a transfer of property to Quantum Direct by holders of National Media Common Stock described in Section 351 of the Code; and (d) ValueVision shall have duly executed each of the Transaction Documents to which it is a party, and the ValueVision Guaranty (as defined in the Merger Agreement), and such Transaction Documents and ValueVision Guaranty shall be in full force and effect and legally binding against ValueVision and no material breach by ValueVision shall have occurred thereunder as of the Closing Date. In the event National Media waives any of the aforementioned conditions and such waiver would have a material adverse effect on Quantum Direct or the holders of Quantum Direct, National Media or ValueVision voting stock, then the consent of the subject holders to the Merger will be resolicited.



     The obligation of ValueVision to effect the Merger are subject to the satisfaction (or waiver) of the following conditions: (a) the representations and warranties of National Media set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for (i) changes contemplated by the Merger Agreement and (ii) inaccuracies which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on National Media, or a Material Adverse Effect upon the consummation of the transactions contemplated thereby; and ValueVision shall have received a certificate signed on behalf of National Media by the chief executive officer and the chief financial officer of National Media to such effect; (b) National Media shall have performed in all material respects all material obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; and ValueVision shall have received a certificate signed on behalf of National Media by the chief executive officer and the chief financial officer of National Media to such effect; (c) ValueVision shall have received the opinion of Latham & Watkins to the effect that for federal income tax purposes the ValueVision Merger will be treated as a tax-free reorganization within the meaning of Section 368 of the Code and each of the National Media Merger and the ValueVision Merger will be treated as transfers of property to Quantum Direct by holders of ValueVision Common Stock described in Section 351 of the Code; (d) the Telemarketing Agreement shall have been terminated and all liabilities, obligations and amounts owed or incurred by ValueVision to National Media thereunder shall have been released and forever discharged; (e) each of the holders of the Series C Stock shall have duly executed the Redemption Agreement, which shall be in full force and effect and no material breach shall have occurred thereunder as of the Closing Date; and National Media shall have, as of the Effective Time, redeemed all of the outstanding shares of the Series C Stock (and the Series D Convertible Preferred Stock issued in exchange therefore) pursuant to such Redemption Agreement and none of such shares shall remain outstanding as of the Effective Time; and (f) National Media shall have executed each of the Transaction Documents to which it is a party, each of which shall be in full force and effect and legally binding against National Media and no material breach by National Media shall have occurred thereunder as of the Closing Date; and each of National Media's subsidiaries shall have executed the Subsidiary Guarantee (as defined in the Merger Agreement) which shall be in full force and effect and legally binding against such subsidiaries. In the event ValueVision waives any of the aforementioned conditions and such waiver would have a material adverse effect on Quantum Direct or the holders of Quantum Direct, National Media or ValueVision voting stock, then the consent of the subject holders to the Merger will be resolicited.


     A "Material Adverse Effect" means on the business, properties, financial condition or results of operations of the referenced corporation and its subsidiaries, taken as a whole.

TERMINATION; TERMINATION FEES AND EXPENSES

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the holders of National Media Common Stock and ValueVision Common Stock:

          (a) by mutual written consent of National Media and ValueVision; or

          (b) by either National Media or ValueVision if the Merger has not been consummated by June 1, 1998 (the "Outside Date"); provided, however, that if the Merger shall have not been consummated by the Outside Date due to the failure of the FCC to grant by final order the FCC Consent Application Agreement, the Outside Date shall be extended to August 31, 1998; and provided, further, however, that the right to terminate the Merger Agreement under this clause (b) will not be available to any party whose failure to fulfill any obligations under the Merger Agreement has been the cause or resulted in the failure of the Merger to occur on or before such date; or

          (c) by either National Media or ValueVision if a court of competent jurisdiction or other Governmental Entity has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

          (d) (i) by National Media, if, at the ValueVision Shareholders' Meeting (including any adjournment or postponement), the requisite vote of the shareholders of ValueVision in favor of the approval and adoption of the Merger Agreement and the ValueVision Merger has not been obtained; or
     (ii) by ValueVision if, at the National Media Stockholders' Meeting (including any adjournment or postponement), the requisite vote of the stockholders of National Media in favor of the approval and adoption of the Merger Agreement and the National Media Merger has not been obtained; or

          (e) by National Media, if (i) the ValueVision Board of Directors has withdrawn or modified its recommendation of the Merger Agreement or the ValueVision Merger; (ii) after the receipt by ValueVision of an Acquisition Proposal, National Media requests in writing that the ValueVision Board of Directors reconfirm its recommendation of the Merger Agreement and the ValueVision Merger to the shareholders of ValueVision and the ValueVision Board of Directors fails to do so within 10 business days after its receipt of National Media's request; (iii) the ValueVision Board of Directors has recommended to the shareholders of ValueVision an Alternative Transaction (as defined in the Merger Agreement); (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of ValueVision Common Stock is commenced (other than by National Media or an Affiliate of National Media) and the ValueVision Board of Directors recommends that the shareholders of ValueVision tender their shares in such tender or exchange offer; or (v) for any reason ValueVision fails to call and hold the ValueVision Special Meeting by the Outside Date (provided that National Media's right to terminate the Merger Agreement under such clause (v) will not be available if at such time ValueVision would be entitled to terminate the Merger Agreement by reason of a breach by National Media of a material representation, warranty, covenant or agreement contained in the Merger Agreement); or

          (f) by ValueVision, if (i) the National Media Board of Directors has withdrawn or modified its recommendation of the Merger Agreement or the National Media Merger; (ii) after the receipt by National Media of an Acquisition Proposal, ValueVision requests in writing that the National Media Board of Directors reconfirm its recommendation of the Merger Agreement and the National Media Merger to the stockholders of National Media and the National Media Board of Directors fails to do so within 10 business days after its receipt of ValueVision's request; (iii) the National Media Board of Directors has recommended to the stockholders of National Media an Alternative Transaction; (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of National Media Common Stock is commenced (other than by ValueVision or an Affiliate of ValueVision) and the National Media Board of Directors recommends that the stockholders of National Media tender their shares in such tender or exchange offer; or (v) for any reason National Media fails to call and hold the National Media Special Meeting by the Outside Date (provided that ValueVision's right to terminate the Merger Agreement under such clause (v) will not be available if at such time National Media would be entitled to terminate the Merger Agreement by reason of a breach of ValueVision of a material representation, warranty, covenant or agreement contained in the Merger Agreement); or

          (g) by National Media or ValueVision, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the Merger Agreement, which breach will cause the conditions described above under "-- Conditions to Obligations to Effect the Merger" not to be satisfied and such breach has not been cured within 20 business days following receipt by the breaching party of written notice of such breach from the other party.

     In the event of any termination of the Merger Agreement by either National Media or ValueVision as provided above, the Merger Agreement will become void and there will be no liability or obligation (with limited exceptions) on the part of National Media, ValueVision, Quantum Direct or their respective officers, directors, stockholders or affiliates, except as provided below with respect to termination fees and except that such termination will not limit liability for a willful breach of the Merger Agreement; provided that, the indemnification provisions described above under "--Indemnification of National Media and ValueVision Directors and Officers" and the termination fee provisions described below will remain in full force and effect and survive any termination of the Merger Agreement.

     Except as set forth below, if the Merger is not consummated, all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses. If the Merger is consummated ValueVision will pay for all fees and expenses incurred by National Media in connection with the Merger and the transactions contemplated by the Merger Agreement.

     National Media will pay ValueVision a termination fee of $5.0 million (the "ValueVision Termination Fee") upon the earliest to occur of the following events: (i) the termination of the Merger Agreement by ValueVision under the circumstances described in paragraph (d)(ii) above, but only if a proposal for an Alternative Transaction involving National Media has been publicly announced prior to the National Media Special Meeting and either a definitive agreement for an Alternative Transaction is entered into, or an Alternative Transaction is consummated, within eighteen months of such termination; or (ii) the termination of the Merger Agreement by ValueVision under the circumstances described in paragraph (f) above, National Media's payment of such termination fee will be the sole and exclusive remedy of ValueVision against National Media and any of its subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; provided that this limitation will not apply in the event of a willful breach of the Merger Agreement by National Media. Notwithstanding the foregoing, if and to the extent ValueVision has purchased shares of National Media Common Stock pursuant to the ValueVision Option (as defined below under "Other Agreements -- ValueVision Stock Option Agreement") the amount of the ValueVision Termination Fee will be reduced to the extent that the ValueVision Total Profit (as defined below under "Other Agreements -- ValueVision Stock Option Agreement") exceeds $7.5 million.

     ValueVision will pay National Media a termination fee of $5.0 million (the "National Media Termination Fee") upon the earliest to occur of the following events: (i) the termination of the Merger Agreement by National Media under the circumstances described in paragraph (d)(i) above, but only if a proposal for an Alternative Transaction involving ValueVision has been publicly announced prior to the ValueVision Special Meeting and either a definitive agreement for an Alternative Transaction is entered into, or an Alternative Transaction is consummated, within eighteen months of such termination; or (ii) the termination of the Merger Agreement by National Media under the circumstances described in paragraph (e) above. ValueVision's payment of such termination fee will be the sole and exclusive remedy of National Media against ValueVision and any of its subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; provided that this limitation will not apply in the event of a willful breach of the Merger Agreement by ValueVision. Notwithstanding the foregoing, if and to the extent National Media has purchased shares of ValueVision Common Stock pursuant to the National Media Option (as defined below under "Other Agreements -- National Media Stock Option Agreement") the amount of the National Media Termination Fee will be reduced to the extent that the National Media Total Profit (as defined below under "Other Agreements -- National Media Stock Option Agreement") exceeds $7.5 million.

     If applicable, the fees payable as described above will be paid concurrently with the first to occur of the relevant termination events.

AMENDMENT AND WAIVER

     The Merger Agreement provides that it may be amended by the parties thereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the holders of a majority of National Media Common Stock and National Media Series B Stock, voting together as a class, with the holders of National Media Series B Stock entitled to 10 votes for each share held or the holders of a majority of ValueVision Common Stock, but, after any such approval, no amendment shall be made which by law requires further approval by such holders without such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that the Merger Agreement may be amended in writing without obtaining the signatures of National Media, ValueVision or Quantum Direct solely for the purpose of adding National Media Sub and ValueVision Sub as parties to the Merger Agreement. At any time prior to the Effective Time, the parties to the Merger Agreement, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (iii) waive compliance with any of the agreements or conditions contained therein. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                OTHER AGREEMENTS

     The following is a summary of the material terms of the National Media Stock Option Agreement and, the ValueVision Stock Option Agreement, copies of which agreements are attached hereto as Annexes J and K, respectively. Such summaries are qualified in their entirety by reference to the stock option agreements.

NATIONAL MEDIA STOCK OPTION AGREEMENT

     Pursuant to the National Media Stock Option Agreement, National Media has the right (the "National Media Option"), under the circumstances described below, to acquire up to 5,579,119 shares of authorized but unissued ValueVision Common Stock (the "National Media Option Shares") (or approximately 19.9% of the outstanding shares of ValueVision Common Stock as of January 5, 1998 prior to giving effect to the exercise of such option), at a per share cash purchase price of $3.875 (the "National Media Option Price"). The National Media Stock Option Agreement could have the effect of making an acquisition of ValueVision by a third party more costly because of the need to acquire in any such transaction the National Media Option Shares issued under the National Media Stock Option Agreement, and could also jeopardize the ability of a third party to acquire ValueVision in a transaction accounted for as a pooling of interests.

     The National Media Option may be exercised by National Media, in whole or in part, at any time or from time to time after the occurrence of an event which would entitle National Media, upon termination of the Merger Agreement, to payment of the National Media Termination Fee (as described above in "The Merger Agreement -- Termination; Termination Fees and Expenses"); or upon termination of the Merger Agreement by National Media as a result of ValueVision's breach of a material representation, warranty, covenant or agreement contained in the Merger Agreement; provided that the National Media Option may not be exercised if National Media is in material breach of any of its material representations, warranties, covenants or agreements contained in the National Media Stock Option Agreement or in the Merger Agreement. National Media may exercise the National Media Option by either (a) paying the National Media Option Price in cash and receiving the National Media Option Shares or (b) electing, in lieu of the payment of the National Media Option Price and the receipt of the National Media Option Shares, to receive a cash payment (the "Cash Exercise Payment") from ValueVision in the amount of the excess of (i) the higher of the price paid for the ValueVision Common Stock in an Alternative Transaction or the then current market price of the ValueVision Common Stock over (ii) the National Media Option Price.

     The National Media Stock Option Agreement further provides that if National Media desires to sell any of the National Media Option Shares within two years after the purchase of such shares and such sale requires the registration of such shares under the Securities Act, ValueVision will be required to prepare and file (subject to certain limitations) a registration statement under the Securities Act for the purpose of permitting such sale of shares by National Media. ValueVision will not be required to have declared effective more than two such registration statements.

     Notwithstanding any other provisions of the National Media Stock Option Agreement, in no event will the National Media Total Profit (as defined below) exceed $7.5 million. "National Media Total Profit" means the aggregate amount (before taxes) of (i) the National Media Termination Fee received by National Media,

(ii) the amount received by National Media for the repurchase of the National Media Option Shares by ValueVision pursuant to the second preceding paragraph, less the purchase price paid by National Media for such shares, and (iii) the amount received by National Media in the sale of National Media Option Shares, less the purchase price paid by National Media for such shares.

     The National Media Option will terminate upon the earlier of (i) the Effective Time, (ii) the date on which National Media realizes a National Media Total Profit of $7.5 million, (iii) the date on which the Merger Agreement is terminated, provided that the National Media Option is not exercisable at such time and does not become exercisable simultaneous with such termination, and
(iv) 90 days after the date the National Media Option becomes exercisable, provided that if the National Media Option cannot be exercised, or the National Media Option Shares cannot be delivered to ValueVision upon such exercise, because of a preliminary or permanent injunction or other court order, because the applicable waiting period under the HSR Act has not expired or been terminated or because the applicable approvals of the FCC have not been obtained, the date referred to in clause (iv) above will be extended until 30 days after such impediment to exercise has been removed.

VALUEVISION STOCK OPTION AGREEMENT

     Pursuant to the ValueVision Stock Option Agreement, ValueVision has the right (the "ValueVision Option"), under the circumstances described below, to acquire up to 5,075,979 shares of authorized but unissued National Media Common Stock (the "ValueVision Option Shares") (or approximately 19.9% of the outstanding National Media Common Stock as of January 5, 1998 prior to giving effect to the exercise of such option), including the associated rights under the National Media Rights Plan, at a per share cash purchase price of $3.4375 (the "ValueVision Option Price"). The ValueVision Stock Option Agreement could have the effect of making an acquisition of National Media by a third party more costly because of the need to acquire in any such transaction the ValueVision Option Shares issued under the ValueVision Stock Option Agreement, and could also jeopardize the ability of a third party to acquire National Media in a transaction accounted for as a pooling of interests.

     The ValueVision Option may be exercised by ValueVision, in whole or in part, at any time or from time to time after the occurrence of an event which would entitle ValueVision, upon termination of the Merger Agreement, to payment of the ValueVision Termination Fee (as described above in "The Merger Agreement -- Termination; Termination Fees and Expenses"); or upon termination of the Merger Agreement by ValueVision as a result of National Media's breach of a material representation, warranty, covenant or agreement contained in the Merger Agreement; provided that the ValueVision Option may not be exercised if ValueVision is in material breach of any of its material representations, warranties, covenants or agreements contained in the ValueVision Stock Option Agreement or the Merger Agreement. ValueVision may exercise the ValueVision Option by either (a) paying the ValueVision Option Price in cash and receiving the ValueVision Option Shares or (b) electing, in lieu of the payment of the ValueVision Option Price and the receipt of the ValueVision Option Shares, to receive a Cash Exercise Payment from National Media in the amount of the excess of (i) the higher of the price paid for the National Media Common Stock in an Alternative Transaction or the then current market price of the National Media Common Stock over (ii) the ValueVision Option Price.

     The ValueVision Stock Option Agreement further provides that if ValueVision desires to sell any of the ValueVision Option Shares within two years after the purchase of such shares and such sale requires the registration of such shares under the Securities Act, National Media will be required to prepare and file (subject to certain limitations) a registration statement under the Securities Act for the purpose of permitting such sale of shares by ValueVision. National Media will not be required to have declared effective more than two such registration statements.

     Notwithstanding any other provisions of the ValueVision Stock Option Agreement, in no event will the ValueVision Total Profit (as defined below) exceed $7.5 million. "ValueVision Total Profit" means the aggregate amount (before taxes) of (i) the ValueVision Termination Fee received by ValueVision,
(ii) the amount received by ValueVision for the repurchase of the ValueVision Option Shares by National Media pursuant to the second preceding paragraph, less the purchase price paid by ValueVision for such shares, and

(iii) the amount received by ValueVision in the sale of ValueVision Option Shares, less the purchase price paid by ValueVision for such shares.

     The ValueVision Option will terminate upon the earlier of (i) the Effective Time, (ii) the date on which ValueVision realizes a ValueVision Total Profit of $7.5 million, (iii) the date on which the Merger Agreement is terminated, provided that the ValueVision Option is not exercisable at such time and does not become exercisable simultaneous with such termination, and (iv) 90 days after the date the ValueVision Option becomes exercisable, provided that if the ValueVision Option cannot be exercised, or the National Media Option Shares cannot be delivered to National Media upon such exercise, because of a preliminary or permanent injunction or other court order, because the applicable waiting period under the HSR Act has not expired or been terminated or because the applicable approvals of the FCC have not been obtained, the date referred to in clause (iv) above will be extended until 30 days after such impediment to exercise has been removed.

                         CERTAIN FINANCING ARRANGEMENTS

     The following is a summary of the material terms of the Redemption Agreement, the Demand Note, ValueVision Warrant, Registration Rights Agreement and the Consent (each as defined below), the copies of which agreements are filed as exhibits to National Media's Current Report on Form 8-K/A, dated January 16, 1998 and ValueVision's Current Report on Form 8-K, dated January 8, 1998, and are hereby incorporated herein by reference to such agreement.

     Concurrently with the execution of the Merger Agreement, National Media entered into certain related financing transactions, including the execution of the Redemption Agreement and related agreements with holders of Series C Stock, a Demand Promissory Note to borrow up to an aggregate principal amount of $10 million from ValueVision (the "Demand Note"), the issuance of a five-year warrant to ValueVision representing the right to purchase 250,000 shares of National Media Common Stock (the "ValueVision Warrant"), and the execution of the Consent, Waiver and Amendment (the "Consent") with its principal lender to obtain consent to the Merger and related transactions and to amend National Media's existing loan documents with such lender.

     Pursuant to the Redemption Agreement, National Media will redeem all of the outstanding shares of the Series C Stock for approximately $23.5 million on the Closing Date, including any outstanding shares of substantially identical preferred stock that are exchanged for the Series C Stock under the Redemption Agreement. ValueVision will provide National Media with the funds to effect such redemption. In addition, in order to obtain the consent of the holders of the Series C Stock to the Merger, National Media issued to such holders a five-year warrant, representing the right to purchase an aggregate of 500,000 shares of National Media Common Stock at an exercise price of $6.82 per share, subject to customary anti-dilution adjustments.

     Pursuant to the Demand Note, National Media received an initial loan of $7 million from ValueVision on January 5, 1998, and may borrow up to an additional $3 million, subject to the terms and conditions therein. The Demand Note bears interest at prime rate plus 1.5% per annum. The obligations under the Demand Note become due and payable on written demand by ValueVision, which demand may be made at any time after the earliest to occur of: (i) January 1, 1999, (ii) the termination of the Merger Agreement if such termination results from a breach of any covenant by National Media or the inaccuracy of an representation or warranty of National Media or if the stockholders of National Media do not approve the Merger, (iii) the announcement of a material transaction involving National Media (such as a merger, share exchange, sale of all or substantially all of the assets of National Media or another similar event), (iv) a change in control of National Media (other than the Merger) or (v) the acceleration of the obligations under the Demand Note. The obligations under the Demand Note are unconditionally guaranteed by certain of National Media's subsidiaries.

     As part of the financing transactions, National Media issued to ValueVision the ValueVision Warrant, which represents the right to purchase 250,000 shares of National Media Common Stock. The ValueVision Warrant is exercisable commencing on the earlier to occur of (a) the 75th day after termination of the Merger Agreement and (b) a default under the Demand Note and continuing until the earlier to occur of (x) January 5, 2003 and (y) a "Termination Event," which is defined in the warrant certificate as (i) the consummation of the Merger or
(ii) the termination of the Merger Agreement if such termination results from a breach of any covenant by ValueVision or in the event the shareholders of ValueVision do not approve the Merger; provided, however, that no Termination Event will be deemed to have occurred if, within 75 days after the occurrence thereof, National Media has not paid in full in cash all of its obligations under the Demand Note or a default by National Media under the Demand Note occurs during such 75-day period. The shares of National Media Common Stock issuable under the ValueVision Warrant are, together with certain other shares of National Media Common Stock, subject to certain registration rights provided under a Registration Rights Agreement between National Media and ValueVision (the "Registration Rights Agreement"). Under the Registration Rights Agreement, National Media must, among other things, use its best efforts to register all such shares upon written demand by a majority of the holders of such shares and cause such registration to remain effective until the earlier of the date on which all of such shares have been sold and the date on which all of such shares may be immediately sold to the public without registration under the Securities Act.

     With respect to National Media's existing loan documents with its principal lender, including a $20 million revolving line of credit (the "Loan Documents"), National Media and such lender entered into the Consent pursuant to which the lender consented to and approved the Merger and related transactions and waived any defaults that may occur as a result thereof, subject to certain specified conditions. The lender's consent and waiver is conditioned upon, among other things, (i) National Media not making any voluntary prepayments of any principal amounts outstanding under the Demand Note without the prior consent of the lender (which consent will not be unreasonably withheld), (ii) the execution of a guaranty of the obligations under the Loan Documents by Prestige, upon the termination of its existing facility with ASB Bank Limited and the satisfaction of Prestige's obligations thereunder, and the granting of a security interest in the collateral that secured such facility to the lender at such time, (iii) the execution of a guaranty by Quantum Direct, ValueVision, and ValueVision's operating subsidiaries of the obligations under the Loan Documents upon the consummation of the Merger; and (iv) during the period between the execution of the Merger Agreement and the consummation of the Merger, restrictions on ValueVision's ability to incur liens on its property or assets, enter into a merger or consolidation with a person, sell or otherwise dispose of more than 85% of ValueVision's total assets (based on the aggregate book value of the assets sold as a percentage of the aggregate book value of the total assets at such time) or pay dividends or make other distributions on account of its capital stock. In addition, the lender and National Media amended the Loan Documents to provide that certain accrued interest on outstanding indebtedness become payable immediately and to make future interest payable on a monthly basis.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

     National Media Common Stock is listed on the New York Stock Exchange ("NYSE") and ValueVision Common Stock is traded on the Nasdaq National Market tier of the Nasdaq Stock Market ("Nasdaq"). The table below sets forth, for the fiscal quarters indicated, the reported high and low sales prices of National Media Common Stock and ValueVision Common Stock as reported by the NYSE or Nasdaq, in each case based on published financial sources. National Media's fiscal year ends on March 31 of each year and ValueVision's fiscal year ends on January 31 of each year.

                                                                   NATIONAL MEDIA               VALUEVISION
                                                                    COMMON STOCK                COMMON STOCK
                                                              ------------------------    ------------------------
                                                                 HIGH          LOW           HIGH          LOW
                                                                 ----          ---           ----          ---
FISCAL YEAR ENDED 1998
  4th Quarter (only through March 12, 1998 for National
     Media)...............................................    $ 3 7/16      $ 2 1/8       $ 4 7/8       $ 3 1/8
  3rd Quarter.............................................      7 3/16        2 1/2         5 3/8         3 13/16
  2nd Quarter.............................................      7 9/16        4 7/16        5 7/16        3 7/16
  1st Quarter.............................................      9 3/8         5 15/16       4 3/4         3 7/16
FISCAL YEAR ENDED 1997
  4th Quarter.............................................     10 1/8         6 1/2         5 7/8         4 5/8
  3rd Quarter.............................................     15 3/8         5 3/4         6 7/16        5 3/8
  2nd Quarter.............................................     18            14 5/8         8 1/2         5 3/8
  1st Quarter.............................................     20 5/8        16             8 9/16        5 5/8
FISCAL YEAR ENDED 1996
  4th Quarter.............................................     21 1/2        15             6 3/8         4 3/4
  3rd Quarter.............................................     21            13 3/4         7 5/16        4 3/4
  2nd Quarter.............................................     14 1/2         9 3/8         6 1/16        3 7/8
  1st Quarter.............................................      9 7/8         7 1/8         6 3/8         4 7/16

     On January 2, 1998, the last trading date prior to the date on which National Media and ValueVision publicly announced the signing of the Merger Agreement, the high and low sales prices on the NYSE were

$3 1/2 and $3 1/4 per share, respectively, for National Media Common Stock and on Nasdaq were $3 7/8 and $3 11/16 per share, respectively, for ValueVision Common Stock. The average closing price of National Media Common Stock and ValueVision Common Stock for the 30 consecutive trading days ending January 2, 1998 were $3.52 and $3.77 per share, respectively. On March 12, 1998, the high and low sales prices and last reported sales price on NYSE were $2 5/16, $2 3/16 and $2 3/16 per share for National Media Common Stock, and on Nasdaq were $3 5/8 $3 1/2 and $3 9/16 per share, respectively, for ValueVision Common Stock. HOLDERS OF BOTH NATIONAL MEDIA AND VALUEVISION COMMON STOCK ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS.

     ValueVision and National Media have not declared or paid any dividends with respect to ValueVision Common Stock or National Media Common Stock or National Media Series B Stock, respectively. Quantum Direct does not currently intend to declare or pay any cash dividends on its Common Stock or Series B Stock. Any determination to pay dividends in the future will be at the discretion of Quantum Direct's Board of Directors and will be dependent upon Quantum Direct's results of operations, financial conditions, capital expenditures, working capital requirements, any contractual restrictions and other factors deemed relevant by the Quantum Direct's Board of Directors.

                PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following unaudited pro forma condensed consolidated financial data for Quantum Direct is based on the historical consolidated financial statements of ValueVision and National Media which are incorporated by reference into this Joint Proxy Statement/Prospectus and have been prepared on a pro forma basis to give effect to the Merger under the purchase method of accounting, as if the transaction had occurred at February 1, 1996 for each operating period presented. The pro forma information was prepared based upon certain assumptions described below and may not be indicative of results that actually would have occurred had the Merger occurred at the beginning of the last full fiscal year presented or of results which may occur in the future. The unaudited pro forma condensed consolidated financial data and accompanying notes should be read in conjunction with the annual and interim consolidated financial statements and notes thereto of ValueVision and National Media appearing elsewhere herein and incorporated by reference into this Joint Proxy Statement/Prospectus.

     The unaudited pro forma condensed consolidated balance sheet as of October 31, 1997 presents the financial position of Quantum Direct as if the Merger had occurred on that date and was prepared utilizing the unaudited ValueVision balance sheet as of October 31, 1997 and the unaudited National Media balance sheet as of December 31, 1997. The unaudited pro forma condensed consolidated statement of operations for the year ended January 31, 1997 gives effect to the Merger as if it had occurred on February 1, 1996 and has been prepared on the basis of the results of operations for the year ended January 31, 1997 for ValueVision and for the year ended March 31, 1997 for National Media. The unaudited pro forma condensed consolidated statement of operations for the nine months ended October 31, 1997 gives effect to the Merger as if it had occurred on February 1, 1996 and has been prepared on the basis of the results of operations for the nine months ended October 31, 1997 for ValueVision and for the nine months ended December 31, 1997 for National Media. The unaudited pro forma condensed consolidated financial data is not necessarily indicative of either future results of operations or the results that might have occurred if the foregoing transactions had been consummated on the indicated dates.

     The Merger will be accounted for using the purchase method of accounting. The terms of the Merger Agreement provide that National Media stockholders will receive one share of Quantum Direct Common Stock for each share of National Media Common Stock held and one share of Quantum Direct Series B Stock for each share of National Media Series B Stock held and ValueVision shareholders will receive 1.19 shares of Quantum Direct Common Stock for each share of ValueVision Common Stock held. For purposes of the unaudited pro forma condensed consolidated financial data which follows, the Quantum Direct Common Stock to be issued as consideration in the Merger has been valued at $2.96 per share, the average five-day pre-announcement (January 5, 1998) last price of ValueVision's Common Stock on the Nasdaq National Market, as adjusted to reflect the ValueVision Exchange Ratio. Management of the companies believes that the average five-day pre-announcement last price of ValueVision's Common Stock is indicative of the fair value of the purchase price of National Media. The total purchase price of the Merger will be allocated to the tangible and intangible assets and liabilities of National Media based upon their respective estimated fair values. The allocation of the aggregate purchase price included in the unaudited pro forma condensed consolidated balance sheet is preliminary and is based on the tangible net assets as reported by National Media as of December 31, 1997. The amount of the purchase price in excess of the estimated fair values of the net tangible assets of National Media has been reflected as goodwill and other intangible assets in the accompanying unaudited pro forma condensed consolidated balance sheet.

     The unaudited pro forma condensed consolidated statements of operations included herein do not reflect net annual estimated operating savings which management believes are achievable. The sum of the components of the estimated annualized operating savings exceed $12.0 million. The significant annual cost savings and operating synergies include the following: consolidation of certain telemarketing, customer service and order fulfillment facilities; utilization of ValueVision's television home shopping programming for product testing; utilization of excess capacity of ValueVision's in-house production capabilities; the integration of management information systems; and the elimination of duplicative overhead and administrative expenses. Upon consummation of the Merger, Quantum Direct intends to review ValueVision's and National Media's respective assets, businesses, operations, properties, policies, corporate structures, capitalization and management in order to identify any additional synergies, operating efficiencies and cost savings. The estimates of potential cost savings resulting from the Merger contained in this Joint Proxy Statement/Prospectus are forward-looking statements that involve risks and inherent uncertainties that could cause actual net annual cost savings to differ materially from those projected.

                        VALUEVISION INTERNATIONAL, INC.
                         AND NATIONAL MEDIA CORPORATION
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                      HISTORICAL
                                         ------------------------------------      PRO FORMA
                                           VALUEVISION       NATIONAL MEDIA          MERGER          PRO FORMA AS
                                         ----------------   -----------------     ADJUSTMENTS          ADJUSTED
                                              AS OF               AS OF              AS OF              AS OF
                                         OCTOBER 31, 1997   DECEMBER 31, 1997   OCTOBER 31, 1997   OCTOBER 31, 1997
                                         ----------------   -----------------   ----------------   ----------------
ASSETS
Current assets:
  Cash and cash equivalents............      $ 18,189           $ 11,834           $  (6,500)(1)       $  2,123
                                                                                     (21,400)(2)
  Short-term investments...............        27,530                 --                  --             27,530
  Accounts receivable, net.............        11,714             28,412                  --             40,126
  Inventories, net.....................        27,286             24,836                  --             52,122
  Prepaid expenses and other...........        15,900             17,008                  --             32,908
  Deferred taxes.......................           392              2,571              (2,571)(3)          2,963
                                                                                       2,571(3)
                                             --------           --------           ---------           --------
  Total current assets.................       101,011             84,661             (27,900)           157,772
Property and equipment, net............        21,851             12,925                  --             34,776
Federal Communications Commission
  licenses, net........................         5,706                 --                  --              5,706
Montgomery Ward operating agreement and
  licenses, net........................        14,085                 --                  --             14,085
Investment in Paxson Communications
  Corporation..........................         9,448                 --                  --              9,448
Goodwill and other intangible assets,
  net..................................        12,298             50,874             (50,874)(3)         99,003
                                                                                      86,705(1)
Investments and other assets, net......         8,928              2,530                  --             11,458
                                             --------           --------           ---------           --------
                                             $173,327           $150,990           $   7,931           $332,248
                                             ========           ========           =========           ========
LIABILITIES AND
  SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term
    obligations........................      $    416           $ 23,433           $      --           $ 23,849
  Accounts payable.....................        22,337             17,657                  --             39,994
  Accrued liabilities..................        13,928             24,650               3,000(1)          41,578
  Income taxes payable.................         2,875                 --                  --              2,875
  Deferred income taxes................            --              2,351              (2,351)(3)          2,351
                                                                                       2,351(3)
  Deferred revenue.....................            --              1,561                  --              1,561
                                             --------           --------           ---------           --------
  Total current liabilities............        39,556             69,652               3,000            112,208
Long-term debt and capital lease
  obligations..........................         1,086              2,529                  --              3,615
Other noncurrent obligations...........            --              4,004                  --              4,004
                                             --------           --------           ---------           --------
  Total liabilities....................        40,642             76,185               3,000            119,827
                                             --------           --------           ---------           --------
Shareholders' equity:
  Preferred stock......................            --                  1                  --                  1
  Common stock.........................           280                262                (262)(4)            280
  Additional paid-in capital...........       100,101            155,643            (134,105)(4)        179,975
                                                                                      79,736(1)
                                                                                     (21,400)(2)
  Net unrealized holding losses on
    investments........................        (2,922)                --                  --             (2,922)
  Retained earnings (deficit)..........        35,226            (64,615)             64,615(4)          35,226
                                             --------           --------           ---------           --------
                                              132,685             91,291             (11,416)           212,560
  Treasury stock.......................            --             (6,802)              6,802(4)              --
  Note receivable officer..............            --               (139)                 --               (139)
  Foreign currency translation
    adjustment.........................            --             (9,545)              9,545(4)              --
                                             --------           --------           ---------           --------
  Total shareholders' equity...........       132,685             74,805               4,931            212,421
                                             --------           --------           ---------           --------
                                             $173,327           $150,990           $   7,931           $332,248
                                             ========           ========           =========           ========

   See accompanying notes to pro forma condensed consolidated financial data.

                        VALUEVISION INTERNATIONAL, INC.
                         AND NATIONAL MEDIA CORPORATION
           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                HISTORICAL                                                      HISTORICAL
                       -----------------------------                                   -----------------------------
                       VALUEVISION    NATIONAL MEDIA             PRO FORMA             VALUEVISION    NATIONAL MEDIA
                       ------------   --------------   -----------------------------   ------------   --------------
                                                       ADJUSTMENTS      CONSOLIDATED
                                                       YEAR ENDED        YEAR ENDED
                       JANUARY 31,      MARCH 31,      JANUARY 31,      JANUARY 31,    OCTOBER 31,     DECEMBER 31,
                           1997            1997           1997              1997           1997            1997
                       -----------      ---------      -----------      ------------   -----------     ------------
Net revenues.........    $159,478        $358,179        $    --          $517,657       $157,887        $186,635
Direct and other
  operating costs....     156,122         390,465             --           546,587        161,862         214,174
Depreciation and
  amortization
  expense............       5,996           9,966         (3,230)(5)        16,200          5,542           5,355
                                                           3,468(5)
                         --------        --------        -------          --------       --------        --------
  Operating
    loss(6)(7)(8)....      (2,640)        (42,252)          (238)          (45,130)        (9,517)        (32,894)
Gain on sale of
  broadcast
  stations...........      27,050              --             --            27,050         38,850              --
Interest income
  (expense)..........       3,912          (1,542)            --             2,370          1,475          (2,299)
Other income
  (expense), net.....       1,368              --             --             1,368           (346)             --
                         --------        --------        -------          --------       --------        --------
Income (loss) before
  provision (benefit)
  for income taxes...      29,690         (43,794)          (238)          (14,342)        30,462         (35,193)
Provision (benefit)
  for income taxes...      11,600           1,897         (9,730)(9)         3,767         11,830             300
                         --------        --------        -------          --------       --------        --------
Net income
  (loss)(6)(7)(8)....    $ 18,090        $(45,691)       $ 9,492          $(18,109)      $ 18,632        $(35,493)
                         ========        ========        =======          ========       ========        ========
Net income (loss) per
  common share(10)...    $   0.57        $  (2.09)                        $  (0.30)      $   0.58        $  (1.45)
                         ========        ========                         ========       ========        ========
Net income (loss) per
  common share --
  assuming
  dilution(10).......    $   0.56        $  (2.09)                        $  (0.30)      $   0.58        $  (1.45)
                         ========        ========                         ========       ========        ========
Weighted average
  number of common
  shares
  outstanding:(10)
    Basic............      31,718          21,905                           59,649         32,217          24,736
                         ========        ========                         ========       ========        ========
    Diluted..........      32,342          21,905                           59,649         32,375          24,736
                         ========        ========                         ========       ========        ========


                                     PRO FORMA
                       -------------------------------------
                          ADJUSTMENTS        CONSOLIDATED
                       NINE MONTHS ENDED   NINE MONTHS ENDED
                          OCTOBER 31,         OCTOBER 31,
                             1997                1997
                       -----------------   -----------------
Net revenues.........      $     --            $344,522
Direct and other
  operating costs....            --             376,036
Depreciation and
  amortization
  expense............        (2,270)(5)          11,228
                              2,601(5)
                           --------            --------
  Operating
    loss(6)(7)(8)....          (331)            (42,742)
Gain on sale of
  broadcast
  stations...........            --              38,850
Interest income
  (expense)..........            --                (824)
Other income
  (expense), net.....            --                (346)
                           --------            --------
Income (loss) before
  provision (benefit)
  for income taxes...          (331)             (5,062)
Provision (benefit)
  for income taxes...       (10,030)(9)           2,100
                           --------            --------
Net income
  (loss)(6)(7)(8)....      $  9,699            $ (7,162)
                           ========            ========
Net income (loss) per
  common share(10)...                          $  (0.11)
                                               ========
Net income (loss) per
  common share --
  assuming
  dilution(10).......                          $  (0.11)
                                               ========
Weighted average
  number of common
  shares
  outstanding:(10)
    Basic............                            63,074
                                               ========
    Diluted..........                            63,074
                                               ========

   See accompanying notes to pro forma condensed consolidated financial data.

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
                                  (UNAUDITED)
             (IN THOUSANDS, EXCEPT PER SHARE AND STATISTICAL DATA)

 (1) This adjustment reflects $86.7 million of excess cost over net tangible assets acquired (i.e., goodwill) arising from the Merger in accordance with the purchase method of accounting. For accounting and financial reporting purposes, ValueVision will be deemed the acquiror. Included in the purchase price of the Merger transaction are estimated financial advisors' fees and expenses, professional fees and transaction and exit costs of approximately $9.5 million, of which approximately $6.5 million are assumed to be paid out as of the pro forma balance sheet date. Also included in the purchase price is the estimated fair value of stock options "in-the-money" as of the Effective Time. The final allocation of the purchase price will be determined upon the consummation of the Merger or shortly thereafter. The following summarizes the aggregate Merger consideration and computation of incremental excess cost over the estimated fair value of net tangible assets acquired:

National Media assumed shares acquired*....................     26,938
ValueVision stock price per share**........................    $  2.96
                                                               -------
  Initial Merger consideration.............................    $79,736
Plus estimated transaction costs for financial advisors'
  fees and expenses, legal and accounting fees and expenses
  and severance and other exit costs.......................      9,500
                                                               -------
Aggregate Merger consideration.............................     89,236
Fair value of net tangible assets of National Media at
  December 31, 1997 after adjusting for the redemption of
  the Series C Stock.......................................      2,531
                                                               -------
  Excess cost over the fair value of National Media net
     tangible assets acquired..............................    $86,705
                                                               =======

-------------------------
 * Shares assumed acquired are based upon shares outstanding as of December 31, 1997, including the Series B Stock assumed as if converted, plus the dilutive effect of stock options and warrants "in-the-money".

** Stock price per share used to arrive at initial Merger consideration was based on the average five-day pre-announcement (January 5, 1998) last price of ValueVision's Common Stock as traded on the Nasdaq National Market, as adjusted to reflect the 1.19 to 1.0 exchange ratio.

 (2) This adjustment reflects the effect of the redemption of the Series C Stock for approximately $21.4 million. The redemption price is equal to the sum of (i) the original $20.0 million contribution, plus (ii) a 6% accrued premium from September 18, 1997 through December 31, 1997, plus (iii) an amount equal to 18% per annum on the sum of (i) and (ii) from September 18, 1997 to December 31, 1997.

 (3) This adjustment reflects the elimination of National Media's goodwill and deferred income taxes and the reestablishment of deferred taxes as a result of purchase accounting.

 (4) These adjustments reflect the elimination of National Media's shareholders' equity accounts as of December 31, 1997 after the adjustment to reflect the effect of the redemption of the Series C Stock.

 (5) This adjustment reflects the replacement of National Media's historical recurring amortization of goodwill with the amortization of Quantum Direct goodwill recorded through purchase accounting. This adjustment excludes $3,694 nonrecurring amortization recorded by National Media for the year ended March 31, 1997 to reduce Positive Response's goodwill due to significant operating losses and was based upon an independent appraisal. Goodwill is assumed to be amortized on a straight-line basis over a period of 25 years. The final allocation of the purchase price will be determined upon the consummation of the Merger or shortly thereafter.

 (6) The unaudited pro forma condensed consolidated statements of operations do not reflect net annual estimated cost savings which management believes are achievable. The sum of the components of the estimated annualized operating savings exceed $12.0 million. The significant annual cost savings and operating synergies include the following: consolidation of certain telemarketing, customer service and order fulfillment facilities; utilization of ValueVision's television home shopping programming for product testing; utilization of excess capacity of ValueVision's in-house production capabilities; the integration of management information systems; and the elimination of duplicative overhead and administrative expenses. The estimates of potential cost savings resulting from the Merger contained in this Joint Proxy Statement/Prospectus are forward looking statements that involve risks and inherent uncertainties that could cause actual net annual cost savings to differ materially from those projected. See "Cautionary Statement Concerning Forward-Looking Statements."

 (7) Pro forma operating loss and net loss for National Media for the year ended March 31, 1997 includes severance expense of $2.5 million, legal settlements and fees of $13.3 million, provision for bad debts of $5.7 million and inventory obsolescence expense of $8.7 million. In addition, pro forma net loss for ValueVision includes pre-tax gains derived from the sale of broadcast properties and other investments of $28.2 million and $38.5 million for the year ended January 31, 1997 and nine months ended October 31, 1997.

 (8) National Media has 750,000 options outstanding, including 700,000 and 25,000 held by Mr. Verratti and Mr. Sullivan, respectively, which could result in a maximum charge of $3.0 million (750,000 options multiplied by $4.00 per share (maximum reduction of option exercise price from the closing price of National Media common stock on the NYSE at the date of a triggering event)) on National Media's results of operations upon consummation of the Merger. The pro forma consolidated statement of operations for the nine-months ended October 31, 1997 includes $750,000 of the $3.0 million. This represents compensation expense for variable plan options recorded in accordance with APB Opinion No. 25.

 (9) These adjustments reflect the utilization of net operating losses (NOLs) of National Media by Quantum Direct in the consolidated pro forma statement of operations for income tax reporting purposes. It has been assumed that all ValueVision federal tax obligations have been offset with current period National Media operating losses and the remaining pro forma tax provisions relate only to certain state and foreign taxes. The pro forma statement of operations for the year ended January 31, 1997 reflects the utilization of $9,730 of National Media's operating losses by Quantum Direct at an effective federal tax rate of 35%. The pro forma statement of operations for the nine months ended October 31, 1997 reflects the utilization of $10,030 of National Media's operating losses by Quantum Direct at an effective federal tax rate of 35%. The pro forma statement of operations do not reflect the utilization of any National Media net operating loss carryforwards. Subsequent to the merger, National Media's net operating loss carryforwards will be subject to certain limitations set forth in
     Section 382 of the Internal Revenue Code, as well as SRLY (separate return limitation years) limitations. Future use of these net operating loss carryforwards will be dependent on taxable income generated by National Media, as well as considerations of the annual Section 382 limitations.

(10) Shares used in computing the pro forma net loss per share have been derived from each company's historical weighted average shares outstanding adjusted for the Exchange Ratios for each period presented and include additional shares issuable by Quantum Direct to convert ValueVision's outstanding weighted shares at the 1.19 to 1.0 ValueVision Exchange Ratio. Computation of pro forma weighted average shares outstanding is as follows:

                                   PRO FORMA SHARES OF QUANTUM DIRECT       PRO FORMA SHARES OF QUANTUM DIRECT
                                               YEAR ENDED                            NINE MONTHS ENDED
                                            JANUARY 31, 1997                         OCTOBER 31, 1997
                                 --------------------------------------    -------------------------------------
                                 VALUEVISION   NATIONAL MEDIA    TOTAL     VALUEVISION   NATIONAL MEDIA   TOTAL
                                 -----------   --------------    -----     -----------   --------------   -----
    Weighted average shares
      outstanding..............    31,718          21,905                    32,217          24,736
    Dilutive effect of stock
      options and warrants in
      the money................        --              --                        --              --
    Exchange Ratios............      1.19            1.00                      1.19            1.00
                                   ------          ------                    ------          ------
    Pro forma Quantum Direct
      dilutive shares..........    37,744          21,905        59,649      38,338          24,736       63,074
                                   ======          ======        ======      ======          ======       ======

    Weighted average shares outstanding for National Media reflects 21,905 and 24,736 weighted average shares of National Media Common Stock outstanding as of March 31 and December 31, 1997, respectively. Weighted average shares outstanding for ValueVision includes 2,302 and 3,951 weighted average shares of vested common stock purchase warrants exercisable at $0.01 per share as of January 31, and October 31, 1997 as they are considered essentially the same as common stock outstanding for the periods presented. Shares related to National Media Series B Stock, stock options and warrants in the money are not included in the pro forma calculation of weighted shares outstanding because their effect on pro forma net loss per common share would be anti-dilutive. In computing historical net income (loss) per share, historical weighted average common shares outstanding have been computed under SFAS No. 128 ValueVision and for National Media.
---------------------------
     The following table presents a reconciliation of pro forma EBITDA (as defined) (in thousands):

                                                                  YEAR ENDED          NINE MONTHS ENDED
                                                               JANUARY 31, 1997       OCTOBER 31, 1997
                                                               ----------------       -----------------
    EBITDA (as defined):
      ValueVision EBITDA (as defined)......................        $ 31,774               $ 34,529
      National Media EBITDA (as defined)...................         (32,286)               (27,539)
                                                                   --------               --------
           Pro Forma EBITDA (as defined)...................        $   (512)              $  6,990
                                                                   ========               ========

     Pro Forma EBITDA (as defined) does not give effect to net annual cost savings which management believes are achievable. See Notes to Pro Forma Condensed Consolidated Financial Data. EBITDA (as defined) represents net income (loss) before interest income (expense), income taxes and depreciation and amortization expense. National Media's EBITDA (as defined) includes severance expense of $2.5 million, legal settlements and fees of $13.3 million, provisions for bad debts of $5.7 million and inventory obsolescence expense of $8.7 million for fiscal 1997. EBITDA (as defined) is viewed by management as an important alternative measure of cash flows because it is commonly used by analysts and institutional investors in analyzing the financial performance of companies in the broadcast and television home shopping sectors. However, EBITDA (as defined) should not be construed as an alternative to operating income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of operating performance or as a measure of liquidity. EBITDA (as defined), as presented, may not be comparable to similarly entitled measures reported by other companies.

                    PRO FORMA SECURITY OWNERSHIP OF CERTAIN
               BENEFICIAL OWNERS AND MANAGEMENT OF QUANTUM DIRECT

     The following table sets forth certain pro forma information as to the number of shares of Quantum Direct Common Stock that will be beneficially owned by (i) each person known by Quantum Direct expected to be the beneficial owner of more than 5% of any of Quantum Direct's voting securities, (ii) each director of Quantum Direct, (iii) the interim Chief Executive Officer and the other highly compensated executive officers of Quantum Direct and (iv) Quantum Direct's executive officers and directors as a group assuming the Merger had been consummated on December 31, 1997. Except as indicated by the notes to the following table (a) the holders listed below will have sole voting power and investment power over the shares beneficially held by them and (b) the beneficial ownership is direct.

                                                                     PRO FORMA
                                                                BENEFICIAL OWNERSHIP
                                                                       AS OF
                                                                 DECEMBER 31, 1997
                                                                --------------------
                  NAME OF BENEFICIAL OWNER                       SHARES      PERCENT
                  ------------------------                       ------      -------
Snyder Capital Management, Inc.(1)..........................    4,578,049      8.0
350 California Street
San Francisco, CA 94104
DIRECTORS AND NAMED EXECUTIVE OFFICERS:
Constantinos I. Costalas(2).................................      222,049        *
Albert R. Dowden............................................       14,000        *
Marshall S. Geller(3).......................................      246,449        *
Frederick S. Hammer(4)......................................      335,000        *
Nicholas M. Jaksich(5)......................................    2,270,308      3.9
Robert L. Johander(6).......................................    2,328,724      4.0
Robert J. Korkowski(7)......................................      308,884        *
Stuart R. Romenesko(8)......................................      154,700        *
Paul D. Tosetti(9)..........................................      119,000        *
Robert N. Verratti(10)......................................      700,000      1.2
Jon W. Yoskin, II(11).......................................      120,952        *
All Directors and Executive Officers as a group (11
  individuals)(12)..........................................    6,820,066     11.2

-------------------------
  *  Less than 1%

 (1) Based on information contained in the Schedule 13G of Snyder Capital Management Inc. dated February 19, 1998, adjusted for the ValueVision Exchange Ratio.

 (2) Includes 220,000 shares that are exercisable or will become exercisable within 60 days of March 12, 1998.

 (3) Includes 235,025 shares that are exercisable or will become exercisable within 60 days of March 12, 1998.

 (4) Includes 325,000 shares that are exercisable or will become exercisable within 60 days of March 12, 1998.

 (5) Such shares include 504,122 shares beneficially owned by Mr. Jaksich in his capacity as General Partner to the Nicholas M. Jaksich Limited Partnership. Includes 13,161 shares owned by Mr. Jaksich's child, as to which shares Mr. Jaksich disclaims beneficial ownership. Includes 892,500 shares that are exercisable or will become exercisable within 60 days of March 12, 1998.

 (6) Such shares include 520,782 shares beneficially owned by Mr. Johander in his capacity as General Partner to the Robert L. Johander Limited Partnership. Includes 8,568 shares owned by Mr. Johander's children, as to which shares Mr. Johander disclaims beneficial ownership. Includes 892,500 shares that are exercisable or will become exercisable within 60 days of March 12, 1998.

 (7) Includes 163,625 shares that are exercisable or will become exercisable within 60 days of March 12, 1998. Includes 2,677 shares owned by Mr. Korkowski's child, as to which shares Mr. Korkowski disclaims beneficial ownership.

 (8) Represents 154,700 shares that are exercisable or will become exercisable within 60 days of March 12, 1998.

 (9) Represents 119,000 shares that are exercisable or will become exercisable within 60 days of March 12, 1998.

(10) Represents 700,000 shares that are exercisable or will become exercisable within 60 days of March 12, 1998.

(11) Includes 25,000 shares that are exercisable or will become exercisable within 60 days of March 12, 1998.

(12) Includes 3,727,350 shares that are issuable upon exercise of stock options exercisable or will become exercisable within 60 days of March 12, 1998 and 24,406 shares as to which the reporting persons disclaim beneficial ownership.

                  DESCRIPTION OF QUANTUM DIRECT CAPITAL STOCK

     THE FOLLOWING IS A SUMMARY DESCRIPTION OF THE MATERIAL ASPECTS OF THE CAPITAL STOCK OF QUANTUM DIRECT AND IS QUALIFIED IN ITS ENTIRETY BY THE COMPLETE TEXT OF QUANTUM DIRECT'S RESTATED CERTIFICATE OF INCORPORATION, AMENDED AND RESTATED BYLAWS AND CERTIFICATE OF DESIGNATION OF SERIES B CONVERTIBLE PREFERRED STOCK (THE "QUANTUM DIRECT SERIES B CERTIFICATE") WHICH ARE INCORPORATED HEREIN BY REFERENCE AND ARE ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEXES D, E AND F, RESPECTIVELY.

GENERAL

     The authorized capital stock of Quantum Direct upon completion of the Merger will consist of 200,000,000 shares of Quantum Direct Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share of Quantum Direct ("Quantum Direct Preferred Stock"). Based upon the number of shares of National Media Common Stock and ValueVision Common Stock outstanding as of December 31, 1997, it is anticipated that approximately 57,244,613 shares of Quantum Direct Common Stock and 81,250 shares of Quantum Direct Series B Stock will be issued and outstanding immediately after the completion of the Merger.

QUANTUM DIRECT COMMON STOCK

     Each share of Quantum Direct Common Stock entitles the holder to one vote on matters submitted to a vote of the stockholders. Under Quantum Direct's Restated Certificate of Incorporation, the Quantum Direct Board of Directors will be classified into three classes consisting of four, three and three directors, respectively. The holders of Quantum Direct Common Stock will not be entitled to cumulate votes for the election of directors.

     The holders of Quantum Direct Common Stock are entitled to receive ratably a share of dividends declared by the Quantum Direct Board of Directors. In the event of liquidation, dissolution or winding up of Quantum Direct, holders of Quantum Direct Common Stock have the right to a ratable portion of the assets remaining after the payment of liabilities and liquidation preferences of any outstanding shares of Quantum Direct Preferred Stock. The holders of Quantum Direct Common Stock have no preemptive rights or rights to convert their Quantum Direct Common Stock into other securities. All outstanding shares of Quantum Direct Common Stock immediately following completion of the Merger will be fully paid and nonassessable. The rights of the holders of Quantum Direct Common Stock will be subject to, and may be adversely affected by, the rights of the holders of Quantum Direct Preferred Stock, if any.

     It is a condition to the completion of the Merger that Quantum Direct Common Stock be approved for listing on the NYSE (or another national exchange or market), subject to official notification of issuance.

PREFERRED STOCK

     Quantum Direct's Restated Certificate of Incorporation provides that Quantum Direct Preferred Stock may be issued from time to time in one or more series. Quantum Direct's Board of Directors has the authority to fix and determine the number of shares constituting each such series and the relative rights, preferences, privileges and immunities, if any, and any qualifications, limitations or restrictions thereof, of the shares thereof, including the authority to fix and determine the dividend rights, dividend rates, conversion rights, voting rights and terms of redemption (including sinking fund provisions), redemption prices and liquidation preferences of any wholly unissued series of Quantum Direct Preferred Stock and to increase or decrease the number of shares of any outstanding series, without further vote or action by Quantum Direct's stockholders. No Quantum Direct Preferred Stock is currently outstanding, 81,250 shares of Quantum Direct Series B Stock will be issued in connection with the Merger, and Quantum Direct has no present plans to issue any additional shares of Quantum Direct Preferred Stock.

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

QUANTUM DIRECT SERIES B STOCK

     Pursuant to the terms of the Merger Agreement, the holders of National Media Series B Stock will receive one share of Quantum Direct Series B Stock for each share of National Media Series B Stock held at the time of the Merger. As a result, it is expected that 81,250 shares of Quantum Direct Series B Stock will be issued and outstanding following consummation of the Merger.

     Each share of Quantum Direct Series B Stock will be valued at $40.00 per share for conversion purposes and will be convertible at the option of the holder into shares of Quantum Direct Common Stock at a price of $4.00 per share of Quantum Direct Common Stock (subject to certain adjustments). As a result, each share of Quantum Direct Series B Stock is convertible into ten shares of Quantum Direct Common Stock. In the event the Quantum Direct Board of Directors declares a dividend on the Quantum Direct Common Stock, the holders of Quantum Direct Series B Stock shall be entitled to receive dividends declared on the Quantum Direct Common Stock as if the shares of Quantum Direct Series B Stock had been converted into shares of Quantum Direct Common Stock as of the record date for such dividend. Each share of the Quantum Direct Series B Stock has voting rights which are equivalent to the total number of shares of Quantum Direct Common Stock into which the shares of the Quantum Direct Series B Stock are convertible. Following consummation of the Merger, the holders of Quantum Direct Series B Stock will not have a right to representation on Quantum Direct's Board of Directors.

     In the event of any liquidation, dissolution or winding up of Quantum Direct, holders of Quantum Direct Series B Stock are entitled to receive an amount equal to $40.00 for each share of Quantum Direct Series B Stock held by such holder. In the event that there are insufficient funds to pay $40.00 for each share of Quantum Direct Series B Stock held, Quantum Direct's assets will be distributed on a pro-rata basis to such holders. In addition, Quantum Direct will be required to obtain the consent of at least 60% of the outstanding shares of Quantum Direct Series B Stock prior to (i) altering or changing the rights, preferences or privileges of the Quantum Direct Series B Stock in a manner which would adversely affect the holders thereof; (ii) creating any class of securities prior to or in parity with the Quantum Direct Series B Stock with respect to voting, dividends, liquidation rights of otherwise; (iii) doing any act which would result in the taxation of the holders of the Quantum Direct Series B Stock under Section 305 of the Code; or (iv) repurchasing shares of any class or series of capital stock of Quantum Direct.

PREFERRED SHARE PURCHASE RIGHTS

     Prior to the Effective Time, the Quantum Direct Board of Directors will authorize Quantum Direct's entry into a Stockholder Rights Agreement (the "Quantum Direct Rights Agreement") pursuant to which one preferred stock purchase right (the "Rights") will be attached to each share of Quantum Direct Common Stock. The Rights will be transferable only with Quantum Direct Common Stock, until they become exercisable at an exercise price to be determined by the Quantum Direct Board of Directors prior to the time Quantum Direct enters into the Quantum Direct Rights Agreement.

     Generally, the Rights will become exercisable only if a person or group (other than certain affiliates of Quantum Direct) acquires 15% or more of the issued and outstanding shares of Quantum Direct Common Stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the issued and outstanding shares of Quantum Direct Common Stock. Each Right will entitle the holder, until the tenth anniversary of the Rights Agreement, to buy one one-hundredth of a share of Quantum Direct Preferred Stock, at an exercise price to be determined by the Quantum Direct Board of Directors prior to the time Quantum Direct enters the Rights Agreement.

     If a person or group (other than certain affiliates of Quantum Direct) acquires 15% or more of the issued and outstanding shares of Quantum Direct Common Stock or if Quantum Direct is the surviving corporation in a merger, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then current exercise price, shares of Quantum Direct Common Stock having a market value of twice the Right's exercise price. If Quantum Direct is acquired in a merger or other business combination transaction, other than a merger which follows an offer which the continuing directors determines to be fair and in the best interests of the stockholders, each Right will entitle its holder to purchase, at the Right's then
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

current exercise price, a number of the acquiring company's common shares having a then current market value of twice the Rights' exercise price.

     Following the acquisition by a person or group of beneficial ownership of 15% or more of the Quantum Direct Common Stock, the Quantum Direct Board of Directors may exchange the Rights (other than Rights owned by such person or group), in whole or in part, at an exchange ratio of one share of Quantum Direct Common Stock per Right.

     Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Quantum Direct Common Stock, the Rights will be redeemable in whole, not in part, for one cent per Right. Quantum Direct's Transfer Agent, Norwest Bank Minnesota, N.A., is expected to be the Rights Agent under the Quantum Direct Rights Agreement.

CERTAIN EFFECTS OF PREFERRED SHARE PURCHASE RIGHTS

     The issuance of the Rights to purchase shares of Quantum Direct Preferred Stock will have certain anti-takeover effects.The Rights will cause substantial dilution to a person or group that attempts to acquire Quantum Direct on terms not approved by the Quantum Direct Board of Directors.The Rights should not interfere with any merger or other business combination approved by the Quantum Direct Board of Directors prior to ten days after the time that a person or group has acquired beneficial ownership of 15% or more of the Quantum Direct Common Stock, as the Rights will be redeemable by Quantum Direct at $0.01 per Right prior to such time.

PROHIBITED BUSINESS TRANSACTIONS

     As a corporation organized under the laws of the State of Delaware, Quantum Direct is subject to Section 203 of the DGCL, which restricts certain business combinations between Quantum Direct and an "interested stockholder" (in general, a stockholder owning 15% or more of the outstanding voting stock of Quantum Direct) or such stockholder's affiliates or associates for a period of three years following the date on which the stockholder becomes an "interested stockholder." The restrictions do not apply if: (i) prior to an interested stockholder becoming such, the Quantum Direct Board approves either the business combination or the transaction by which such person became an interested stockholder; (ii) upon consummation of the transaction, the interested stockholder owns at least 85% of the voting stock of Quantum Direct outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are both directors and officers of Quantum Direct); or (iii) at or subsequent to the time an interested stockholder becomes such, the business combination is both approved by the Quantum Direct Board of Directors and authorized at an annual or special meeting of Quantum Direct's stockholder by the affirmative vote of at least two-thirds of the outstanding voting stock of Quantum Direct not owned by the interested stockholder. Quantum Direct's Restated Certificate of Incorporation also prohibits business combinations with "Interested Stockholders" and defines them to be anyone who is or intends to become the beneficial owner of 10% or more of the voting stock of Quantum Direct. Unless approved by a majority of Continuing Directors (as defined in the Quantum Direct Restated Certificate of Incorporation) or the Interested Stockholder satisfies a number of criteria relating to, among other things, the consideration to be received by Quantum Direct stockholders and the public disclosure of the business combination, a proposed business combination with an Interested Stockholder requires the affirmative vote of 75% of all the votes entitled to be cast by holders of Quantum Direct voting stock and not less than a majority of votes entitled to be cast by holders of Quantum Direct voting stock, excluding the votes of the Interested Stockholder.

REGISTRAR AND TRANSFER AGENT

     The Registrar and Transfer Agent of Quantum Direct will be Norwest Bank Minnesota, N.A.

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

           COMPARISON OF RIGHTS OF HOLDERS OF NATIONAL MEDIA CAPITAL STOCK AND VALUEVISION COMMON STOCK AND QUANTUM DIRECT CAPITAL STOCK

     The following is a summary of the material differences between the rights of holders of ValueVision Common Stock and National Media capital stock before the Merger and the rights of holders of Quantum Direct capital stock after the Merger. Because National Media and Quantum Direct are both organized under the laws of the State of Delaware, the differences arise solely from differences between various provisions of their respective Certificates of Incorporation, Series B Certificates and Bylaws. However, because ValueVision is organized under the laws of the State of Minnesota and Quantum Direct is organized under the laws of the State of Delaware, the differences arise both from differences between various provisions of their respective Articles and Certificate of Incorporation and Bylaws and Minnesota and Delaware law.

     The discussion of the comparative rights of the stockholders of National Media and Quantum Direct and shareholders of ValueVision set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificates of Incorporation, Series B Certificates and Bylaws of National Media and Quantum Direct and Articles of Incorporation and Bylaws of ValueVision.

AUTHORIZED CAPITAL

     The total number of shares Quantum Direct will have the authority to issue will be 210,000,000, consisting of 200,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of Quantum Direct Preferred Stock. The total number of shares of capital stock which National Media has authority to issue is 85,000,000, consisting of 75,000,000 shares of common stock, par value $0.01 per share and 10,000,000 shares of preferred stock, par value $0.01 per share, 500,000 of which are designated as Series A Junior Participating Preferred Stock, $.01 par value per share, none of which are issued and outstanding as of the date hereof, and 400,000 of which are designated as Series B Convertible Preferred Stock, $.01 par value share, 81,250 of which are issued and outstanding as of the date hereof. The total number of undesignated shares of capital stock which ValueVision has the authority to issue is 100,000,000. The Rights to be issued under the Quantum Direct Rights Agreement are similar in all material respects to the rights issued under the National Media Rights Plan. ValueVision is not a party to a rights agreement.

     Pursuant to the terms of Quantum Direct's Series B Certificate, the Quantum Direct Series B Stock will be valued at $40.00 per share for conversion and will be convertible at the option of the holder into shares of Quantum Direct Common Stock at a price of $4.00 per share of Quantum Direct Common Stock (subject to certain adjustments) (the "Conversion Rights"). In the event the Quantum Direct Board of Directors declares a dividend on the Quantum Direct Common Stock, the holders of Quantum Direct Series B Stock shall be entitled to receive dividends declared on the Quantum Direct Common Stock as if the shares of Quantum Direct Series B Stock had been converted into shares of Quantum Direct Common Stock as of the record date for such dividend (the "Dividend Participation Rights"). Each share of Quantum Direct Series B Stock has voting rights which are equivalent to the total number of shares of Quantum Direct Common Stock into which the shares of Quantum Direct Series B Stock are convertible (the "Voting Rights"). In the event of the liquidation, dissolution or winding up of Quantum Direct, holders of Quantum Direct Series B Stock are entitled to receive an amount equal to $40.00 for each share of Quantum Direct Series B Stock (the "Liquidation Rights"). The Quantum Direct Series B Stock requires the consent of at least 60% for certain fundamental changes to the terms of the Quantum Direct Series B Stock.

     The certificate of designation governing the National Media Series B Stock (the "National Media Series B Certificate"), provides for Conversion Rights, Dividend Participation Rights and Liquidation Rights identical to the Quantum Direct Series B Certificate. In addition, the National Media Series B Certificate provides for Voting Rights identical to the Quantum Direct Series B Certificate; provided, however, that holders of National Media Series B Stock do not have the right to vote on the election of National Media's Board of Directors. Additionally, the National Media Series B Certificate prohibits the declaration of any dividend on any class or series of stock other than the National Media Series B Certificate without the consent of at least 60% of the holders of National Media Series B Certificate. The Quantum Direct Series B Certificate contains no such prohibition.

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

NUMBER OF DIRECTORS

     The DGCL provides that the board of directors of a Delaware corporation will consist of one or more directors as fixed by the certificate of incorporation or bylaws. Quantum Direct's Bylaws provide for a Board of Directors of 10 directors, five of which will be designated by National Media (the "National Media Directors"), five of which will be designated by ValueVision (the "ValueVision Directors"); provided, however, that if the Board of Directors shall have elected a successor Chief Executive Officer to succeed the interim Chief Executive Officer pursuant to Article III, Section 8 of Quantum Direct's Bylaws, prior to the Effective Time and such officer takes office prior to such date, then the Quantum Direct Board of Directors shall be expanded to 11 members and such officer shall be appointed to the Quantum Direct Board of Directors to fill the vacancy created by such expansion of the Board. The National Media Directors and the ValueVision Directors will be allocated as evenly as possible among Quantum Direct's three classes of directors. Until three years after the Effective Time, Quantum Direct's Board of Directors, as constituted after each election of directors, will have an equal number of National Media Directors and ValueVision Directors. If at any time during such three-year period, the number of National Media Directors and ValueVision Directors serving, or that would be serving following the next stockholders' meeting at which directors are to be elected, is not equal, then, subject to its fiduciary duties, Quantum Direct's Board of Directors will immediately appoint to the Quantum Direct Board of Directors and nominate for election at the next stockholders' meeting at which directors are to be elected, such person or persons as may be requested by the remaining National Media Directors (if the number of National Media Directors is, or would otherwise become, less than the number of ValueVision Directors) or by the remaining ValueVision Directors (if the number of ValueVision Directors is, or would otherwise become, less than the number of National Media Directors) to ensure that there will be an equal number of National Media Directors and ValueVision Directors. Quantum Direct's Restated Certificate of Incorporation provides for a Board of Directors of not less than three nor more than 20 directors, as fixed by Quantum Direct's Bylaws. National Media's Bylaws provide for a Board of Directors consisting of not less than three or more than eleven directors, as fixed by the National Media Board of Directors. National Media's Bylaws do not provide for a classified Board of Directors.

     The MBCA provides that the Board of Directors of a Minnesota corporation will consist of one or more directors as fixed by the articles of incorporation or bylaws. ValueVision's Bylaws provide that the board will initially consist of five directors, which number may be increased or decreased from time to time by resolution of a majority of the ValueVision Board of Directors (determined as if all vacancies are filled) or by resolution of the shareholders at their regular meetings or at a special meeting called for such purpose. ValueVision's Bylaws do not provide for a classified Board of Directors.

COMMITTEES OF THE BOARD

     Quantum Direct's Bylaws provide for an Executive Committee and a Compensation Committee. Until three years after the Effective Time, the Executive Committee will be comprised of three ValueVision Directors and two National Media Directors and will have responsibility for (i) recommending to Quantum Direct's Board of Directors a successor Chief Executive Officer (and any successor thereto) to Quantum Direct's interim Chief Executive Officer, Robert
L. Johander and (ii) will have, to the fullest extent permitted by Delaware law, all of the powers, duties and responsibilities (including, without limitation, those relating to any and all issues relating to the FCC and any assets subject to its regulation) of the entire Quantum Direct Board of Directors (except with respect to those actions that require a supermajority vote as set forth in Quantum Direct's Bylaws). Until three years after the Effective Time, Quantum Direct's Compensation Committee will have responsibility for (i) reviewing the compensation and employee benefit policies of Quantum Direct, (ii) recommending to the Executive Committee base salary amounts and incentive awards for all elected officers of Quantum Direct and setting guidelines for the administration of all salaries, (iii) administering incentive compensation and awarding stock options to employees under any stock option or compensation plan of Quantum Direct and amending or modifying any provisions of such stock option or compensation plan that may be amended or modified without stockholder approval and (iv) supervising all administrative matters with respect to the foregoing. Until three years after the Effective Time, the Compensation Committee will be comprised of two ValueVision Directors and one National Media Director,

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

each of whom will meet the requirements of independence as established by the exchange or market on which Quantum Direct's stock is then traded or quoted.

     ValueVision's Bylaws provide that its Board of Directors may establish a committee or committees having the authority of the Board of Directors in the management of the business of ValueVision to the extent provided in the resolution adopted by its Board of Directors. Currently, ValueVision's Board of Directors has established a Compensation Committee and an Audit Committee, but not an Executive Committee.

     National Media's Bylaws provide that its Board of Directors may establish a committee having the authority of the Board of Directors in the management of the business of National Media to the extent provided in a resolution adopted by a majority of the Board of Directors. Currently, National Media has established an Audit Committee, a Compensation Committee and a Board Affairs Committee, which oversees the structure, composition and committees of the Board of Directors.

REMOVAL OF DIRECTORS

     The DGCL provides that a director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) in the case of a corporation whose board is classified, that directors may be removed only for cause unless the certificate of incorporation provides otherwise, or (ii) if the corporation has cumulative voting, in which event if less than the entire board is to be removed, no director may be removed without cause if the votes cast against the director's removal would be sufficient to elect that director if voted cumulatively either at an election of the entire board of directors or for classes of the board. Quantum Direct's Restated Certificate of Incorporation does not provide for directors to be removed without cause or provide for cumulative voting. National Media's Certificate of Incorporation does not classify its board of directors and does not provide for cumulative voting. National Media's Bylaws require the affirmative vote of the holders of a majority of the shares entitled to vote to remove a director without cause.

     The MBCA provides that, unless modified by the articles or bylaws of the corporation or by shareholder agreement, the directors may be removed with or without cause by the affirmative vote of that proportion or number of the voting power of the shares of the classes or series the director represents which would be sufficient to elect such director. If a corporation has cumulative voting, the MBCA provides that, unless the entire board is removed simultaneously, a director is not removed from the board if there are cast against removal of the director the votes of a proportion of the voting power sufficient to elect the director at an election of the entire board under cumulative voting. ValueVision's Articles of Incorporation and Bylaws do not modify the MBCA with respect to the removal of directors or provide for cumulative voting.

AMENDMENT TO BYLAWS

     Under the DGCL, bylaws may be altered, amended, supplemented or repealed, or new bylaws adopted, by the stockholders entitled to vote, by the board of directors, or by any other manner as may be authorized by the certificate of incorporation. Quantum Direct's Restated Certificate of Incorporation provides that stockholders can amend Quantum Direct's Bylaws with an affirmative vote of 70% of the votes entitled to be cast. Quantum Direct's Bylaws provide that the Board of Directors may amend Quantum Direct's Bylaws with an affirmative vote of a majority, plus one, of the then authorized number of Quantum Direct's Board of Directors (a "Supermajority Vote"). National Media's Bylaws may be altered, amended or repealed, or new bylaws may be adopted by a majority of the Board of Directors, but any bylaws adopted by the Board of Directors may be amended or repealed by National Media's stockholders.

     The MBCA and ValueVision's Bylaws provide that the power to adopt, amend or repeal the bylaws will be vested in the board of directors (subject to certain notice requirements set forth in ValueVision's Bylaws), except that the board will not adopt, amend or repeal a bylaw fixing a quorum for a meeting of shareholders, prescribing procedures for removing directors or filling vacancies in the board, or fixing the number of directors or their classifications, qualifications, or terms of office, but may adopt or amend a bylaw to increase the number of directors. Notwithstanding the above, under the MBCA, a shareholder or shareholders holding 3% or more of the voting shares entitled to vote may propose a resolution to amend or repeal bylaws adopted,

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amended or repealed by the board, in which event such resolution must be approved pursuant to the procedures for amending the articles of incorporation.

AMENDMENTS TO CERTIFICATE OR ARTICLES

     Under the DGCL, amendment of the certificate of incorporation will be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the stockholders entitled to vote or directing that the amendment proposed be considered at the next annual meeting of the stockholders. At such stockholder's meeting, a majority of the outstanding shares entitled to vote is required to approve the amendment. If an amendment would increase or decrease the number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preferences or other special rights of a class of outstanding shares so as to affect the class adversely, then a majority of shares of that class must approve the amendment as well. The DGCL also permits a corporation to make provision in its certificate requiring a greater proportion of voting power to approve a specified amendment. Quantum Direct's Bylaws provide that the Quantum Direct Board of Directors may amend its Restated Certificate of Incorporation with a Supermajority Vote. National Media's Bylaws do not provide any special provisions regarding amendments to its Certificate of Incorporation.

     The MBCA provides that an amendment to a corporation's articles must be by resolution approved by the affirmative vote of a majority of the directors present or proposed by a shareholder or shareholders holding 3% or more of the voting shares entitled to vote thereon. Under the MBCA and ValueVision's Bylaws, any such amendment must be approved by the affirmative vote of a majority of the shareholders entitled to vote thereon, except that the articles may provide for a specified proportion or number larger than a majority.

ACTION BY WRITTEN CONSENT OF HOLDERS OF COMMON STOCK

     The DGCL and MBCA both contain provisions permitting actions by holders of common stock without providing notice and convening a meeting of such holders. National Media's Bylaws permit any actions to be taken by stockholders without a meeting, by written consent, provided such written consent sets forth the actions taken and is signed by the holders of the minimum number of shares required to take such actions at a meeting at which all shares entitled to vote are present and voted. ValueVision's Bylaws permit shareholders to take actions without a meeting and notice if a consent in writing, setting forth the actions so taken, is signed by all of the shareholders entitled to notice of such meeting. Quantum Direct's Bylaws do not permit stockholders to take action without a meeting.

INDEMNIFICATION

     The DGCL and MBCA both contain provisions setting forth conditions under which a corporation may indemnify its directors, officers and employees. While indemnification is permitted only if certain statutory standards of conduct are met, the DGCL and the MBCA are substantially similar in providing for indemnification if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The statutes differ, however, with respect to whether indemnification is permissive or mandatory, whether there is a distinction between third-party actions and actions by or in the right of the corporation, and whether, and to what extent, reimbursement of judgments, fines, settlements and expenses is allowed.

     The major difference between the MBCA and the DGCL is that while indemnification of officers, directors and employees is mandatory under the MBCA, indemnification is merely permissive under the DGCL. The one exception to the DGCL's permissive indemnification rule is that a corporation must indemnify a person who is successful on the merits or otherwise in the defense of certain specified actions, suits or proceedings for expenses and attorneys' fees actually and reasonably incurred in connection therewith. Although indemnification is permissive in Delaware, the DGCL allows a corporation, through its certificate of incorporation, bylaws, or other intracorporate agreements, to make indemnification mandatory. Pursuant to this authority, Quantum Direct's Restated Certificates of Incorporation and Amended and Restated Bylaws provide that Quantum Direct will indemnify its directors and officers to the fullest extent permitted by law.

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

Quantum Direct's Restated Certificates of Incorporation specifically requires indemnification of judgments, fines, settlements and expenses of third-party actions for any person who was or is a party, or is threatened to be a party, by reason of the fact that such person was or is a director or officer of Quantum Direct or because such person was serving Quantum Direct or any other legal entity at as a director or officer at the request of Quantum Direct while a director or officer of Quantum Direct. Quantum Direct's Restated Certificate of Incorporation, however, does not extend this mandatory indemnification for third-party actions to employees or agents. National Media's Certificate of Incorporation provides that National Media shall indemnify to the fullest extent of the DGCL all persons whom it may indemnify pursuant thereto and National Media's Bylaws incorporate Section 145 of the DGCL (Indemnification of Officers, Directors, Employees and Agents; Insurance.) by reference.

     The DGCL, unlike the MBCA, also differentiates between third-party actions and claims by or in the right of the corporation (i.e., stockholder derivative suits). While the MBCA makes no distinction between third-party actions and shareholder derivative suits and requires indemnification in either case if the relevant statutory standard of conduct is met, indemnification under the DGCL varies depending on whether the action is brought by a third party or by stockholders in a derivative suit. Unlike a third-party action, in which indemnification is permissive under the statute and mandatory under National Media's Certificate of Incorporation and mandatory for officers and directors under Quantum Direct's Restated Certificate of Incorporation, the DGCL does not permit indemnification in a stockholder derivative suit if the person is found liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines that the person is fairly and reasonably entitled to indemnification. Further, the corporation may indemnify such persons only for attorneys' fees and other expenses.

     The advancement of expenses is permissive under the DGCL but mandatory under the MBCA. Quantum Direct's Restated Certificate of Incorporation provides for the advancement of expenses incurred by a director or officer, subject to an undertaking that the director or officer will repay such amount if it is ultimately determined that such director or officer is not entitled to indemnification. National Media's Certificate of Incorporation is silent with respect to such advancement of expenses other than to provide that National Media shall indemnify to the fullest extent of the DGCL all persons whom it may indemnify pursuant thereto. National Media's Bylaws, by incorporating Section 145 of the DGCL by reference, permit National Media to advance such expenses upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.

     Although the MBCA allows broader indemnification than under the DGCL, the MBCA requires that a corporation report any indemnification payments to its shareholders no later than the next meeting of stockholders. The DGCL, National Media's Amended and Restated Certificate of Incorporation and Quantum Direct's Restated Certificate of Incorporation contain no such similar provision.

LIABILITY OF DIRECTORS

     Under the DGCL, a corporation's certificate of incorporation may contain a provision limiting or eliminating a director's personal liability to the corporation or its stockholders for monetary damages for a director's breach of fiduciary duty subject to certain limitations. Quantum Direct's Restated Certificate of Incorporation and National Media's Certificate of Incorporation and Bylaws each include such a provision. Accordingly, under the DGCL, National Media's Certificate of Incorporation and Bylaws and Quantum Direct's Restated Certificate of Incorporation, indemnification is provided if the person seeking indemnification acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation (and, in cases of liability involving criminal violations, only if the person had no reasonable cause to believe that his conduct was unlawful), provided, however, that if the person seeking indemnification is adjudged liable to the corporation by a court, indemnification is provided only if the court, upon application, determines that such indemnification is fair and reasonable in view of all the circumstances of the case.

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     ValueVision's Articles of Incorporation provide that a director will not be personally liable to ValueVision or its shareholders for monetary liability relating to breach of fiduciary duty, unless the liability relates to a breach of the duty of loyalty, acts or omissions involving a lack of good faith or an intentional or knowing violation of law, liability for illegal distributions and unlawful sales of ValueVision's securities, transactions where the director gained an improper personal benefit, or acts or omissions occurring prior to the date on which the liability limitation provision was added to ValueVision's Articles of Incorporation.

SHAREHOLDER MEETINGS

     In accordance with Quantum Direct's Bylaws, annual meetings of stockholders will be held on such date as may be fixed by Quantum Direct's Board of Directors, and special meetings of stockholders may be called only by a majority of Quantum Direct's Board of Directors, by the Chairman of the Board and Chief Executive Officer or by the President and Chief Operating Officer. Pursuant to National Media's Bylaws, annual meetings of stockholders will be held on such date as may be fixed by National Media's Board of Directors, and special meetings of stockholders may be called by the Board of Directors, the Chairman of the Board or the President. The DGCL, National Media's Bylaws and Quantum Direct's Bylaws require that whenever stockholders are required or permitted to take action at a meeting, a written notice stating the place, time and date of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, must be sent to all stockholders of record entitled to vote thereon not less than 10 nor more than 60 days before the meeting. Under the DGCL, notice of a meeting to consider an agreement of merger must be sent at least 20 days prior to the date of the meeting.

     The MBCA and ValueVision's Bylaws provide that regular meetings of its shareholders may be held annually or on a less frequent periodic basis, as may be established by a resolution of the Board of Directors, or may be held on call by the Board of Directors from time to time as and when the Board determines. The MBCA and ValueVision's Bylaws further provide that if a regular meeting of the shareholders has not been held for a period of 15 months, a shareholder or group of shareholders holding 3% or more of the issued and outstanding voting shares of ValueVision may demand that a regular meeting of the shareholders be held. The MBCA and ValueVision's Bylaws provide that the Chief Executive Officer, a Vice President in the absence of the Chief Executive Officer, the Treasurer, any two directors, or a shareholder or shareholders holding 10% or more of shares entitled to vote at such meeting may call a special meeting. However, if the meeting involves a business combination, including an action to affect the composition of the Board of Directors, then at least 25% of the shares entitled to vote at such meeting are required to call the meeting. If the meeting is demanded by shareholders, the meeting, on notice, must occur between 30 and 90 days after receipt of the demand.

MERGERS AND CONSOLIDATIONS

     In order to effect a merger under the DGCL, a corporation's board of directors must adopt an agreement of merger and recommend it to the stockholders. The agreement must be adopted by holders of a majority of the outstanding shares of the corporation entitled to vote thereon. The MBCA provides that a resolution containing a plan of merger or exchange must be approved by the affirmative vote of a majority of the directors present at a meeting and submitted to the shareholders and approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote. Unlike the DGCL, the MBCA requires that any class of shares of a Minnesota corporation must approve the plan if it contains a provision which, if contained in a proposed amendment to the corporation's articles of incorporation, would entitle such class to vote as a class.

BUSINESS COMBINATIONS

     The DGCL bars a corporation which has securities traded on an exchange, designated on the Nasdaq National Market or held of record by more than 2,000 stockholders from engaging in certain business combinations, including a merger, sale of substantial assets, loan or substantial issuance of stock, with an interested stockholder, or an interest stockholder's affiliates and associates, for a three-year period beginning on the date the interested stockholder acquires 15% or more of the outstanding voting stock of the corporation. The restrictions on business combinations do not apply if (a) the board of directors gives prior approval to the

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transaction in which the 15% ownership level is exceeded, (b) the interested stockholder acquires at one time at least 85% of the corporation's stock (excluding those shares owned by persons who are directors and also officers as well as employee stock plans in which employees do not have a confidential right to vote), or (c) the business combination is approved by the board of directors and authorized at a meeting of stockholders by the holders of at least two-thirds of the outstanding voting stock, excluding shares owned by the interested stockholder. Although a Delaware corporation may elect, pursuant to its certificate or bylaws, not to be governed by this provision, Quantum Direct's Restated Certificate of Incorporation and Amended and Restated Bylaws and National Media's Certificate of Incorporation and Bylaws do not contain such an election or other limitation on the applicability of this provision.

     The MBCA contains a provision which restricts certain business combination transactions with an interested stockholder for four years after such shareholder has acquired 10% of the voting power of a publicly traded corporation having 50 or more stockholders, unless such business combination or the acquisition of shares by the interested shareholder is approved prior to such share acquisition by a committee of all of the corporation's disinterested directors.

OTHER ANTI-TAKEOVER PROVISIONS

     The DGCL does not contain a control share acquisition statute which restricts the voting rights of a person who acquires a controlling interest in the corporation to those voting rights which are conferred by the stockholders at a meeting. ValueVision, however, is subject to the control share acquisition provisions of the MBCA, which subject to certain exceptions, requires the approval of the holders of a majority of the corporation's voting shares and a majority of the corporation's voting shares held by disinterested shareholders before a person purchasing 20% or more of the corporation's voting shares can vote the shares in excess of 20%. Similar shareholder approvals are required at the 33 1/3% and majority thresholds. The MBCA also provides that during any tender offer, a publicly held corporation may not enter into or amend an agreement (whether or not subject to contingencies) that increases the current or future compensation of any officer or director. Delaware law has no equivalent provision. In addition, under the MBCA, a publicly held corporation is prohibited from purchasing any voting shares owned for less than two years from a 5% shareholder for more than the market value unless the transaction has been approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote or unless the corporation makes a comparable offer to all holders of shares of the class or series of stock held by the 5% shareholder and to all holders of any class or series into which such securities may be converted. Delaware law has no equivalent provision.

     In addition to the anti-takeover measures discussed above, the provisions in ValueVision's Bylaws limiting the right of shareholders to call a special meeting of shareholders to consider a business combination or any action to change or otherwise affect the composition of the Board of Directors by requiring the request of holders of at least 25% of the outstanding shares (discussed above under "Stockholder Meetings"), and the authority of the Board of Directors to issue, without shareholder approval, shares of preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of ValueVision's Common Stock may make it more difficult to effect a change in control in ValueVision and may discourage or deter a third party from attempting a takeover. See "Description of ValueVision Stock -- Special Voting Provisions."

DISSENTERS' RIGHTS

     Under both the DGCL and the MBCA, stockholders may exercise a right of dissent from certain corporate actions and obtain payment of the fair value of their shares. This remedy is an exclusive remedy, except where the corporate action involves fraud or illegality. Under the DGCL, dissenters' rights are limited. Appraisal rights are available only in connection with certain statutory mergers or consolidations, amendments to the certificate of incorporation (if so provided in the certificate of incorporation), any merger or consolidation in which the corporation is a constituent corporation, or sales of all or substantially all of the assets of a corporation. Under the MBCA, the categories of transactions subject to dissenters' rights are broader than those in the DGCL. A shareholder of a Minnesota corporation may exercise dissenters' rights in connection with an amendment to the articles of incorporation which materially and adversely affects the rights or preferences of shares held by the dissenting shareholder, a disposition of all or substantially all of the

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

corporation's property and assets not in the usual course of business, a plan of merger in which the shareholder may vote, and a plan of exchange involving the acquisition of the corporation's shares if the shareholder is entitled to vote on the plan.

FOREIGN OWNERSHIP LIMITATIONS

     Quantum Direct's Restated Certificate of Incorporation, like ValueVision's Articles of Incorporation, provides that not more than 20% of the aggregate number of shares of capital stock or aggregate voting power of all outstanding shares of Quantum Direct shall be owned by or for the account of non-U.S. citizens or their representatives, or by or for the account of a foreign government or representative thereof, or by or for the account of any corporation organized under the laws of a foreign country. No transfer of shares of the capital stock of Quantum Direct which would cause ownership of such capital stock of the Quantum Direct by non-U.S. citizens to exceed the 20% limit will be permitted. Quantum Direct's Restated Certificate of Incorporation also permits Quantum Direct to redeem shares held by non-U.S. citizens at their then fair market value if such limits are exceeded. Certificates representing shares of the Quantum Direct's capital stock will contain a legend restricting the transfer of such shares to non-U.S citizens if such transfer would result in Quantum Direct's failure to comply with the limitations on foreign ownership and describing Quantum Direct's right of redemption if such limitations are exceeded. Quantum Direct's Board of Directors is authorized to make such rules and regulations as it deems necessary or appropriate to enforce these voting and stock ownership provisions, although no such rules and regulations have yet been adopted and there can be no assurance that Quantum Direct will be able to monitor compliance with this restriction.

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

          PROPOSAL TO APPROVE QUANTUM DIRECT EQUITY PARTICIPATION PLAN

QUANTUM DIRECT EQUITY PARTICIPATION PLAN

     Prior to the Special Meetings, the Quantum Direct Board of Directors will adopt and approve the 1998 Equity Participation Plan of Quantum Direct (the "Quantum Direct Equity Participation Plan") and reserve 1,750,000 shares of Quantum Direct Common Stock for stock options and other stock awards to employees of Quantum Direct and its subsidiaries and other eligible participants after the Merger. The principal purposes of the Quantum Direct Equity Participation Plan will be to provide incentives for officers, employees and consultants of Quantum Direct and its subsidiaries through granting of options, restricted stock and other awards ("Awards"), thereby stimulating their personal and active interest in Quantum Direct's development and financial success, and inducing them to remain in Quantum Direct's employ. In addition to Awards made to officers, employees or consultants, the Quantum Direct Equity Participation Plan will permit the granting of stock options ("Director Options") to Quantum Direct's non-employee directors ("Independent Directors").

     Under the Quantum Direct Equity Participation Plan, not more than 1,750,000 shares of Quantum Direct Common Stock (or the equivalent in other equity securities) will be authorized for issuance upon exercise of options, stock appreciation rights ("SARs"), and other Awards, or upon vesting of restricted or deferred stock awards. Furthermore, the maximum number of shares which may be subject to Awards granted under the Quantum Direct Equity Participation Plan to any individual in any calendar year will not exceed 100,000 shares or up to 1,000,000 shares with respect to any Chief Executive Officer of Quantum Direct. These Awards will be in addition to outstanding options to purchase National Media Common Stock and ValueVision Common Stock, which will be deemed to constitute options to purchase Quantum Direct Common Stock at the Effective Time. See "The Merger Agreement -- Certain Covenants -- Stock Plans." No stock options or other equity awards will be granted under the National Media Incentive Plan or the ValueVision Incentive Plans after the Effective Time.

     The material features of the Quantum Direct Equity Participation Plan are summarized below, but the summary is qualified in its entirety by reference to the Quantum Direct Equity Participation Plan which is attached as Annex G to this Joint Proxy Statement/Prospectus.

ADMINISTRATION

     The Compensation Committee of the Quantum Direct Board of Directors (the "Compensation Committee") will administer the Quantum Direct Equity Participation Plan with respect to grants of Awards to officers, employees or consultants of Quantum Direct and the full Board of Directors will administer the Quantum Direct Equity Participation Plan with respect to grants of Director Options to Independent Directors. The Compensation Committee will consist of at least two members of the Board, each of whom is a "non-employee director" for purposes of Rule 16b-3 under the Exchange Act ("Rule 16b-3") and an "outside director" for the purposes of Section 162(m) of the Code ("Section 162(m)"). Subject to the terms and conditions of the Quantum Direct Equity Participation Plan, the Quantum Direct Board or the Compensation Committee has the authority to select the persons to whom Awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the Quantum Direct Equity Participation Plan. Similarly, the Quantum Direct Board has discretion to determine the terms and conditions of grants of Director Options to Independent Directors and to interpret and administer the Quantum Direct Equity Participation Plan with respect to grants to Independent Directors.

ELIGIBILITY

     Options, SARs, restricted stock and other Awards under the Quantum Direct Equity Participation Plan may be granted to individuals who are then officers or other employees of Quantum Direct or any of its present or future subsidiaries. Such Awards also may be granted to consultants of Quantum Direct selected by the Compensation Committee for participation in the Quantum Direct Equity Participation Plan. Independent Directors of Quantum Direct, may be granted NQSOs (as defined herein) by the Quantum Direct Board of Directors.

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

AWARDS UNDER THE QUANTUM DIRECT EQUITY PARTICIPATION PLAN

     The Quantum Direct Equity Participation Plan provides that the Compensation Committee may grant or issue stock options, SARs, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof. Each Award will be set forth in a separate agreement or certificate and will indicate the type, terms and conditions of the Award.

     Nonqualified Stock Options ("NQSOs"), other than Director Options, will provide for the right to purchase Quantum Direct Common Stock at a specified price which, except with respect to NQSOs intended to qualify as performance-based compensation under Section 162(m), may be less than fair market value on the date of grant (but not less than par value) and usually will become exercisable, in the discretion of the Compensation Committee in one or more installments after the grant date, subject to the participant's continued provision of services to Quantum Direct and/or subject to the satisfaction of individual or Quantum Direct performance targets established by the Compensation Committee. NQSOs may be granted for any term specified by the Compensation Committee, not to exceed ten years from the date of grant. Director Options will provide for the right to purchase Quantum Direct Common Stock at a price equal to the fair market value of a share of Quantum Direct Common Stock as of the date of grant and will become exercisable in cumulative annual installments of 25% on each of the first, second, third and fourth anniversary of the date of grant of the option and will have a term of ten years.

     Under the Quantum Direct Equity Participation Plan, each person who is an Independent Director as of the Effective Time may be granted an NQSO to purchase shares of Quantum Direct Common Stock as of the Effective Time and each Independent Director who is initially elected to the Board after the Effective Time may be granted an NQSO to purchase shares of Quantum Direct Common Stock as of the date of such initial election. Thereafter, each Independent Director may be granted an NQSO to purchase shares of Quantum Direct Common Stock on the date of each annual meeting of stockholders at which the Independent Director is reelected to the Quantum Direct Board of Directors. If granted, such NQSOs will
(i) have a per share exercise price equal to the fair market value of a share of Quantum Direct Common Stock as of the date of grant, (ii) have a term of ten years and (iii) become exercisable in four equal annual installments, beginning on the first anniversary of the date of grant.

     Incentive Stock Options ("ISOs"), will be designed to comply with the provisions of the Code and will be subject to certain restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price not less than the fair market value of a share of Quantum Direct Common Stock on the date of grant, may only be granted to employees, must expire within a specified period of time following the optionee's termination of employment, and must be exercised within the ten years after the date of grant; but, may be subsequently modified to disqualify them from treatment as ISOs. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of Quantum Direct, the Quantum Direct Equity Participation Plan provides that the exercise price must be at least 110% of the fair market value of a share of Quantum Direct Common Stock on the date of grant and the ISO must expire upon the fifth anniversary of the date of its grant.

     Restricted Stock may be sold to participants at various prices (but not below par value) and made subject to such restrictions as may be determined by the Compensation Committee. Restricted stock, typically, may be repurchased by Quantum Direct at the original purchase price if the conditions or restrictions are not met. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends prior to the time when the restrictions lapse.

     Deferred Stock may be awarded to participants, typically without payment of consideration, but subject to vesting conditions based on continued employment or on performance criteria established by the Compensation Committee. Like restricted stock, deferred stock may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

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

     Stock Appreciation Rights may be granted in connection with stock options or other Awards, or separately. SARs granted by the Compensation Committee in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of Quantum Direct's Common Stock over the exercise price of the related option or other Awards, but alternatively may be based upon criteria such as book value. Except as required by Section 162(m) with respect to an SAR which is intended to qualify as performance-based compensation as described in Section 162(m), there are no restrictions specified in the Quantum Direct Equity Participation Plan on the exercise of SARs or the amount of gain realizable therefrom, although restrictions may be imposed by the Compensation Committee in the SAR agreements. The Compensation Committee may elect to pay SARs in cash or in Quantum Direct Common Stock or in a combination of both. The holder does not pay any consideration to Quantum Direct upon the grant or exercise of a SAR.

     Dividend Equivalents represent the value of the dividends per share paid by Quantum Direct, calculated with reference to the number of shares covered by the stock options, SARs or other Awards held by the participant.

     Performance-Based Awards may be granted by the Compensation Committee on an individual or group basis. Generally, these Awards will be based upon specific performance targets and may be paid in cash or in Quantum Direct Common Stock or in a combination of both. Performance Awards may include "phantom" stock Awards that provide for payments based upon increases in the price of Quantum Direct Common Stock over a predetermined period. Performance-Based Awards may also include bonuses which may be granted by the Compensation Committee on an individual or group basis and which may be payable in cash or in Quantum Direct Common Stock or in a combination of both. The payment of a Performance-Based Award in cash will not reduce the number of shares reserved under the Quantum Direct Equity Participation Plan.

     Stock Payments may be authorized by the Compensation Committee in the form of shares of Quantum Direct Common Stock or an option or other right to purchase Quantum Direct Common Stock as part of a deferred compensation arrangement in lieu of all or any part of compensation, including bonuses, that would otherwise be payable in cash to the key employee or consultant.

SECURITIES LAWS AND FEDERAL INCOME TAXES

     Securities Laws. The Quantum Direct Equity Participation Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the SEC thereunder, including without limitation Rule 16b-3. The Quantum Direct Equity Participation Plan will be administered, and Awards will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Quantum Direct Equity Participation Plan and Awards granted thereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

     General Federal Tax Consequences. Under current federal laws, in general, recipients of awards and grants of nonqualified stock options, stock appreciation rights, restricted stock, deferred stock, dividend equivalents, performance awards, and stock payments under the Quantum Direct Equity Participation Plan are taxable under Section 61 or 83 of the Code upon their receipt of Quantum Direct Common Stock or cash with respect to such awards or grants and, subject to Section 162(m) of the Code, Quantum Direct will be entitled to a corresponding income tax deduction with respect to the amounts taxable to such recipients. Under Sections 421 and 422 of the Code, recipients of ISOs are generally not taxable on their receipt of Quantum Direct Common Stock upon their exercises of ISOs if the ISOs and option stock are held for certain minimum holding periods and, in such event, Quantum Direct is not entitled to income tax deductions with respect to such exercises. Participants in the Quantum Direct Equity Participation Plan will be provided with detailed information regarding the tax consequences relating to the various types of awards and grants under the plan.

     Section 162(m) Limitation. In general, under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises, transfers of property and benefits paid under non-qualified plans) for certain executive

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

officers exceeds $1 million (less the amount of any "excess parachute payments" as defined in Section 280G of the Code) per officer in any one year. However, under Section 162(m), the deduction limit does not apply to certain "performance-based compensation."

     Under Section 162(m), stock options and SARs will satisfy the "performance-based compensation" exception if the award of the options or SARs are made by a Board of Directors committee consisting solely of 2 or more "outside directors," the plan is approved by the corporation's stockholders and sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e. the option exercise price or SAR base price is equal to or greater than the fair market value of the stock subject to the award on the grant date). Other types of awards may only qualify as "performance-based compensation" if such awards are only granted or payable to the recipients based upon the attainment of objectively determinable and pre-established performance goals which are established by a qualifying committee and which relate to performance criteria which are approved by the corporation's shareholders.

     The Quantum Direct Equity Participation Plan has been designed in order to permit the Compensation Committee to grant stock options and SARs which will qualify as "performance-based compensation." In addition, in order to permit Awards other than stock options and SARS to qualify as "performance-based compensation," the Quantum Direct Equity Participation Plan provides that the Compensation Committee may designate as "Section 162(m) Participants" certain employees whose compensation for a given fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m). The Compensation Committee may grant Awards to Section 162(m) Participants that vest or become exercisable upon the attainment of performance criteria which are related to one or more of the following performance goals: (i) net-income; (ii) pre-tax income; (iii) operating income; (iv) cash flow; (v) earnings per share; (vi) return on equity;
(vii) return on invested capital or assets; (viii) cost reductions or savings;
(ix) funds from operations, (x) appreciation in the fair market value of Quantum Direct Common Stock and (xi) earnings before any one or more of the following items: interest, taxes, depreciation or amortization.

RECOMMENDATION OF THE BOARDS OF DIRECTORS

     The National Media Board of Directors, ValueVision Board of Directors and Quantum Direct recommend approval of the Quantum Direct Equity Participation Plan. The proposal must be approved by the holders of at least at majority of the shares present and entitled to vote on the matter at the National Media Special Meeting, provided that the total votes cast on the matter represent over 50% of the Common Stock entitled to vote on the matter. The proposal must also be approved by the holders of at least a majority of the total votes of the shares present and entitled to vote on the matter at the ValueVision Special Meeting, provided that the total votes cast on the matter represent over 50% in interest of all securities entitled to vote on the matter. Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether the votes cast represent over 50% in interest of the securities entitled to vote, and because an affirmative vote of a majority of the total votes of the shares present and entitled to vote is required, abstentions and broker non-votes may have the same effect as votes against approval of the Quantum Direct Equity Participation Plan if they result in a failure of the total votes cast to represent over 50% in interest of the securities entitled to vote. The enclosed proxy will be voted in accordance with the instructions specified in the space provided on the form of proxy. If no instructions are given, proxies will be voted for approval of the Quantum Direct Equity Participation Plan. Approval of the Merger is not conditioned upon approval of the Quantum Direct Equity Participation Plan.

                             STOCKHOLDER PROPOSALS

     If the Merger is consummated, the first annual meeting of the stockholders of Quantum Direct after such consummation is expected to be held on or about January 29, 1999. If the Merger is not consummated, the next annual meeting of stockholders of National Media is expected to be held on or about June 14, 1998 and the next annual meeting of the shareholders of ValueVision is expected to be held on or about May 15, 1998.

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

     Subject to the foregoing, if any Quantum Direct stockholder intends to present a proposal at Quantum Direct's first annual meeting and wishes to have such proposal considered for inclusion in the proxy materials for such meeting, such holder must submit the proposal to the Secretary of Quantum Direct in writing so as to be received at the executive offices of Quantum Direct no sooner than October 30, 1998 and no later than November 30, 1998. Such proposals must also meet the other requirements of the rules of the SEC relating to stockholders' proposals.

     In addition to any other applicable requirements, the Bylaws of Quantum Direct require that for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof, containing the information required by the Quantum Direct Bylaws and in writing, to the Corporate Secretary of Quantum Direct. To be timely, a stockholder's notice containing the information required by the Quantum Direct Bylaws must be delivered to or mailed and received at the principal executive offices of Quantum Direct not less than sixty days nor more than ninety days prior to the meeting; provided, however, that in the event that less than seventy days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by a stockholder, to be timely, must be received no later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs.

     In the event the Merger is not consummated, the only stockholder proposals eligible to be considered for inclusion in the proxy materials for the next annual meetings of ValueVision and National Media, respectively, will be those which were duly submitted to the Secretary of ValueVision or National Media, as the case may be, by April 1, 1998, and May 1, 1998, as provided in the next respective annual meeting proxy statements of ValueVision and National Media.

                                 LEGAL MATTERS

     The validity of the shares of Quantum Direct Common Stock to be issued in connection with the Merger will be passed upon by Latham & Watkins, Los Angeles, California. Paul D. Tosetti, a director of ValueVision and a director-nominee of Quantum Direct, is also a partner of Latham & Watkins.

                                    EXPERTS

     The consolidated financial statements and schedule of National Media at March 31, 1997 and 1996, and for each of the three years in the period ended March 31, 1997, incorporated by reference in this Joint Proxy Statement/Prospectus, which is referred to and made a part of this Joint Proxy Statement/Prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about National Media's ability to continue as a going concern as described in Note 1 to the consolidated financial statements), and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of ValueVision and subsidiaries as of January 31, 1996 and 1997, and for each of the years in the three year-period ended January 31, 1997 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.
Representatives of Arthur Andersen LLP are expected to be present at the ValueVision Special Meeting with an opportunity to make a statement if they desire to do so, and such representatives are expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

     As of the date of this Joint Proxy Statement/Prospectus, the National Media Board of Directors and the ValueVision Board of Directors know of no matters that will be presented for consideration at the National Media Special Meeting or the ValueVision Special Meeting other than as described in this Joint Proxy Statement/Prospectus. If any other matters shall properly come before either stockholder meeting or any

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

adjournments or postponements thereof and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the respective managements of National Media and ValueVision.

                      WHERE YOU CAN FIND MORE INFORMATION

     National Media and ValueVision are subject to the Exchange Act and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

     Quantum Direct filed a Registration Statement on Form S-4 to register with the SEC the Quantum Direct Common Stock to be issued to holders of National Media and ValueVision Common Stock in the Merger. This Joint Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of Quantum Direct in addition to being a proxy statement of National Media and ValueVision for the Special Meetings. As allowed by SEC rules, this Joint Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" information into this Joint Proxy Statement/ Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

NATIONAL MEDIA SEC FILINGS (FILE NO. 1-6715)                PERIOD
Annual Report on Form 10-K, as amended                      Year ended March 31, 1997
Quarterly Reports on Form 10-Q                              Quarters ended June 30, September 30 and
                                                            December 31, 1997
Quarterly Reports on Form 10-Q/A                            Quarter ended September 30, 1997
Current Reports on Form 8-K                                 Filed on September 24, 1997 and January 5, 1998
Current Report on Form 8-K/A                                Filed on January 16, 1998
VALUEVISION SEC FILINGS (FILE NO. 0-20243)                  PERIOD
Annual Report on Form 10-K, as amended                      Year ended January 31, 1997
Quarterly Reports on Form 10-Q                              Quarters ended April 30, July 31 and October 31,
                                                            1997
Quarterly Reports on Form 10-Q/A                            Quarters ended July 31 and October 31, 1997
Current Reports on Form 8-K                                 Filed on October 24, November 17 and December
                                                            22, 1997 and January 8, 1998

     We are also incorporating by reference additional documents that we may file with the SEC between the date of this Joint Proxy Statement/Prospectus and the dates of the Special Meetings.

     National Media has supplied all information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to National Media and ValueVision has supplied all such information relating to ValueVision. If you are a holder of National Media or ValueVision Common Stock or National Media Series B Stock, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Joint Proxy Statement/Prospectus. Holders of National Media and ValueVision Common Stock and National

Media Series B Stock may obtain documents incorporated by reference in this Joint Proxy Statement/ Prospectus by requesting them in writing or by telephone from the appropriate party at the following addresses:

National Media Corporation              ValueVision International, Inc.
Attention: Director of Investor         Attention: Secretary
  Relations                             6740 Shady Oak Road
Eleven Penn Center                      Eden Prairie, Minnesota 55344-3433
Suite 1100                              Telephone: (612) 947-5207
1835 Market Street                      Telecopy: (612) 947-0188
Philadelphia, Pennsylvania 19103
Telephone: (215) 988-4600
Telecopy: (215) 988-4900

     If you would like to request documents from us, please do so by April 1, 1998 to receive them before the Special Meetings.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED MARCH 16, 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN MARCH 16, 1998, AND NEITHER THE MAILING OF THE JOINT PROXY STATEMENT/PROSPECTUS TO HOLDERS OF NATIONAL MEDIA COMMON STOCK, NATIONAL MEDIA SERIES B STOCK AND VALUEVISION COMMON STOCK NOR THE ISSUANCE OF QUANTUM DIRECT COMMON STOCK AND QUANTUM DIRECT SERIES B STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                                                         ANNEX A
================================================================================

                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

                                  BY AND AMONG

                        VALUEVISION INTERNATIONAL, INC.,

                          NATIONAL MEDIA CORPORATION,

                                      AND

                               V-L HOLDINGS CORP.

                            ------------------------

                          DATED AS OF JANUARY 5, 1998

                            ------------------------

================================================================================

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ARTICLE I. THE MERGERS......................................  A-1
  SECTION 1.1. Certificate of Incorporation and Bylaws of
               Parent.......................................  A-1
  SECTION 1.2. The ValueVision Merger.......................  A-1
  SECTION 1.3. The National Media Merger....................  A-2
  SECTION 1.4. Effective Time of the Mergers................  A-2
  SECTION 1.5. Closing......................................  A-2
  SECTION 1.6. Effect of the Mergers........................  A-2
  SECTION 1.7. Articles or Certificate of Incorporation and
               Bylaws of the Surviving Corporations.........  A-3
  SECTION 1.8. Directors and Officers of the Surviving
               Corporations.................................  A-3
ARTICLE II. CONVERSION OF SECURITIES........................  A-3
  SECTION 2.1. Conversion of ValueVision Capital Stock......  A-3
  SECTION 2.2. Conversion of National Media Capital Stock...  A-4
  SECTION 2.3. Cancellation of Parent Common Stock..........  A-5
  SECTION 2.4. Exchange of Certificates.....................  A-5
  SECTION 2.5. Dissenting Shares............................  A-7
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF
             VALUEVISION....................................  A-8
  SECTION 3.1. Organization of ValueVision..................  A-8
  SECTION 3.2. ValueVision Capital Structure................  A-8
  SECTION 3.3. Authority; No Conflict; Required Filings and
               Consents.....................................  A-9
  SECTION 3.4. SEC Filings; Financial Statements............  A-10
  SECTION 3.5. No Undisclosed Liabilities...................  A-11
  SECTION 3.6. Absence of Certain Changes or Events.........  A-11
  SECTION 3.7. Taxes........................................  A-11
  SECTION 3.8. Properties...................................  A-12
  SECTION 3.9. Intellectual Property........................  A-12
  SECTION 3.10. Agreements, Contracts and Commitments.......  A-13
  SECTION 3.11. Litigation..................................  A-13
  SECTION 3.12. Environmental Matters.......................  A-13
  SECTION 3.13. Employee Benefit Plans......................  A-13
  SECTION 3.14. Compliance With Laws........................  A-15
  SECTION 3.15. Accounting and Tax Matters..................  A-15
  SECTION 3.16. Registration Statement; Joint Proxy
                Statement/Prospectus........................  A-15
  SECTION 3.17. Labor Matters...............................  A-16
  SECTION 3.18. Insurance...................................  A-16
  SECTION 3.19. Opinion of Financial Advisor................  A-16
  SECTION 3.20. No Existing Discussions.....................  A-16
  SECTION 3.21. Sections 302A.671 and 302A.673 of the MBCA
                Not Applicable..............................  A-16
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF NATIONAL
            MEDIA...........................................  A-17
  SECTION 4.1. Organization of National Media...............  A-17
  SECTION 4.2. National Media Capital Structure.............  A-17
  SECTION 4.3. Authority; No Conflict; Required Filings and
               Consents.....................................  A-18
  SECTION 4.4. SEC Filings; Financial Statements............  A-19
  SECTION 4.5. No Undisclosed Liabilities...................  A-20
  SECTION 4.6. Absence of Certain Changes or Events.........  A-20
  SECTION 4.7. Taxes........................................  A-20
  SECTION 4.8. Properties...................................  A-21

                                                              PAGE
                                                              ----
  SECTION 4.9. Intellectual Property........................  A-21
  SECTION 4.10. Agreements, Contracts and Commitments.......  A-21
  SECTION 4.11. Litigation..................................  A-21
  SECTION 4.12. Environmental Matters.......................  A-21
  SECTION 4.13. Employee Benefit Plans......................  A-22
  SECTION 4.14. Compliance With Laws........................  A-24
  SECTION 4.15. Accounting and Tax Matters..................  A-24
  SECTION 4.16. Registration Statement; Joint Proxy
                Statement/Prospectus........................  A-24
  SECTION 4.17. Labor Matters...............................  A-25
  SECTION 4.18. Insurance...................................  A-25
  SECTION 4.19. Opinion of Financial Advisor................  A-25
  SECTION 4.20. No Existing Discussions.....................  A-25
  SECTION 4.21. Section 203 of the DGCL and Sections 2538,
                2555, and 2564 of the Pennsylvania Business
                Corporation Law Not Applicable..............  A-25
  SECTION 4.22. National Media Rights Plan..................  A-25
ARTICLE V. COVENANTS........................................  A-26
  SECTION 5.1. Conduct of Business..........................  A-26
  SECTION 5.2. Cooperation; Notice; Cure....................  A-27
  SECTION 5.3. No Solicitation..............................  A-27
  SECTION 5.4. Joint Proxy Statement/Prospectus;
               Registration Statement.......................  A-28
  SECTION 5.5. Nasdaq Quotation and NYSE Listing............  A-29
  SECTION 5.6. Access to Information........................  A-29
  SECTION 5.7. Stockholders Meetings........................  A-29
  SECTION 5.8. Legal Conditions to Merger...................  A-29
  SECTION 5.9. Public Disclosure............................  A-30
  SECTION 5.10. Tax-Free Reorganization and Transfer........  A-30
  SECTION 5.11. Affiliate Agreements........................  A-30
  SECTION 5.12. National Listing or Nasdaq Quotation........  A-31
  SECTION 5.13. Stock Plans.................................  A-31
  SECTION 5.14. Brokers or Finders..........................  A-32
  SECTION 5.15. Indemnification.............................  A-32
  SECTION 5.16. Letter of National Media's Accountants......  A-32
  SECTION 5.17. Letter of ValueVision's Accountants.........  A-33
  SECTION 5.18. Stock Option Agreements.....................  A-33
  SECTION 5.19. Post-Merger Parent Corporate Governance.....  A-33
  SECTION 5.20. Name of Parent..............................  A-34
  SECTION 5.21. Parent Stockholder Rights Plan..............  A-34
  SECTION 5.22. The Warrants................................  A-34
  SECTION 5.23. Conveyance Taxes............................  A-34
  SECTION 5.24. Stockholder Litigation......................  A-34
  SECTION 5.25. Annual Reports for Welfare Benefit Plans....  A-35
  SECTION 5.26. Employment Agreements.......................  A-35
  SECTION 5.27. Funding Advance for Redemption Agreement....  A-35
ARTICLE VI. CONDITIONS TO MERGER............................  A-35
  SECTION 6.1. Conditions to Each Party's Obligation to
               Effect the Mergers...........................  A-35
  SECTION 6.2. Additional Conditions to Obligations of
               ValueVision..................................  A-37
  SECTION 6.3. Additional Conditions to Obligations of
               National Media...............................  A-37

                                                              PAGE
                                                              ----
ARTICLE VII. TERMINATION AND AMENDMENT......................  A-38
  SECTION 7.1. Termination..................................  A-38
  SECTION 7.2. Effect of Termination........................  A-39
  SECTION 7.3. Fees and Expenses............................  A-39
  SECTION 7.4. Amendment....................................  A-41
  SECTION 7.5. Extension; Waiver............................  A-41
ARTICLE VIII. MISCELLANEOUS.................................  A-41
  SECTION 8.1. Nonsurvival of Representations, Warranties
               and Agreements...............................  A-41
  SECTION 8.2. Notices......................................  A-41
  SECTION 8.3. Interpretation...............................  A-42
  SECTION 8.4. Counterparts.................................  A-42
  SECTION 8.5. Entire Agreement; No Third Party
               Beneficiaries................................  A-42
  SECTION 8.6. Governing Law................................  A-42
  SECTION 8.7. Assignment...................................  A-43
  SECTION 8.8. References to "Stockholders".................  A-43

                                    EXHIBITS

Exhibit A  --   ValueVision Stock Option Agreement
Exhibit B  --   National Media Stock Option Agreement
Exhibit C  --   Restated Certificate of Incorporation of Parent
Exhibit D  --   Amended and Restated Bylaws of Parent
Exhibit E  --   Certificate of Designations of Parent Series B Convertible
                Preferred Stock
Exhibit F  --   Form of Affiliate Agreement
Exhibit G  --   Form of Demand Note
Exhibit H  --   Form of Warrant Agreement
Exhibit I  --   Form of Registration Rights Agreement
Exhibit J  --   Form of Amendment to National Media Rights Plan
Exhibit K  --   Form of Redemption Agreement
Exhibit L  --   Form of Series B Consent Agreement
Exhibit M  --   Form of CoreStates Consent Agreement
Exhibit N  --   Form of Amendments to Hammer and Costalas Employment
                Agreements
Exhibit O  --   Form of Parent Stock Plan
Exhibit P  --   Form of Parent Rights Plan
Exhibit Q  --   Form of Subsidiary Guaranty
Exhibit R  --   Form of ValueVision Guaranty

                             TABLE OF DEFINED TERMS

                                                              CROSS REFERENCE
TERMS                                                           IN AGREEMENT
-----                                                         ---------------
Acquisition Proposal........................................  Section 5.3.(a)
Affiliate...................................................  Section 5.11.
Affiliate Agreement.........................................  Section 5.11.
Agreement...................................................  Preamble
Alternative Transaction.....................................  Section 7.3.(e)
Annual Report...............................................  Section 5.25
Bankruptcy and Equity Exception.............................  Section 3.3.(a)

                                                              CROSS REFERENCE
TERMS                                                           IN AGREEMENT
-----                                                         ---------------
Benefit Arrangement.........................................  Section 3.13.(a)
Certificate of Designations.................................  Section 4.2(b)
Certificates................................................  Section 2.4.(b)
Closing.....................................................  Section 1.5.
Closing Date................................................  Section 1.5.
Code........................................................  Preamble
Communications Act..........................................  Section 3.3.(c)
Confidentiality Agreement...................................  Section 5.3.(a)
CoreStates Consent Agreement................................  Section 3.3(a)
Costs.......................................................  Section 5.15.(a)
Court.......................................................  Section 6.1(m)
Current Premium.............................................  Section 5.15.(b)
DGCL........................................................  Section 1.3.
Demand Note.................................................  Section 3.3(a)
Dissenting Shares...........................................  Section 2.5.
Effective Time..............................................  Section 1.4.(c)
Employee Benefit Plan.......................................  Section 3.13.(a)
Environmental Law...........................................  Section 3.12.(b)
ERISA.......................................................  Section 3.13.(a)
ERISA Affiliate.............................................  Section 3.13.(a)
Exchange Act................................................  Section 3.3.(c)
Exchange Agent..............................................  Section 2.4.(a)
Exchange Fund...............................................  Section 2.4.(a)
FCC.........................................................  Section 3.3.(c)
FCC Consent Application.....................................  Section 5.8.(a)
Final Order.................................................  Section 6.1.(c)
Governmental Entity.........................................  Section 3.3.(c)
Hazardous Substance.........................................  Section 3.12.(c)
HSR Act.....................................................  Section 3.3.(c)
Indemnified Parties.........................................  Section 5.15.(a)
IRS.........................................................  Section 3.7.(b)
Joint Proxy Statement/Prospectus............................  Section 3.16.
Material Adverse Change.....................................  Section 3.6.
MBCA........................................................  Section 1.2.
Mergers.....................................................  Section 1.3.
Merger Sub 1................................................  Section 1.2.
Merger Sub 2................................................  Section 1.3.
National Media 10-K.........................................  Section 4.6
National Media Balance Sheet................................  Section 4.4.(b)
National Media Certificate of Merger........................  Section 1.4.(b)
National Media Common Stock.................................  Section 1.3.
National Media Convertible Preferred Stock..................  Section 4.2.(a)
National Media Director.....................................  Section 5.19.(a)
National Media Disclosure Schedule..........................  ARTICLE IV.
National Media Employee Plans...............................  Section 4.13.(a)
National Media ERISA Affiliate..............................  Section 4.13.(a)
National Media Exchange Ratio...............................  Section 2.2.(c)

                                                              CROSS REFERENCE
TERMS                                                           IN AGREEMENT
-----                                                         ---------------
National Media Material Adverse Effect......................  Section 4.1.
National Media Material Contracts...........................  Section 4.10.
National Media Merger.......................................  Section 1.3.
National Media Parachute Agreements.........................  Section 4.13(e)
National Media Rights Plan..................................  Section 4.2.(b)
National Media SEC Reports..................................  Section 4.4.(a)
National Media Stock Option.................................  Section 2.2(e)
National Media Stock Option Agreement.......................  Preamble
National Media Stock Plans..................................  Section 4.2.(a)
National Media Stockholders' Meeting........................  Section 3.16.
National Media Surviving Corporation........................  Section 1.6.
National Media Warrants.....................................  Section 4.2.(a)
NYSE........................................................  Section 5.5.
Order.......................................................  Section 5.8.(b)
Outside Date................................................  Section 7.1.(b)
Parent......................................................  Preamble
Parent Common Stock.........................................  Section 1.2.
Parent Material Adverse Effect..............................  Section 6.1.(h)
Parent Series B Convertible Preferred Stock.................  Section 2.2 (d)
Parent Stock Plan...........................................  5.13(f)
PBCL........................................................  Section 4.21
PBGC........................................................  Section 4.13.(c)
Pension Plan................................................  Section 4.13.(c)
Redemption Agreement........................................  Section 3.3(a)
Registration Rights Agreement...............................  Section 3.3(a)
Registration Statement......................................  Section 3.16.
Rule 145....................................................  Section 5.11.
SEC.........................................................  Section 3.3.(c)
Securities Act..............................................  Section 3.1(a)
Series B Convertible Preferred Stock........................  Section 4.2(a)
Series B Consent Agreement..................................  Section 3.3(a)
Series C Convertible Preferred Stock........................  Section 4.2(a)
Series C Note...............................................  Section 3.3(a)
Settlement Agreement........................................  Section 6.1(m)
Stock Option Agreements.....................................  Preamble
Subsidiary..................................................  Section 3.1.
Surviving Corporations......................................  Section 1.6.
Tax.........................................................  Section 3.7.(a)
Taxes.......................................................  Section 3.7.(a)
Third Party.................................................  Section 7.3.(e)
Transaction Documents.......................................  Section 3.3(a)
ValueVision 10-K............................................  Section 3.6
ValueVision Articles of Merger..............................  Section 1.4.(a)
ValueVision Balance Sheet...................................  Section 3.4.(b)
ValueVision Common Stock....................................  Section 1.2.
ValueVision Director........................................  Section 5.19.(a)
ValueVision Disclosure Schedule.............................  ARTICLE III.

                                                              CROSS REFERENCE
TERMS                                                           IN AGREEMENT
-----                                                         ---------------
ValueVision Employee Plans..................................  Section 3.13.(a)
ValueVision ERISA Affiliate.................................  Section 3.13.(a)
ValueVision Exchange Ratio..................................  Section 2.1.(c)
ValueVision Guaranty........................................  Section 6.3(d)
ValueVision Material Adverse Effect.........................  Section 3.1.
ValueVision Material Contracts..............................  Section 3.10.
ValueVision Merger..........................................  Section 1.2.
ValueVision Parachute Agreements............................  Section 3.13(e)
ValueVision SEC Reports.....................................  Section 3.4.(a)
ValueVision Stock Option....................................  Section 2.1(d)
ValueVision Stock Option Agreement..........................  Preamble
ValueVision Stock Plans.....................................  Section 3.2.(a)
ValueVision Stockholders' Meeting...........................  Section 3.16.
ValueVision Surviving Corporation...........................  Section 1.6.
ValueVision Warrants........................................  Section 3.2.(a)
Warrants....................................................  Section 4.2.(a)
Warrant Agreement...........................................  Section 3.3(a)

                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

     AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (the "Agreement"), dated as of January 5, 1998, by and among VALUEVISION INTERNATIONAL, INC. a Minnesota corporation ("ValueVision"), NATIONAL MEDIA CORPORATION, a Delaware corporation ("National Media"), and V-L HOLDINGS CORP., a newly-formed Delaware corporation, one-half of the issued and outstanding capital stock of which is owned by each of ValueVision and National Media ("Parent").

     WHEREAS, the Boards of Directors of ValueVision and National Media deem it advisable and in the best interests of each corporation and its respective stockholders that ValueVision and National Media combine in a "merger of equals" in order to advance the long-term business interests of ValueVision and National Media;

     WHEREAS, the combination of ValueVision and National Media shall be effected by the terms of this Agreement through (i) a merger of a wholly-owned subsidiary of Parent with and into ValueVision and (ii) a merger of another wholly-owned subsidiary of Parent with and into National Media such that ValueVision and National Media become wholly-owned subsidiaries of Parent and the stockholders of ValueVision and National Media become stockholders of Parent;

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to each of ValueVision's and National Media's willingness to enter into this Agreement, ValueVision and National Media have entered into (i) a Stock Option Agreement dated as of the date of this Agreement and attached hereto as Exhibit A (the "ValueVision Stock Option Agreement"), pursuant to which National Media granted ValueVision an option to purchase shares of common stock of National Media under certain circumstances, and (ii) a Stock Option Agreement dated as of the date of this Agreement and attached hereto as Exhibit B (the "National Media Stock Option Agreement" and, together with the ValueVision Stock Option Agreement, the "Stock Option Agreements"), pursuant to which ValueVision granted National Media an option to purchase shares of common stock of ValueVision under certain circumstances;

     WHEREAS, for Federal income tax purposes, it is intended that (i) the ValueVision Merger (as defined in Section 1.2) shall qualify as a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and, taken together with the National Media Merger (as defined in Section 1.3), as a transfer of property to Parent by holders of ValueVision Common Stock (as defined in Section 1.2) described in Section 351 of the Code, and (ii) the National Media Merger shall, taken together with the ValueVision Merger, qualify as a transfer of property to Parent by holders of National Media Common Stock (as defined in Section 1.3) described in Section 351 of the Code; and

     WHEREAS, the Boards of Directors of ValueVision and National Media have approved this Agreement and each of the Transaction Documents to which its company is a party (as defined in Section 3.3).

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I.

                                  THE MERGERS

     SECTION 1.1. Certificate of Incorporation and Bylaws of Parent. The Certificate of Incorporation and Bylaws of Parent shall be amended prior to the Effective Time (as defined in Section 1.4) to be substantially in the form of Exhibit C and Exhibit D attached hereto, respectively. From the date hereof until the Effective Time, ValueVision and National Media shall consult with each other prior to causing or permitting Parent to take any action and neither shall cause or permit Parent to take any action inconsistent with the provisions of this Agreement without the written consent of the other.

     SECTION 1.2. The ValueVision Merger. ValueVision and National Media shall cause Parent to form a wholly-owned subsidiary named ValueVision Acquisition Corp. ("Merger Sub 1") under the laws of the State of Minnesota. ValueVision and National Media shall cause Parent to cause Merger Sub 1 to execute and deliver this Agreement. Upon the terms and subject to the provisions of this Agreement, and in accordance with the Minnesota Business Corporation Act (the "MBCA"), Merger Sub 1 will merge with and into ValueVision (the "ValueVision Merger") at the Effective Time, and each outstanding share of Common Stock, par value $.01 per share, of ValueVision ("ValueVision Common Stock") shall be converted into 1.19 shares of common stock, par value $.01 per share, of Parent (the "Parent Common Stock") (as described in Section 2.1(c)). Merger Sub 1 will be formed solely to facilitate the ValueVision Merger and will conduct no business or activity other than in connection with the ValueVision Merger.

     SECTION 1.3. The National Media Merger. ValueVision and National Media shall cause Parent to form a wholly-owned subsidiary named National Media Acquisition Corp. ("Merger Sub 2") under the laws of the State of Delaware. ValueVision and National Media shall cause Parent to cause Merger Sub 2 to execute and deliver this Agreement. Upon the terms and subject to the provisions of this Agreement, and in accordance with the Delaware General Corporation Code (the "DGCL"), Merger Sub 2 shall merge with and into National Media (the "National Media Merger" and together with the ValueVision Merger, the "Mergers") at the Effective Time, and each outstanding share of Common Stock, par value $.01 per share, of National Media ("National Media Common Stock") shall be converted into 1.00 share of Parent Common Stock (as described in Section 2.2(c)). Merger Sub 2 will be formed solely to facilitate the National Media Merger and will conduct no business or activity other than in connection with the National Media Merger.

     SECTION 1.4. Effective Time of the Mergers.

     (a) The ValueVision Merger. Subject to, and consistent with, the provisions of this Agreement, articles of merger with respect to the ValueVision Merger in such form as is required by the relevant provisions of the MBCA (the "ValueVision Articles of Merger") shall be duly prepared, executed and acknowledged and thereafter delivered to the Secretary of State of the State of Minnesota for filing, as provided in the MBCA as early as practicable on the Closing Date (as defined in Section 1.5). The ValueVision Merger shall become effective upon the filing of the ValueVision Articles of Merger with the Secretary of State of the State of Minnesota

     (b) The National Media Merger. Subject to, and consistent with, the provisions of this Agreement, a certificate of merger (the "National Media Certificate of Merger") with respect to the National Media Merger in such form as is required by the relevant provisions of the DGCL shall be duly prepared, executed and acknowledged and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL as early as practicable on the Closing Date. The National Media Merger shall become effective upon the filing of the National Media Certificate of Merger with the Secretary of State of the State of Delaware.

     (c) The Effective Time. The time at which both Mergers have become fully effective is hereinafter referred to as the "Effective Time."

     SECTION 1.5. Closing. The closing of the Mergers (the "Closing") will take place at 11:00 a.m., Eastern Standard Time, on a date to be specified by National Media and ValueVision, which shall be no later than the third business day after satisfaction or, if permissible, waiver of the conditions set forth in
Article VI (the "Closing Date"), at the offices of Latham & Watkins, 885 Third Avenue, Suite 1000, New York, New York 10022-4802, unless another date, place or time is agreed to in writing by National Media and ValueVision.

     SECTION 1.6. Effect of the Mergers. As a result of the ValueVision Merger, the separate corporate existence of Merger Sub 1 shall cease and ValueVision shall continue as the surviving corporation (the "ValueVision Surviving Corporation"). As a result of the National Media Merger, the separate corporate existence of Merger Sub 2 shall cease and National Media shall continue as the surviving corporation (the "National Media Surviving Corporation" and together with ValueVision Surviving Corporation, the "Surviving Corporations"). Upon becoming effective, the Mergers shall have the effects set forth in the MBCA and the DGCL, as the case may be. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) all properties, rights, privileges, powers and franchises of ValueVision and Merger Sub 1

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shall vest in ValueVision Surviving Corporation, and all debts, liabilities and duties of ValueVision and Merger Sub 1 shall become the debts, liabilities and duties of the ValueVision Surviving Corporation and (ii) all properties, rights, privileges, powers and franchises of National Media and Merger Sub 2 shall vest in National Media Surviving Corporation, and all debts, liabilities and duties of National Media and Merger Sub 2 shall become the debts, liabilities and duties of National Media Surviving Corporation.

     SECTION 1.7. Articles or Certificate of Incorporation and Bylaws of the Surviving Corporations. At the Effective Time, (i) the Articles of Incorporation and Bylaws of ValueVision Surviving Corporation shall be the Articles of Incorporation and Bylaws, respectively, of ValueVision, as in effect immediately prior to the Effective Time, in each case until duly amended in accordance with applicable law, and (ii) the Certificate of Incorporation and Bylaws of National Media Surviving Corporation shall be the Certificate of Incorporation and Bylaws, respectively, of National Media, as in effect immediately prior to the Effective Time, in each case until duly amended in accordance with applicable law.

     SECTION 1.8. Directors and Officers of the Surviving Corporations.

     (a) ValueVision Surviving Corporation. The officers and directors of ValueVision immediately prior to the Effective Time shall be the initial officers and directors of ValueVision Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of ValueVision Surviving Corporation.

     (b) National Media Surviving Corporation. The officers and directors of National Media immediately prior to the Effective Time shall be the initial officers and directors of National Media Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of National Media Surviving Corporation.

                                  ARTICLE II.

                            CONVERSION OF SECURITIES

     SECTION 2.1. Conversion of ValueVision Capital Stock. At the Effective Time, by virtue of the ValueVision Merger and without any action on the part of any of the parties hereto or the holders of any shares of ValueVision Common Stock or capital stock of Merger Sub 1:

          (a) Capital Stock of Merger Sub 1. Each issued and outstanding share of the capital stock of Merger Sub 1 shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.01 per share, of ValueVision Surviving Corporation.

          (b) Cancellation of Treasury Stock and National Media-Owned Stock. All shares of ValueVision Common Stock that are owned by ValueVision or any Subsidiary (as defined in Section 3.1) of ValueVision and any shares of ValueVision Common Stock (including any options, warrants or other securities convertible into or exchangeable for such shares) owned by National Media, Merger Sub 2 or any other Subsidiary of National Media shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

          (c) Exchange Ratio for ValueVision Common Stock. Subject to Section 2.4(e), each issued and outstanding share of ValueVision Common Stock (other than shares to be canceled in accordance with Section 2.1(b) and Dissenting Shares (as defined in Section 2.5)) shall be converted into the right to receive 1.19 shares (the "ValueVision Exchange Ratio") of Parent Common Stock. All such shares of ValueVision Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and an amount equal to certain dividends and distributions described in Section 2.4(c), in each case, upon the surrender of such certificate in accordance with Section 2.4 and without interest.

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

          (d) ValueVision Stock Options. At the Effective Time, each outstanding option to purchase shares of ValueVision Common Stock (a "ValueVision Stock Option") under the ValueVision Stock Plans (as defined in Section 3.2(a)), whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such ValueVision Stock Option the same number of shares of Parent Common Stock as the holder of such ValueVision Stock Option would have been entitled to receive pursuant to the ValueVision Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded downward to the nearest whole number), at a price per share (rounded downward to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of ValueVision Common Stock purchasable pursuant to such ValueVision Stock Option immediately prior to the Effective Time divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such ValueVision Stock Option in accordance with the foregoing.

          (e) ValueVision Warrants. At the Effective Time, each ValueVision Warrant (as defined in Section 3.2(a)) shall thereafter solely represent the right to acquire, on the terms and conditions as are currently applicable under the ValueVision Warrants, the same number of shares of Parent Common Stock as a holder of the ValueVision Warrants would have been entitled to receive pursuant to the ValueVision Merger had such holder exercised such ValueVision Warrants in full immediately prior to the Effective Time (rounded downward to the nearest whole number), at the price per share (rounded downward to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of ValueVision Common Stock purchasable pursuant to the ValueVision Warrants immediately prior to the Effective Time divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to the ValueVision Warrants in accordance with the foregoing.

     SECTION 2.2. Conversion of National Media Capital Stock. At the Effective Time, by virtue of the National Media Merger and without any action on the part of any of the parties hereto or the holders of any shares of National Media Common Stock or capital stock of Merger Sub 2:

          (a) Capital Stock of Merger Sub 2. Each issued and outstanding share of the capital stock of Merger Sub 2 shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.01 per share, of National Media Surviving Corporation.

          (b) Cancellation of Treasury Stock and ValueVision-Owned Stock. All shares of National Media Common Stock that are owned by National Media or any Subsidiary of National Media (including treasury stock) and any shares of National Media Common Stock (including any options, warrants or other securities convertible into or exchangeable for such shares) owned by ValueVision, Merger Sub 1 or any other Subsidiary of ValueVision shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

          (c) Exchange Ratio for National Media Common Stock. Subject to Section 2.4(e), each issued and outstanding share of National Media Common Stock (including the rights associated with the Series A Junior Participating Preferred Stock issued pursuant to the National Media Rights Plan (as defined in Section 4.2(b)) (other than shares to be canceled in accordance with Section 2.2(b)) shall be converted into the right to receive 1.00 share (the "National Media Exchange Ratio") of Parent Common Stock. All such shares of National Media Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and an amount equal to certain dividends and distributions described in Section 2.4(c), in each case, upon the surrender of such certificate in accordance with Section 2.4 and without interest.

          (d) Exchange Ratio for Series B Convertible Stock. Each issued and outstanding share of Series B Convertible Preferred Stock (as defined in
     Section 4.2(a)) shall be converted into the right to receive 1.00 share of Parent Series B Convertible Preferred Stock, par value $.01 per share (the "Parent Series B Convertible Preferred Stock"), with the designations, preferences and rights set forth in the Certificate of Designations of the Parent Series B Convertible Preferred Stock in the form attached hereto as

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

     Exhibit E. All such shares of Series B Convertible Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Series B Convertible Preferred Stock upon the surrender of such certificate in accordance with procedures to be established by Parent and without interest.

          (e) National Media Stock Options. At the Effective Time, each outstanding option to purchase shares of National Media Common Stock (a "National Media Stock Option") under the National Media Stock Plans (as defined in Section 4.2(a)), whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such National Media Stock Option the same number of shares of Parent Common Stock as the holder of such National Media Stock Option would have been entitled to receive pursuant to the National Media Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded downward to the nearest whole number), at a price per share (rounded downward to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of National Media Common Stock purchasable pursuant to such National Media Stock Option immediately prior to the Effective Time divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such National Media Stock Option in accordance with the foregoing.

          (f) National Media Warrants. At the Effective Time, each National Media Warrant (as defined in Section 4.2(a)) shall thereafter solely represent the right to acquire, on the terms and conditions as are currently applicable under the National Media Warrants, the same number of shares of Parent Common Stock as a holder of the National Media Warrants would have been entitled to receive pursuant to the National Media Merger had such holder exercised such National Media Warrants in full immediately prior to the Effective Time (rounded downward to the nearest whole number), at the price per share (rounded downward to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of National Media Common Stock purchasable pursuant to the National Media Warrants immediately prior to the Effective Time divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to the National Media Warrants in accordance with the foregoing.

     SECTION 2.3. Cancellation of Parent Common Stock. At the Effective Time, by virtue of the Mergers and without any action on the part of any holder of any capital stock of ValueVision, National Media or Parent, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled, and no consideration shall be delivered in exchange therefor.

     SECTION 2.4. Exchange of Certificates. The procedures for exchanging shares of ValueVision Common Stock and National Media Common Stock for Parent Common Stock outstanding immediately prior to the Effective Time pursuant to the Mergers are as follows:

          (a) Exchange Agent. As of the Effective Time, Parent shall deposit with a bank or trust company designated by National Media and ValueVision (the "Exchange Agent"), for the benefit of the holders of shares of ValueVision Common Stock outstanding immediately prior to the effective time and the holders of shares of National Media Common Stock outstanding immediately prior to the Effective Time, for exchange in accordance with this Section 2.4, through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to Sections 2.1 and 2.2 in exchange for outstanding shares of ValueVision Common Stock and National Media Common Stock, respectively (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of ValueVision Common Stock or National Media Common Stock (including the Series A Junior Participating Preferred Stock associated with the National Media Common Stock and issued pursuant to the National Media Rights Plan) (the "Certificates") whose shares were converted pursuant to Section 2.1 or Section 2.2 into the right to receive shares of Parent Common Stock (i) a letter of transmittal (which shall specify that delivery shall

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

     be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as ValueVision and National Media may reasonably specify), and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock (plus cash in lieu of fractional shares, if any, of Parent Common Stock as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of ValueVision Common Stock or National Media Common Stock prior to the Effective Time which is not registered in the transfer records of ValueVision or National Media, respectively, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such ValueVision Common Stock or National Media Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Immediately after the Effective Time, each outstanding Certificate which theretofore represented shares of ValueVision Common Stock or National Media Common Stock shall represent only the right to receive the shares of Parent Common Stock pursuant to the terms hereof and shall not be deemed to evidence ownership of the number of shares of Parent Common Stock into which such shares of ValueVision Common Stock or National Media Common Stock would be or were, as the case may be, converted into the right to receive until the Certificate therefor shall have been surrendered in accordance with this Section 2.4.

          (c) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock the holder thereof is entitled to receive in respect thereof and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (e) below until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to subsection (e) below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

          (d) No Further Ownership Rights in ValueVision Common Stock and National Media Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to subsection (c) or (e) of this Section 2.4) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of ValueVision Common Stock or National Media Common Stock theretofore represented by such Certificates, subject, however, to the applicable Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by ValueVision on such shares of ValueVision Common Stock or by National Media on such shares of National Media Common Stock, as the case may be, in accordance with the terms of this Agreement (to the extent permitted under Section 5.1) prior to the date hereof and which remain unpaid at the Effective Time, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the ValueVision Surviving Corporation or the National Media Surviving Corporation, as the case may be, of the shares of ValueVision Common Stock or National Media Common Stock, respectively, which were outstanding immediately prior to the Effective Time. If,

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

     after the Effective Time, Certificates are presented to one of the Surviving Corporations or Parent for any reason, such Certificates shall be canceled and exchanged as provided in this Section 2.4.

          (e) No Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of ValueVision Common Stock or shares of National Media Common Stock outstanding immediately prior to the Effective Time exchanged pursuant to the Mergers who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the per share sales price of Parent Common Stock (as reported by the national securities exchange or market on which such Parent Common Stock is traded or quoted) on the first day of trading of Parent Common Stock on such exchange or market after the Effective Time.

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former stockholders of ValueVision or National Media on the 180th day after the Effective Time shall be delivered to Parent upon demand, and any former stockholder of ValueVision or National Media who has not previously complied with this Section 2.4 shall thereafter look only to Parent for payment of such stockholder's claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

          (g) No Liability. None of ValueVision, National Media or Parent shall be liable to any holder of shares of ValueVision Common Stock or National Media Common Stock, as the case may be, for any shares of Parent Common Stock (or cash in lieu of fractional shares of Parent Common Stock or any dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (h) Withholding Rights. Parent and each of the Surviving Corporations shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of ValueVision Common Stock or National Media Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or one of the Surviving Corporations, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of ValueVision Common Stock or National Media Common Stock, as the case may be, in respect of which such deduction and withholding was made.

          (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or one of the Surviving Corporations, the posting by such person of a bond in such reasonable amount as Parent or such Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the shares of Parent Common Stock, any cash in lieu of fractional shares, and any unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof pursuant to this Agreement.

          (j) Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any Affiliate (as defined in Section 5.11) of ValueVision or National Media shall not be exchanged until Parent has received an Affiliate Agreement (as defined in Section 5.11) substantially in the form of Exhibit F attached hereto from such Affiliate.

     SECTION 2.5. Dissenting Shares. Any ValueVision Common Stock held by a holder who dissents from the ValueVision Merger and becomes entitled to obtain payment for the value of such ValueVision Common Stock pursuant to the applicable provisions of Minnesota law shall be herein called "Dissenting Shares." Any Dissenting Share shall not, after the Effective Time, be entitled to vote for any purpose or receive any

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

dividends or other distributions and shall not be converted into Parent Common Stock; provided, however, that ValueVision Common Stock held by a dissenting shareholder who subsequently withdraws a demand for payment, fails to comply fully with the requirements of Minnesota law, or otherwise fails to establish the right of such shareholder to be paid the value of such shareholder's shares under Minnesota law shall be deemed to be have been converted into Parent Common Stock pursuant to the terms and conditions referred to above.

                                  ARTICLE III.

                 REPRESENTATIONS AND WARRANTIES OF VALUEVISION

     ValueVision represents and warrants to National Media that the statements contained in this Article III are true and correct except as set forth herein and in the disclosure schedules delivered by ValueVision to National Media on or before the date of this Agreement (the "ValueVision Disclosure Schedule"). The ValueVision Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify other paragraphs in this Article III only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

     SECTION 3.1. Organization of ValueVision. Each of ValueVision and ValueVision's Material Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, properties, financial condition or results of operations of ValueVision and its Subsidiaries, taken as a whole (a "ValueVision Material Adverse Effect"). Except as set forth in the ValueVision SEC Reports (as defined in Section 3.4) filed prior to the date hereof or on the ValueVision Disclosure Schedule, neither ValueVision nor any of its Subsidiaries directly or indirectly owns (other than ownership interests in ValueVision or in one or more of its Subsidiaries) any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by ValueVision and comprising less than five percent (5%) of the outstanding stock of such company. A true, correct and complete copy of the Articles of Incorporation and Bylaws of ValueVision and each of ValueVision's Material Subsidiaries (as defined below) has been delivered to National Media. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. "ValueVision's Material Subsidiaries" shall mean those Subsidiaries of ValueVision set forth on the ValueVision Disclosure Schedule, which Subsidiaries constitute all of ValueVision's "significant subsidiaries" as defined in Rule 1-02 of Regulation S-X under the Securities Act of 1933, as amended (the "Securities Act").

     SECTION 3.2. ValueVision Capital Structure.

     (a) The authorized capital stock of ValueVision consists of 100,000,000 shares of undesignated capital stock. As of the date hereof, (i) 28,035,778 shares of ValueVision Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and (ii) no shares of ValueVision Common Stock were held in the treasury of ValueVision or by Subsidiaries of ValueVision. The ValueVision Disclosure Schedule shows the number of shares of ValueVision Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of the date hereof, the plans under which such options were granted and award agreements pursuant to which "non-plan" options were granted (collectively, the "ValueVision Stock Plans"), and the entities or persons to whom such options were granted. The ValueVision

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

Disclosure Schedule also shows the agreements under which the warrants to purchase an aggregate of 4,242,143 shares of ValueVision Common Stock granted and outstanding as of the date hereof (collectively, the "ValueVision Warrants") were issued and to whom such warrants were issued. As of the date hereof, no other shares of capital stock are issued and outstanding. All shares of ValueVision Common Stock subject to issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. Except as set forth on the ValueVision Disclosure Schedule, there are no obligations, contingent or otherwise, of ValueVision or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of ValueVision Common Stock or the capital stock of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each of ValueVision's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by ValueVision or another Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in ValueVision's voting rights, charges or other encumbrances of any nature.

     (b) Except as set forth in this Section 3.2 or as reserved for future grants of options under the ValueVision Stock Plans or the National Media Stock Option Agreement, (i) there are no equity securities of any class of ValueVision or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding; (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which ValueVision or any of its Subsidiaries is a party or by which it is bound obligating ValueVision or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of ValueVision or any of its Subsidiaries or obligating ValueVision or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement; and (iii) to the best knowledge of ValueVision, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of ValueVision.

     SECTION 3.3. Authority; No Conflict; Required Filings and Consents.

     (a) ValueVision has all requisite corporate power and authority to enter into this Agreement and each of the Transaction Documents (as defined below) to which it is a party and to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which it is a party. The execution and delivery of this Agreement and each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated by this Agreement and each of the Transaction Documents to which it is a party by ValueVision have been duly authorized by all necessary corporate action on the part of ValueVision, subject only to the approval and adoption of this Agreement by ValueVision's stockholders under the MBCA. This Agreement and each of the Transaction Documents to which it is a party have been duly executed and delivered by ValueVision and constitute the valid and binding obligations of ValueVision, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equitable principles (the "Bankruptcy and Equity Exception"). "Transaction Documents" means the Stock Option Agreements, the $10 million Promissory Demand Note by National Media for the benefit of ValueVision in the form of Exhibit G attached hereto (the "Demand Note"), the promissory demand note by National Media for the benefit of ValueVision which will be substantially in the form of the Demand Note and which will evidence the loan from ValueVision to National Media to fund the redemption under the Redemption Agreement (as defined below) (the "Series C Note"), the Warrant Agreement between National Media and ValueVision in the form of Exhibit H attached hereto (the "Warrant Agreement"), the Registration Rights Agreement between National Media and ValueVision in the form of Exhibit I attached hereto (the "Registration Rights Agreement"), the Amendment to the National Media Rights Plan (as defined in Section 4.2(b)) in the form of Exhibit J attached hereto, the Redemption and Consent Agreement between National Media and the holders of the Series C Convertible Preferred Stock in the form of Exhibit K attached hereto (the "Redemption Agreement"), the Series B Consent Agreement between National Media

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and holders of at least 60% of the outstanding shares of the Series B
Convertible Preferred Stock in the form of Exhibit L attached hereto (the "Series B Consent Agreement"), the Consent, Waiver and Amendment between CoreStates Bank, N.A. ("CoreStates") and National Media and certain of its Subsidiaries in the form of Exhibit M attached hereto (the "Corestates Consent Agreement") and the Amendments to the Hammer and Costalas Employment Agreements in the forms of Exhibit N attached hereto, each dated as of the date hereof.

     (b) Except as set forth on the ValueVision Disclosure Schedule, the execution and delivery of this Agreement and each of the Transaction Documents to which it is a party by ValueVision does not, and the consummation of the transactions contemplated by this Agreement and each of the Transaction Documents to which it is a party will not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation or Bylaws of ValueVision or any of its Subsidiaries, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which ValueVision or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ValueVision or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which are not, individually or in the aggregate, reasonably likely to have a ValueVision Material Adverse Effect.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to ValueVision or any of its Subsidiaries in connection with the execution and delivery of this Agreement and each of the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), (ii) the filing of an Articles of Merger with respect to the ValueVision Merger with the Minnesota Secretary of State, (iii) the filing of the Joint Proxy Statement/Prospectus (as defined in Section 3.16 below) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) applicable approvals of the Federal Communications Commission (the "FCC") pursuant to the Communications Act of 1934, as amended, and any regulations promulgated thereunder (the "Communications Act"), (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state or foreign securities laws, and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a ValueVision Material Adverse Effect.

     SECTION 3.4. SEC Filings; Financial Statements.

     (a) ValueVision has filed and made available to National Media all forms, reports and documents filed or required to be filed by ValueVision with the SEC since January 1, 1995 (collectively, the "ValueVision SEC Reports"). Except as set forth on the ValueVision Disclosure Schedule, the ValueVision SEC Reports
(i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such ValueVision SEC Reports or necessary in order to make the statements in such ValueVision SEC Reports, in the light of the circumstances under which they were made, not misleading. None of ValueVision's Subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the ValueVision SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be

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indicated in the notes to such financial statements or, in the case of unaudited statements, in conformity with the requirements of Form 10-Q under the Exchange
Act) and fairly presented in all material respects the consolidated financial position of ValueVision and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The audited balance sheet of ValueVision as of January
31, 1997 is referred to herein as the "ValueVision Balance Sheet."

     SECTION 3.5. No Undisclosed Liabilities. Except as set forth on the ValueVision Disclosure Schedule, and except as disclosed in the ValueVision SEC Reports filed prior to the date hereof, and except for normal or recurring liabilities incurred since January 31, 1997 in the ordinary course of business consistent with past practices, ValueVision and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate are reasonably likely to have a ValueVision Material Adverse Effect.

     SECTION 3.6. Absence of Certain Changes or Events. Except as disclosed in the ValueVision SEC Reports filed prior to the date hereof or on the ValueVision Disclosure Schedule, since the date of the ValueVision Balance Sheet, ValueVision and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any material adverse change in the financial condition, results of operations, business or properties (a "Material Adverse Change") of ValueVision and its Subsidiaries, taken as a whole (other than changes that are the effect or result of economic factors affecting the economy as a whole or the industry (as described in the ValueVision 10-K for the fiscal year ended January 31, 1997 (the "ValueVision 10-K") in which ValueVision competes), or any development or combination of developments of which the management of ValueVision is aware that, individually or in the aggregate, has had, or is reasonably likely to have, a ValueVision Material Adverse Effect (other than changes that are the effect or result of economic factors affecting the economy as a whole or the industry (as described in the ValueVision 10-K) in which ValueVision competes); (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to ValueVision or any of its Subsidiaries having a ValueVision Material Adverse Effect; (iii) any material change by ValueVision or its Subsidiaries in their respective accounting methods, principles or practices to which National Media has not previously consented in writing; (iv) any revaluation by ValueVision or its Subsidiaries of any of their respective assets having a ValueVision Material Adverse Effect; or (v) any other action or event that would have required the consent of National Media pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement and that, individually or in the aggregate, has had or is reasonably likely to have a ValueVision Material Adverse Effect.

     SECTION 3.7.  Taxes.

     (a) For the purposes of this Agreement, a "Tax" or, collectively, "Taxes," means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts. For purposes of this Agreement, "Taxes" also includes any obligations under any agreements or arrangements with any other person with respect to Taxes of such other person (including pursuant to Treas. Reg.
sec. 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for Taxes of any predecessor entity.

     (b) ValueVision and each of its Subsidiaries have (i) filed all federal, state, local and foreign Tax returns and reports required to be filed by them prior to the date of this Agreement (taking into account all applicable extensions), (ii) paid or accrued all Taxes due and payable, and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except in the case of clauses (i), (ii) or (iii) for any such filings, payments or

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

accruals that are not reasonably likely, individually or in the aggregate, to have a ValueVision Material Adverse Effect. There are no audits known by ValueVision to be pending or contemplated with respect to ValueVision's tax returns. Neither the Internal Revenue Service (the "IRS") nor any other taxing authority has asserted any claim for Taxes, or to the actual knowledge of the executive officers of ValueVision, is threatening to assert any claims for Taxes, which claims, individually or in the aggregate, are reasonably likely to have a ValueVision Material Adverse Effect. ValueVision and each of its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected, except for amounts that are not reasonably likely, individually or in the aggregate, to have a ValueVision Material Adverse Effect. Neither ValueVision nor any of its Subsidiaries has made an election under Section 341(f) of the Code, except for any such elections that are not reasonably likely, individually or in the aggregate, to have a ValueVision Material Adverse Effect. There are no liens for Taxes upon the assets of ValueVision or any of its Subsidiaries (other than liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings), except for liens that are not reasonably likely, individually or in the aggregate, to have a ValueVision Material Adverse Effect. No extension of a statute of limitations relating to any Taxes is in effect with respect to ValueVision and its Subsidiaries.

     (c) Neither ValueVision nor any of its Subsidiaries has been a member of an affiliated group of corporations filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax law) for any taxable period beginning on or after February 1, 1991, other than a group the common parent of which was ValueVision or any Subsidiary of ValueVision.

     (d) Neither ValueVision nor any of its Subsidiaries has any obligation under any agreement or arrangement with any other person with respect to Taxes of such other person (including pursuant to Treas. Reg. sec. 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for Taxes of any predecessor entity, except for obligations that are not reasonably likely, individually or in the aggregate, to have a ValueVision Material Adverse Effect.

     (e) Neither ValueVision nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     SECTION 3.8.  Properties.

     (a) Neither ValueVision nor any of its Subsidiaries is in default under any of their respective leases for real property, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a ValueVision Material Adverse Effect.

     (b) Except as set forth on the ValueVision Disclosure Schedule, with respect to each item of real property that ValueVision or any of its Subsidiaries owns, except for such matters that, individually or in the aggregate, are not reasonably likely to have a ValueVision Material Adverse
Effect: (i) ValueVision or the identified Subsidiary has good and clear record and marketable title to such property, insurable by a recognized national title insurance company at standard rates, free and clear of any lien, encumbrance, security interest, easement, covenant or other restriction, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or occupancy of such property; and (ii) the improvements constructed on such property are in good condition, and all mechanical and utility systems servicing such improvements are in good condition, free in each case of material defects.

     SECTION 3.9. Intellectual Property. Each of ValueVision and its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all trademarks, trade names, service marks, copyrights, and any applications for such trademarks, trade names, service marks and copyrights, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of each of ValueVision and its Subsidiaries as currently conducted, subject to such exceptions that would not be reasonably likely to have a ValueVision Material Adverse Effect. Neither ValueVision nor any of its Subsidiaries has any knowledge of any assertion or claim challenging the validity of

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any of such intellectual property, except such assertions or claims that, individually or in the aggregate, are not reasonably likely to have a ValueVision Material Adverse Effect.

     SECTION 3.10. Agreements, Contracts and Commitments. Neither ValueVision nor any of its Subsidiaries has breached, or received in writing any claim or notice that it has breached, any of the terms or conditions of any material agreement, contract or commitment filed or required to be filed as an exhibit to the ValueVision SEC Reports ("ValueVision Material Contracts") in such a manner as, individually or in the aggregate, is reasonably likely to have a ValueVision Material Adverse Effect. Each ValueVision Material Contract that has not expired by its terms is in full force and effect.

     SECTION 3.11. Litigation. Except as described in the ValueVision SEC Reports filed prior to the date hereof or except as set forth on the ValueVision Disclosure Schedule, there is no action, suit or proceeding, claim, arbitration or investigation against ValueVision or any of its Subsidiaries pending or as to which ValueVision or any of its Subsidiaries has received any written notice of assertion, which, individually or in the aggregate, is reasonably likely to have a ValueVision Material Adverse Effect or a material adverse effect on the ability of ValueVision to consummate the transactions contemplated by this Agreement.

     SECTION 3.12.  Environmental Matters.

     (a) To the knowledge of ValueVision and its Subsidiaries, except as disclosed in the ValueVision SEC Reports filed prior to the date hereof or on the ValueVision Disclosure Schedule and except for such matters that, individually or in the aggregate, are not reasonably likely to have a ValueVision Material Adverse Effect: (i) ValueVision and its Subsidiaries are in material compliance with all applicable Environmental Laws (as defined in Section 3.12(b)); (ii) the properties currently owned or operated by ValueVision and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined in Section 3.12(c)); (iii) the properties formerly owned or operated by ValueVision or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by ValueVision or any of its Subsidiaries; (iv) neither ValueVision nor its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither ValueVision nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance;
(vi) neither ValueVision nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that ValueVision or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vii) neither ValueVision nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving ValueVision or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of ValueVision pursuant to any Environmental Law.

     (b) As used in this Agreement, the term "Environmental Law" means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

     (c) As used in this Agreement, the term "Hazardous Substance" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

     SECTION 3.13. Employee Benefit Plans.

     (a) ValueVision has listed on the ValueVision Disclosure Schedule all employee benefit plans ("Employee Benefit Plans"), as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other material benefit arrangements that are not Employee Benefit Plans,
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including, but not limited to any employment or consulting agreement, any arrangement providing insurance benefits, any incentive bonus or deferred bonus arrangement, any arrangement providing termination allowance, severance or similar benefits, any equity compensation plan, any deferred compensation plan, and any compensation policy or practice ("Benefit Arrangements"), (i) which are maintained, contributed to or required to be contributed to by ValueVision or any entity that, together with ValueVision as of the relevant measuring date under ERISA, is or was required to be treated as a single employer under Section 414 of the Code ("ValueVision ERISA Affiliate") or under which ValueVision or any ValueVision ERISA Affiliate may incur any liability, and (ii) which cover the employees, former employees, directors or former directors of ValueVision or any ValueVision ERISA Affiliate ("ValueVision Employee Plans").

     (b) A true and complete copy of each written ValueVision Employee Plan that covers employees or former employees of ValueVision or any Subsidiary of ValueVision, including, if applicable, each amendment thereto and any trust agreement, insurance contract, collective bargaining agreement, or other funding or investment arrangements for the benefits under such ValueVision Employee Plan, has been delivered to National Media. In addition, with respect to each such ValueVision Employee Plan to the extent applicable, ValueVision has delivered to National Media the most recently filed Federal Forms 5500, the most recent summary plan description (including any summaries of material modifications), the most recent IRS determination letter, if applicable, the most recent actuarial report or valuation, if applicable, and all material employee communications with respect to each such ValueVision Employee Plan.

     (c) Except as set forth on the ValueVision Disclosure Schedule:

          (i) neither ValueVision nor any ValueVision ERISA Affiliate sponsors or has previously sponsored, maintained, contributed to or incurred an obligation to contribute to any Employee Benefit Plan regulated under Title IV of ERISA, including any "multiemployer plan," as defined in Sections 3(37) and 4001(a)(3) of ERISA;

          (ii) neither ValueVision nor any ValueVision ERISA Affiliate sponsors or has previously sponsored, maintained, contributed to or incurred an obligation to contribute to any Employee Benefit Plan that provides or will provide benefits described in Section 3(1) of ERISA to any former employee or retiree of ValueVision or any ValueVision ERISA Affiliate, except as required under Part 6 of Title I of ERISA and Section 4980B of the Code;

          (iii) all ValueVision Employee Plans that cover or have covered employees or former employees of ValueVision have been maintained and operated, and currently are, in compliance in all material respects with their terms, the requirements prescribed by any and all applicable laws (including ERISA and the Code), orders, or governmental rules and regulations in effect with respect thereto, and ValueVision and the ValueVision ERISA Affiliates have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation by any other party to, any of the ValueVision Employee Plans;

          (iv) each ValueVision Employee Plan that covers or has covered employees or former employees of ValueVision and is intended to qualify under Section 401(a) of the Code and each trust established pursuant to each such ValueVision Employee Plan that is intended to qualify under
     Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, a copy of which has been delivered to National Media, and, to ValueVision's knowledge, nothing has occurred which may reasonably be expected to impair such determination or otherwise adversely affect the tax-qualified status of such ValueVision Employee Plan;

          (v) ValueVision and the ValueVision ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each ValueVision Employee Plan and applicable law or required to be paid as expenses under such ValueVision Employee Plan; and

          (vi) other than claims for benefits in the ordinary course, there is no claim, suit, action, dispute, arbitration or legal, administrative or other proceeding or governmental investigation or audit pending, or, to the knowledge of ValueVision, threatened, alleging any breach of the terms of any ValueVision

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     Employee Plan or of any fiduciary duty thereunder or violation of any applicable law with respect to any such ValueVision Employee Plan.

     (d) With respect to the ValueVision Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of ValueVision, there exists no condition or set of circumstances in connection with which ValueVision could be subject to any liability that is reasonably likely to have a ValueVision Material Adverse Effect under ERISA, the Code or any other applicable law.

     (e) Except as set forth on the ValueVision Disclosure Schedule and except as disclosed in the ValueVision SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, neither ValueVision nor any of its Subsidiaries is a party to any oral or written (i) agreement with any officer or other key employee of ValueVision or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving ValueVision of the nature contemplated by this Agreement, (ii) agreement with any officer of ValueVision providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof and for the payment of compensation in excess of $100,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. None of the execution and delivery of this Agreement or any of the Transaction Documents or the consummation of the transactions contemplated hereunder or thereunder will trigger any "change of control" or similar provisions resulting in the acceleration of benefits or compensation with respect to any agreements with any officer or other key employee of ValueVision or any of its Subsidiaries except for such applicable agreements as set forth on the ValueVision Disclosure Schedule (the "ValueVision Parachute Agreements"). The aggregate amounts payable under the ValueVision Parachute Agreements as a result of the transactions contemplated by this Agreement and each of the Transaction Documents will not exceed $0.

     SECTION 3.14. Compliance With Laws. Each of ValueVision and its Subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a ValueVision Material Adverse Effect.

     SECTION 3.15. Accounting and Tax Matters.

     (a) To the knowledge of ValueVision and its Subsidiaries, after consulting with its independent auditors, neither ValueVision nor any of its Affiliates (as defined in Section 5.12) has taken or agreed to take any action which would prevent the ValueVision Merger from constituting a transaction qualifying as a reorganization under Section 368 of the Code or the Mergers from constituting transactions qualifying as transfers under Section 351 of the Code.

     (b) To the knowledge of ValueVision and its Subsidiaries, the stockholders of ValueVision have no present plan, intention or arrangement to sell or otherwise dispose of any of the Parent Common Stock received in the ValueVision Merger that would cause the ValueVision Merger to fail to qualify as a reorganization under Section 368 of the Code or the Mergers to fail to qualify as transfers under Section 351 of the Code.

     SECTION 3.16. Registration Statement; Joint Proxy Statement/Prospectus. The information to be supplied by ValueVision or its Subsidiaries or about ValueVision or its Subsidiaries by ValueVision's agents for inclusion in the registration statement on Form S-4 pursuant to which shares of Parent Common Stock issued in the Mergers will be registered under the Securities Act (the "Registration Statement"), shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by ValueVision or its Subsidiaries for inclusion in the

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joint proxy statement/prospectus to be sent to the stockholders of National
Media and ValueVision in connection with the meeting of ValueVision' stockholders (the "ValueVision Stockholders' Meeting") and the meeting of National Media's stockholders (the "National Media Stockholders' Meeting") to consider this Agreement and the Mergers (the "Joint Proxy Statement/Prospectus") shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of ValueVision or National Media, at the time of the ValueVision Stockholders' Meeting and the National Media Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the ValueVision Stockholders' Meeting or the National Media Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to ValueVision or any of its Affiliates, officers or directors should be discovered by ValueVision which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, ValueVision shall promptly inform National Media.

     SECTION 3.17. Labor Matters. Except as disclosed in the ValueVision SEC Reports filed prior to the date hereof, neither ValueVision nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is ValueVision or any of its Subsidiaries the subject of any material proceeding asserting that ValueVision or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the executive officers of ValueVision, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving ValueVision or any of its Subsidiaries.

     SECTION 3.18. Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by ValueVision or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of ValueVision and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a ValueVision Material Adverse Effect.

     SECTION 3.19. Opinion of Financial Advisor. The financial advisor of ValueVision, Bear Stearns & Co., has delivered to ValueVision an opinion dated the date of this Agreement to the effect that the ValueVision Exchange Ratio is fair to the holders of ValueVision Common Stock from a financial point of view.

     SECTION 3.20. No Existing Discussions. As of the date hereof, neither ValueVision nor any of its Affiliates is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 5.3).

     SECTION 3.21. Sections 302A.671 and 302A.673 of the MBCA Not
Applicable. The Board of Directors of ValueVision has taken all actions necessary under the MBCA, including approving the transactions contemplated by the Agreement and each of the Transaction Documents to which it is a party, to ensure that Section 302A.673 of the MBCA applicable to a "business combination" does not, and will not, apply to the transactions contemplated hereunder and thereunder. The restrictions contained in Section 302A.671 of the MBCA applicable to "control share acquisitions" will not apply to the authorization, execution, delivery and performance of this Agreement or each of the Transaction Documents by ValueVision to which it is a party or the consummation of the ValueVision Merger by ValueVision. No other "fair price," "moratorium," or other similar anti-takeover statute or regulation is applicable to ValueVision or (by reason of ValueVision's participation therein) the ValueVision Merger or the other transactions contemplated by this Agreement or the other Transaction Documents to which it is a party.

                                  ARTICLE IV.

                REPRESENTATIONS AND WARRANTIES OF NATIONAL MEDIA

     National Media represents and warrants to ValueVision that the statements contained in this Article IV are true and correct, except as set forth on the disclosure schedules delivered by National Media to ValueVision on or before the date of this Agreement (the "National Media Disclosure Schedule"). The National Media Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify other paragraphs in this Article IV only to the extent that it is reasonably apparent from a reading of such document that it also qualifies or applies to such other paragraphs.

     SECTION 4.1. Organization of National Media. Each of National Media and National Media's Material Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, properties, financial condition or results of operations of National Media and its Subsidiaries, taken as a whole (a "National Media Material Adverse Effect"). Except as set forth on the National Media Disclosure Schedule or in the National Media SEC Reports (as defined in Section 4.4) filed prior to the date hereof, neither National Media nor any of its Subsidiaries directly or indirectly owns (other than ownership interests in National Media or in one or more of its Subsidiaries) any equity or similar interest in, or any interest that is mandatorily convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by National Media and comprising less than five percent (5%) of the outstanding stock of such company. A true, correct and complete copy of the Certificate of Incorporation and other similar organizational documents of National Media and each of National Media's Material Subsidiaries (as defined below) has been delivered to ValueVision. "National Media's Material Subsidiaries" shall mean those subsidiaries of National Media set forth on the National Media Disclosure Schedule, which Subsidiaries constitute all of National Media's "significant subsidiaries" as defined in Rule 1-02 of Regulation S-X under the Securities Act.

     SECTION 4.2. National Media Capital Structure.

     (a) The authorized capital stock of National Media consists of 75,000,000 shares of Common Stock, $.01 par value, and 10,000,000 shares of Preferred Stock, $.01 par value. As of the date hereof, (i) 25,507,436 shares of National Media Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and (ii) 705,280 shares of National Media Common Stock were held in the treasury of National Media or by Subsidiaries of National Media. The National Media Disclosure Schedule shows the number of shares of National Media Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of the date hereof, the plans under which such options were granted and award agreements pursuant to which "non-plan" options were granted (collectively, the "National Media Stock Plans"), and the entities or persons to whom such options were granted. The National Media Disclosure Schedule also shows the agreements under which the warrants to purchase an aggregate of 7,093,413 shares of National Media Common Stock granted and outstanding as of the date hereof (the "National Media Warrants," and together with the ValueVision Warrants, the "Warrants") were issued and to whom such warrants were granted. As of the date hereof, an aggregate number of 86,250 shares of Series B Convertible Preferred Stock, par value $.01 per share, of National Media, which are currently convertible into 862,500 shares of National Media Common Stock and which are currently entitled to vote on all matters submitted to the stockholders of National Media (with the exception of the election of directors) on an "as converted" basis (the "Series B Convertible Preferred Stock") and 20,000 shares of Series C Convertible Preferred Stock, par value $.01 per share, of National Media which are currently convertible into 3,300,330 (the quotient of $20 million divided by $6.06) shares of National Media Common Stock, plus the number of shares of National Media Common Stock equal to the quotient of the Accrued Premium (as defined in the Certificate of Designations (as defined below)) divided by $6.06 (the "Series C Convertible Preferred Stock" and, together with the Series B Convertible Preferred Stock the "National Media Convertible Preferred Stock") are issued and outstanding. All shares of National Media Common Stock subject to issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. Except as set forth on the National Media Disclosure Schedule, there are no obligations, contingent or otherwise, of National Media or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of National Media Common Stock or the capital stock of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business. Except as set forth on the National Media Disclosure Schedule, all of the outstanding shares of capital stock of each of National Media's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are beneficially owned by National Media or another Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in National Media's voting rights, charges or other encumbrances of any nature.

     (b) Except as set forth in this Section 4.2 or as reserved for future grants of options under the National Media Stock Plans or the ValueVision Stock Option Agreement, and except for the Series A Junior Participating Preferred Stock issued and issuable under the Rights Agreement dated as of January 3, 1994 between National Media and Mellon Securities Trust Company, as amended (the "National Media Rights Plan") or as disclosed on the National Media Disclosure Schedule, (i) there are no equity securities of any class of National Media or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding; (ii) except as set forth in the Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock (the "Certificate of Designations") and the Registration Rights Agreement dated as of September 4, 1997 among National Media and the holders of the Series C Convertible Preferred Stock, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which National Media or any of its Subsidiaries is a party or by which it is bound obligating National Media or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of National Media or any of its Subsidiaries or obligating National Media or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement; and (iii) to the best knowledge of National Media, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of National Media.

     SECTION 4.3. Authority; No Conflict; Required Filings and Consents.

     (a) National Media has all requisite corporate power and authority to enter into this Agreement and each of the Transaction Documents to which it is a party and to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which it is a party. The execution and delivery of this Agreement and each of the Transactions Documents to which it is a party and the consummation of the transactions contemplated by this Agreement and each of the Transaction Documents to which it is a party by National Media have been duly authorized by all necessary corporate action on the part of National Media, subject only to the approval and adoption of this Agreement by National Media's stockholders under the DGCL. This Agreement and each of the Transaction Documents to which it is a party have been duly executed and delivered by National Media and constitute the valid and binding obligations of National Media, enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exception.

     (b) Except as set forth on the National Media Disclosure Schedule, the execution and delivery of this Agreement and each of the Transaction Documents to which it is a party by National Media does not, and the consummation of the transactions contemplated by this Agreement and each of the Transaction Documents to which it is a party will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of National Media or any of its Subsidiaries, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which National Media or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (including the Series C Convertible Preferred Stock), or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to National Media or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which are not, individually or in the aggregate, reasonably likely to have a National Media Material Adverse Effect. The Redemption Agreement pursuant to which holders of the outstanding shares of Series C Convertible Preferred Stock consent to the authorization, execution and delivery of this Agreement and each of the Transaction Documents and the consummation of the transactions contemplated hereunder and thereunder, is being entered into concurrently with the execution of this Agreement and a form is attached hereto as Exhibit K. The Series B Consent Agreement pursuant to which holders of the outstanding shares of National Media Series B Convertible Preferred Stock consent to the authorization, execution and delivery of this Agreement and each of the Transaction Documents and the consummation of the transactions contemplated hereunder and thereunder, is being entered into concurrently with the execution of this Agreement and a form is attached hereto as Exhibit L. The CoreStates Consent Agreement pursuant to which CoreStates consents to the authorization, execution and delivery of this Agreement and each of the Transaction Documents and the consummation of the transactions contemplated hereunder and thereunder, is being entered into concurrently with the execution of this Agreement and a form is attached hereto as Exhibit M.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to National Media or any of its Subsidiaries in connection with the execution and delivery of this Agreement and each of the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the pre-merger notification report under the HSR Act, (ii) the filing of a Certificate of Merger with respect to the National Media Merger with the Delaware Secretary of State, (iii) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (iv) applicable approvals of the FCC pursuant to the Communications Act, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state or foreign securities laws, and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a National Media Material Adverse Effect.

     SECTION 4.4. SEC Filings; Financial Statements.

     (a) National Media has filed and made available to ValueVision all forms, reports and documents filed or required to be filed by National Media with the SEC since January 1, 1995 (collectively, the "National Media SEC Reports"). The National Media SEC Reports (i) except as set forth on the National Media Disclosure Schedule, at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such National Media SEC Reports or necessary in order to make the statements in such National Media SEC Reports, in the light of the circumstances under which they were made, not misleading. None of National Media's Subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the National Media SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, in conformity with the requirements of Form 10-Q under the Exchange Act) and fairly presented in all material respects the consolidated financial position of National Media and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The audited balance sheet of National Media as of March 31, 1997 is referred to herein as the "National Media Balance Sheet."

     SECTION 4.5. No Undisclosed Liabilities. Except as disclosed in the National Media SEC Reports filed prior to the date hereof or on the National Media Disclosure Schedule, and except for normal or recurring liabilities incurred since March 31, 1997 in the ordinary course of business consistent with past practices, National Media and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate, are reasonably likely to have a National Media Material Adverse Effect.

     SECTION 4.6. Absence of Certain Changes or Events. Except as disclosed in the National Media SEC Reports filed prior to the date hereof or on the National Media Disclosure Schedule, since the date of the National Media Balance Sheet, National Media and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Material Adverse Change in National Media and its Subsidiaries, taken as a whole (other than changes that are the effect or result of economic factors affecting the economy as a whole or the industry (as described in National Media's Form 10-K for the fiscal year ended March 31, 1997 (the "National Media 10-K") in which National Media competes) or any development or combination of developments of which the management of National Media is aware that, individually or in the aggregate, has had, or is reasonably likely to have, a National Media Material Adverse Effect (other than changes that are the effect or result of economic factors affecting the economy as a whole or the industry (as described in the National Media 10-K) in which National Media competes); (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to National Media or any of its Subsidiaries having a National Media Material Adverse Effect; (iii) any material change by National Media or its Subsidiaries in their respective accounting methods, principles or practices to which ValueVision has not previously consented in writing; (iv) any revaluation by National Media or its Subsidiaries of any of their assets having a National Media Material Adverse Effect; or (v) any other action or event that would have required the consent of ValueVision pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement and that, individually or in the aggregate, has had or is reasonably likely to have a National Media Material Adverse Effect.

     SECTION 4.7. Taxes.

     (a) National Media and each of its Subsidiaries have (i) filed all federal, state, local and foreign Tax returns and reports required to be filed by them prior to the date of this Agreement (taking into account all applicable extensions), (ii) paid or accrued all Taxes due and payable, and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except in the case of clauses (i), (ii) or (iii) for any such filings, payments or accruals that are not reasonably likely, individually or in the aggregate, to have a National Media Material Adverse Effect. There are no audits known by National Media to be pending or contemplated with respect to National Media's tax returns. Neither the IRS nor any other taxing authority has asserted any claim for Taxes, or to the actual knowledge of the executive officers of National Media, is threatening to assert any claims for Taxes, which claims, individually or in the aggregate, are reasonably likely to have a National Media Material Adverse Effect. National Media and each of its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected, except for amounts that are not reasonably likely, individually or in the aggregate, to have a National Media Material Adverse Effect. Neither National Media nor any of its Subsidiaries has made an election under Section 341(f) of the Code, except for any such elections that are not reasonably likely, individually or in the aggregate, to have a National Media Material Adverse Effect. There are no liens for Taxes upon the assets of National Media or any of its Subsidiaries (other than liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings), except for liens that are not reasonably likely, individually or in the aggregate, to have a National Media Material Adverse Effect. No extension of a statute of limitations relating to any Taxes is in effect with respect to National Media and its Subsidiaries.

     (b) Neither National Media nor any of its Subsidiaries has been a member of an affiliated group of corporations filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax law) for any taxable period beginning on or after April 1, 1991, other than a group the common parent of which was National Media or any Subsidiary of National Media.

     (c) Neither National Media nor any of its Subsidiaries has any obligation under any agreement or arrangement with any other person with respect to Taxes of such other person (including pursuant to Treas. Reg. sec. 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for Taxes of any predecessor entity, except for obligations that are not reasonably likely, individually or in the aggregate, to have an National Media Material Adverse Effect.

     (d) Neither National Media nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     SECTION 4.8.  Properties.

     (a) Neither National Media nor any of its Subsidiaries is in default under any of their respective leases for real property, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a National Media Material Adverse Effect.

     (b) Neither National Media nor any of its Subsidiaries owns any real property.

     SECTION 4.9. Intellectual Property. Other than as set forth on the National Media Disclosure Schedule, each of National Media and its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all trademarks, trade names, service marks, copyrights, and any applications for such trademarks, trade names, service marks and copyrights, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are necessary to conduct the business of each of National Media and its Subsidiaries as currently conducted, subject to such exceptions that would not be reasonably likely to have a National Media Material Adverse Effect. Other than as set forth on the National Media Disclosure Schedule, neither National Media nor any of its Subsidiaries has any knowledge of any assertion or claim challenging the validity of any of such intellectual property, except such assertions or claims that, individually or in the aggregate, are not reasonably likely to have a National Media Material Adverse Effect.

     SECTION 4.10. Agreements, Contracts and Commitments. Neither National Media nor any of its Subsidiaries has breached, or received in writing any claim or notice that it has breached, any of the terms or conditions of any material agreement, contract or commitment filed or required to be filed as an exhibit to the National Media SEC Reports ("National Media Material Contracts") in such a manner as, individually or in the aggregate, is reasonably likely to have a National Media Material Adverse Effect. Each National Media Material Contract that has not expired by its terms is in full force and effect.

     SECTION 4.11. Litigation. Except as described in the National Media SEC Reports filed prior to the date hereof or as set forth on the National Media Disclosure Schedule, there is no action, suit or proceeding, claim, arbitration or investigation against National Media or any of its Subsidiaries pending or as to which National Media or any of its Subsidiaries has received any written notice of assertion, which, individually or in the aggregate, is reasonably likely to have a National Media Material Adverse Effect or a material adverse effect on the ability of National Media to consummate the transactions contemplated by this Agreement.

     SECTION 4.12. Environmental Matters. To the knowledge of National Media and its Subsidiaries, except as disclosed in the National Media SEC Reports filed prior to the date hereof and except for such matters that, individually or in the aggregate, are not reasonably likely to have a National Media Material Adverse Effect: (i) National Media and its Subsidiaries are in material compliance with all applicable Environmental Laws; (ii) the properties currently owned or operated by National Media and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by National Media or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by National Media or any of its Subsidiaries; (iv) neither National Media nor its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither National Media nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance;
(vi) neither National Media nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that National Media or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vii) neither National Media nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving National Media or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of National Media pursuant to any Environmental Law.

     SECTION 4.13.  Employee Benefit Plans.

     (a) National Media has listed on the National Media Disclosure Schedule all Employee Benefit Plans, as defined in Section 3.13(a) of this Agreement, and all Benefit Arrangements, as defined in Section 3.13(a) of this Agreement, (i) which are maintained, contributed to or required to be contributed to by National Media or any entity that, together with National Media as of the relevant measuring date under ERISA, is or was required to be treated as a single employer under Section 414 of the Code ("National Media ERISA Affiliate") or under which National Media or any National Media ERISA Affiliate may incur any liability, and (ii) which cover the employees, former employees, directors or former directors of National Media or any National Media ERISA Affiliate ("National Media Employee Plans").

     (b) A true and complete copy of each written National Media Employee Plan that covers employees or former employees of National Media or any Subsidiary of National Media, including each amendment thereto and any trust agreement, insurance contract, collective bargaining agreement, or other funding or investment arrangements for the benefits under such National Media Employee Plan, has been delivered to ValueVision. In addition, with respect to each such National Media Employee Plan to the extent applicable, National Media has delivered to ValueVision the most recently filed Federal Forms 5500 (solely with respect to the National Media 401(k) Plan), the most recent summary plan description (including any summaries of material modifications), the most recent IRS determination letter, if applicable, the most recent actuarial report or valuation, if applicable, and all material employee communications with respect to each such National Media Employee Plan.

     (c) Except as set forth on the National Media Disclosure Schedule:

          (i) Neither National Media nor any National Media ERISA Affiliate sponsors, maintains, contributes to, or has any obligation to contribute to any Employee Benefit Plan regulated under Title IV of ERISA, other than a "multiemployer plan," as defined in Sections 3(37) and 4001(a)(3) of ERISA, ("Pension Plan"); with respect to any Pension Plan previously sponsored, maintained or contributed to by National Media or any National Media ERISA Affiliate or with respect to which National Media or any National Media ERISA Affiliate previously incurred an obligation to contribute:

             (A) As of the last day of the last plan year of each such Pension Plan and as of the Closing Date, the "amount of unfunded benefit liabilities" as defined in Section 4001(a)(18) of ERISA (but excluding from the definition of "current value" of "assets" of such Pension Plan, accrued but unpaid contributions) did not and will not exceed zero.

             (B) No such Pension Plan has been terminated so as to subject, directly or indirectly, National Media or any National Media ERISA Affiliate to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA;

             (C) No proceeding has been initiated by any person, including the Pension Benefit Guaranty Corporation ("PBGC"), to terminate any such Pension Plan;

             (D) No liability to the PBGC exists or is reasonably expected to be incurred with respect to any such Pension Plan that could subject, directly or indirectly, National Media or any National

        Media ERISA Affiliate to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA, whether to the PBGC or to any other person;

             (E) No "reportable event," as defined in Section 4043 of ERISA (to the extent the reporting of such event to the PBGC has not been waived) has occurred and is continuing with respect to any such Pension Plan;

             (F) No such Pension Plan which is subject to Section 302 of ERISA or Section 412 of the Code has incurred an "accumulated funding deficiency," within the meaning of Section 302 of ERISA and 412 of the Code, whether or not such deficiency has been waived;

             (G) Neither National Media nor any National Media ERISA Affiliate has, at any time, (i) ceased operations at a facility so as to become subject to the provisions of Section 4068(e) of ERISA, (ii) withdrawn as a substantial employer so as to become subject to the provisions of
        Section 4063 of ERISA, or (iii) ceased making contributions on or before the Closing Date to any Pension Plan subject to Section 4064(a) of ERISA to which National Media or any National Media ERISA Affiliate made contributions during the five years prior to the Closing Date.

          (ii) neither National Media nor any National Media ERISA Affiliate sponsors or has previously sponsored, maintained, contributed to or incurred an obligation to contribute to any "multiemployer plan," as defined in Sections 3(37) and 4001(a)(3) of ERISA;

          (iii) neither National Media nor any National Media ERISA Affiliate sponsors or has previously sponsored, maintained, contributed to or incurred an obligation to contribute to any Employee Benefit Plan that provides or will provide benefits described in Section 3(1) of ERISA to any former employee or retiree of National Media or any National Media ERISA Affiliate, except as required under Part 6 of Title I of ERISA and Section 4980B of the Code;

          (iv) all National Media Employee Plans that cover or have covered employees or former employees of National Media have been maintained and operated, and currently are, in compliance in all material respects with their terms, the requirements prescribed by any and all applicable laws (including ERISA and the Code), orders, or governmental rules and regulations in effect with respect thereto, and National Media and the National Media ERISA Affiliates have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation by any other party to, any of the National Media Employee Plans;

          (v) each National Media Employee Plan that covers or has covered employees or former employees of National Media and is intended to qualify under Section 401(a) of the Code and each trust established pursuant to each such National Media Employee Plan that is intended to qualify under
     Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, a copy of which has been delivered to ValueVision, and, to National Media's knowledge, nothing has occurred which may reasonably be expected to impair such determination or otherwise adversely affect the tax-qualified status of such National Media Employee Plan;

          (vi) National Media and the National Media ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each National Media Employee Plan and applicable law or required to be paid as expenses under such National Media Employee Plan; and

          (vii) other than claims for benefits in the ordinary course, there is no claim, suit, action, dispute, arbitration or legal, administrative or other proceeding or governmental investigation or audit pending, or, to the knowledge of National Media, threatened, alleging any breach of the terms of any National Media Employee Plan or of any fiduciary duty thereunder or violation of any applicable law with respect to any such National Media Employee Plan.

     (d) With respect to the National Media Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of National Media, there exists no condition or set of circumstances in connection with which National Media could be subject to any liability that is reasonably likely to have a National Media Material Adverse Effect under ERISA, the Code or any other applicable law.

     (e) Except as disclosed in the National Media SEC Reports filed prior to the date of this Agreement or on the National Media Disclosure Schedule, and except as provided for in this Agreement, neither National Media nor any of its Subsidiaries is a party to any oral or written (i) agreement with any officer or other key employee of National Media or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving National Media of the nature contemplated by this Agreement, (ii) agreement with any officer of National Media providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof and for the payment of compensation in excess of $100,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. None of the execution or delivery of this Agreement or any of the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereunder or thereunder will trigger any "change in control" or similar provisions resulting in an acceleration of benefits or compensation thereunder with respect to any agreements with any officer or other key employee of National Media or any of its Subsidiaries except for such applicable agreements as set forth on the National Media Disclosure Schedule (the "National Media Parachute Agreements"). Except as set forth on the National Media Disclosure Schedule, the aggregate amounts payable under the National Media Parachute Agreements as a result of the transactions contemplated by this Agreement and each of the Transaction Documents will not exceed $600,000.

     SECTION 4.14. Compliance With Laws. Except as disclosed on the National Media Disclosure Schedule, each of National Media and its Subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a National Media Material Adverse Effect.

     SECTION 4.15.  Accounting and Tax Matters.

     (a) To the knowledge of National Media and its Subsidiaries, after consulting with its independent auditors, neither National Media nor any of its Affiliates (as defined in Section 5.12) has taken or agreed to take any action which would prevent the Mergers from constituting transactions qualifying as transfers under Section 351 of the Code.

     (b) To the knowledge of National Media and its Subsidiaries, the stockholders of National Media have no present plan, intention or arrangement to sell or otherwise dispose of any of the Parent Common Stock received in the National Media Merger that would cause the Mergers to fail to qualify as transfers under Section 351 of the Code.

     (c) None of National Media's non-United States Subsidiaries have, excluding the effects of any guarantees made by any such Subsidiaries with respect to the Demand Note, any "applicable earnings" for purposes of Section 956 of the Code as of the end of each such Subsidiary's tax year ending on or after the date hereof.

     SECTION 4.16.  Registration Statement; Joint Proxy
Statement/Prospectus. The information to be supplied by National Media or its Subsidiaries or about National Media or its Subsidiaries by National Media's agents for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information to be supplied by National Media or its Subsidiaries or about National Media or its Subsidiaries by National Media's agents for inclusion in the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of National Media or ValueVision, at the time of the National Media Stockholders' Meeting and the ValueVision Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the National Media Stockholders' Meeting or the ValueVision Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to National Media or any of its Affiliates, officers or directors should be discovered by National Media which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, National Media shall promptly inform ValueVision.

     SECTION 4.17. Labor Matters. Except as disclosed in the National Media SEC Reports filed prior to the date hereof, neither National Media nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is National Media or any of its Subsidiaries the subject of any material proceeding asserting that National Media or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the executive officers of National Media, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving National Media or any of its Subsidiaries.

     SECTION 4.18. Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by National Media or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of National Media and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a National Media Material Adverse Effect.

     SECTION 4.19. Opinion of Financial Advisor. The financial advisor of National Media, Lehman Brothers, Inc., has delivered to National Media an opinion dated the date of this Agreement to the effect that the National Media Exchange Ratio is fair to the holders of National Media Common Stock from a financial point of view.

     SECTION 4.20. No Existing Discussions. As of the date hereof, neither National Media nor any of its Affiliates is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal.

     SECTION 4.21. Section 203 of the DGCL and Sections 2538, 2555, and 2564 of the Pennsylvania Business Corporation Law Not Applicable. The Board of Directors of National Media has taken all actions necessary under the DGCL and the Pennsylvania Business Corporation Law ("PBCL"), including approving the transactions contemplated by this Agreement and each of the Transaction Documents to which it is a party, to ensure that Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203 of the DGCL) and Sections 2538, 2555 and 2564 of the PBCL applicable to a "business combination," "control share acquisitions and transaction with "interested shareholders," do not, and will not, apply to the transactions contemplated hereunder and thereunder. No other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation is applicable to National Media or (by reason of National Media's participation therein) the National Media Merger or the other transactions contemplated by this Agreement or the other Transaction Documents to which it is a party.

     SECTION 4.22. National Media Rights Plan. Under the terms of the National Media Rights Plan, the transactions contemplated by this Agreement will not cause a Distribution Date to occur or cause the rights issued pursuant to the National Media Rights Plan to become exercisable and all such rights shall become non-exercisable at the Effective Time.

                                   ARTICLE V.

                                   COVENANTS

     SECTION 5.1. Conduct of Business. Except as set forth on Section 5.1 of the ValueVision Disclosure Schedule or the National Media Disclosure Schedule, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, ValueVision and National Media each agrees as to itself and its respective Subsidiaries (except to the extent that the other party shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, and others having business dealings with it. Except as expressly contemplated by this Agreement (including the Exhibits attached hereto) or as set forth on Section
5.1 of the ValueVision Disclosure Schedule or the National Media Disclosure Schedule, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, ValueVision and National Media each shall not (and shall not permit any of its respective Subsidiaries to), without the written consent of the other party:

          (a) Accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan of such party or authorize cash payments in exchange for any options granted under any of such plans, except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

          (b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock, except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to such party;

          (c) Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the grant of options consistent with past practices to employees, officers, directors or consultants, but in no event grant more than the total number of authorized options available under such party's stock option plans and (ii) the issuance of shares of ValueVision Common Stock or National Media Common Stock, as the case may be, pursuant to the exercise of options, warrants or the National Media Convertible Preferred Stock outstanding on the date of this Agreement;

          (d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets (other than inventory and other items in the ordinary course of business), except for any such acquisitions involving aggregate consideration of not more than $1,000,000;

          (e) Sell, lease, license or otherwise dispose of any of its material properties or assets, except for transactions in the ordinary course of business; provided, however, that in no event shall either party enter into any agreement, option or other arrangements (including without limitation any joint venture) involving the licensing of such party's name or system in any foreign country, except for transactions in the ordinary course of business;

          (f) (i) Increase or agree to increase the compensation payable or to become payable to its directors, officers, employees or consultants, except for increases in salary or wages of employees (other than officers) in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any consultants, employees, officers or directors (iii) enter into any collective bargaining agreement (other than as required by law or extensions to existing agreements in the ordinary course of business), or (iv) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers, employees or consultants;

          (g) Amend or propose to amend its Certificate of Incorporation or Articles of Incorporation, as the case may be, or Bylaws;

          (h) Incur any indebtedness for borrowed money other than in the ordinary course of business;

          (i) Take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or any of the Transaction Documents to which it is a party or in any of its representations and warranties set forth in this Agreement or any of the Transaction Documents to which it is a party being untrue on and as of the Closing Date;

          (j) Make or rescind any material express or deemed election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending January 31, 1997 with respect to ValueVision and March 31, 1997 with respect to National Media, except as may be required by applicable law;

          (k) Settle any stockholder litigation relating to the transactions contemplated hereby; or

          (l) Take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (k) above.

     SECTION 5.2. Cooperation; Notice; Cure. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of ValueVision and National Media shall confer on a regular and frequent basis with one or more representatives of the other party to report on the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with the SEC or with any Governmental Entity in connection with this Agreement, the Mergers and the transactions contemplated hereby and thereby. Each of ValueVision and National Media shall notify the other of, and will use all commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of ValueVision or National Media under this Agreement to be breached or that renders or will render untrue any representation or warranty of ValueVision or National Media contained in this Agreement. Each of ValueVision and National Media also shall notify the other in writing of, and will use all commercially reasonable efforts to cure, before the Closing Date, any violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by ValueVision or National Media. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein. Notwithstanding anything to the contrary in this Agreement, (i) neither ValueVision nor any of its Subsidiaries nor National Media nor any of its Subsidiaries shall be obligated to sell or otherwise transfer any of its broadcast assets to obtain the FCC Consent Application (as defined in Section 5.8(a)) and (ii) if any of National Media's Directors (as defined in Section 5.19(a)) are not approved of by the FCC, then National Media shall as expeditiously as possible upon notice of such nonapproval replace any such director with another National Media Director until all of National Media's Directors have been approved of by the FCC.

     SECTION 5.3. No Solicitation.

     (a) ValueVision and National Media each shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent of such party (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction involving such party or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"),
(ii) engage in negotiations or discussions with any third party concerning, or provide any nonpublic information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to or recommend any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent ValueVision or National Media, or their respective Board of Directors, from (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or modifying or withdrawing its recommendation with respect to the transactions contemplated hereby or recommending an unsolicited bona fide written Acquisition Proposal to the stockholders of such party, if and only to the extent that (1) the Board of Directors of such party believes in good faith (after consultation with its financial advisor) that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and, after taking into account the strategic benefits anticipated to be derived from the Mergers and the long-term prospects of ValueVision and National Media as a combined company, would, if consummated, result in a transaction more favorable to the stockholders of such party over the long term than the transaction contemplated by this Agreement and the Board of Directors of such party determines in good faith after consultation with outside legal counsel that such action is required for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality and standstill agreement with terms no less favorable to such party than those contained in the Confidentiality Agreement dated August 19, 1997 between National Media and ValueVision (the "Confidentiality Agreement"); or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Each of ValueVision and National Media agrees not to release any third party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another person who has made, or who may reasonably be considered likely to make, an Acquisition Proposal, unless its Board of Directors determines in good faith after consultation with outside legal counsel that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law.

     (b) ValueVision and National Media shall each notify the other party immediately after receipt by ValueVision or National Media (or their advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of such party by any person or entity that informs such party that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. Such party shall continue to keep the other party hereto informed, on a current basis, of the status of any such discussions or negotiations and the terms being discussed or negotiated.

     SECTION 5.4. Joint Proxy Statement/Prospectus; Registration Statement.

     (a) As promptly as practicable after the execution of this Agreement, ValueVision and National Media shall prepare and file with the SEC the Joint Proxy Statement/Prospectus and will cause Parent to prepare and file with the SEC the Registration Statement in which the Joint Proxy Statement/Prospectus will be included as a prospectus. ValueVision and National Media shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practical. The Joint Proxy Statement/ Prospectus shall include the recommendation of the Board of Directors of ValueVision in favor of this Agreement and the ValueVision Merger and the recommendation of the Board of Directors of National Media in favor of this Agreement and the National Media Merger; provided that the Board of Directors of either party may modify or withdraw such recommendation if such Board of Directors believes in good faith after consultation with outside legal counsel that the modification or withdrawal of such recommendation is necessary for such Board of Directors to comply with its fiduciary duties under applicable law.

     (b) ValueVision and National Media shall make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

     (c) ValueVision and National Media shall use their best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement.

     SECTION 5.5. Nasdaq Quotation and NYSE Listing. ValueVision agrees to use its reasonable best efforts to continue the quotation of ValueVision Common Stock on Nasdaq during the term of this Agreement and National Media agrees to use its reasonable best efforts to continue the quotation and listing of National Media Common Stock on the New York Stock Exchange (the "NYSE") during the term of this Agreement.

     SECTION 5.6. Access to Information. Upon reasonable notice, ValueVision and National Media shall each (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its personnel, properties, books, contracts, commitments and records and, during such period, each of ValueVision and National Media shall, and shall cause each of their respective Subsidiaries to, furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. The parties will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section
5.6 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

     SECTION 5.7. Stockholders Meetings. ValueVision and National Media each shall call a meeting of its respective stockholders to be held as promptly as practicable for the purpose of voting, in the case of ValueVision, upon this Agreement and the ValueVision Merger and, in the case of National Media, upon this Agreement and the National Media Merger. Subject to Sections 5.3 and 5.4, ValueVision and National Media shall, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters and shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day and as soon as practicable after the date hereof. Unless otherwise required to comply with the applicable fiduciary duties of the respective directors of ValueVision and National Media, as determined by such directors in good faith after consultation with outside legal counsel, each party shall use all reasonable efforts to solicit from stockholders of such party proxies in favor of such matters.

     SECTION 5.8. Legal Conditions to Merger.

     (a) ValueVision and National Media shall each use all reasonable efforts to
(i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable law to consummate and make effective the transactions contemplated hereby as promptly as practicable,
(ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by ValueVision or National Media or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby including, without limitation, the Mergers, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Mergers required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws,
(B) the HSR Act and any related governmental request thereunder, (C) the Communications Act (including the filing of one or more requisite applications with the FCC requesting its written consent to the transactions contemplated hereby (the "FCC Consent Application"), and (D) any other applicable law. ValueVision and National Media shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith.

     (b) ValueVision and National Media agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective best efforts to obtain any government clearances required for Closing

(including through compliance with the HSR Act and any applicable foreign government reporting requirements), to respond to any government requests for information, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that restricts, prevents or prohibits the consummation of the Mergers or any other transactions contemplated by this Agreement. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act, the Communications Act or any other federal, state or foreign antitrust or fair trade law. ValueVision and National Media shall cooperate and work together in any proceedings or negotiations with any Governmental Entity relating to any of the foregoing. Notwithstanding anything to the contrary in this Section 5.8, neither ValueVision nor National Media, nor any of their respective Subsidiaries, shall be required to take any action that would reasonably be expected to substantially impair the overall benefits expected, as of the date hereof, to be realized from the consummation of the Mergers.

     (c) Each of ValueVision and National Media shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, all reasonable efforts to obtain any third party consents related to or required in connection with the Mergers.

     (d) National Media shall duly comply with all of its obligations under, and shall diligently prosecute all of its rights under, the Redemption Agreement.

     SECTION 5.9. Public Disclosure. ValueVision and National Media shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with each other before issuing, and use all reasonable efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation.

     SECTION 5.10. Tax-Free Reorganization and Transfer. ValueVision and National Media shall each use all reasonable efforts to cause the ValueVision Merger to be treated as a reorganization within the meaning of Section 368 of the Code and the Mergers to be treated as transfers within the meaning of
Section 351 of the Code.

     SECTION 5.11. Affiliate Agreements. Upon the execution of this Agreement, ValueVision and National Media will provide each other with a list of those persons who are, in ValueVision's or National Media's respective reasonable judgment, "affiliates" of ValueVision or National Media, as the case may be, within the meaning of Rule 145 (each such person who is an "affiliate" of ValueVision or National Media within the meaning of Rule 145 is referred to as an "Affiliate") promulgated under the Securities Act ("Rule 145"). ValueVision and National Media shall provide each other such information and documents as the other party shall reasonably request for purposes of reviewing such list and shall notify the other party in writing regarding any change in the identity of its Affiliates prior to the Closing Date. ValueVision and National Media shall each use all reasonable efforts to deliver or cause to be delivered to each other by January 30, 1998 (and in any case prior to the Effective Time) from each of its Affiliates, an executed Affiliate Agreement, substantially similar to the form attached hereto as Exhibit F, by which each Affiliate of ValueVision and each Affiliate of National Media agrees to comply with the applicable requirements of Rule 145 and for the ValueVision Merger to qualify as a tax-free reorganization within the meaning of Section 368 and the Mergers to qualify as transfers within the meaning of Section 351 of the Code (an "Affiliate Agreement"). Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Affiliates of ValueVision or National Media pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of the Affiliate Agreements (provided that such legends or stop transfer instructions shall be removed, when such shares of Parent Common Stock are generally transferable without any restrictions imposed by Rule 145, upon the request of any stockholder that is not then an Affiliate of Parent).

     SECTION 5.12. National Listing or Nasdaq Quotation. ValueVision and National Media shall cause Parent to promptly prepare and submit an application to the NYSE, if Parent is eligible for such listing, or, if not so eligible, to another national securities exchange or market to list or quote the shares of Parent Common Stock to be issued in the Mergers and upon exercise or conversion of ValueVision Stock Options, the ValueVision Warrants, the National Media Stock Options and the National Media Warrants, and shall use all reasonable efforts to cause such shares to be approved for listing or quotation on the NYSE or such other exchange or market, as the case may be, prior to the Effective Time, subject to official notice of issuance.

     SECTION 5.13. Stock Plans.

     (a) At the Effective Time, each outstanding ValueVision Stock Option under the ValueVision Stock Plans and each outstanding National Media Stock Option under the National Media Stock Plans, in each case whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such ValueVision Stock Option or National Media Stock Option, as the case may be the same number of shares of Parent Common Stock as the holder of such ValueVision Stock Option or National Media Stock Option, as the case may be, would have been entitled to receive pursuant to the ValueVision Merger or the National Media Merger, respectively, had such holder exercised such option in full immediately prior to the Effective Time (rounded downward to the nearest whole number), at a price per share (rounded downward to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of ValueVision Common Stock or National Media Common Stock, as the case may be, purchasable pursuant to such ValueVision Stock Option or such National Media Stock Option immediately prior to the Effective Time divided by
(z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such ValueVision Stock Option or National Media Stock Option, as the case may be, in accordance with the foregoing.

     (b) As soon as practicable after the Effective Time, Parent shall deliver to the participants in the ValueVision Stock Plans and the National Media Stock Plans appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to ValueVision Stock Plans or National Media Stock Plans, as the case may be, shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.13 after giving effect to the Mergers).

     (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery under ValueVision Stock Plans and National Media Stock Plans assumed in accordance with this Section 5.13. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form with respect to the shares of Parent Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

     (d) The Board of Directors of each of ValueVision and National Media shall, prior to or as of the Effective Time, take all necessary actions, pursuant to and in accordance with the terms of the ValueVision Stock Plans and the instruments evidencing the ValueVision Stock Options, or the National Media Stock Plans and the instruments evidencing the National Media Stock Options, as the case may be, to provide for the conversion of the ValueVision Stock Options and the National Media Stock Options into options to acquire Parent Common Stock in accordance with this Section 5.13, and that no consent of the holders of the ValueVision Stock Options or National Media Stock Options is required in connection with such conversion.

     (e) The Board of Directors of each of ValueVision and National Media shall, prior to or as of the Effective Time, take appropriate action to approve the deemed disposition of the ValueVision Stock Options or National Media Stock Options, as the case may be, for purposes of excepting such disposition under Rule 16b-3(e) promulgated under the Exchange Act. The Board of Directors of Parent shall, prior to or as of the Effective Time, take appropriate action to approve the deemed grant of options to purchase Parent Common Stock under the ValueVision Stock Options and the National Media Stock Options (as converted pursuant to this Section 5.13) for purposes of excepting such grant under Rule 16b-3(d) promulgated under the Exchange Act.

     (f) At the Effective Time, the Parent shall adopt the stock plan (the "Parent Stock Plan") substantially in the form attached hereto as Exhibit O.

     SECTION 5.14. Brokers or Finders. Each of National Media and ValueVision represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Bear Stearns & Co. Incorporated, whose fees and expenses will be paid by ValueVision in accordance with ValueVision's agreement with such firm (a copy of which has been delivered by ValueVision to National Media prior to the date of this Agreement), and Lehman Brothers, Inc., whose fees and expenses will be paid by National Media in accordance with National Media's agreement with such firm (a copy of which has been delivered by National Media prior to the date of this Agreement); provided, however, that if the Mergers are consummated, such fees shall be paid by ValueVision in accordance with Section 7.3 hereof. Each of National Media and ValueVision agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any such fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or any of its Affiliates.

     SECTION 5.15. Indemnification.

     (a) From and after the Effective Time, Parent agrees that it will, and will cause the Surviving Corporations to, indemnify and hold harmless each present and former director and officer of ValueVision and National Media (the "Indemnified Parties"), against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that ValueVision or National Media, as the case may be, would have been permitted under Minnesota law and Delaware law, as the case may be, and its articles or certificate of incorporation, as the case may be, or bylaws in effect on the date hereof to indemnify such Indemnified Party (and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification).

     (b) For a period of six years after the Effective Time, Parent shall maintain or shall cause the Surviving Corporations to maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by ValueVision's or National Media's directors' and officers' liability insurance policy (copies of which have been heretofore delivered by ValueVision and National Media to each other) with coverage in amount and scope at least as favorable as ValueVision's or National Media's existing coverage; provided that in no event shall Parent or the Surviving Corporations be required to expend in excess of 200% of the annual premium currently paid by ValueVision or National Media, as the case may be, for such coverage (in either case, the "Current Premium"); and if such premium would at any time exceed 200% of the Current Premium, then the Surviving Corporations shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to 200% of the Current Premium.

     (c) The provisions of this Section 5.15 are intended to be in addition to the rights otherwise available to the current officers and directors of ValueVision and National Media by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     SECTION 5.16. Letter of National Media's Accountants. National Media shall use all reasonable efforts to cause to be delivered to ValueVision and National Media a letter of Ernst & Young LLP, National Media's independent accountants, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to ValueVision, in form reasonably satisfactory to ValueVision and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     SECTION 5.17. Letter of ValueVision's Accountants. ValueVision shall use all reasonable efforts to cause to be delivered to National Media and ValueVision a letter of Arthur Andersen LLP, ValueVision's independent accountants, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to National Media, in form reasonably satisfactory to National Media and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     SECTION 5.18. Stock Option Agreements. National Media and ValueVision each agree to fully perform their respective obligations under the Stock Option Agreements.

     SECTION 5.19. Post-Merger Parent Corporate Governance.

     (a) At the Effective Time, the total number of persons serving on the Board of Directors of Parent shall be ten (unless otherwise agreed in writing by ValueVision and National Media prior to the Effective Time), five of whom shall be ValueVision Directors, five of whom shall be National Media Directors (as such terms are defined below), all of which ValueVision Directors and National Media Directors shall be spread as evenly as possible among Parent's three classes of Directors; provided, however, that if the Board of Directors shall have elected a Chief Executive Officer to succeed the interim Chief Executive Officer identified in Section 5.19(b)(i) below prior to the Effective Time and such officer takes office prior to such date, then the Board of Directors of Parent shall be expanded to 11 members and such officer shall be appointed to the Board of Directors to fill the vacancy created by such expansion of the Board. The persons to serve initially on the Board of Directors of Parent at the Effective Time who are ValueVision Directors shall be selected solely by and at the absolute discretion of the Board of Directors of ValueVision prior to the Effective Time; and, subject to the second following sentence, the persons to serve initially on the Board of Directors of Parent at the Effective Time who are National Media Directors shall be selected solely by and at the absolute discretion of the Board of Directors of National Media prior to the Effective Time. In the event that, prior to the Effective Time, any person so selected to serve on the Board of Directors of Parent after the Effective Time is unable or unwilling to serve in such position, the Board of Directors which selected such person shall designate another of its members to serve in such person's stead in accordance with the provisions of the immediately preceding sentence. To the extent any holder of National Media's or Parent's Series B Convertible Preferred Stock is entitled to designate any director to the Board of Directors of Parent, such director shall be deemed to be a National Media Director. The term "ValueVision Director" means any person serving as a Director of ValueVision or any of its Subsidiaries on the date hereof who becomes a Director of Parent at the Effective Time and any successor director appointed or elected pursuant to
Article III, Section 1 of the Bylaws of Parent; and the term "National Media Director" means any person serving as a Director of National Media or any of its Subsidiaries on the date hereof who becomes a Director of Parent at the Effective Time and any successor director appointed or elected pursuant to
Article III, Section 1 of the Bylaws of Parent.

     (b) Subject to Section 8.5, at the Effective Time, (i) Robert L. Johander, the current Chief Executive Officer of ValueVision, shall hold the position of interim Chief Executive Officer and Co-Chairman of the Board of Parent, (ii) Frederick S. Hammer, a current director of National Media, shall hold the position of Co-Chairman of the Board of Parent, (iii) Nicholas M. Jaksich, the current President and Chief Operating Officer of ValueVision, shall hold the position of President and Chief Operating Officer of Parent and (iv) Stuart R. Romenesko, the current Chief Financial Officer of ValueVision, shall hold the position of Chief Financial Officer of Parent. If any of the persons identified in the preceding sentence is unable or unwilling to hold such offices as set forth above, his successor shall be selected by the Board of Directors of Parent in accordance with the Bylaws of Parent.

     (c) Subject to Section 8.5, at the Effective Time and continuing until the third anniversary of the Effective Time, Parent shall have an Executive Committee which shall always be comprised of three ValueVision Directors (who initially shall be Marshall S. Geller, Nicholas M. Jaksich and Robert L. Johander) and two National Media Directors (who initially shall be Frederick S. Hammer and Robert N. Verratti). Until the third anniversary of the Effective Time, the Executive Committee shall have responsibility for recommending to the full Board of Directors a successor Chief Executive Officer (and any successor thereto) to the interim Chief Executive Officer of the Parent, which search for such successor Chief Executive

Officer shall commence as promptly as reasonably practicable, and shall have, to the fullest extent permitted by Delaware law, all of the powers, duties and responsibilities (including, without limitation, those relating to any and all issues relating to the FCC and any assets subject to its regulation) of the entire Board of Directors of Parent (except with respect to those actions that require a Supermajority Vote as set forth and defined in the Bylaws of Parent).

     (d) Subject to Section 8.5, at the Effective Time and continuing until the third anniversary of the Effective Time, Parent shall have a Compensation Committee which shall always be comprised of two ValueVision Directors and one National Media Director, each of whom shall meet the requirements of independence as established by the exchange or market on which Parent's stock is then traded or quoted. Until the third anniversary of the Effective Time, the Compensation Committee shall have responsibility for (i) reviewing the compensation and employee benefit policies of Parent, (ii) recommending to the Executive Committee base salary amounts and incentive awards for all elected officers of Parent and setting guidelines for the administration of all salaries, (iii) administering incentive compensation and awarding stock options to employees under any Parent stock option or compensation plan and amending or modifying any provisions of such stock option or compensation plan that may be amended or modified without stockholder approval and (iv) supervising all administrative matters with respect to the foregoing.

     (e) Each of ValueVision and National Media shall take such action as shall reasonably be deemed by either thereof to be advisable to give effect to the provisions set forth in this Section 5.19, including without limitation incorporating such provisions in the Bylaws of Parent in effect at the Effective Time.

     SECTION 5.20. Name of Parent. Prior to the Effective Time, ValueVision and National Media shall use reasonable efforts to decide on a new corporate name for Parent.

     SECTION 5.21. Parent Stockholder Rights Plan. Prior to the Effective Time, ValueVision and National Media shall cause Parent to adopt a Stockholder Rights Plan (the "Parent Rights Plan") that is substantially in the form of the Stockholders Rights Agreement attached hereto as Exhibit P.

     SECTION 5.22. The Warrants. At the Effective Time, each Warrant shall thereafter solely represent the right to acquire, on the same terms and conditions as are currently applicable under the Warrants, the same number of shares of Parent Common Stock as a holder of the Warrants would have been entitled to receive pursuant to the ValueVision Merger or the National Media Merger, as the case may be, had such holder exercised the Warrants in full immediately prior to the Effective Time (rounded downward to the nearest whole number), at the price per share (rounded downward to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of ValueVision Common Stock or the National Media Common Stock, as the case may be, purchasable pursuant to the Warrants immediately prior to the Effective Time divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to the Warrants in accordance with the foregoing. At the Effective Time, Parent shall agree to issue any required shares of Parent Common Stock upon exercise of the Warrants in accordance with the foregoing.

     SECTION 5.23. Conveyance Taxes. ValueVision and National Media shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. ValueVision shall pay, and National Media shall pay, without deduction or withholding from any amount payable to the holders of ValueVision Common Stock or National Media Common Stock, as the case may be, any such taxes or fees imposed by any Governmental Entity (and any penalties and interest with respect to such taxes and fees), which become payable in connection with the transactions contemplated by this Agreement, on behalf of their respective stockholders.

     SECTION 5.24. Stockholder Litigation. Each of ValueVision and National Media shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against ValueVision or National Media, as applicable, and its directors relating to the transactions contemplated hereby.

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

     SECTION 5.25. Annual Reports for Welfare Benefit Plans. Prior to the Closing Date, National Media shall cause to be filed any Annual Return/Report Federal Form 5500 ("Annual Report") for any National Media Employee Plan that is an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA with respect to which: (i) a filing obligation exists under Section 101 of ERISA or Section 6039D of the Code and (ii) no Annual Report has been timely filed. National Media further agrees to cause any such filing to be made and civil penalties paid in accordance with the procedures outlined by the U.S. Department of Labor for the Delinquent Filer Voluntary Compliance Program at 60 Federal Register 20874, dated April 27, 1995.

     SECTION 5.26. Employment Agreements. Except as set forth on the National Media Disclosure Schedule, National Media shall, and shall cause each of its relevant Subsidiaries to, take any and all necessary action to prevent the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder from triggering any "change of control" or similar provisions resulting in an acceleration of benefits or compensation thereunder with respect to any agreements with any officer or other key employee of National Media or any of its Subsidiaries.

     SECTION 5.27. Funding Advance for Redemption Agreement. If all of the conditions to ValueVision's obligations as set forth in Sections 6.1 and 6.2 hereof (other than the second sentence of Section 6.2(e)) have been satisfied, then ValueVision shall concurrently with the Closing, advance to National Media, pursuant to the Series C Note, in immediately available funds, such amounts as are necessary to consummate the transactions contemplated by the Redemption Agreement.

                                  ARTICLE VI.

                              CONDITIONS TO MERGER

     SECTION 6.1. Conditions to Each Party's Obligation to Effect the
Mergers. The respective obligations of each party to this Agreement to effect the Mergers shall be subject to the satisfaction or waiver in writing by each of National Media and ValueVision prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. This Agreement, the ValueVision Merger and the National Media Merger shall have been approved in the manner required under the MBCA and the DGCL, as the case may be, by the respective holders of the issued and outstanding shares of capital stock of ValueVision and National Media.

          (b) HSR Act. The waiting period applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated.

          (c) FCC Consents. Subject to the last sentence of Section 5.2, the FCC shall have granted by Final Order the FCC Consent Application, without conditions, qualifications or other restrictions that are likely to have a material adverse effect immediately after the Closing Date on Parent or any of its Subsidiaries, whether imposed by the FCC or any other Governmental Entity. "Final Order" means an order, action or decision of a Governmental Entity that has not been reversed, stayed, or enjoined and as to which the time to appeal, petition for certiorari or seek reargument or rehearing or administrative reconsideration or review has expired and as to which no appeal, reargument, petition for certiorari or rehearing or petition for reconsideration or application for review is pending or as to which any right to appeal, reargue, petition for certiorari or rehearing or reconsideration or review has been waived in writing by each party having such a right or, if any appeal, reargument, petition for certiorari or rehearing or reconsideration or review thereof has been sought, the order or judgment of the court or agency has been affirmed by the highest court (or the administrative entity or body) to which the order was appealed or from which the argument or rehearing or reconsideration or review was sought, or certiorari has been denied, and the time to take any further appeal or to seek certiorari or further reargument or rehearing, or reconsideration or review, has expired.

          (d) Approvals. Other than the filing provided for by Section 1.4, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any

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

     Governmental Entity the failure of which to file, obtain or occur is reasonably likely to have a ValueVision Material Adverse Effect or a National Media Material Adverse Effect shall have been filed, obtained or occurred.

          (e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (f) No Injunctions. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule, regulation which is in effect and which has the effect of making the Mergers illegal or otherwise prohibiting consummation of the Mergers.

          (g) National Listing or Nasdaq Quotation. The shares of Parent Common Stock to be issued in the Merger and upon exercise or conversion of ValueVision Options, the ValueVision Warrants, the National Media Options, and the National Media Warrants shall have been approved for listing on a national securities exchange or for quotation on The Nasdaq Stock Market, subject to official notice of issuance.

          (h) Consents Under ValueVision Agreements. ValueVision shall have obtained the consent or approval of any person whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the transactions contemplated hereby, except those of which, if not obtained, would not, individually or in the aggregate, have
     (i) a ValueVision Material Adverse Effect or (ii) a material adverse effect on the business, properties, financial condition or results of operations of Parent after the Merger (a "Parent Material Adverse Effect").

          (i) Consents Under National Media Agreements. National Media shall have obtained the consent or approval of any person whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the transactions contemplated hereby, except those which, if not obtained, would not, individually or in the aggregate, have (i) a National Media Material Adverse Effect or (ii) a Parent Material Adverse Effect.

          (j) Corporate Governance. ValueVision and National Media shall have taken all actions necessary so that (i) not later than the Effective Time, the Certificate of Incorporation and Bylaws of Parent shall have been amended to be substantially in the form of Exhibit C and Exhibit D attached hereto; and (ii) at the Effective Time, the composition of the Board of Directors of Parent and of each Committee of the Board of Directors of Parent shall comply with Section 5.19 hereof (assuming ValueVision has designated the ValueVision Directors and National Media has designated the National Media Directors, in each case as contemplated by Section 5.19(a) hereof) and (iii) not later than the Effective Time, Parent shall have adopted the Parent Rights Plan.

          (k) No Trigger of National Media Rights Plan. No event shall have occurred that has or would result in the triggering of any right or entitlement of stockholders of National Media under the National Media Rights Plan, or will occur as a result of the consummation of the Mergers.

          (l) Dissenters' Rights. Holders of no more than 5% of the issued and outstanding shares of ValueVision Common Stock shall have made the demands and given the notices required under Minnesota law to assert dissenters' appraisal rights.

          (m) Montgomery Ward. The transactions contemplated by the Stipulation between Montgomery Ward & Co., Incorporated and ValueVision regarding the Assumption and Modification of Executory Contracts and Related Agreements (the "Settlement Agreement") shall have been approved by the United States Bankruptcy Court for the District of Delaware (the "Court") on terms substantially similar to those set forth in the Settlement Agreement; provided, that, this condition shall be deemed to be satisfied if National Media does not object to the terms of any approval by the Court within three business days after any such approval becomes final and non-appealable. ValueVision shall have consummated the repurchase of the securities contemplated by the Settlement Agreement.

     SECTION 6.2. Additional Conditions to Obligations of ValueVision. The obligation of ValueVision to effect the ValueVision Merger is subject to the satisfaction of each of the following conditions prior to the Effective Time, any of which may be waived in writing exclusively by ValueVision:

          (a) Representations and Warranties. The representations and warranties of National Media set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for, (i) changes contemplated by this Agreement and (ii) inaccuracies which, individually or in the aggregate, have not had and are not reasonably likely to have a National Media Material Adverse Effect (without regard to any materiality limitations contained in any such representation or warranty), or a material adverse effect upon the consummation of the transactions contemplated hereby; provided, however, that the last three sentences in Section 4.3(b) must be true and correct in all respects; and ValueVision shall have received a certificate signed on behalf of National Media by the chief executive officer and the chief financial officer of National Media to such effect.

          (b) Performance of Obligations of National Media. National Media shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and ValueVision shall have received a certificate signed on behalf of National Media by the chief executive officer and the chief financial officer of National Media to such effect.

          (c) Tax Opinion. ValueVision shall have received the opinion of Latham & Watkins, counsel to ValueVision, to the effect that, for Federal income tax purposes, the ValueVision Merger will be treated as a tax-free reorganization within the meaning of Section 368 of the Code and each of the Mergers will be treated as transfers within the meaning of Section 351 of the Code (it being agreed that National Media shall provide reasonable cooperation, including the delivery of such certifications as shall be reasonably requested, to Latham & Watkins to enable it to render such opinion).

          (d) Termination of Telemarketing, Production and Post-Production Agreement. The Telemarketing, Production and Post-Production Agreement dated as of April 13, 1995 by and between National Media and ValueVision, as amended, shall have been terminated and all liabilities, obligations and amounts owed or incurred by ValueVision to National Media thereunder shall have been released and forever discharged.

          (e) Series C Convertible Preferred Stock. Each of the holders of the Series C Convertible Preferred Stock shall have duly executed the Redemption Agreement in the form attached hereto as Exhibit K, which Agreement shall be in full force and effect and no material breach shall have occurred thereunder as of the Closing Date. National Media shall have, as of the Effective Time, redeemed all of the outstanding shares of the Series C Convertible Preferred Stock (and the Series D Convertible Preferred Stock issued in exchange therefore) pursuant to such Redemption Agreement and none of such shares shall remain outstanding as of the Effective Time.

          (f) Transaction Documents. National Media shall have executed each of the Transaction Documents to which it is a party, each of which shall be in full force and effect and legally binding against National Media and no material breach by National Media shall have occurred thereunder as of the Closing Date. Each of National Media's Subsidiaries shall have executed the Subsidiary Guarantee in the form attached hereto as Exhibit Q, which shall be in full force and effect and legally binding against such Subsidiaries.

     SECTION 6.3. Additional Conditions to Obligations of National Media. The obligations of National Media to effect the National Media Merger are subject to the satisfaction of each of the following conditions prior to the Effective Time, any of which may be waived in writing exclusively by National Media:

          (a) Representations and Warranties. The representations and warranties of ValueVision set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for, (i) changes contemplated by this Agreement, (ii) inaccuracies which relate to the Settlement Agreement or the failure to consummate the transactions contemplated thereby and (iii) inaccuracies which, individually or in the aggregate, have not had and are not reasonably likely to have a ValueVision Material Adverse Effect (without regard to any materiality limitations contained in any such representation or warranty), or a material adverse effect upon the consummation of the transactions contemplated hereby; and National Media shall have received a certificate signed on behalf of ValueVision by the chief executive officer and the chief financial officer of ValueVision to such effect.

          (b) Performance of Obligations of ValueVision. ValueVision shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date; and National Media shall have received a certificate signed on behalf of ValueVision by the chief executive officer and the chief financial officer of ValueVision to such effect.

          (c) Tax Opinion. National Media shall have received a written opinion from Drinker, Biddle & Reath, LLP, tax counsel to National Media, to the effect that each of the Mergers will be treated for Federal income tax purposes as transfers within the meaning of Section 351 of the Code (it being agreed that ValueVision shall provide reasonable cooperation, including the delivery of such certifications as shall be reasonably requested, to Drinker, Biddle & Reath, LLP to enable it to render such opinion).

          (d) Transaction Documents. ValueVision shall have duly executed each of the Transaction Documents to which it is a party, and the Guaranty attached hereto as Exhibit R (the "VVI Guaranty"), and such Transaction Documents and VVI Guaranty shall be in full force and effect and legally binding against ValueVision and no material breach by ValueVision shall have occurred thereunder as of the Closing Date.

                                  ARTICLE VII.

                           TERMINATION AND AMENDMENT

     SECTION 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 7.1(b) through 7.1(g), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Mergers by the stockholders of ValueVision or National Media:

          (a) by mutual written consent of ValueVision and National Media; or

          (b) by either ValueVision or National Media if the Mergers shall not have been consummated by June 1, 1998 (the "Outside Date"); provided, however, that if the Mergers shall have not been consummated by the Outside Date due to the failure of the condition set forth in Section 6.1(c), the Outside Date shall be extended to August 31, 1998; and provided, further, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Mergers to occur on or before such date; or

          (c) by either ValueVision or National Media if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers; or

          (d) (i) by ValueVision, if, at the National Media Stockholders' Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of National Media in favor of the approval and adoption of this Agreement and the National Media Merger shall not have been obtained; or (ii) by National Media if, at the ValueVision Stockholders' Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of ValueVision in favor of the approval and adoption of this Agreement and the ValueVision Merger shall not have been obtained; or

          (e) by ValueVision, if (i) the Board of Directors of National Media shall have withdrawn or modified its recommendation of this Agreement or the National Media Merger; (ii) after the receipt by National Media of an Acquisition Proposal, ValueVision requests in writing that the Board of Directors of National Media reconfirm its recommendation of this Agreement and the National Media Merger to the stockholders of National Media and the Board of Directors of National Media fails to do so within 10 business days after its receipt of ValueVision's request; (iii) the Board of Directors of National Media shall have recommended to the stockholders of National Media an Alternative Transaction (as defined in Section 7.3(e)); (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of National Media Common Stock is commenced (other than by ValueVision or an Affiliate of ValueVision) and the Board of Directors of National Media recommends that the stockholders of National Media tender their shares in such tender or exchange offer; or (v) for any reason National Media fails to call and hold the National Media Stockholders' Meeting by the Outside Date (provided that ValueVision's right to terminate this Agreement under such clause (v) shall not be available if at such time National Media would be entitled to terminate this Agreement under Section 7.1(g)); or

          (f) by National Media, if (i) the Board of Directors of ValueVision shall have withdrawn or modified its recommendation of this Agreement or the ValueVision Merger; (ii) after the receipt by ValueVision of an Acquisition Proposal, National Media requests in writing that the Board of Directors of ValueVision reconfirm its recommendation of this Agreement and the ValueVision Merger to the stockholders of ValueVision and the Board of Directors of ValueVision fails to do so within 10 business days after its receipt of National Media's request; (iii) the Board of Directors of ValueVision shall have recommended to the stockholders of ValueVision an Alternative Transaction; (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of ValueVision Common Stock is commenced (other than by National Media or an Affiliate of National Media) and the Board of Directors of ValueVision recommends that the stockholders of ValueVision tender their shares in such tender or exchange offer; or (v) for any reason ValueVision fails to call and hold the ValueVision Stockholders' Meeting by the Outside Date (provided that National Media's right to terminate this Agreement under such clause (v) shall not be available if at such time ValueVision would be entitled to terminate this Agreement under Section 7.1(g)); or

          (g) by ValueVision or National Media, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) will cause the conditions set forth in Section 6.2(a) or (b) (in the case of termination by ValueVision) or 6.3(a) or (b) (in the case of termination by National Media) not to be satisfied, and (ii) shall not have been cured within 20 business days following receipt by the breaching party of written notice of such breach from the other party.

     SECTION 7.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of ValueVision, National Media, Parent or their respective officers, directors, stockholders or Affiliates, except as set forth in Sections 5.15 and 7.3 and except that such termination shall not limit liability for a willful breach of this Agreement; provided that, the provisions of Sections 5.15 and 7.3 of this Agreement, the Stock Option Agreements, the Demand Note, the Series C Note, the Warrant Agreement, the Registration Rights Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

     SECTION 7.3. Fees and Expenses.

     (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, if the Mergers are not consummated; provided, however, that if the Mergers are consummated, ValueVision shall pay for all fees and expenses incurred by National Media in connection with the Mergers and the transactions contemplated hereunder.

     (b) ValueVision shall pay National Media a termination fee of $5.0 million upon the earliest to occur of the following events:

          (i) the termination of this Agreement by National Media pursuant to
     Section 7.1(d)(ii), but only if a proposal for an Alternative Transaction involving ValueVision shall have been publicly announced prior to the ValueVision Stockholders' Meeting and either a definitive agreement for an Alternative Transaction is entered into, or an Alternative Transaction is consummated, within eighteen months of such termination; or

          (ii) the termination of this Agreement by National Media pursuant to
     Section 7.1(f), if a proposal for an Alternative Transaction involving ValueVision shall have been made prior to the ValueVision Stockholders' Meeting.

     ValueVision's payment of a termination fee pursuant to this subsection shall be the sole and exclusive remedy of National Media against ValueVision and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; provided that this limitation shall not apply in the event of a willful breach of this Agreement by ValueVision. Notwithstanding the foregoing, if and to the extent that National Media has purchased shares of ValueVision Common Stock pursuant to the National Media Stock Option Agreement, the amount payable to National Media under this Section 7.3(b), together with
(i) (x) the amount received by National Media pursuant to ValueVision' repurchase of Shares (as defined in the National Media Stock Option Agreement) pursuant to Section 7 of the National Media Stock Option Agreement, less (y) National Media's purchase price for such Shares, and (ii) (x) the net cash amounts received by National Media pursuant to the sale of Shares (or any other securities into which such Shares are converted or exchanged) to any unaffiliated party, less (y) National Media's purchase price for such Shares, shall not exceed $7.5 million.

     (c) National Media shall pay ValueVision a termination fee of $5.0 million upon the earliest to occur of the following events:

          (i) the termination of this Agreement by ValueVision pursuant to
     Section 7.1(d)(i), but only if a proposal for an Alternative Transaction involving National Media shall have been publicly announced prior to the National Media Stockholders' Meeting and either a definitive agreement for an Alternative Transaction is entered into, or an Alternative Transaction is consummated, within eighteen months of such termination; or

          (ii) the termination of this Agreement by ValueVision pursuant to
     Section 7.1(e), if a proposal for an Alternative Transaction involving National Media shall have been made prior to the National Media Stockholders' Meeting.

     National Media's payment of a termination fee pursuant to this subsection shall be the sole and exclusive remedy of ValueVision against National Media and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; provided that this limitation shall not apply in the event of a willful breach of this Agreement by National Media. Notwithstanding the foregoing, if and to the extent that ValueVision has purchased shares of National Media Common Stock pursuant to the ValueVision Stock Option Agreement, the amount payable to ValueVision under this Section 7.3(c), together with (i)
(x) the amount received by ValueVision pursuant to National Media's repurchase of Shares (as defined in the ValueVision Stock Option Agreement) pursuant to
Section 7 of the ValueVision Stock Option Agreement, less (y) ValueVision' purchase price for such Shares, and (ii) (x) the net cash amounts received by ValueVision pursuant to the sale of Shares (or any other securities into which such Shares are converted or exchanged) to any unaffiliated party, less (y) ValueVision' purchase price for such Shares, shall not exceed $7.5 million.

     (d) The expenses and fees, if applicable, payable pursuant to Section 7.3(b) or 7.3(c) shall be paid concurrently with the first to occur of the events described in Section 7.3(b)(i) or (ii) or 7.3(c)(i) or (ii).

     (e) As used in this Agreement, "Alternative Transaction" means either (i) a transaction pursuant to which any person (or group of persons) other than ValueVision or National Media or their respective affiliates (a "Third Party"), acquires more than 20% of the outstanding shares of ValueVision Common Stock or

National Media Common Stock, as the case may be, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving ValueVision or National Media pursuant to which any Third Party acquires more than 20% of the outstanding shares of ValueVision Common Stock or National Media Common Stock, as the case may be, or the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of ValueVision or National Media, and the entity surviving any merger or business combination including any of them) of ValueVision or National Media having a fair market value (as determined by the Board of Directors of ValueVision or National Media, as the case may be, in good faith) equal to more than 20% of the fair market value of all the assets of ValueVision or National Media, as the case may be, and their respective Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     SECTION 7.4. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Mergers by the stockholders of ValueVision or National Media, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that this Agreement may be amended in writing without obtaining the signatures of ValueVision, National Media or Parent solely for the purpose of adding Merger Sub 1 and Merger Sub 2 as parties to this Agreement.

     SECTION 7.5. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                 ARTICLE VIII.

                                 MISCELLANEOUS

     SECTION 8.1. Nonsurvival of Representations, Warranties and
Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 1.6, 1.7, 1.8, 2.1, 2.2, 2.3, 2.4, 2.5, 5.10, 5.13, 5.14, 5.15, 5.18, 5.19, 5.22,
5.23, 5.24, 5.25 and 5.26 and this Article VIII, and the agreements of the Affiliates delivered pursuant to Section 5.11. The Confidentiality Agreement shall survive the execution and delivery of this Agreement.

     SECTION 8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to ValueVision, to

               ValueVision International, Inc.
               6740 Shady Oak Road
               Eden Prairie, Minnesota 55344-3433
               Attention: General Counsel
               Telecopy: (612) 947-0141
               with a copy to

               Latham & Watkins
               633 West Fifth Street, Suite 4000
               Los Angeles, CA 90071-2007
               Attention: Michael W. Sturrock, Esq.
               Telecopy: (213) 891-8763

          (b) if to National Media, to
               National Media Corporation
               Eleven Penn Center
               Suite 1100
               1835 Market Street
               Philadelphia, Pennsylvania 19103
               Attention: General Counsel
               Telecopy: (215) 988-4900

               with a copy to:

               Klehr, Harrison, Harvey, Branzburg & Ellers LLP
               1401 Walnut Street
               Philadelphia, Pennsylvania 19102-3163
               Attention: Stephen T. Burdumy, Esq.
               Telecopy (215) 568-6603

     SECTION 8.3. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to January 5, 1998.

     SECTION 8.4. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     SECTION 8.5. Entire Agreement; No Third Party Beneficiaries. This Agreement and all documents and instruments referred to herein (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) except as provided in Section 5.15, are not intended to confer upon any person (including, without limitation, the individuals identified in Section 5.19) other than the parties hereto any rights or remedies hereunder; provided that the Confidentiality Agreement shall remain in full force and effect until the Effective Time. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither ValueVision nor National Media makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information with respect to any one or more of the foregoing.

     SECTION 8.6. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

     SECTION 8.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 8.8 References to "Stockholders". All references to "stockholder" or "stockholders" in this Agreement shall be deemed to refer to "shareholder" or "shareholders," respectively, with respect to ValueVision.

     IN WITNESS WHEREOF, ValueVision, National Media and Parent have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

                                          VALUEVISION INTERNATIONAL, INC.

                                          /s/ ROBERT L. JOHANDER
                                          --------------------------------------
                                          By: Robert L. Johander
                                          Its: Chairman of the Board and
                                            Chief Executive Officer

                                          NATIONAL MEDIA CORPORATION

                                          /s/ ROBERT N. VERRATTI
                                          --------------------------------------
                                          By: Robert N. Verratti
                                          Its: President and Chief Executive
                                               Officer

                                          V-L HOLDINGS CORP.

                                          /s/ ROBERT L. JOHANDER
                                          --------------------------------------
                                          By: Robert L. Johander
                                          Its: Chief Executive Officer

                                                                         ANNEX B

                                                                 January 5, 1998

Board of Directors
National Media Corporation
Eleven Penn Center, Suite 1100
1835 Market Street
Philadelphia, PA 19103

Members of the Board:

     We understand that National Media Corporation (the "Company") and ValueVision International, Inc. ("VICTORY") are proposing to enter into an agreement whereby the Company and VICTORY will each become wholly-owned subsidiaries of a newly formed holding company ("Parent" or "NewCo") (such transactions being referred to herein as the "Merger"), and upon effectiveness of the Merger, each issued and outstanding share of common stock of the Company will be exchanged for 1.00 share of common stock of Parent (the "Exchange Ratio") and each issued and outstanding share of common stock of VICTORY will be exchanged for 1.19 shares of common stock of Parent (the "Proposed Transaction"). Following the Merger, the Company and VICTORY will have equal representation on the Board of Directors of Parent. We further understand that, as conditions to the consummation of the Proposed Transaction, (i) VICTORY will restructure its current relationship with Montgomery Ward ("MW"), so as to cancel the warrants to purchase 3.8 million shares of common stock of VICTORY held by MW and to repurchase 1.3 million shares of common stock of VICTORY held by MW for an aggregate purchase price of $4.9 million (the "MW Restructuring"), and (ii) the Company will repurchase all of its outstanding shares of Series C Convertible Preferred Stock ("the Preferred C shares") for an aggregate consideration of (A) cash in an amount equal to the accreted principal amount plus an 18% pro rata premium applied to the accreted principal amount and (B) warrants to purchase 500,000 shares of common stock of the Company at an exercise price of $6.82 per share (the "Repurchase" and, together with the MW Restructuring, the "Conditions"). The terms and conditions of the Proposed Transaction are set forth in more detail in the definitive Merger Agreement dated January 5, 1998 among the Company, VICTORY and Parent (the "Agreement"). We further understand that, as a condition to the Company's willingness to proceed with the Proposed Transaction, Victory has agreed to provide up to $10 million of working capital financing to the Company prior to the closing of the Proposed Transaction (the "Working Capital Facility"), including an initial drawdown of $7 million.

     We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the shareholders of the Company (other than the holders of the Preferred C shares) of the Exchange Ratio to be received by such shareholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, including provisions therein relating to corporate governance and management of Parent following the Merger;
(2) publicly available information concerning the Company and VICTORY that we believe to be relevant to our analysis; (3) financial and operating information with respect to the business, operations and prospects of the Company, VICTORY and the combined company following consummation of the Proposed Transaction furnished to us by the Company and VICTORY; (4) trading histories of the Company's and VICTORY's common stocks from December 10, 1996 to December 31, 1997 and a comparison of those trading histories with those of other companies that we deemed relevant; (5) a comparison of the historical financial results and present financial conditions of the Company and VICTORY with those of other companies that we deemed relevant; (6) the Company's current cash flow forecast and limited cash position, its ability to meet short-term liquidity requirements and the potential alternatives available to the Company to fund such requirements, including the likelihood of being required to issue equity securities to any potential source of financing or the sale of all or a portion of the Company's businesses; (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; and (8) the potential pro forma effects of the Proposed Transaction, including the cost savings, operating synergies and other strategic benefits expected by the management of the Company to result from a combination of the businesses of the Company and VICTORY. In addition, we have had discussions with the managements of the Company and VICTORY concerning their respective businesses, operations, assets, financial conditions and prospects (including, without limitation, the cost savings, operating synergies and other strategic benefits expected by management of the Company to result from a combination of the businesses of the Company and VICTORY) and have undertaken such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of managements of the Company and of VICTORY that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, VICTORY and the combined company following consummation of the Proposed Transaction, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of the Company and of VICTORY as to the future financial performance of the Company, VICTORY and the combined company following consummation of the Proposed Transaction (including, without limitation, the cost savings, operating synergies and other strategic benefits expected by management of the Company to result from a combination of the businesses of the Company and VICTORY) and we have relied upon such projections in arriving at our opinion. In addition, based upon information and analyses provided to the Company by VICTORY, the Company has requested that we also assume that the resolution of the action by Time Warner Cable against Bridgeways Communications Corporation and VICTORY will not have a material adverse impact on the business, operations, financial condition or prospects of VICTORY or the combined company following consummation of the Proposed Transaction. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or VICTORY and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or VICTORY. In arriving at our opinion, we also have assumed that both of the Conditions will be satisfied prior to the consummation of the Proposed Transaction without any waivers or modifications of any material terms thereof and that the Working Capital Facility will be provided to the Company by VICTORY in accordance with its proposed terms. Upon advice of the Company and its legal and accounting advisors, we have further assumed that the Merger will qualify as a transfer of property to Parent as described in Section 351 of the Internal Revenue Code of 1986 and will be treated as an acquisition of the Company by VICTORY for accounting purposes. In addition, although we have responded to inquiries on your behalf, we have not formally solicited any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     In addition, we express no opinion as to the prices at which shares of common stock of the Parent actually will trade following consummation of the Proposed Transaction and this opinion should not be viewed as providing any assurance to the shareholders of the Company that the market value of the shares of common stock of Parent to be received by such shareholders in the Merger will be equal to or in excess of the market value of the shares of common stock of the Company owned by such shareholders at any time prior to announcement or consummation of the Proposed Transaction.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be received by the Company's shareholders in the Proposed Transaction is fair to such shareholders.

     We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. In the ordinary course of our business, we may trade in the equity securities of the Company and VICTORY for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how the shareholders should vote with respect to the Proposed Transaction.

                                          Very truly yours,

                                          /s/ LEHMAN BROTHERS

                                                                         ANNEX C

                                                                 January 5, 1998

Board of Directors
ValueVision International Inc.
6740 Shady Oak Road
Eden Prairie, MN 55344-3433

Dear Sirs:

     We understand that pursuant to an Agreement and Plan of Merger dated as of January 5, 1998 (the "Merger Agreement") among ValueVision International Inc. ("ValueVision"), National Media Corporation ("National Media") and V-L Holdings Corp. ("Parent"), ValueVision and National Media have agreed to a merger transaction pursuant to which (i) ValueVision Acquisition Corp. ("Merger Sub 1"), a wholly-owned subsidiary of Parent, will be merged into ValueVision and each share of common stock of ValueVision will be converted into 1.19 shares of common stock of Parent (the "Exchange Ratio") and, (ii) National Media Acquisition Corp. ("Merger Sub 2"), also a wholly-owned subsidiary of Parent, will be merged into National Media and each share of common stock of National Media will be converted into 1.00 shares of common stock of Parent (together, the "Merger"). We further understand that as part of the transaction, ValueVision will (a) extend a $10 million working capital loan to National Media prior to closing and (b) has agreed pursuant to a Redemption and Consent Agreement dated as of January 5, 1998 to fund, subject to certain conditions, the repurchase by National Media of its outstanding Series C Convertible Preferred Stock (and any shares exchanged therefor). We further understand that the Merger will be accounted for under purchase accounting and Sections 351 and 368(a) (solely with respect to ValueVision) of the Internal Revenue Code of 1986, as amended, as contemplated by the Merger Agreement.

     You have asked us to render our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the shareholders of ValueVision.

     In the course of performing our reviews and analyses for rendering this opinion, we have:

      1. reviewed the Merger Agreement (including the exhibits thereto) in substantially final form as provided by you to us and have assumed that the final Form of such agreement will not vary in any regard that is material to our analysis;

      2. reviewed the Annual Report to Shareholders and the Annual Report on Form 10-K for the year ended January 31, 1997, and the Quarterly Reports on Form 10-Q for the periods ended April 30, July 31 and October 31, 1997 for ValueVision;

      3. reviewed the Annual Report to Shareholders and the Annual Report on Form 10-K for the year ended March 31, 1997, and the Quarterly Report on Form 10-Q for the periods ended June 30, and September 30, 1997 for National Media;

      4. reviewed certain operating and financial information, including internal projections of future financial results, provided to us and reviewed for us by the senior managements of ValueVision and National Media relating to ValueVision's and National Media's businesses and future prospects;

      5. met with certain members of ValueVision's senior management to discuss ValueVision's operations, historical financial statements and future prospects, as well as their views of the business, operational and strategic benefits, potential synergies and other implications of the Merger;

      6. met with certain members of National Media's senior management to discuss National Media's operations, historical financial statements and future prospects, and their views of the business, operational and strategic benefits, potential synergies and other implications of the Merger;

      7. reviewed the historical stock prices, trading volumes and valuation parameters of ValueVision and National Media common stock;

      8. reviewed certain publicly available financial data, stock market performance data and valuation parameters of companies we have deemed generally comparable to ValueVision and National Media;

      9. reviewed the financial terms of certain other recent acquisitions of companies which we deemed generally comparable to ValueVision and to National Media; and

     10. conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In the course of our review, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including projections, provided to us by ValueVision and National Media or otherwise publicly available. With respect to projected results and the potential synergies that could be achieved upon consummation of the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of ValueVision and National Media as to expected future performance of ValueVision, National Media, and Parent, including the potential synergies of the Merger. We express no view with respect to the obtainability of such projections and potential synergies or the assumptions on which they are based. We have not assumed any responsibility for the independent verification of any such information or projections provided to us and we have relied further upon the assurances of the senior managements of ValueVision and National Media that they are unaware of any facts that would make the information or projections provided to us incomplete or misleading. We further have relied upon ValueVision management's estimate of the liability associated with the currently outstanding litigation with respect to National Media and we express no opinion on such litigation and no view as to the estimate of such liability. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities of ValueVision or National Media nor have we been furnished with any such appraisals. Our opinion is necessarily based on the economic, market and other conditions, and the information made available to us, as of the date hereof. This opinion does not address ValueVision's underlying decision to effect the Merger.

     For purposes of rendering our opinion we have assumed, with your consent, that the projections provided by ValueVision are reasonably obtainable, and that the synergies described as being reasonably obtainable will be obtained. We have also assumed, with your consent, that the representations and warranties of each party contained in the Merger Agreement are true and correct in all material respects, that each party will perform in all material respects all of the material covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied or waived, unless the waiver of such condition would materially impact ValueVision.

     We do not express any opinion as to the price or range of prices at which shares of common stock of Parent may trade subsequent to the consummation of a Merger.

     We have acted as financial advisor to ValueVision in connection with the Merger and will receive a fee for such advisory services, including the rendering of this opinion, payment of a significant portion of which is contingent on the consummation of the Merger.

     In the ordinary course of business, Bear Stearns may actively trade the securities of ValueVision and National Media for its own account and for the accounts of customers and accordingly, may, at any time, hold a long or short position in such securities.

     It is understood that this letter is intended for the benefit and use of the Board of Directors of ValueVision in its evaluation of the transaction. This letter does not constitute a recommendation to the Board of Directors of ValueVision to approve the Merger. This letter does not constitute a recommendation to any shareholder as to how such shareholder should vote on the Merger. It is understood that this letter may be included in the proxy statement to be mailed to shareholders of National Media or ValueVision, or in the prospectus which is part of the registration statement on Form S-4 to be filed by Parent with the Securities and Exchange Commission, provided that this letter will be reproduced in such proxy statement or prospectus in full, and any description of or reference to us or summary of this letter in such proxy statement or prospectus will be in a form acceptable to us and our counsel. Except as provided above, this letter is not to be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent.

     Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of ValueVision common stock from a financial point of view.

                                          Very truly yours,

                                          BEAR, STEARNS & CO. INC.

                                          By:     /s/ JAMES B. CARROLL
                                            ------------------------------------
                                                     Managing Director

                                                                         ANNEX D

                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           QUANTUM DIRECT CORPORATION

     The present name of the Corporation is Quantum Direct Corporation. The Corporation was incorporated under the name "V-L Holdings Corp." by the filing of its original Certificate of Incorporation with the Secretary of State of the
State of Delaware on           , 1997 This Restated Certificate of Incorporation
of the Corporation, which both restates and further amends the provisions of the Corporation's Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the unanimous written consent of its stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

     FIRST: The name of the Corporation is Quantum Direct Corporation.

     SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 1013 Centre Road, in the City of Wilmington, County of New Castle, State of Delaware. The name of its registered agent at that address is Corporation Service Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

     FOURTH: A. The total number of shares of stock which the Corporation shall have authority to issue is 210,000,000 (the "Capital Stock") consisting of 200,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), and 10,000,000 shares of Preferred Stock, par value of $.01 per share (the "Preferred Stock").

     B. Shares of Preferred Stock may be issued from time to time in one or more series, as provided for herein or as provided for by the Board of Directors as permitted hereby. All shares of Preferred Stock shall be of equal rank and shall be identical, except in respect of the terms fixed herein for the series provided for herein or fixed by the Board of Directors for any series provided for by the Board of Directors as permitted hereby. All shares of any one series shall be identical in all respects with all the other shares of such series, except the shares of any one series issued at different times may differ as to the dates from which dividends thereon may be cumulative.

     The Board of Directors is hereby authorized, by resolution or resolutions, to establish, out of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock, additional series of Preferred Stock. Before any shares of any such additional series are issued, the Board of Directors shall fix and determine, and is hereby expressly empowered to fix and determine, by resolution or resolutions, the number of shares constituting such series and the distinguishing characteristics and the relative rights, preferences, privileges and immunities, if any, and any qualifications, limitations or restrictions thereof, of the shares thereof, so far as not inconsistent with the provisions of this Article FOURTH. Without limiting the generality of the foregoing, the Board of Directors may fix and determine:

          1. The designation of such series and the number of shares which shall constitute such series of such shares;

          2. The rate of dividend, if any, payable on shares of such series;

          3. Whether the shares of such series shall be cumulative, non-cumulative or partially cumulative as to dividends, and the dates from which any cumulative dividends are to accumulate;

          4. Whether the shares of such series may be redeemed, and, if so, the price or prices at which and the terms and conditions on which shares of such series may be redeemed;

series in the event of the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation;


          6. The sinking fund provisions, if any, for the redemption of shares of such series;

          7. The voting rights, if any, of the shares of such series;

          8. The terms and conditions, if any, on which shares of such series may be converted into shares of capital stock of the Corporation of any other class or series;

          9. Whether the shares of such series are to be preferred over shares of capital stock of the Corporation of any other class or series as to dividends, or upon the voluntary or involuntary dissolution, liquidation, or winding up of the affairs of the Corporation, or otherwise; and

          10. Any other characteristics, preferences, limitations, rights, privileges, immunities or terms not inconsistent with the provisions of this Article FOURTH.

     C. Except as otherwise provided in this Restated Certificate of Incorporation, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by him on all matters submitted to stockholders for a vote and each holder of Preferred Stock of any series that is Voting Stock (as hereinafter defined) shall be entitled to such number of votes for each share held by him as may be specified herein or in the Certificate of Designation in respect thereof.

     Except as otherwise provided by law, the presence, in person or by proxy, of the holders of record of issued and outstanding shares of Capital Stock entitling the holders thereof to cast a majority of the votes entitled to be cast by the holders of issued and outstanding shares of Capital Stock entitled to vote shall constitute a quorum at all meetings of the stockholders.

     FIFTH: A. The Board of Directors shall have the power to make, adopt, alter, amend, change or repeal the Amended and Restated Bylaws of the Corporation (the "Bylaws") by resolution adopted by the affirmative vote of a majority of the entire Board of Directors, subject to any law or Bylaw provision requiring the affirmative vote of a larger percentage of the members of the Board of Directors.

     B. Stockholders may not make, adopt, alter, amend, change or repeal the Bylaws of the Corporation or any provision of this Restated Certificate of Incorporation except upon the affirmative vote of at least 70% of the votes entitled to be cast by the holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class.


     SIXTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which shall consist of not less than three or more than twenty directors, the exact number of directors to be determined from time to time by the Bylaws. The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. Class I shall initially consist of four directors, and each of Class II and Class III shall initially consist of three directors. Class I directors shall be initially elected for a term expiring at the first annual meeting of stockholders of the Corporation following the date hereof, Class II directors shall be initially elected for a term expiring at the second annual meeting of stockholders of the Corporation following the date hereof, and Class III directors shall be initially elected for a term expiring at the third annual meeting of stockholders of the Corporation following the date hereof. At each annual meeting of stockholders, beginning in 1999, successors to the class of directors whose term expires at that annual meeting shall be elected for a three year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to such director's prior death, resignation, retirement, disqualification or removal from office. Subject to Article III,
Section 1 of the Bylaws, any vacancy on the Board of Directors that results from an increase in the number of directors and any other vacancy may only be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

     Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation applicable thereto (including the resolutions of the Board of Directors pursuant to Article FOURTH hereof), and such Directors so elected shall not be divided into classes pursuant to this Article SIXTH unless expressly provided by such terms.

     SEVENTH: Special meetings of the stockholders of the Corporation, for any purpose or purposes, may only be called at any time by a majority of the entire Board of Directors or by either the Chairman or the President of the Corporation.

     EIGHTH: No stockholder action may be taken except at an annual or special meeting of stockholders of the Corporation and stockholders of the corporation may not take any action by written consent in lieu of a meeting.

     NINTH: Directors and officers, in exercising their respective powers with a view to the interests of the Corporation, may consider:

          (a) The interests of the Corporation's employees, suppliers, creditors and customers;

          (b) The economy of the state and nation;

          (c) The interests of the community and of society; and

          (d) The long-term as well as short-term interests of the Corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the Corporation.

     This Article NINTH does not create or authorize any causes of action against the corporation or its directors or officers.

     TENTH: A. Subject to Section C of this Article TENTH, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation, or, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

     B. Subject to Section C of this Article TENTH, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     C. Any indemnification under this Article TENTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in Section A or Section B of this Article TENTH, as the case may be. Such determination shall be made (i) by a majority vote of directors who were not parties to such action, suit or proceeding, even though less than a quorum, or
(ii) by a committee of such disinterested directors designated by a majority of such disinterested directors, even though less than a quorum, or (iii) if there are no such disinterested directors or if such disinterested directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders. To the extent, however, that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section A or Section B of this Article TENTH, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

     D. For purposes of any determination under Section C of this Article TENTH, a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to him by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term "another enterprise" as used in this Section D of Article TENTH shall mean any other corporation or any partnership, joint venture, trust or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section D shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Sections A or B of this Article TENTH as the case may be.

     E. Notwithstanding any contrary determination in the specific case under Section C of this Article TENTH, and notwithstanding the absence of any determination thereunder, any director or officer may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Sections A and B of this Article TENTH. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because he has met the applicable standards of conduct set forth in Sections A or B of this Article TENTH, as the case may be. Notice of any application for indemnification pursuant to this Section E of Article TENTH shall be given to the Corporation promptly upon the filing of such application.

     F. Expenses incurred by a director or officer of the Corporation in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article TENTH.

     G. The indemnification and advancement of expenses provided by this Article TENTH shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of, and advancement of expenses to, the persons specified in

Sections A and B of this Article TENTH shall be made to the fullest extent permitted by law. The provisions of this Article TENTH shall not be deemed to preclude the indemnification of, and advancement of expenses to, any person who is not specified in Sections A or B of this Article TENTH but whom the Corporation has the power or obligation to indemnify under the provisions of the General Corporation Law of the State of Delaware, or otherwise. The indemnification provided by this Article TENTH shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

     H. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power or the obligation to indemnify him against such liability under the provisions of this Article TENTH.

     I. For purposes of this Article TENTH, reference to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article TENTH with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     ELEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the GCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

     TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or thereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     THIRTEENTH: No director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of each director of the Corporation shall be limited or eliminated to the fullest extent permitted by the GCL as so amended from time to time.

     FOURTEENTH: A. Any provisions herein to the contrary notwithstanding, except as otherwise provided by law, not more than twenty percent (20%) of the aggregate voting power of all shares outstanding entitled to vote on any matter shall be at any time voted by or for the account of aliens or their representatives, or by or for the account of a foreign government or representative thereof, or by or for the account of any corporation organized under the laws of a foreign country.

     The Board of Directors shall make such rules and regulations as it shall deem necessary or appropriate to enforce the provisions of this paragraph A.

     B. Except as otherwise provided by law, aliens, foreign governments, or corporations organized under the laws of a foreign country, or the representatives of such aliens, foreign governments, or corporations organized under the laws of a foreign country shall not own, directly or through a third party who holds the stock for the account of such alien, foreign government, or corporation organized under the laws of a foreign country: (1) more than twenty percent (20%) of the number of shares of outstanding stock of the Corporation, or (2) shares representing more than twenty percent (20%) of the aggregate voting power of all outstanding shares of voting stock of the Corporation.

     Shares of stock shall not be transferable on the books of the Corporation to aliens, foreign governments or corporations organized under the laws of foreign countries, or to the representatives of, or persons holding for the account of, such aliens, foreign governments or corporations organized under the laws of foreign countries, unless, after giving effect to such transfer, the aggregate number of shares of stock owned by or for the account of aliens, foreign governments, and corporations organized under the laws of foreign countries, and any representatives thereof, will not exceed twenty percent (20%) of the number of shares of outstanding stock of the Corporation, and the aggregate voting power of such shares will not exceed twenty percent (20%) of the aggregate voting power of all outstanding shares of voting stock of the Corporation.

     If, notwithstanding the restriction on transfer set forth in this Article FOURTEENTH, the aggregate number of shares of stock owned by or for the account of aliens, foreign governments, and corporations organized under the laws of foreign countries, exceeds twenty percent (20%) of the number of shares of outstanding stock of the Corporation, or if the aggregate voting power of such shares exceeds twenty percent (20%) of the aggregate voting power of all outstanding shares of voting stock of the Corporation, the Corporation shall have the right to redeem shares of all classes or capital stock, at their then fair market value, on a pro rata basis, owned by or for the account of all aliens, foreign governments, and corporations organized under the laws of foreign countries, in order to reduce the number of shares and/or percentage of voting power held by or for the account of aliens, foreign governments, and corporations organized under the laws of foreign countries, and their representatives to the maximum number or percentage allowed under this Restated Certificate of Incorporation or as otherwise require by applicable federal law.

     The Board Directors shall make such rules and regulations as it deems necessary or appropriate to enforce the foregoing provisions of this Article FOURTEENTH.

     IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by Robert L. Johander, its Chief Executive Officer and attested by David
T. Quinby, its Secretary, this   day of           , 1998.

                                          By:

                                          --------------------------------------
                                          Robert L. Johander
                                          Chief Executive Officer
ATTEST:

-----------------------------------
David T. Quinby
Secretary

                                                                         ANNEX E

                              AMENDED AND RESTATED
                                     BYLAWS
                                       OF
                           QUANTUM DIRECT CORPORATION

                                   ARTICLE I.

                                    OFFICES

     SECTION 1. Registered Office. The registered office of Quantum Direct Corporation (the "Corporation") shall be at Corporation Service Company, 1013 Centre Road, in the City of Wilmington, County of New Castle, State of Delaware.

     SECTION 2. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors of the Corporation (the "Board of Directors") may from time to time determine.

                                  ARTICLE II.

                            MEETINGS OF STOCKHOLDERS

     SECTION 1. Place of Meetings. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

     SECTION 2. Annual Meetings. The annual meeting of stockholders shall be held on such date and at such time as may be fixed by the Board of Directors and stated in the notice of the meeting, for the purpose of electing directors and for the transaction of only such other business as is properly brought before the meeting in accordance with these Amended and Restated Bylaws (these "Bylaws").

     Written notice of an annual meeting stating the place, date and hour of the meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting.

     To be properly brought before the annual meeting, business must be either
(i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the annual meeting by a stockholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided, however, that in the event that less than seventy (70) days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by a stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. A stockholder's notice to the Secretary shall set forth (a) as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the stockholder in such business, and (b) as to the stockholder giving the notice
(i) the name and record address of the stockholder and (ii) the class, series and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this
Article II, Section 2. The officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine and declare to the annual meeting that business was not properly brought before the annual meeting in accordance with the provisions of this Article II, Section 2, and if such officer should so determine, such officer shall so declare to the annual meeting and any such business not properly brought before the meeting shall not be transacted.

     SECTION 3. Special Meetings. Unless otherwise prescribed by law or by the Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), special meetings of stockholders, for any purpose or purposes, may only be called by a majority of the entire Board of Directors or by the Chairman of the Board and Chief Executive Officer or the President and Chief Operating Officer.

     Written notice of a special meeting stating the place, date and hour of the meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting.

     SECTION 4. Quorum. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote thereat, present in person or represented by proxy may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented by proxy. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

     SECTION 5. Voting. Unless otherwise required by law, the Certificate of Incorporation, the rules or regulations of any stock exchange applicable to the Corporation or these Bylaws, any question (other than the election of directors) brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the stock represented and entitled to vote thereat. At all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. Each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder, unless otherwise provided by the Certificate of Incorporation. Such votes may be cast in person or by proxy but no proxy shall be voted after three years from its date, unless such proxy provides for a longer period. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his discretion, may require that any votes cast at such meeting shall be cast by written ballot.

     SECTION 6. List of Stockholders Entitled to Vote. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.

     SECTION 7. Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 6 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

                                  ARTICLE III.

                                   DIRECTORS

     SECTION 1. Number of Directors; Qualifications. The total number of persons serving on the Board of Directors of the Corporation shall be 10, five of whom shall be ValueVision Directors and five of whom shall be National Media Directors (as such terms are defined below), all of which ValueVision Directors and National Media Directors shall be spread as evenly as possible among the Corporation's three classes of Directors; provided however, that if the Board of Directors shall have elected a successor Chief Executive Officer to succeed the interim Chief Executive Officer pursuant to Article III, Section 8 of these bylaws, prior to the [Effective Time] and such officer takes office prior to such date, then the Board of Directors of Parent shall be expanded to 11 members and such officer shall be appointed to the Board of Directors to fill the vacancy created by such expansion of the Board. Until [three years after the Effective Time,] the Board of Directors of the Corporation as constituted following each election of Directors shall consist of an equal number of ValueVision Directors and National Media Directors. If, at any time during the period referenced in the immediately preceding sentence, the number of ValueVision Directors and National Media Directors serving, or that would be serving following the next stockholders' meeting at which Directors are to be elected, as Directors of the Corporation, would not be equal, then, subject to the fiduciary duties of the Directors of the Corporation, the Board of Directors shall immediately appoint to the Board of Directors and nominate for election at the next stockholders' meeting at which Directors are to be elected, such person or persons as may be requested by the remaining ValueVision Directors (if the number of ValueVision Directors is, or would otherwise become, less than the number of National Media Directors) or by the remaining National Media Directors (if the number of National Media Directors is, or would otherwise become, less than the number of ValueVision Directors) to ensure that there shall be an equal number of ValueVision Directors and National Media Directors. The provisions of the preceding sentence shall not apply in respect of any vacancies or stockholders' meeting which take place after [three years after the Effective Time.] The term "ValueVision Director" means (i) any person serving as a director of ValueVision who was selected by the Board of Directors of ValueVision on or prior to the [Effective Time] to serve as a Director of the Corporation and (ii) any person who becomes a Director of the Corporation pursuant to the second preceding sentence and who is designated by the ValueVision Directors; and the term "National Media Director" means (i) any person serving as a director of National Media who was selected by the Board of Directors of National Media on or prior to the [Effective Time] to serve as a Director of the Corporation, (ii) any person who becomes a Director of the Corporation pursuant to the second preceding sentence and who is designated by the National Media Directors and (iii) any person designated by any holder of National Media's or Parent's Series B Convertible Preferred Stock outstanding prior to or as of the [Effective Time].

     SECTION 2. Nomination of Directors. Nominations of persons for election to the Board of Directors of the Corporation at a meeting of stockholders of the Corporation may be made at such meeting by or at the direction of the Board of Directors, by any committee or persons appointed by the Board of Directors or by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Article III, Section 2. Such nominations by any stockholder shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided however, that in the event that less than seventy (70) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than that the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such stockholder's notice to the Secretary shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person,
(c) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person, and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934, as amended;

and (ii) as to the stockholder giving the notice (a) the name and record address of the stockholder and (b) the class and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein. The officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

     SECTION 3. Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman of the Board or Chief Executive Officer or the President or Chief Operating Officer or a majority of the entire Board of Directors. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone or telegram on twenty-four (24) hours notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

     SECTION 4. Quorum. Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board of Directors or any committee thereof, a majority of the entire Board of Directors or such committee, as the case may be, shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors or such committee, as the case may be. If a quorum shall not be present at any meeting of the Board of Directors or of any committee thereof, a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

     SECTION 5. Actions of Board of Directors. Unless otherwise provided by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

     SECTION 6. Meetings by Means of Conference Telephone. Unless otherwise provided by the Certificate of Incorporation or these Bylaws, members of the Board of Directors of the Corporation, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Article III, Section 6 shall constitute presence in person at such meeting.

     SECTION 7. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any disqualified member at any meeting of any such committee. In the disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any disqualified member. Any committee, to the extent allowed by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation. Each committee shall keep regular minutes and report to the Board of Directors when required.

     SECTION 8. Executive Committee. Until [three years after the Effective Time], the Executive Committee of the Corporation shall have responsibility for
(i) recommending to the full Board of Directors a successor Chief Executive Officer (and any successor thereto) to the Chief Executive Officer identified in Article IV, Section 5 of these Bylaws and (ii) shall have, to the fullest extent permitted by Delaware law, all of the powers, duties and responsibilities (including, without limitation, those relating to any and all issues relating to the Federal Communications Commission and any assets subject to its regulation) of the entire Board of Directors of the Corporation (except with respect to those actions that require a Supermajority Vote as set forth and defined in Article VI of these Bylaws). Until [three years after the Effective Time], the Executive Committee shall always be comprised of three ValueVision Directors (who initially shall be Marshall S. Geller, Nicholas
M. Jaksich and Robert L. Johander) and two National Media directors (who initially shall be Frederick S. Hammer and Robert N. Verratti).

     SECTION 9. Compensation Committee. Until [three years after the Effective Time], the Compensation Committee of the Corporation shall have responsibility for (i) reviewing the compensation and employee benefit policies of the Corporation, (ii) recommending to the Executive Committee base salary amounts and incentive awards for all elected officers of the Corporation and setting guidelines for the administration of all salaries, (iii) administering incentive compensation and awarding stock options to employees under any stock option or compensation plan of the Corporation and amending or modifying any provisions of such stock option or compensation plan that may be amended or modified without stockholder approval and (iv) supervising all administrative matters with respect to the foregoing. Until [three years after the Effective Time], the Compensation Committee shall always be comprised of two ValueVision Directors and one National Media director, each of whom shall meet the requirements of independence as established by the exchange or market on which the Corporation's stock is then traded or quoted.

     SECTION 10. Compensation. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

     SECTION 11. Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose if (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

                                  ARTICLE IV.

                                   OFFICERS

     SECTION 1. General. The officers of the Corporation shall be elected by the Board of Directors and shall consist of: a Chairman of the Board; a Chief Executive Officer; a President; a Chief Operating Officer; a Secretary; and a Treasurer. The Board of Directors, in its discretion, may also elect one or more Executive Vice Presidents, Senior Vice Presidents, Vice Presidents, Assistant Secretaries, Assistant Treasurers, a Controller and such other officers as in the judgment of the Board of Directors may be necessary or desirable. Any number of offices may be held by the same person and more than one person may hold the same office, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the

Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board of Directors, need such officers be directors of the Corporation.

     SECTION 2. Election. The Board of Directors at its first meeting held after each annual meeting of stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Except as otherwise provided in this Article IV, any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers who are directors of the Corporation shall be fixed by the Board of Directors.

     SECTION 3. Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board and Chief Executive Officer, the President and Chief Operating Officer or any Vice President, and any such officer may, in the name and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

     SECTION 4. Chairman or Co-Chairmen of the Board. The Chairman or Co-Chairmen of the Board shall be members of the Board of Directors, and shall exercise and perform such duties and have such powers as may be prescribed by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors. Initially, Robert L. Johander and Frederick S. Hammer shall serve as Co-Chairmen of the Board and all references to the Chairman of the Board in these Bylaws or the Certificate of Incorporation shall be deemed to be references to the Co-Chairmen of the Board, each of whose consent shall be required to take or authorize any action for which the consent of the Chairman of the Board is required under these Bylaws or the Certificate of Incorporation.

     SECTION 5. Chief Executive Officer. The Chief Executive Officer of the Corporation shall supervise, coordinate and manage the Corporation's business and activities and supervise, coordinate and manage its operating expenses and capital allocation, shall have general authority to exercise all the powers necessary for the Chief Executive Officer of the Corporation and shall perform such other duties and have such other powers as may be prescribed by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors. In the absence or disability of the Chairman of the Board, the duties of the Chairman of the Board shall be performed and the Chairman of the Board's authority may be exercised by the Chief Executive Officer and, in the event the Chief Executive Officer is absent or disabled, such duties shall be performed and such authority may be exercised by a director designated for such purpose by the Board of Directors. Initially, Robert L. Johander shall serve as Chief Executive Officer of the Corporation.

     SECTION 6. President. The President shall supervise, coordinate and manage the Corporation's business and activities and supervise, coordinate and manage its operating expenses and capital allocation, shall have general authority to exercise all the powers necessary for the President of the Corporation and shall perform such other duties and have such other powers as may be prescribed by the Board of Directors or these, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors, the Chairman of the Board and the Chief Executive Officer. In the absence or disability of the Chairman of the Board and Chief Executive Officer, the duties of the Chairman of the Board shall be performed and the Chairman of the Board's authority may be exercised by the President or Chief Operating Officer and, in the event the President or Chief Operating Officer is absent or disabled, such duties shall be performed and such authority may be exercised by a director designated for such purpose by the Board of Directors. Initially, Nicholas M. Jaksich shall serve as President of the Corporation.

     SECTION 7. Chief Operating Officer. The Chief Operating Officer shall supervise, coordinate and manage the Corporation's business and activities and supervise, coordinate and manage its operating expenses and capital allocation, shall have general authority to exercise all the powers necessary for the Chief Operating Officer of the Corporation and shall perform such other duties and have such other powers as may be prescribed by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors and the Chairman of the Board and Chief Executive Officer. In the absence or disability of the Chairman of the Board and Chief Executive Officer, the duties of the Chairman of the Board shall be performed and the Chairman of the Board's authority may be exercised by the President or Chief Operating Officer and, in the event the President or Chief Operating Officer is absent or disabled, such duties shall be performed and such authority may be exercised by a director designated for such purpose by the Board of Directors. Initially, Nicholas M. Jaksich shall serve as Chief Operating Officer of the Corporation.

     SECTION 8. Vice Presidents. At the request of the President or Chief Operating Officer or in the absence of each of the Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer, or in the event of their inability or refusal to act , the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the Chairman of the Board, Chief Executive Officer, President and/or Chief Operating Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon such offices (other than as Chairman of the Board). Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of each of the Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer or in the event of the inability or refusal of such officers to act, shall perform the duties of such offices (other than as Chairman of the Board), and when so acting, shall have all the powers of and be subject to all the restrictions upon such offices (other than as Chairman of the Board).

     SECTION 9. Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chairman of the Board and Chief Executive Officer or the President and Chief Operating Officer, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then the Board of Directors, the Chairman of the Board and Chief Executive Officer or the President and Chief Operating Officer may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

     SECTION 10. Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

     SECTION 11. Assistant Secretaries. Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or the Chief Operating Officer, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

     SECTION 12. Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

     SECTION 13. Controller. The Controller shall establish and maintain the accounting records of the Corporation in accordance with generally accepted accounting principles applied on a consistent basis, maintain proper internal control of the assets of the Corporation and shall perform such other duties as the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer or any Vice President of the Corporation may prescribe.

     SECTION 14. Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

                                   ARTICLE V.

                                     STOCK

     SECTION 1. Form of Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate signed, in the name of the Corporation
(i) by the Chairman of the Board and Chief Executive Officer, the President and Chief Operating Officer or a Vice President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation.

     SECTION 2. Signatures. Any or all of the signatures on the certificate may be a facsimile, including, but not limited to, signatures of officers of the Corporation and countersignatures of a transfer agent or registrar. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

     SECTION 3. Lost Certificates. The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

     SECTION 4. Transfers. Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by his attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be canceled before a new certificate shall be issued.

                                  ARTICLE VI.

                            SUPERMAJORITY PROVISIONS

     SECTION 1. The Corporation and the Board of Directors shall not take (or agree to take) any action regarding the following matters (except those matters that relate to the Federal Communications Commission and any assets subject to its regulation, any action regarding any such matters may be taken solely by the Executive Committee as set forth in Article III, Section 8) without the affirmative vote of a majority, plus one, of the total number of the then authorized Board of Directors (a "Supermajority Vote"):

          (a) The merger, consolidation or other business combination by the Corporation into or with any other entity, other than any transaction involving only the Corporation and/or one or more directly or indirectly wholly owned subsidiaries of the Corporation; provided, however, that the provisions of this paragraph shall not apply to transactions which have been approved in accordance with subparagraphs (b) or (c) below, or which would not otherwise require approval thereunder;

          (b) The acquisition (other than an acquisition covered by subparagraph
     (d) below) by the Corporation of any assets or properties (including stock or other equity interests of a third party) in one transaction or a series of related transactions, which assets or properties have an aggregate purchase price or value in excess of $15 million;

          (c) The disposition by the Corporation of any assets or properties (including stock or other equity interests of a third party) in one transaction or a series of related transactions having an aggregate value in excess of $15 million;

          (d) The issuance of shares of Common Stock (as defined in the Certificate of Incorporation) or any warrants, options or other securities convertible into or exchangeable for such shares of Common Stock (the "Derivative Securities") for cash, assets or other property, if such issuance would constitute in excess of 5% of the then outstanding shares of Common Stock (calculated on a primary basis, but assuming the conversion or exercise of any Derivative Securities so issued);

          (e) The purchase, redemption or other acquisition for value of any shares of Common Stock or any Derivative Securities, in each case, if such purchase, redemption or other acquisition would constitute in excess of 5% of the then outstanding shares of Common Stock (calculated on a primary basis, but assuming the conversion or exercise of any Derivative Securities so purchased, redeemed or acquired);

          (f) The removal of any Chief Executive Officer and the appointment of any successor thereto;

          (g) Any actions resulting in the voluntary dissolution or liquidation of the Corporation, or the initiation of any proceedings relating to the voluntary bankruptcy of the Corporation;

          (h) Any amendment, alteration or repeal of any provision of these Bylaws or the Certificate of Incorporation, other than any amendment to or modification of these Bylaws or the Certificate of Incorporation which is necessary in order to implement any action which has been otherwise approved by a Supermajority Vote;

          (i) The establishment, creation or designation of any additional class or series of capital stock or any security having a direct or indirect equity participation in the Corporation;

          (j) The declaration or payment of any dividend on, or the making of any distribution to holders of, any equity securities of the Corporation; and

          (k) Any amendment or modification to Article III, Section 8 or Section 9.

                                                                         ANNEX F

                          CERTIFICATION OF DESIGNATION
                                       OF
                      SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                           QUANTUM DIRECT CORPORATION

                        (Pursuant to Section 151 of the
                       Delaware General Corporation Law)

     Quantum Direct Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Company (the "Board") and by a committee of the Board pursuant to the authority of the Board as required by Section 151 of the Delaware General Corporation Law:

     RESOLVED, that there is hereby established a series of the Series Preferred Stock designated "Series B Convertible Preferred Stock, par value $.01 per share", (herein referred to as "Series B Preferred Stock"), consisting of 400,000 shares, having a stated value per share equal to $.01, and having the relative rights, designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights applicable thereto as follows:

     1. Dividend Provisions. The holders of shares of Series B Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, in an amount per share of Series B Preferred Stock which is equal to the product of (a) the number of shares of Common Stock into which the Series B Preferred Stock is convertible at the time of declaration of such dividend multiplied by (b) the aggregate per share amount of all cash dividends plus the aggregate per share amount (based upon the fair market value at the time the non-cash dividend or other distribution is declared or paid as determined in good faith by the board of directors) of all non-cash dividends or other distributions on the Common Stock of the corporation other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock of the corporation. Such dividends shall be declared and paid contemporaneously with the declaration and payment of the related dividend on the Common Stock.

     2. Liquidation Preference.

     (a) In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per Series B Preferred Stock share equal to $40.00 (such amount being referred to herein as the "Premium"). If upon the occurrence of such event, the assets and funds thus distributed amount the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the amount of such Stock owned by each such holder. Notwithstanding the foregoing, if upon the occurrence of any event of liquidation, dissolution or winding up of the corporation, the holders of the Series B Preferred Stock would receive an aggregate amount in excess of $40.00 per share of Series B Preferred Stock if they were to convert such Series B Preferred Stock into Common Stock, then such holders, in lieu of receiving a distribution as a holder of Series B Preferred Stock, will be treated for the purposes of such liquidation, dissolution or winding up as if they had theretofore converted.

     (b) After the distribution described in subsection (a) has been paid, the remaining assets of the corporation available for distribution to shareholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each such holder.

     (c) A sale, conveyance or disposition of all or substantially all of the assets of this corporation shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2, if the holders of a majority of the outstanding Series B Preferred Stock elect to have such transaction treated as a liquidation, failing which election the holders of the Series B Preferred Stock shall receive the same treatment in such sale, conveyance or disposition as the holders of shares of Common Stock.

     3. Conversion. The holders of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

     (a) Conversion Rights. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time from and after the date of issuance of such share, at the office of this corporation or any transfer agent for the Series B Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $40.00 per share by the Conversion Price at the time in effect for such share. The initial Conversion Price per share for shares of Series B Preferred Stock shall be $4.00 per share of Common Stock; provided, however, that the Conversion Price for the Series B Preferred Stock (the "Conversion Price") shall be subject to adjustment as set forth in subsection 3(c).

     (b) Mechanics of Conversion. Before any holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice by mail, postage prepaid, to the corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of whole shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Series B Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person or persons entitled to receive the Common Stock issuable upon such conversion of the Series B Preferred Stock shall not be deemed to have converted such Series B Preferred Stock until immediately prior to the closing of such sale of securities.

     (c) Conversion Price Adjustments of Preferred Stock. The Conversion Price shall be subject to adjustment from time to time as follows:

     (i) (A) If the corporation shall issue any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Conversion Price in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be reduced, concurrently with such issue, to a price (calculated to the nearest cent) calculated on a weighted average basis based upon the issue price, the Conversion Price then applicable, the number of shares of Common Stock issued and outstanding before such transaction and the number of shares of Common Stock issuable in connection with such transaction.

     (B) No reduction of the Conversion Price for the Series B Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or, if no such adjustment is made, shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 3(c)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

     (C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by the corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

     (D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined by the Board of Directors, irrespective of any accounting treatment.

     (E) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (which are not excluded from the definition of Additional Stock), the following provisions shall apply:

     1. The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(c)(i)(C) and (c)(i)(D)), if any, received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby.

     2. The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 3(c)(i)(C) and
(c)(i)(D)).

     3. In the event of any change in the number of shares of Common Stock deliverable or any increase in the consideration payable to the corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including but not limited to a change resulting from the antidilution provisions thereof, the Conversion Price of the Series B Preferred Stock obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities, and any subsequent adjustments based thereon, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

     4. Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series B Preferred Stock obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities or options or rights related to such securities, and any subsequent adjustments based thereon, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

     (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 3(c)(i)(E)) by this corporation after the date any shares of Series B Preferred Stock are first issued (the "Purchase Date") other than:

     (A) Common Stock issued pursuant to a transaction described in subsection 3(c)(iii) hereof or pursuant to any warrants issued in connection with the sale by the Company of the Series B Preferred Stock of issuance by the Company of debt,

     (B) shares of Common Stock issuable or issued after the Purchase Date to employees, directors, consultants or other persons having a business relationship with the Company for the primary purpose of soliciting or retaining their employment or business relationship, or

     (C) Common Stock issued or issuable upon conversion of the Series B Preferred Stock.

     (iii) In the event the corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series B Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of outstanding shares determined in accordance with subsection 3(c)(i)(E).

     (iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then following the record date of such combination, the Conversion Price for the Series B Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

     (d) Other Distributions. In the event the corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(c)(iii), then, in each such case for the purpose of this subsection 3(d), the holders of the Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

     (e) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3), provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the number of shares of stock of other securities or property of the corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Series B Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series B Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

     (f) No Impairment. The corporation will not, by amendment of its Restated Certificate of Incorporation (the "Certificate") or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

     (g) No Fractional Shares; Certificate as to Adjustments.

     (i) No fractional shares shall be issued upon conversion of the Series B Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

     (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series B Preferred Stock pursuant to this Section 3, the corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series B Preferred Stock.

     (h) Notices of Record Date. In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock or any class of any other securities or property, or to receive any other right, this corporation shall mail to each holder of Series B Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend; distribution or right, and the amount and character of such dividend, distribution or right.

     (i) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series B Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

     (j) Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

     4. Voting Rights. The holder of each share of Series B Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series B Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the by-laws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

     5. Protective Provisions. So long as shares of Series B Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent) of the holders of at least 60% of the then outstanding shares of Series B Preferred Stock (voting in accordance with Section 4 above):

     (a) alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect adversely the shares;

     (b) create any new series of stock or any other securities convertible into equity securities of the corporation having a preference over, or being on a parity with, the Series B Preferred Stock with respect to voting, dividends, liquidation rights or otherwise; or

     (c) do any act or thing which would result in taxation of the holders of shares of the Series B Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

     6. Status of Converted Stock. In the event any shares of Series B Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall be cancelled and shall not be reissuable by the corporation, and the Certificate of this corporation shall be appropriately amended to affect the corresponding reduction in the corporation's authorized capital stock.

     IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf
of the Corporation by its President and attested by its Secretary this      day
of           , 1998.

                                          QUANTUM DIRECT CORPORATION

                                          By:
                                             ----------------------------------
[SEAL]

ATTEST:

------------------------------------------

                                                                         ANNEX G

                       THE 1998 EQUITY PARTICIPATION PLAN
                                       OF
                           QUANTUM DIRECT CORPORATION

     Quantum Direct Corporation, a Delaware corporation (the "Company"), has adopted The 1998 Equity Participation Plan of Quantum Direct Corporation (the
"Plan"), effective                     , 1998, for the benefit of its eligible
employees, consultants and directors.

     The purposes of this Plan are as follows:

     (1) To provide an additional incentive for directors, key Employees (as such term is defined below) and consultants to further the growth, development and financial success of the Company by personally benefiting through the ownership of Company stock and/or rights which recognize such growth, development and financial success.

     (2) To enable the Company to obtain and retain the services of directors, key Employees and consultants considered essential to the long range success of the Company by offering them an opportunity to own stock in the Company and/or rights which will reflect the growth, development and financial success of the Company.

                                   ARTICLE 1.

                                  DEFINITIONS

     1.1. General. Wherever the following terms are used in this Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.

     1.2. Award Limit. "Award Limit" shall mean 100,000 shares of Common Stock; provided that with respect to any Chief Executive Officer of the Company, "Award Limit" shall mean 1,000,000 shares of Common Stock.

     1.3. Board. "Board" shall mean the Board of Directors of the Company.

     1.4. Change in Control. "Change in Control" shall mean a change in ownership or control of the Company effected through either of the following transactions:

          1.4.1. any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange
     Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders which the Board does not recommend such stockholders to accept; or

          1.4.2. there is a change in the composition of the Board over a period of thirty-six (36) consecutive months (or less) such that a majority of the Board members (rounded up to the nearest whole number) ceases, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

     1.5. Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

     1.6. Committee. "Committee" shall mean the Compensation Committee of the Board, or another committee of the Board, appointed as provided in Section 9.1.

     1.7. Common Stock. "Common Stock" shall mean the common stock of the Company, par value $.01 per share, and any equity security of the Company issued or authorized to be issued in the future, but excluding any preferred stock and any warrants, options or other rights to purchase Common Stock. Debt securities of the Company convertible into Common Stock shall be deemed equity securities of the Company.

     1.8. Company. "Company" shall mean Quantum Direct Corporation, a Delaware corporation.

     1.9. Corporate Transaction. "Corporate Transaction" shall mean any of the following stockholder-approved transactions to which the Company is a party:

          1.9.1. a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State in which the Company is incorporated, form a holding company or effect a similar reorganization as to form whereupon this Plan and all Options are assumed by the successor entity;

          1.9.2. the sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, in complete liquidation or dissolution of the Company in a transaction not covered by the exceptions to Section 1.9.1, above; or

          1.9.3. any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred or issued to a person or persons different from those who held such securities immediately prior to such merger.

     1.10. Deferred Stock. "Deferred Stock" shall mean Common Stock awarded under Article 7 of this Plan.

     1.11. Director. "Director" shall mean a member of the Board.

     1.12. Dividend Equivalent. "Dividend Equivalent" shall mean a right to receive the equivalent value (in cash or Common Stock) of dividends paid on Common Stock, awarded under Article 7 of this Plan.

     1.13. Employee. "Employee" shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company, or of any corporation which is a Subsidiary.

     1.14. Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     1.15. Fair Market Value. "Fair Market Value" of a share of Common Stock as of a given date shall be (i) the closing price of a share of Common Stock on the principal exchange on which shares of Common Stock are then trading, if any (or as reported on any composite index which includes such principal exchange), on the trading day previous to such date, or if shares were not traded on the trading day previous to such date, then on the next preceding date on which a trade occurred, or (ii) if Common Stock is not traded on an exchange but is quoted on NASDAQ or a successor quotation system, the mean between the closing representative bid and asked prices for the Common Stock on the trading day previous to such date as reported by NASDAQ or such successor quotation system; or (iii) if Common Stock is not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the Fair Market Value of a share of Common Stock as established by the Committee (or the Board, in the case of Options granted to Independent Directors) acting in good faith.

     1.16. Grantee. "Grantee" shall mean an Employee or consultant granted a Performance Award, Dividend Equivalent, Stock Payment or Stock Appreciation Right, or an award of Deferred Stock, under this Plan.

     1.17. Incentive Stock Option. "Incentive Stock Option" shall mean an option which conforms to the applicable provisions of Section 422 of the Code and which is designated as an Incentive Stock Option by the Committee.

     1.18. Independent Director. "Independent Director" shall mean a member of the Board who is not an Employee of the Company.

     1.19. Non-Qualified Stock Option. "Non-Qualified Stock Option" shall mean an Option which is not designated as an Incentive Stock Option by the Committee.

     1.20. Option. "Option" shall mean a stock option granted under Article 3 of this Plan. An Option granted under this Plan shall, as determined by the Committee, be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Independent Directors and consultants shall be Non-Qualified Stock Options.

     1.21. Optionee. "Optionee" shall mean an Employee, consultant or Independent Director granted an Option under this Plan.

     1.22. Performance Award. "Performance Award" shall mean a cash bonus, stock bonus or other performance or incentive award that is paid in cash, Common Stock or a combination of both, awarded under Article 7 of this Plan.

     1.23. Plan. "Plan" shall mean The 1998 Equity Participation Plan of V-L Holdings Corp.

     1.24. QDRO. "QDRO" shall mean a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

     1.25. Restricted Stock. "Restricted Stock" shall mean Common Stock awarded under Article 6 of this Plan.

     1.26. Restricted Stockholder. "Restricted Stockholder" shall mean an Employee or consultant granted an award of Restricted Stock under Article 6 of this Plan.

     1.27. Rule 16b-3. "Rule 16b-3" shall mean that certain Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time.

     1.28. Section 162(m) Participant. "Section 162(m) Participant" shall mean any key Employee designated by the Committee as a key Employee whose compensation for the fiscal year in which the key Employee is so designated or a future fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code.

     1.29. Stock Appreciation Right. "Stock Appreciation Right" shall mean a stock appreciation right granted under Article 8 of this Plan.

     1.30. Stock Payment. "Stock Payment" shall mean (i) a payment in the form of shares of Common Stock, or (ii) an option or other right to purchase shares of Common Stock, as part of a deferred compensation arrangement, made in lieu of all or any portion of the compensation, including without limitation, salary, bonuses and commissions, that would otherwise become payable to a key Employee or consultant in cash, awarded under Article 7 of this Plan.

     1.31. Subsidiary. "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     1.32. Termination of Consultancy. "Termination of Consultancy" shall mean the time when the engagement of an Optionee, Grantee or Restricted Stockholder as a consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, by resignation, discharge, death or retirement; but excluding terminations where there is a simultaneous commencement of employment with the Company or any Subsidiary. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Consultancy, including, but not by way of limitation, the question of whether a Termination of Consultancy resulted from a discharge for good cause, and all questions of whether particular leaves of absence constitute Terminations of Consultancy. Notwithstanding any other provision of this Plan, the Company or any Subsidiary has an absolute and unrestricted right to terminate a consultant's service at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.

     1.33. Termination of Directorship. "Termination of Directorship" shall mean the time when an Optionee who is an Independent Director ceases to be a Director for any reason, including, but not by way of limitation, a termination by resignation, failure to be elected, death or retirement. The Board, in its sole and absolute discretion, shall determine the effect of all matters and questions relating to Termination of Directorship with respect to Independent Directors.

     1.34. Termination of Employment. "Termination of Employment" shall mean the time when the employee-employer relationship between an Optionee, Grantee or Restricted Stockholder and the Company or any Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding (i) terminations where there is a simultaneous reemployment or continuing employment of an Optionee, Grantee or Restricted Stockholder by the Company or any Subsidiary, (ii) at the discretion of the Committee, terminations which result in a temporary severance of the employee-employer relationship, and
(iii) at the discretion of the Committee, terminations which are followed by the simultaneous establishment of a consulting relationship by the Company or a Subsidiary with the former employee. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment resulted from a discharge for good cause, and all questions of whether particular leaves of absence constitute Terminations of Employment; provided, however, that, unless otherwise determined by the Committee in its discretion, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Employment if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. Notwithstanding any other provision of this Plan, the Company or any Subsidiary has an absolute and unrestricted right to terminate an Employee's employment at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.

     1.35. Transactions. "Transactions" shall mean the transactions contemplated under the Agreement and Plan of Reorganization and Merger, dated as of January 5, 1998, by and among National Media Corporation, ValueVision International Inc. and V-L Holdings Corp.

                                   ARTICLE 2.

                             SHARES SUBJECT TO PLAN

     2.1 Shares Subject to Plan.

     2.1.1. The shares of stock subject to Options, awards of Restricted Stock, Performance Awards, Dividend Equivalents, awards of Deferred Stock, Stock Payments or Stock Appreciation Rights shall be Common Stock, initially shares of the Company's Common Stock, par value $.01 per share. The aggregate number of such shares which may be issued upon exercise of such options or rights or upon any such awards under the Plan shall not exceed 1,750,000. The shares of Common Stock issuable upon exercise of such options or rights or upon any such awards may be either previously authorized but unissued shares or treasury shares.

     2.1.2. The maximum number of shares which may be subject to Options, awards of Restricted Stock, Performance Awards, Dividend Equivalents, awards of Deferred Stock, Stock Payments or Stock Appreciation Rights granted under the Plan to any individual in any fiscal year of the Company shall not exceed the Award Limit. To the extent required by Section 162(m) of the Code, shares subject to Options which are canceled continue to be counted against the Award Limit and if, after grant of an Option, the price of shares subject to such Option is reduced, the transaction is treated as a cancellation of the Option and a grant of a new Option and both the Option deemed to be canceled and the Option deemed to be granted are counted against the Award Limit. Furthermore, to the extent required by Section 162(m) of the Code, if, after grant of a Stock Appreciation Right, the base amount on which stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Company's Common Stock, the transaction is treated as a cancellation of the Stock Appreciation Right and a grant of a new Stock Appreciation Right and both the Stock Appreciation Right deemed to be canceled and the Stock Appreciation Right deemed to be granted are counted against the Award Limit.

     2.2. Add-back of Options and Other Rights. If any Option, or other right to acquire shares of Common Stock under any other award under this Plan, expires or is canceled without having been fully exercised, or is exercised in whole or in part for cash as permitted by this Plan, the number of shares subject to such Option or other right but as to which such Option or other right was not exercised prior to its expiration, cancellation or exercise may again be optioned, granted or awarded hereunder, subject to the limitations of Section 2.1. Furthermore, any shares subject to Options or other awards which are adjusted pursuant to Section
10.3 and become exercisable with respect to shares of stock of another corporation shall be considered cancelled and may again be optioned, granted or awarded hereunder, subject to the limitations of Section 2.1. Shares of Common Stock which are delivered by the Optionee or Grantee or withheld by the Company upon the exercise of any Option or other award under this Plan, in payment of the exercise price thereof, may again be optioned, granted or awarded hereunder, subject to the limitations of Section 2.1. If any share of Restricted Stock is forfeited by the Grantee or repurchased by the Company pursuant to Section 6.6 hereof, such share may again be optioned, granted or awarded hereunder, subject to the limitations of Section 2.1. Notwithstanding the provisions of this
Section 2.2, no shares of Common Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

                                   ARTICLE 3.

                              GRANTING OF OPTIONS

     3.1. Eligibility. Any Employee or consultant selected by the Committee pursuant to Section 3.4.1 shall be eligible to be granted an Option. Each Independent Director of the Company shall be eligible to be granted Options at the times and in the manner set forth in Section 3.4.4.

     3.2. Disqualification for Stock Ownership. No person may be granted an Incentive Stock Option under this Plan if such person, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any then existing Subsidiary or parent corporation (within the meaning of Section 422 of the Code) unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code.

     3.3. Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee.

     3.4. Granting of Options.

     3.4.1. The Committee shall from time to time, in its absolute discretion, and subject to applicable limitations of this Plan:

          3.4.1.1. Determine which Employees are key Employees and select from among the key Employees or consultants (including Employees or consultants who have previously received Options or other awards under this Plan) such of them as in its opinion should be granted Options;

          3.4.1.2. Subject to the Award Limit, determine the number of shares to be subject to such Options granted to the selected key Employees or consultants;

          3.4.1.3. Subject to Section 3.3, determine whether such Options are to be Incentive Stock Options or Non-Qualified Stock Options and whether such Options are to qualify as performance-based compensation as described in
     Section 162(m)(4)(C) of the Code; and

          3.4.1.4. Determine the terms and conditions of such Options, consistent with this Plan; provided, however, that the terms and conditions of Options intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall include, but not be limited to, such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code.

     3.4.2. Upon the selection of a key Employee or consultant to be granted an Option, the Committee shall instruct the Secretary of the Company to issue the Option and may impose such conditions on the grant of the Option as it deems appropriate. Without limiting the generality of the preceding sentence, the Committee may, in its discretion and on such terms as it deems appropriate, require as a condition on the grant of an Option to an Employee or consultant that the Employee or consultant surrender for cancellation some or all of the unexercised Options, awards of Restricted Stock or Deferred Stock, Performance Awards, Stock

Appreciation Rights, Dividend Equivalents or Stock Payments or other rights which have been previously granted to him under this Plan or otherwise. An Option, the grant of which is conditioned upon such surrender, may have an option price lower (or higher) than the exercise price of such surrendered Option or other award, may cover the same (or a lesser or greater) number of shares as such surrendered Option or other award, may contain such other terms as the Committee deems appropriate, and shall be exercisable in accordance with its terms, without regard to the number of shares, price, exercise period or any other term or condition of such surrendered Option or other award.

     3.4.3. Any Incentive Stock Option granted under this Plan may be modified by the Committee to disqualify such option from treatment as an "incentive stock option" under Section 422 of the Code.

     3.4.4. The Board shall from time to time, in its absolute discretion, and subject to applicable limitations of this Plan:

          3.4.4.1. Select from among the Independent Directors (including Independent Directors who have previously received Options under this Plan) such of them as in its opinion should be granted Options;

          3.4.4.2. Subject to the Award Limit, determine the number of shares to be subject to such Options granted to the selected Independent Directors;

          3.4.4.3. Subject to the provisions of Article 4, determine the terms and conditions of such Options, consistent with this Plan.

     All the foregoing Option grants authorized by this Section 3.4.4 are subject to stockholder approval of the Plan.

                                   ARTICLE 4.

                                TERMS OF OPTIONS

     4.1. Option Agreement. Each Option shall be evidenced by a written Stock Option Agreement, which shall be executed by the Optionee and an authorized officer of the Company and which shall contain such terms and conditions as the Committee (or the Board, in the case of Options granted to Independent Directors) shall determine, consistent with this Plan. Stock Option Agreements evidencing Options intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Stock Option Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

     4.2. Option Price. The price per share of the shares subject to each Option shall be set by the Committee; provided, however, that such price shall be no less than the par value of a share of Common Stock, unless otherwise permitted by applicable state law, and (i) in the case of Incentive Stock Options and Options intended to qualify as performance-based compensation as described in
Section 162(m)(4)(C) of the Code, such price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted;
(ii) in the case of Incentive Stock Options granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation thereof (within the meaning of Section 422 of the Code) such price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date the Option is granted; and (iii) in the case of Options granted to Independent Directors, such price shall equal 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted.

     4.3. Option Term. The term of an Option shall be set by the Committee in its discretion; provided, however, that, (i) in the case of Options granted to Independent Directors, the term shall be ten (10) years from the date the Option is granted, without variation or acceleration hereunder, but subject to Section 5.6, and (ii) in the case of Incentive Stock Options, the term shall not be more than ten (10) years from the date the Incentive Stock Option is granted, or five
(5) years from such date if the Incentive Stock Option is granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation thereof (within the meaning of Section 422 of the Code). Except as limited by requirements of
Section 422 of the Code and regulations and rulings thereunder applicable to Incentive Stock Options, the Committee may extend the term of any outstanding Option in connection with any Termination of Employment or Termination of Consultancy of the Optionee, or amend any other term or condition of such Option relating to such a termination.

     4.4. Option Vesting

     4.4.1. The period during which the right to exercise an Option in whole or in part vests in the Optionee shall be set by the Committee and the Committee may determine that an Option may not be exercised in whole or in part for a specified period after it is granted; provided, however, that Options granted to Independent Directors shall become exercisable in cumulative annual installments of 25% on each of the first, second, third and fourth anniversaries of the date of Option grant, without variation or acceleration hereunder except as provided in Section 10.3.2. At any time after grant of an Option, the Committee may, in its sole and absolute discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option (except an Option granted to an Independent Director) vests.

     4.4.2. No portion of an Option which is unexercisable at Termination of Employment, Termination of Directorship or Termination of Consultancy, as applicable, shall thereafter become exercisable, except as may be otherwise provided by the Committee in the case of Options granted to Employees or consultants either in the Stock Option Agreement or by action of the Committee following the grant of the Option.

     4.4.3. To the extent that the aggregate Fair Market Value of stock with respect to which "incentive stock options" (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by an Optionee during any calendar year (under the Plan and all other incentive stock option plans of the Company and any Subsidiary) exceeds $100,000, such Options shall be treated as Non-Qualified Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options into account in the order in which they were granted. For purposes of this Section 4.4.3, the Fair Market Value of stock shall be determined as of the time the Option with respect to such stock is granted.

     4.5. Continued Employment. Nothing in this Plan or in any Stock Option Agreement hereunder shall confer upon any Optionee any right to continue in the employ of, or as a consultant for, the Company or any Subsidiary, or as a director of the Company, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge any Optionee at any time for any reason whatsoever, with or without good cause.

                                   ARTICLE 5.

                              EXERCISE OF OPTIONS

     5.1. Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Committee (or the Board, in the case of Options granted to Independent Directors) may require that, by the terms of the Option, a partial exercise can only be effective with respect to a minimum number of shares.

     5.2. Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company or his office:

          5.2.1. A written notice complying with the applicable rules established by the Committee (or the Board, in the case of Options granted to Independent Directors) stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Optionee or other person then entitled to exercise the Option or such portion;

          5.2.2. Such representations and documents as the Committee (or the Board, in the case of Options granted to Independent Directors), in its absolute discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act of 1933, as amended, and any other federal or state securities laws or regulations. The Committee or Board may, in its absolute discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

          5.2.3. In the event that the Option shall be exercised pursuant to
     Section 10.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option; and

          5.2.4. Full cash payment to the Secretary of the Company for the shares with respect to which the Option, or portion thereof, is exercised. However, the Committee (or the Board, in the case of Options granted to Independent Directors), may in its discretion (i) allow a delay in payment up to thirty (30) days from the date the Option, or portion thereof, is exercised; (ii) allow payment, in whole or in part, through the delivery of shares of Common Stock owned by the Optionee, duly endorsed for transfer to the Company with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; (iii) allow payment, in whole or in part, through the surrender of shares of Common Stock then issuable upon exercise of the Option having a Fair Market Value on the date of Option exercise equal to the aggregate exercise price of the Option or exercised portion thereof; (iv) allow payment, in whole or in part, through the delivery of property of any kind which constitutes good and valuable consideration; (v) allow payment, in whole or in part, through the delivery of a full recourse promissory note bearing interest (at no less than such rate as shall then preclude the imputation of interest under the Code) and payable upon such terms as may be prescribed by the Committee or the Board; (vi) allow payment, in whole or in part, through the delivery of a notice that the Optionee has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; or (vii) allow payment through any combination of the consideration provided in the foregoing subparagraphs (ii), (iii), (iv), (v) and (vi). In the case of a promissory note, the Committee (or the Board, in the case of Options granted to Independent Directors) may also prescribe the form of such note and the security to be given for such note. The Option may not be exercised, however, by delivery of a promissory note or by a loan from the Company when or where such loan or other extension of credit is prohibited by law.

     5.3. Conditions to Issuance of Stock Certificates. The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased upon the exercise of any Option or portion thereof prior to fulfillment of all of the following conditions:

          5.3.1. The admission of such shares to listing on all stock exchanges on which such class of stock is then listed;

          5.3.2. The completion of any registration or other qualification of such shares under any state or federal law, or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Committee or Board shall, in its absolute discretion, deem necessary or advisable;

          5.3.3. The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee (or Board, in the case of Options granted to Independent Directors) shall, in its absolute discretion, determine to be necessary or advisable;

          5.3.4. The lapse of such reasonable period of time following the exercise of the Option as the Committee (or Board, in the case of Options granted to Independent Directors) may establish from time to time for reasons of administrative convenience; and

          5.3.5. The receipt by the Company of full payment for such shares, including payment of any applicable withholding tax, which, in the discretion of the Committee or the Board may be in the form of consideration used by the Optionee to pay for such shares under Section 5.2.4.

     5.4. Rights as Stockholders. The holders of Options shall not be, nor have any of the rights or privileges of, stockholders of the Company in respect of any shares purchasable upon the exercise of any part of an Option unless and until certificates representing such shares have been issued by the Company to such holders.

     5.5. Ownership and Transfer Restrictions. The Committee (or Board, in the case of Options granted to Independent Directors), in its absolute discretion, may impose such restrictions on the ownership and transferability of the shares purchasable upon the exercise of an Option as it deems appropriate. Any such restriction shall be set forth in the respective Stock Option Agreement and may be referred to on the certificates evidencing such shares. The Committee may require the Employee to give the Company prompt notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option within
(i) two years from the date of granting such Option to such Employee or (ii) one year after the transfer of such shares to such Employee. The Committee may direct that the certificates evidencing shares acquired by exercise of an Option refer to such requirement to give prompt notice of disposition.

     5.6. Limitations on Exercise of Options Granted to Independent
Directors. No Option granted to an Independent Director may be exercised to any extent by anyone after the first to occur of the following events:

          5.6.1. The expiration of twelve (12) months from the date of the Optionee's death;

          5.6.2. the expiration of twelve (12) months from the date of the Optionee's Termination of Directorship by reason of his permanent and total disability (within the meaning of Section 22(e)(3) of the Code);

          5.6.3. the expiration of three (3) months from the date of the Optionee's Termination of Directorship for any reason other than such Optionee's death or his permanent and total disability, unless the Optionee dies within said three-month period; or

          5.6.4. The expiration of ten years from the date the Option was granted.

                                   ARTICLE 6.

                           AWARD OF RESTRICTED STOCK

     6.1. Award of Restricted Stock.

     6.1.1. The Committee may from time to time, in its absolute discretion:

          6.1.1.1. Select from among the key Employees or consultants (including Employees or consultants who have previously received other awards under this Plan) such of them as in its opinion should be awarded Restricted Stock; and

     6.1.2. Determine the purchase price, if any, and other terms and conditions applicable to such Restricted Stock, consistent with this Plan.

     6.1.3. The Committee shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that such purchase price shall be no less than the par value of the Common Stock to be purchased, unless otherwise permitted by applicable state law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

     6.1.4. Upon the selection of a key Employee or consultant to be awarded Restricted Stock, the Committee shall instruct the Secretary of the Company to issue such Restricted Stock and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

     6.2. Restricted Stock Agreement. Restricted Stock shall be issued only pursuant to a written Restricted Stock Agreement, which shall be executed by the selected key Employee or consultant and an authorized officer of the Company and which shall contain such terms and conditions as the Committee shall determine, consistent with this Plan.

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     6.3. Consideration. As consideration for the issuance of Restricted Stock, in addition to payment of any purchase price, the Restricted Stockholder shall agree, in the written Restricted Stock Agreement, to remain in the employ of, or to consult for, the Company or any Subsidiary for a period of at least one year after the Restricted Stock is issued (or such shorter period as may be fixed in the Restricted Stock Agreement or by action of the Committee following grant of the Restricted Stock). Nothing in this Plan or in any Restricted Stock Agreement hereunder shall confer on any Restricted Stockholder any right to continue in the employ of, or as a consultant for, the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge any Restricted Stockholder at any time for any reason whatsoever, with or without good cause.

     6.4. Rights as Stockholders. Upon delivery of the shares of Restricted Stock to the escrow holder pursuant to Section 6.7, the Restricted Stockholder shall have, unless otherwise provided by the Committee, all the rights of a stockholder with respect to said shares, subject to the restrictions in his Restricted Stock Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that in the discretion of the Committee, any extraordinary distributions with respect to the Common Stock shall be subject to the restrictions set forth in
Section 6.5.

     6.5. Restriction. All shares of Restricted Stock issued under this Plan (including any shares received by holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of each individual Restricted Stock Agreement, be subject to such restrictions as the Committee shall provide, which restrictions may include, without limitation, restrictions concerning voting rights and transferability and restrictions based on duration of employment with the Company, Company performance and individual performance; provided, however, that by action taken after the Restricted Stock is issued, the Committee may, on such terms and conditions as it may determine to be appropriate, remove any or all of the restrictions imposed by the terms of the Restricted Stock Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire. Unless provided otherwise by the Committee, if no consideration was paid by the Restricted Stockholder upon issuance, a Restricted Stockholder's rights in unvested Restricted Stock shall lapse upon Termination of Employment or, if applicable, upon Termination of Consultancy with the Company.

     6.6. Repurchase of Restricted Stock. The Committee shall provide in the terms of each individual Restricted Stock Agreement that the Company shall have the right to repurchase from the Restricted Stockholder the Restricted Stock then subject to restrictions under the Restricted Stock Agreement immediately upon a Termination of Employment or, if applicable, upon a Termination of Consultancy between the Restricted Stockholder and the Company, at a cash price per share equal to the price paid by the Restricted Stockholder for such Restricted Stock; provided, however, that provision may be made that no such right of repurchase shall exist in the event of a Termination of Employment or Termination of Consultancy without cause, or following a Change in Control of the Company or because of the Restricted Stockholder's retirement, death or disability, or otherwise.

     6.7. Escrow. The Secretary of the Company or such other escrow holder as the Committee may appoint shall retain physical custody of each certificate representing Restricted Stock until all of the restrictions imposed under the Restricted Stock Agreement with respect to the shares evidenced by such certificate expire or shall have been removed.

     6.8. Legend. In order to enforce the restrictions imposed upon shares of Restricted Stock hereunder, the Committee shall cause a legend or legends to be placed on certificates representing all shares of Restricted Stock that are still subject to restrictions under Restricted Stock Agreements, which legend or legends shall make appropriate reference to the conditions imposed thereby.

     6.9. Provisions Applicable to Section 162(m) Participants.

     6.9.1. Notwithstanding anything in the Plan to the contrary, the Committee may grant Restricted Stock awards to a Section 162(m) Participant that vest upon the attainment of performance targets for the Company which are related to one or more of the following performance goals: (i) pre-tax income,

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(ii) operating income, (iii) cash flow, (iv) earnings per share, (v) return on equity, (vi) return on invested capital or assets and (vii) cost reductions or savings.

     6.9.2. To the extent necessary to comply with the performance-based compensation requirements of Section 162(m)(4)(C) of the Code, with respect to Restricted Stock which may be granted to one or more Section 162(m) Participants, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (i) designate one or more Section 162(m) Participants, (ii) select the performance goal or goals applicable to the fiscal year or other designated fiscal period, (iii) establish the various targets and bonus amounts which may be earned for such fiscal year or other designated fiscal period and (iv) specify the relationship between performance goals and targets and the amounts to be earned by each Section 162(m) Participant for such fiscal year or other designated fiscal period. Following the completion of each fiscal year or other designated fiscal period, the Committee shall certify in writing whether the applicable performance targets have been achieved for such fiscal year or other designated fiscal period. In determining the amount earned by a Section 162(m) Participant, the Committee shall have the right to reduce (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the fiscal year or other designated fiscal period.

     6.10. Section 83(b) Election. If a Restricted Stockholder makes an election under Section 83(b) of the Code, or any successor section thereto, to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Restricted Stockholder would otherwise be taxable under Section 83(b) of the Code, the Restricted Stockholder shall deliver a copy of such election to the Company immediately after filing such election with the Internal Revenue Service.

                                   ARTICLE 7.

                   PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS,
                         DEFERRED STOCK, STOCK PAYMENTS

     7.1. Performance Awards. Any key Employee or consultant selected by the Committee may be granted one or more Performance Awards. The value of such Performance Awards may be linked to the market value, book value, net profits or other measure of the value of Common Stock or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee, or may be based upon the appreciation in the market value, book value, net profits or other measure of the value of a specified number of shares of Common Stock over a fixed period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular key Employee or consultant.

     7.2. Dividend Equivalents. Any key Employee or consultant selected by the Committee may be granted Dividend Equivalents based on the dividends declared on Common Stock, to be credited as of dividend payment dates, during the period between the date an Option, Stock Appreciation Right, Deferred Stock or Performance Award is granted, and the date such Option, Stock Appreciation Right, Deferred Stock or Performance Award is exercised, vests or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Committee. With respect to Dividend Equivalents granted with respect to Options intended to be qualified performance-based compensation for purposes of Section 162(m) of the Code, such Dividend Equivalents shall be payable regardless of whether such Option is exercised.

     7.3. Stock Payments. Any key Employee or consultant selected by the Committee may receive Stock Payments in the manner determined from time to time by the Committee. The number of shares shall be determined by the Committee and may be based upon the Fair Market Value, book value, net profits or other measure of the value of Common Stock or other specific performance criteria determined appropriate by the Committee, determined on the date such Stock Payment is made or on any date thereafter.

     7.4. Deferred Stock. Any key Employee or consultant selected by the Committee may be granted an award of Deferred Stock in the manner determined from time to time by the Committee. The number of shares of Deferred Stock shall be determined by the Committee and may be linked to the market value, book value, net profits or other measure of the value of Common Stock or other specific performance criteria determined to be appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. Common Stock underlying a Deferred Stock award will not be issued until the Deferred Stock award has vested, pursuant to a vesting schedule or performance criteria set by the Committee. Unless otherwise provided by the Committee, a Grantee of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the award has vested and the Common Stock underlying the award has been issued.

     7.5. Performance Award Agreement, Dividend Equivalent Agreement, Deferred Stock Agreement, Stock Payment Agreement. Each Performance Award, Dividend Equivalent, award of Deferred Stock and/or Stock Payment shall be evidenced by a written agreement, which shall be executed by the Grantee and an authorized Officer of the Company and which shall contain such terms and conditions as the Committee shall determine, consistent with this Plan.

     7.6. Term. The term of a Performance Award, Dividend Equivalent, award of Deferred Stock and/or Stock Payment shall be set by the Committee in its discretion.

     7.7. Exercise Upon Termination of Employment. A Performance Award, Dividend Equivalent, award of Deferred Stock and/or Stock Payment is exercisable or payable only while the Grantee is an Employee or consultant; provided that the Committee may determine that the Performance Award, Dividend Equivalent, award of Deferred Stock and/or Stock Payment may be exercised or paid subsequent to Termination of Employment or Termination of Consultancy without cause, or following a Change in Control of the Company, or because of the Grantee's retirement, death or disability, or otherwise.

     7.8.   Payment on Exercise. Payment of the amount determined under Section
7.1 or 7.2 above shall be in cash, in Common Stock or a combination of both, as determined by the Committee. To the extent any payment under this Article 7 is effected in Common Stock, it shall be made subject to satisfaction of all provisions of Section 5.3.

     7.9. Consideration. In consideration of the granting of a Performance Award, Dividend Equivalent, award of Deferred Stock and/or Stock Payment, the Grantee shall agree, in a written agreement, to remain in the employ of, or to consult for, the Company or any Subsidiary for a period of at least one year after such Performance Award, Dividend Equivalent, award of Deferred Stock and/or Stock Payment is granted (or such shorter period as may be fixed in such agreement or by action of the Committee following such grant). Nothing in this Plan or in any agreement hereunder shall confer on any Grantee any right to continue in the employ of, or as a consultant for, the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge any Grantee at any time for any reason whatsoever, with or without good cause.

     7.10.   Provisions Applicable to Section 162(m) Participants.

     7.10.1. Notwithstanding anything in the Plan to the contrary, the Committee may grant any performance or incentive awards described in Article 7 to a
Section 162(m) Participant that vest or become exercisable upon the attainment of performance targets for the Company which are related to one or more of the following performance goals: (i) pre-tax income, (ii) operating income, (iii) cash flow, (iv) earnings per share, (v) return on equity, (vi) return on invested capital or assets and (vii)cost reductions or savings.

     7.10.2. To the extent necessary to comply with the performance-based compensation requirements of Section 162(m)(4)(C) of the Code, with respect to performance or incentive awards described in Article 7 which may be granted to one or more Section 162(m) Participants, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (i) designate one or more Section 162(m) Participants, (ii) select the performance goal or goals applicable to the fiscal year or other designated fiscal period, (iii) establish the various targets and bonus amounts which may be earned for such fiscal year or other designated fiscal period and
(iv) specify the relationship between performance goals and targets and the amounts to be earned by each Section 162(m) Participant for such fiscal year or other designated fiscal period. Following the completion of each fiscal year or other designated fiscal period, the Committee shall certify in writing whether the applicable performance targets have been achieved for such fiscal year or other designated fiscal period. In determining the amount earned by a Section 162(m) Participant, the Committee shall have the right to reduce (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the fiscal year or other designated fiscal period.

                                   ARTICLE 8.

                           STOCK APPRECIATION RIGHTS

     8.1. Grant of Stock Appreciation Rights. A Stock Appreciation Right may be granted to any key Employee or consultant selected by the Committee. A Stock Appreciation Right may be granted (i) in connection and simultaneously with the grant of an Option, (ii) with respect to a previously granted Option, or (iii) independent of an Option. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with this Plan as the Committee shall impose and shall be evidenced by a written Stock Appreciation Right Agreement, which shall be executed by the Grantee and an authorized officer of the Company. The Committee, in its discretion, may determine whether a Stock Appreciation Right is to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code and Stock Appreciation Right Agreements evidencing Stock Appreciation Rights intended to so qualify shall contain such terms and conditions as may be necessary to meet the applicable provisions of
Section 162(m) of the Code. Without limiting the generality of the foregoing, the Committee may, in its discretion and on such terms as it deems appropriate, require as a condition of the grant of a Stock Appreciation Right to an Employee or consultant that the Employee or consultant surrender for cancellation some or all of the unexercised Options, awards of Restricted Stock or Deferred Stock, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments, or other rights which have been previously granted to him under this Plan or otherwise. A Stock Appreciation Right, the grant of which is conditioned upon such surrender, may have an exercise price lower (or higher) than the exercise price of the surrendered Option or other award, may cover the same (or a lesser or greater) number of shares as such surrendered Option or other award, may contain such other terms as the Committee deems appropriate, and shall be exercisable in accordance with its terms, without regard to the number of shares, price, exercise period or any other term or condition of such surrendered Option or other award.

     8.2.   Coupled Stock Appreciation Rights.

     8.2.1. A Coupled Stock Appreciation Right ("CSAR") shall be related to a particular Option and shall be exercisable only when and to the extent the related Option is exercisable.

     8.2.2. A CSAR may be granted to the Grantee for no more than the number of shares subject to the simultaneously or previously granted Option to which it is coupled.

     8.2.3. A CSAR shall entitle the Grantee (or other person entitled to exercise the Option pursuant to this Plan) to surrender to the Company unexercised a portion of the Option to which the CSAR relates (to the extent then exercisable pursuant to its terms) and to receive from the Company in exchange therefor an amount determined by multiplying the difference obtained by subtracting the Option exercise price from the Fair Market Value of a share of Common Stock on the date of exercise of the CSAR by the number of shares of Common Stock with respect to which the CSAR shall have been exercised, subject to any limitations the Committee may impose.

     8.3.   Independent Stock Appreciation Rights.

     8.3.1. An Independent Stock Appreciation Right ("ISAR") shall be unrelated to any Option and shall have a term set by the Committee. An ISAR shall be exercisable in such installments as the Committee may determine. An ISAR shall cover such number of shares of Common Stock as the Committee may determine. The exercise price per share of Common Stock subject to each ISAR shall be set by the Committee. An ISAR is exercisable only while the Grantee is an Employee or consultant; provided that the Committee may determine that the ISAR may be exercised subsequent to Termination of Employment or Termination of Consultancy without cause, or following a change in control of the Company, or because of the Grantee's retirement, death or disability, or otherwise.

     8.3.2. An ISAR shall entitle the Grantee (or other person entitled to exercise the ISAR pursuant to this Plan) to exercise all or a specified portion of the ISAR (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the ISAR from the Fair Market Value of a share of Common Stock on the date of exercise of the ISAR by the number of shares of Common Stock with respect to which the ISAR shall have been exercised, subject to any limitations the Committee may impose.

     8.4.   Payment and Limitations on Exercise

     8.4.1. Payment of the amount determined under Section 8.2.3 and 8.3.2 above shall be in cash, in Common Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Committee. To the extent such payment is effected in Common Stock it shall be made subject to satisfaction of all provisions of Section 5.3 above pertaining to Options.

     8.4.2. Grantees of Stock Appreciation Rights may be required to comply with any timing or other restrictions with respect to the settlement or exercise of a Stock Appreciation Right, including a window-period limitation, as may be imposed in the discretion of the Board or Committee.

     8.5. Consideration. In consideration of the granting of a Stock Appreciation Right, the Grantee shall agree, in the written Stock Appreciation Right Agreement, to remain in the employ of, or to consult for, the Company or any Subsidiary for a period of at least one year after the Stock Appreciation Right is granted (or such shorter period as may be fixed in the Stock Appreciation Right Agreement or by action of the Committee following grant of the Restricted Stock). Nothing in this Plan or in any Stock Appreciation Right Agreement hereunder shall confer on any Grantee any right to continue in the employ of, or as a consultant for, the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge any Grantee at any time for any reason whatsoever, with or without good cause.

                                   ARTICLE 9.

                                 ADMINISTRATION

     9.1. Compensation Committee. The Compensation Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under this Plan) shall consist solely of two or more Independent Directors appointed by and holding office at the pleasure of the Board, each of whom is both a "non-employee director" as defined by Rule 16b-3 and an "outside director" for purposes of Section 162(m) of the Code. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may be filled by the Board.

     9.2. Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of this Plan in accordance with its provisions. The Committee shall have the power to interpret this Plan and the agreements pursuant to which Options, awards of Restricted Stock or Deferred Stock, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments are granted or awarded, and to adopt such rules for the administration, interpretation, and application of this Plan as are consistent therewith and to interpret, amend or revoke any such rules. Notwithstanding the foregoing, the full

Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Options granted to Independent Directors. Any such grant or award under this Plan need not be the same with respect to each Optionee, Grantee or Restricted Stockholder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under this Plan except with respect to matters which under Rule 16b-3 or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee.

     9.3. Majority Rule; Unanimous Written Consent. The Committee shall act by a majority of its members in attendance at a meeting at which a quorum is present or by a memorandum or other written instrument signed by all members of the Committee.

     9.3. Compensation; Professional Assistance; Good Faith Actions. Members of the Committee shall receive such compensation for their services as members as may be determined by the Board. All expenses and liabilities which members of the Committee incur in connection with the administration of this Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers, or other persons. The Committee, the Company and the Company's officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all Optionees, Grantees, Restricted Stockholders, the Company and all other interested persons. No members of the Committee or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to this Plan, Options, awards of Restricted Stock or Deferred Stock, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

                                  ARTICLE 10.

                            MISCELLANEOUS PROVISIONS

     10.1. Not Transferable. Options, Restricted Stock awards, Deferred Stock awards, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments under this Plan may not be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution or pursuant to a QDRO, unless and until such rights or awards have been exercised, or the shares underlying such rights or awards have been issued, and all restrictions applicable to such shares have lapsed. No Option, Restricted Stock award, Deferred Stock award, Performance Award, Stock Appreciation Right, Dividend Equivalent or Stock Payment or interest or right therein shall be liable for the debts, contracts or engagements of the Optionee, Grantee or Restricted Stockholder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

     During the lifetime of the Optionee or Grantee, only he may exercise an Option or other right or award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a QDRO. After the death of the Optionee or Grantee, any exercisable portion of an Option or other right or award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Stock Option Agreement or other agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Optionee's or Grantee's will or under the then applicable laws of descent and distribution.

     10.2. Amendment, Suspension or Termination of this Plan. Except as otherwise provided in this Section 10.2, this Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, without approval of the Company's stockholders given within twelve months before or after the action by the Board or the Committee, no action of the Board or the Committee may, except as provided in Section 10.3, increase the limits imposed in Section 2.1 on the maximum number of shares which may be issued under this Plan or modify the Award Limit, and no action of the Board or the Committee may be taken that would otherwise require stockholder approval as a matter of applicable law, regulation or rule. No amendment, suspension or termination of this Plan shall, without the consent of the holder of Options, Restricted Stock awards, Deferred Stock awards, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments, alter or impair any rights or obligations under any Options, Restricted Stock awards, Deferred Stock awards, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments theretofore granted or awarded, unless the award itself otherwise expressly so provides. No Options, Restricted Stock, Deferred Stock, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments may be granted or awarded during any period of suspension or after termination of this Plan, and in no event may any Incentive Stock Option be granted under this Plan after the first to occur of the following events:

          10.2.1. The expiration of ten years from the date the Plan is adopted by the Board; or

          10.2.2. The expiration of ten years from the date the Plan is approved by the Company's stockholders under Section 10.4.

     10.3. Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

     10.3.1. Subject to Section 10.3.4, in the event that the Committee (or the Board, in the case of Options granted to Independent Directors)determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company (including, but not limited to, a Corporate Transaction), or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, in the Committee's sole discretion (or in the case of Options granted to Independent Directors, the Board's sole discretion), affects the Common Stock such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Option, Restricted Stock award, Performance Award, Stock Appreciation Right, Dividend Equivalent, Deferred Stock award or Stock Payment, then the Committee (or the Board, in the case of Options granted to Independent Directors) shall, in such manner as it may deem equitable, adjust any or all of

          10.3.1.1. the number and kind of shares of Common Stock (or other securities or property) with respect to which Options, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments may be granted under the Plan, or which may be granted as Restricted Stock or Deferred Stock (including, but not limited to, adjustments of the limitations in Section 2.1 on the maximum number and kind of shares which may be issued and adjustments of the Award Limit),

          10.3.1.2. the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Options, Performance Awards, Stock Appreciation Rights, Dividend Equivalents, or Stock Payments, and in the number and kind of shares of outstanding Restricted Stock or Deferred Stock, and

          10.3.1.3. the grant or exercise price with respect to any Option, Performance Award, Stock Appreciation Right, Dividend Equivalent or Stock Payment.

     10.3.2. Subject to Sections 10.3.2.7 and 10.3.4, in the event of any Corporate Transaction or other transaction or event described in Section 10.3.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations, or accounting principles, the Committee (or the Board, in the case of Options granted to Independent Directors) in its discretion is hereby authorized to take any one or more of the following actions whenever the Committee (or the Board, in the case of Options granted to Independent
                                      G-16
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Directors) determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any option, right or other award under this Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

          10.3.2.1. In its sole and absolute discretion, and on such terms and conditions as it deems appropriate, the Committee (or the Board, in the case of Options granted to Independent Directors) may provide, either by the terms of the agreement or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Optionee's request, for either the purchase of any such Option, Performance Award, Stock Appreciation Right, Dividend Equivalent, or Stock Payment, or any Restricted Stock or Deferred Stock for an amount of cash equal to the amount that could have been attained upon the exercise of such option, right or award or realization of the Optionee's rights had such option, right or award been currently exercisable or payable or fully vested or the replacement of such option, right or award with other rights or property selected by the Committee (or the Board, in the case of Options granted to Independent Directors) in its sole discretion;

          10.3.2.2. In its sole and absolute discretion, the Committee (or the Board, in the case of Options granted to Independent Directors) may provide, either by the terms of such Option, Performance Award, Stock Appreciation Right, Dividend Equivalent, or Stock Payment, or Restricted Stock or Deferred Stock or by action taken prior to the occurrence of such transaction or event that it cannot be exercised after such event;

          10.3.2.3. In its sole and absolute discretion, and on such terms and conditions as it deems appropriate, the Committee (or the Board, in the case of Options granted to Independent Directors) may provide, either by the terms of such Option, Performance Award, Stock Appreciation Right, Dividend Equivalent, or Stock Payment, or Restricted Stock or Deferred Stock or by action taken prior to the occurrence of such transaction or event, that for a specified period of time prior to such transaction or event, such option, right or award shall be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in (i) Section
     4.4 or (ii) the provisions of such Option, Performance Award, Stock Appreciation Right, Dividend Equivalent, or Stock Payment, or Restricted Stock or Deferred Stock;

          10.3.2.4. In its sole and absolute discretion, and on such terms and conditions as it deems appropriate, the Committee (or the Board, in the case of Options granted to Independent Directors) may provide, either by the terms of such Option, Performance Award, Stock Appreciation Right, Dividend Equivalent, or Stock Payment, or Restricted Stock or Deferred Stock or by action taken prior to the occurrence of such transaction or event, that upon such event, such option, right or award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; and

          10.3.2.5. In its sole and absolute discretion, and on such terms and conditions as it deems appropriate, the Committee (or the Board, in the case of Options granted to Independent Directors) may make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Options, Performance Awards, Stock Appreciation Rights, Dividend Equivalents, or Stock Payments, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/ or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future.

          10.3.2.6. In its sole and absolute discretion, and on such terms and conditions as it deems appropriate, the Committee may provide either by the terms of a Restricted Stock award or Deferred Stock award or by action taken prior to the occurrence of such event that, for a specified period of time prior to such event, the restrictions imposed under a Restricted Stock Agreement or a Deferred Stock Agreement upon some or all shares of Restricted Stock or Deferred Stock may be terminated, and, in the case of Restricted Stock, some or all shares of such Restricted Stock may cease to be subject to repurchase under Section 6.6 or forfeiture under Section 6.5 after such event.

          10.3.2.7. None of the foregoing discretionary actions taken under this
     Section 10.3.2 shall be permitted with respect to Options granted under
     Section 3.4.4 to Independent Directors to the extent that such discretion would be inconsistent with the applicable exemptive conditions of Rule 16b-3. In the event of a Change in Control or a Corporate Transaction, to the extent that the Board does not have the ability under Rule 16b-3 to take or to refrain from taking the discretionary actions set forth in
     Section 10.3.2.3 above, each Option granted to an Independent Director shall be exercisable as to all shares covered thereby upon such Change in Control or during the five days immediately preceding the consummation of such Corporate Transaction and subject to such consummation, notwithstanding anything to the contrary in Section 4.4 or the vesting schedule of such Options. In the event of a Corporate Transaction, to the extent that the Board does not have the ability under Rule 16b-3 to take or to refrain from taking the discretionary actions set forth in Section
     10.3.2.2 above, no Option granted to an Independent Director may be exercised following such Corporate Transaction unless such Option is, in connection with such Corporate Transaction, either assumed by the successor or survivor corporation (or parent or subsidiary thereof) or replaced with a comparable right with respect to shares of the capital stock of the successor or survivor corporation (or parent or subsidiary thereof).

     10.3.3. Subject to Section 10.3.4 and 10.8, the Committee (or the Board, in the case of Options granted to Independent Directors) may, in its discretion, include such further provisions and limitations in any Option, Performance Award, Stock Appreciation Right, Dividend Equivalent, or Stock Payment, or Restricted Stock or Deferred Stock agreement or certificate, as it may deem equitable and in the best interests of the Company.

     10.3.4. With respect to Options, Stock Appreciation Rights and performance or incentive awards described in Article 7 which are granted to Section 162(m) Participants and are intended to qualify as performance-based compensation under
Section 162(m)(4)(C), no adjustment or action described in this Section 10.3 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code or would cause such option or stock appreciation right to fail to so qualify under Section 162(m)(4)(C), as the case may be, or any successor provisions thereto. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Committee (or the Board, in the case of Options granted to Independent Directors) determines that the option or other award is not to comply with such exemptive conditions. The number of shares of Common Stock subject to any option, right or award shall always be rounded to the next whole number.

     10.4. Approval of Plan by Stockholders. This Plan will be submitted for the approval of the Company's stockholders within twelve months after the date of the Board's initial adoption of this Plan. Options, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments may be granted and Restricted Stock or Deferred Stock may be awarded prior to such stockholder approval, provided that such Options, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments shall not be exercisable and such Restricted Stock or Deferred Stock shall not vest prior to the time when this Plan is approved by the stockholders, and provided further that if such approval has not been obtained at the end of said twelve-month period, all Options, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments previously granted and all Restricted Stock or Deferred Stock previously awarded under this Plan shall thereupon be canceled and become null and void.

     10.5. Tax Withholding. The Company shall be entitled to require payment in cash or deduction from other compensation payable to each Optionee, Grantee or Restricted Stockholder of any sums required by federal, state or local tax law to be withheld with respect to the issuance, vesting or exercise of any Option, Restricted Stock, Deferred Stock, Performance Award, Stock Appreciation Right, Dividend Equivalent or Stock Payment. The Committee (or the Board, in the case of Options granted to Independent Directors) may in its discretion and in satisfaction of the foregoing requirement allow such Optionee, Grantee or Restricted Stockholder to elect to have the Company withhold shares of Common Stock otherwise issuable under such Option or other award (or allow the return of shares of Common Stock) having a Fair Market Value equal to the sums required to be withheld.

     10.6. Loans. The Committee may, in its discretion, extend one or more loans to key Employees in connection with the exercise or receipt of an Option, Performance Award, Stock Appreciation Right, Dividend Equivalent or Stock Payment granted under this Plan, or the issuance of Restricted Stock or Deferred Stock awarded under this Plan. The terms and conditions of any such loan shall be set by the Committee.

     10.7. Forfeiture Provisions. Pursuant to its general authority to determine the terms and conditions applicable to awards under the Plan, the Committee (or the Board, in the case of Options granted to Independent Directors) shall have the right (to the extent consistent with the applicable exemptive conditions of Rule 16b-3) to provide, in the terms of Options or other awards made under the Plan, or to require the recipient to agree by separate written instrument, that
(i) any proceeds, gains or other economic benefit actually or constructively received by the recipient upon any receipt or exercise of the award, or upon the receipt or resale of any Common Stock underlying such award, must be paid to the Company, and (ii) the award shall terminate and any unexercised portion of such award (whether or not vested) shall be forfeited, if (a) a Termination of Employment, Termination of Consultancy or Termination of Directorship occurs prior to a specified date, or within a specified time period following receipt or exercise of the award, or (b) the recipient at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Committee (or the Board, as applicable).

     10.8. Limitations Applicable to Section 16 Persons and Performance-Based Compensation. Notwithstanding any other provision of this Plan, this Plan, and any Option, Performance Award, Stock Appreciation Right, Dividend Equivalent or Stock Payment granted, or Restricted Stock or Deferred Stock awarded, to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan, Options, Performance Awards, Stock Appreciation Rights, Dividend Equivalents, Stock Payments, Restricted Stock and Deferred Stock granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule. Furthermore, notwithstanding any other provision of this Plan, any Option, Stock Appreciation Right or performance or incentive award described in Article 7 which is granted to a Section 162(m) Participant and is intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as performance-based compensation as described in Section 162(m)(4)(C) of the Code, and this Plan shall be deemed amended to the extent necessary to conform to such requirements.

     10.9. Effect of Plan Upon Options and Compensation Plans. The adoption of this Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in this Plan shall be construed to limit the right of the Company (i) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary or (ii) to grant or assume options or other rights otherwise than under this Plan in connection with any proper corporate purpose including but not by way of limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

     10.10. Compliance with Laws. This Plan, the granting and vesting of Options, Restricted Stock awards, Deferred Stock awards, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments under this Plan and the issuance and delivery of shares of Common Stock and the payment of money under this Plan or under Options, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments granted or Restricted Stock or Deferred Stock awarded hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan, Options, Restricted Stock awards, Deferred Stock awards, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

     10.11. Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Plan.

     10.12. Governing Law. This Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.

                                     * * *

     I hereby certify that the foregoing Plan was duly adopted by the Board of
Directors of                     on                     , 1998.

     Executed on this      day of                     , 1998.

                                          Secretary

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

                                                                         ANNEX H

                        DELAWARE GENERAL CORPORATION LAW

     SECTION 262 APPRAISAL RIGHTS -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security or an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

          (d) Appraisal rights shall be perfected as follows:

             (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

             (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date or the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receiver either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

          (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

          (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

          (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

          (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

          (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

          (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

          (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

          (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX I

                       MINNESOTA BUSINESS CORPORATION ACT

302A.471. RIGHTS OF DISSENTING SHAREHOLDERS

     SUBDIVISION 1. ACTIONS CREATING RIGHTS. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

     (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

     (1) alters or abolishes a preferential right of the shares;

     (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

     (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

     (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

     (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

     (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

     (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

     (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

     SUBD. 2. BENEFICIAL OWNERS. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

     (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

     SUBD. 3. RIGHTS NOT TO APPLY. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

     (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

     SUBD. 4. OTHER RIGHTS. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473. PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS

     SUBDIVISION 1. DEFINITIONS. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

     (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

     (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

     (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.

     SUBD. 2. NOTICE OF ACTION. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

     SUBD. 3. NOTICE OF DISSENT. If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

     SUBD. 4. NOTICE OF PROCEDURE; DEPOSIT OF SHARES. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

     (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

     (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

     (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

     (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

     (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

     SUBD. 5. PAYMENT; RETURN OF SHARES. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting

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

shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

     (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

     (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

     (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

     (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

     (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

     SUBD. 6. SUPPLEMENTAL PAYMENT; DEMAND. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

     SUBD. 7. PETITION; DETERMINATION. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

     SUBD. 8. COSTS; FEES; EXPENSES. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

     (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

     (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

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

                                                                         ANNEX J

                    STOCK OPTION AGREEMENT (NATIONAL MEDIA)

     STOCK OPTION AGREEMENT, dated as of January 5, 1998 (the "Agreement"), between NATIONAL MEDIA CORPORATION, a Delaware corporation (the "Grantee"), and VALUEVISION INTERNATIONAL, INC., a Minnesota corporation (the "Grantor").

     WHEREAS, the Grantee, V-L HOLDINGS CORP., a newly-formed Delaware corporation ("Parent"), and the Grantor are entering into an Agreement and Plan of Reorganization and Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the merger (the "National Media Merger") of a wholly-owned subsidiary of Parent with and into the Grantee and the merger (the "ValueVision Merger") of another wholly-owned subsidiary of Parent with and into the Grantor, such that the Grantee and the Grantor will become wholly-owned subsidiaries of Parent and the stockholders of the Grantee and the Grantor will become stockholders of Parent (the National Media Merger and the ValueVision Merger collectively, the "Mergers");

     WHEREAS, pursuant to a Stock Option Agreement dated as of the date hereof between the Grantee and the Grantor, the Grantee has granted the Grantor an option to acquire shares of common stock of the Grantee on terms that are substantially similar to the terms of this Agreement (the "ValueVision Option");

     WHEREAS, as a condition and inducement to their willingness to enter into the Merger Agreement and the ValueVision Option, the Grantee and Parent have requested that the Grantor grant to the Grantee an option to purchase 5,579,119 shares of Common Stock, par value $0.01 per share, of the Grantor (the "Common Stock"), upon the terms and subject to the conditions hereof; and

     WHEREAS, in order to induce the Grantee to enter into the Merger Agreement and grant the ValueVision Option, the Grantor is willing to grant the Grantee the requested option.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

     1. The Option; Exercise; Adjustments; Payment of Spread.

     (a) Contemporaneously herewith the Grantee, Parent and the Grantor are entering into the Merger Agreement. Subject to the other terms and conditions set forth herein, the Grantor hereby grants to the Grantee an irrevocable option (the "Option") to purchase up to 5,579,119 as adjusted as provided herein) shares of Common Stock (the "Shares") at a per share cash purchase price equal to the lower of (i) $3.875 per Share or (ii) the average closing sales price of the Common Stock on the Nasdaq National Market ("Nasdaq") for the five consecutive trading days beginning on and including the day that the Mergers are publicly announced (as adjusted as provided herein) (such lower price being the "Purchase Price"). The Option may be exercised by the Grantee, in whole or in part, at any time, or from time to time, following the occurrence of one of the events set forth in Section 2(c) hereof and prior to the termination of the Option in accordance with the terms of this Agreement.

     (b) In the event the Grantee wishes to exercise the Option, the Grantee shall send a written notice to the Grantor (the "Stock Exercise Notice") specifying a date (subject to the HSR Act (as defined below)) not later than 10 business days and not earlier than the next business day following the date such notice is given for the closing of such purchase. In the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, stock split, split-up, reclassification, recapitalization, merger or other change in the corporate or capital structure of the Grantor, the number of Shares subject to this Option and the purchase price per Share shall be appropriately adjusted to restore the Grantee to its rights hereunder, including its right to purchase Shares representing 19.9% of the capital stock of the Grantor entitled to vote generally for the election of the directors of the Grantor which is issued and outstanding immediately prior to the exercise of the Option at an aggregate purchase price equal to the Purchase Price multiplied by 5,579,119. In the event that any additional shares of Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the preceding sentence), the number of Shares

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

subject to this Option shall be increased by 19.9% of the number of the additional shares of Common Stock so issued (and such additional Shares shall have a purchase price per share equal to the Purchase Price).

     (c) If at any time the Option is then exercisable pursuant to the terms of
Section 1(a) hereof, the Grantee may elect, in lieu of exercising the Option to purchase Shares provided in Section 1(a) hereof, to send a written notice to the Grantor (the "Cash Exercise Notice") specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given on which date the Grantor shall pay to the Grantee an amount in cash equal to the Spread (as hereinafter defined) multiplied by all or such portion of the Shares subject to the Option as Grantee shall specify. As used herein "Spread" shall mean the excess, if any, over the Purchase Price of the higher of (x) if applicable, the highest price per share of Common Stock (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by any person in an Alternative Transaction (as defined in clause
(i), (ii) or (iii) of Section 7.3(e) of the Merger Agreement) (the "Alternative Purchase Price") or (y) the closing sales price of the shares of Common Stock on the Nasdaq on the last trading day immediately prior to the date of the Cash Exercise Notice (the "Closing Price"). If the Alternative Purchase Price includes any property other than cash, the Alternative Purchase Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Purchase Price plus (ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing sales prices (or the average of the closing bid and asked prices if closing sales prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date of the Cash Exercise Notice shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement on the value of such other property has not been reached, the Alternative Purchase Price shall be deemed to equal the Closing Price. Upon exercise of the Grantee's right to receive cash pursuant to this Section 1(c) and the payment of such cash to the Grantee, the obligations of the Grantor to deliver Shares pursuant to Section 3 shall be terminated with respect to such number of Shares for which the Grantee shall have elected to be paid the Spread.

     2. Conditions to Delivery of Shares. The Grantor's obligation to deliver Shares upon exercise of the Option is subject only to the conditions that:

          (a) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Shares shall be in effect; and

          (b) Any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall have expired or been terminated, applicable approvals of the Federal Communications Commission ("FCC") pursuant to the Communications Act of 1934, as amended (the "Communications Act") shall have been obtained, and all other consents, approvals, orders, notifications or authorizations, the failure of which to obtain or make would have the effect of making the issuance of the Shares illegal (collectively, the "Regulatory Approvals") shall have been obtained or made; and

          (c) (i) a proposal for an Alternative Transaction involving the Grantor shall have been publicly announced prior to the time the Merger Agreement is terminated pursuant to the terms thereof (the "Merger Termination Date") and one or more of the following events shall have occurred on or after the time of the making of such proposal: (A) the requisite vote of the stockholders of the Grantor in favor of adoption and approval of the Merger Agreement shall not have been obtained at the ValueVision Stockholders' Meeting (as defined in Section 3.16 of the Merger Agreement) or any adjournment or postponement thereof; (B) the Board of Directors of the Grantor shall have withdrawn or modified its recommendation of the Merger Agreement or the ValueVision Merger or failed to confirm its recommendation of the Merger Agreement or the ValueVision Merger to the stockholders of the Grantor within ten business days after a written request by the Grantee to do so; (C) the Board of Directors of the Grantor shall have recommended to the stockholders of the Grantor an Alternative Transaction; (D) a tender offer or exchange offer for 20% or more of the outstanding shares of Grantor Common Stock shall have been commenced (other than by the Grantee or an affiliate of the Grantee) and the Board of Directors of the Grantor shall have recommended that the stockholders of the Grantor tender their shares

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

     in such tender or exchange offer; or (E) for any reason Grantor shall have failed to call and hold the ValueVision Stockholders' Meeting by the Outside Date (as defined in Section 7.1(b) of the Merger Agreement; provided, however, that the Option may not be exercised if the Grantee is in material breach of any of its material representations, warranties, covenants or agreements contained in this Agreement or in the Merger Agreement; or (ii) the Merger Agreement shall have been terminated by the Grantee pursuant to Section 7.1(g) of the Merger Agreement.

     3. The Closing.

     (a) Any closing hereunder shall take place on the date specified by the Grantee in its Stock Exercise Notice or Cash Exercise Notice, as the case may be, at 11:00 A.M., Eastern Standard Time, at the offices of Latham & Watkins, 885 Third Avenue, Suite 1000, New York, NY 10022-4802, or, if the conditions set forth in Section 2(a) or 2(b) have not then been satisfied, on the second business day following the satisfaction of such conditions, or at such other time and place as the parties hereto may agree (the "Closing Date"). On the Closing Date, (i) in the event of a closing pursuant to Section 1(b) hereof, the Grantor will deliver to the Grantee a certificate or certificates, duly endorsed (or accompanied by duly executed stock powers), representing the Shares in the denominations designated by the Grantee in its Stock Exercise Notice and the Grantee will purchase such Shares from the Grantor at the price per Share equal to the Purchase Price or (ii) in the event of a closing pursuant to Section 1(c) hereof, the Grantor will deliver to the Grantee cash in an amount determined pursuant to Section 1(c) hereof. Any payment made by the Grantee to the Grantor, or by the Grantor to the Grantee, pursuant to this Agreement shall be made by certified or official bank check or by wire transfer of federal funds to a bank designated by the party receiving such funds.

     (b) The certificates representing the Shares may bear an appropriate legend relating to the fact that such Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act").

     4. Representations And Warranties of the Grantor. The Grantor represents and warrants to the Grantee that (a) the Grantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the requisite corporate power and authority to enter into and perform this Agreement; (b) the execution and delivery of this Agreement by the Grantor and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Grantor and this Agreement has been duly executed and delivered by a duly authorized officer of the Grantor and constitutes a valid and binding obligation of the Grantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; (c) the Grantor has taken all necessary corporate action to authorize and reserve the Shares issuable upon exercise of the Option and the Shares, when issued and delivered by the Grantor upon exercise of the Option, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights; (d) except as otherwise required by the HSR Act and other than any filings required under the blue sky laws of any states or by the Communications Act and Nasdaq, the execution and delivery of this Agreement by the Grantor and the issuance of Shares upon exercise of the Option do not require the consent, waiver, approval or authorization of or any filing with any person or public authority and will not violate, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of any charter or by-law, indenture, mortgage, lien, lease, agreement, contract, instrument, order, law, rule, regulation, judgment, ordinance, or decree, or restriction by which the Grantor or any of its subsidiaries or any of their respective properties or assets is bound; and (e) no "fair price", "moratorium" or other form of antitakeover statute or regulation (including, without limitation, the restrictions on "business combinations" and "control share acquisitions" set forth in Section 302A.673 and 302A.671, respectively, of the Minnesota Business Corporation Act) is or shall be applicable to the acquisition of Shares pursuant to this Agreement (and the Board of Directors of Grantor has taken all action to approve the acquisition of the Shares to the extent necessary to avoid such application).

     5. Representations and Warranties of the Grantee. The Grantee represents and warrants to the Grantor that (a) the execution and delivery of this Agreement by the Grantee and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Grantee and this Agreement has been duly executed and delivered by a duly authorized officer of the

Grantee and will constitute a valid and binding obligation of Grantee; and (b) the Grantee is acquiring the Option after the Grantee has been afforded the opportunity to obtain, and has obtained, sufficient information regarding the Grantor to make an informed investment decision with respect to the Grantee's purchase of the Shares issuable upon the exercise thereof, and, if and when the Grantee exercises the Option, it will be acquiring the Shares issuable upon the exercise thereof for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act.

     6. Quotation of Shares; HSR Act Filings; Regulatory Approvals. Subject to applicable law and the rules and regulations of the Nasdaq, the Grantor will promptly file an application to have the Shares quoted on the Nasdaq and will use its best efforts to obtain approval of such quotation and to file all necessary filings by the Grantor under the HSR Act and the Communications Act; provided, however, that if the Grantor is unable to effect such quotation on the Nasdaq by the Closing Date, the Grantor will nevertheless be obligated to deliver the Shares upon the Closing Date. Each of the parties hereto will use its best efforts to obtain consents of all third parties and all Regulatory Approvals, if any, necessary to the consummation of the transactions contemplated.

     7. Repurchase of Shares; Sale of Shares. At any time following the Grantor's receipt of a Stock Exercise Notice, the Grantor shall have, on or after the closing date of the purchase under the Stock Exercise Notice, the right to purchase (the "Repurchase Right") all, but not less than all, of the Shares then beneficially owned by the Grantee or any of its affiliates at a price per share equal to the greater of (i) the Purchase Price, or (ii) the average of the closing sales prices for shares of Common Stock on the twenty trading days ending five days prior to the date the Grantor gives written notice of its intention to exercise the Repurchase Right. If the Grantor does not exercise the Repurchase Right within thirty days following the Grantor's receipt of a Stock Exercise Notice, the Repurchase Right terminates. In the event the Grantor wishes to exercise the Repurchase Right, the Grantor shall send a written notice to the Grantee specifying a date (not later than 10 business days and not earlier than the next business day following the date such notice is given) for the closing of such purchase.

     8. Registration Rights.

     (a) In the event that the Grantee shall desire to sell any of the Shares within two years after the purchase of such Shares pursuant hereto, and such sale requires, in the opinion of counsel to the Grantee, which opinion shall be reasonably satisfactory to the Grantor and its counsel, registration of such Shares under the Securities Act, the Grantor will cooperate with the Grantee and any underwriters in registering such Shares for resale, including, without limitation, promptly filing a registration statement which complies with the requirements of applicable federal and state securities laws, entering into an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided that the Grantor shall not be required to have declared effective more than two registration statements hereunder and shall be entitled to delay the filing or effectiveness of any registration statement for up to 120 days if the offering would, in the judgment of the Board of Directors of the Grantor, require premature disclosure of any material corporate development or otherwise interfere with or adversely affect any pending or proposed offering of securities of the Grantor or any other material transaction involving the Grantor.

     (b) If the Common Stock is registered pursuant to the provisions of this
Section 8, the Grantor agrees (i) to furnish copies of the registration statement and the prospectus relating to the Shares covered thereby in such numbers as the Grantee may from time to time reasonably request and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep effective for at least 180 days a prospectus covering the Common Stock meeting the requirements of such securities laws, and to furnish the Grantee such numbers of copies of the registration statement and prospectus as amended or supplemented as may reasonably be requested. The Grantor shall bear the cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for the Grantor, except that the Grantee shall pay the fees and disbursements of its counsel, the underwriting fees and selling commissions applicable to the shares of

Common Stock sold by the Grantee. The Grantor shall indemnify and hold harmless Grantee, its affiliates and its officers, directors and controlling persons from and against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statements contained or incorporated by reference in, and omissions or alleged omissions from, each registration statement filed pursuant to this paragraph; provided, however, that this provision does not apply to any loss, liability, claim, damage or expense to the extent it arises out of any untrue statement or omission made in reliance upon and in conformity with written information furnished to the Grantor by the Grantee, its affiliates and its officers expressly for use in any registration statement (or any amendment thereto) or any preliminary prospectus filed pursuant to this paragraph. The Grantor shall also indemnify and hold harmless each underwriter and each person who controls any underwriter within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended, against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statements contained or incorporated by reference in, and omissions or alleged omissions from, each registration statement filed pursuant to this paragraph; provided, however, that this provision does not apply to any loss, liability, claim, damage or expense to the extent it arises out of any untrue statement or omission made in reliance upon and in conformity with written information furnished to the Grantor by the underwriters expressly for use in any registration statement (or any amendment thereto) or any preliminary prospectus filed pursuant to this paragraph.

     9. Profit Limitation.

     (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $7.5 million and, if it does exceed such amount, the Grantee, at its sole election, shall, within five business days, either (a) deliver to the Grantor for cancellation Shares (valued, for the purposes of this Section 9(a), at the average closing sales price of the Common Stock on the Nasdaq for the twenty consecutive trading days preceding the day on which the Grantee's Total Profit exceeds $7.5 million) previously purchased by the Grantee, (b) pay cash or other consideration to the Grantor or (c) undertake any combination thereof, so that the Grantee's Total Profit shall not exceed $7.5 million after taking into account the foregoing actions.

     (b) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount of cash received by the Grantee pursuant to Section 7.3(c) of the Merger Agreement and Section 1(c) hereof,
(ii)(x) the net cash amount received by the Grantee pursuant to the Grantor's repurchase of Shares pursuant to Section 7 hereof, less (y) the Grantee's purchase price for such Shares, and (iii)(x) the amount received by the Grantee pursuant to the sale of Shares (or any other securities into which such Shares are converted or exchanged), less (y) the Grantee's purchase price for such Shares.

     10. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

     11. Specific Performance. The Grantor acknowledges that if the Grantor fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to the Grantee for which money damages would not be an adequate remedy. In such event, the Grantor agrees that the Grantee shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if the Grantee should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Grantor hereby waives the claim or defense that the Grantee has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Grantor further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

     12. Notice. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by facsimile transmission, upon receipt of oral confirmation that such transmission has been received, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

               If to the Grantee:

           National Media Corporation
           Eleven Penn Center
           Suite 1100
           1835 Market Street
           Philadelphia, Pennsylvania 19103

           Attention: General Counsel

           Telecopy: (215) 988-4871
           With a copy to:
           Klehr, Harrison, Harvey, Branzburg & Ellers LLP
           1401 Walnut Street
           Philadelphia, Pennsylvania 19102-3163
           Attention: Stephen T. Burdumy, Esq.
           Telecopy: (215) 568-6603

           If to the Grantor:

           ValueVision International, Inc.
           6740 Shady Oak Road
           Eden Prairie, Minnesota 55344-3433
           Attention: General Counsel
           Telecopy: (612) 947-0141

           With a copy to:

           Latham & Watkins
           633 West Fifth Street, Suite 4000
           Los Angeles, California 90071-2007
           Attention: Michael W. Sturrock, Esq.
           Telecopy: (213) 891-8763

     13. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective permitted successors and assigns; provided, however, that such successor in interest or assigns shall agree to be bound by the provisions of this Agreement. Except as set forth in Section 8, nothing in this Agreement, express or implied, is intended to confer upon any person other than the Grantor or the Grantee, or their successors or assigns, any rights or remedies under or by reason of this Agreement.

     14. Entire Agreement; Amendments. This Agreement, together with the Merger Agreement and the other documents referred to therein, contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions. This Agreement may not be changed, amended or modified orally, but may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

     15. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that the Grantee may assign its rights and obligations hereunder to any of its direct or indirect wholly owned subsidiaries, but no such transfer shall relieve the Grantee of its obligations hereunder if such transferee does not perform such obligations. Any assignment made in violation of this Section 15 shall be void.

     16. Headings. The section headings herein are for convenience only and shall not affect the construction of this Agreement.

     17. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

     18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law).

     19. Termination. The right to exercise the Option granted pursuant to this Agreement shall terminate at the earlier of (i) the Effective Time (as defined in the Merger Agreement), (ii) the date on which the Grantee realizes a Total Profit of $7.5 million, (iii) the date on which the Merger Agreement is terminated; provided that the Option is not exercisable at such time and does not become exercisable simultaneous with such termination and (iv) 90 days after the date the Option becomes exercisable (the date referred to in clause (iv) being hereinafter referred to as the "Option Termination Date"); provided that, if the Option cannot be exercised or the Shares cannot be delivered to the Grantee upon such exercise because the conditions set forth in Section 2(a) or
Section 2(b) hereof have not yet been satisfied, the Option Termination Date shall be extended until thirty days after such impediment to exercise has been removed.

     All representations and warranties contained in this Agreement shall survive delivery of and payment for the Shares.

     20. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     21. Public Announcement. The Grantee will consult with the Grantor and the Grantor will consult with the Grantee before issuing any press release with respect to the initial announcement of this Agreement, the Option or the transactions contemplated hereby and neither party shall issue any such press release prior to such consultation except as may be required by law.

     IN WITNESS WHEREOF, the Grantee and the Grantor have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

                                          NATIONAL MEDIA CORPORATION

                                          /s/ ROBERT N. VERRATTI

                                          --------------------------------------
                                          By: Robert N. Verratti
                                          Its: President and Chief Executive
                                               Officer

                                          VALUEVISION INTERNATIONAL, INC.

                                          /s/ ROBERT L. JOHANDER

                                          --------------------------------------
                                          By: Robert L. Johander
                                          Its: Chairman of the Board and Chief
                                               Executive Officer

                                                                         ANNEX K

                      STOCK OPTION AGREEMENT (VALUEVISION)

     STOCK OPTION AGREEMENT, dated as of January 5, 1998 (the "Agreement"), between VALUEVISION INTERNATIONAL, INC., a Minnesota corporation (the "Grantee"), and NATIONAL MEDIA CORPORATION, a Delaware corporation (the "Grantor").

     WHEREAS, the Grantee, V-L HOLDINGS CORP., a newly-formed Delaware corporation ("Parent"), and the Grantor are entering into an Agreement and Plan of Reorganization and Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the merger (the "National Media Merger") of a wholly-owned subsidiary of Parent with and into the Grantor and the merger (the "ValueVision Merger") of another wholly-owned subsidiary of Parent with and into the Grantee, such that the Grantor and the Grantee will become wholly-owned subsidiaries of Parent and the stockholders of the Grantor and the Grantee will become stockholders of Parent (the National Media Merger and the ValueVision Merger collectively, the "Mergers");

     WHEREAS, pursuant to a Stock Option Agreement dated as of the date hereof between the Grantee and the Grantor, the Grantee has granted the Grantor an option to acquire shares of common stock of the Grantee on terms that are substantially similar to the terms of this Agreement (the "National Media Option");

     WHEREAS, as a condition and inducement to their willingness to enter into the Merger Agreement and the National Media Option, the Grantee and Parent have requested that the Grantor grant to the Grantee an option to purchase 5,075,979 shares of Common Stock, par value $0.01 per share, of the Grantor (the "Common Stock"), upon the terms and subject to the conditions hereof; and

     WHEREAS, in order to induce the Grantee to enter into the Merger Agreement and grant the National Media Option, the Grantor is willing to grant the Grantee the requested option.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

     1. The Option; Exercise; Adjustments; Payment of Spread.

     (a) Contemporaneously herewith the Grantee, Parent and the Grantor are entering into the Merger Agreement. Subject to the other terms and conditions set forth herein, the Grantor hereby grants to the Grantee an irrevocable option (the "Option") to purchase up to 5,075,979 (as adjusted as provided herein) shares of Common Stock (together with the associated purchase rights issued with respect thereto pursuant to the Rights Agreement dated as of January 3, 1994 between the Grantor and Mellon Securities Trust Company (the "Grantor Rights Plan")) (the "Shares") at a per share cash purchase price equal to the lower of
(i) $3.4375 per Share or (ii) the average closing sales price of the Common Stock on the New York Stock Exchange ("NYSE") Composite Tape for the five consecutive trading days beginning on and including the day that the Mergers are publicly announced (as adjusted as provided herein) (such lower price being the "Purchase Price"). The Option may be exercised by the Grantee, in whole or in part, at any time, or from time to time, following the occurrence of one of the events set forth in Section 2(c) hereof and prior to the termination of the Option in accordance with the terms of this Agreement.

     (b) In the event the Grantee wishes to exercise the Option, the Grantee shall send a written notice to the Grantor (the "Stock Exercise Notice") specifying a date (subject to the HSR Act (as defined below)) not later than 10 business days and not earlier than the next business day following the date such notice is given for the closing of such purchase. In the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, stock split, split-up, reclassification, recapitalization, merger or other change in the corporate or capital structure of the Grantor (including the occurrence of a Distribution Date under the Grantor Rights Plan), the number of Shares subject to this Option and the purchase price per Share shall be appropriately adjusted to restore the Grantee to its rights hereunder, including its right to purchase Shares representing 19.9% of the capital stock of the Grantor entitled to vote generally for the election of the directors of the Grantor which is issued and outstanding immediately prior to the exercise of the Option at an aggregate purchase price equal to the Purchase Price multiplied by 5,075,979. In the event that any additional shares of Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the preceding sentence), the number of Shares subject to this Option shall be increased by 19.9% of the number of the additional shares of Common Stock so issued (and such additional Shares shall have a purchase price per share equal to the Purchase Price).

     (c) If at any time the Option is then exercisable pursuant to the terms of
Section 1(a) hereof, the Grantee may elect, in lieu of exercising the Option to purchase Shares provided in Section 1(a) hereof, to send a written notice to the Grantor (the "Cash Exercise Notice") specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given on which date the Grantor shall pay to the Grantee an amount in cash equal to the Spread (as hereinafter defined) multiplied by all or such portion of the Shares subject to the Option as Grantee shall specify. As used herein "Spread" shall mean the excess, if any, over the Purchase Price of the higher of (x) if applicable, the highest price per share of Common Stock (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by any person in an Alternative Transaction (as defined in clause
(i), (ii) or (iii) of Section 7.3(e) of the Merger Agreement) (the "Alternative Purchase Price") or (y) the closing sales price of the shares of Common Stock on the NYSE Composite Tape on the last trading day immediately prior to the date of the Cash Exercise Notice (the "Closing Price"). If the Alternative Purchase Price includes any property other than cash, the Alternative Purchase Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Purchase Price plus (ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing sales prices (or the average of the closing bid and asked prices if closing sales prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date of the Cash Exercise Notice shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement on the value of such other property has not been reached, the Alternative Purchase Price shall be deemed to equal the Closing Price. Upon exercise of the Grantee's right to receive cash pursuant to this Section 1(c) and the payment of such cash to the Grantee, the obligations of the Grantor to deliver Shares pursuant to Section 3 shall be terminated with respect to such number of Shares for which the Grantee shall have elected to be paid the Spread.

     2. Conditions to Delivery of Shares. The Grantor's obligation to deliver Shares upon exercise of the Option is subject only to the conditions that:

          (a) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Shares shall be in effect; and

          (b) Any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall have expired or been terminated and all other consents, approvals, orders, notifications or authorizations, the failure of which to obtain or make would have the effect of making the issuance of the Shares illegal (collectively, the "Regulatory Approvals") shall have been obtained or made; and

          (c) (i) a proposal for an Alternative Transaction involving the Grantor shall have been publicly announced prior to the time the Merger Agreement is terminated pursuant to the terms thereof (the "Merger Termination Date") and one or more of the following events shall have occurred on or after the time of the making of such proposal: (A) the requisite vote of the stockholders of the Grantor in favor of adoption and approval of the Merger Agreement shall not have been obtained at the National Media Stockholders' Meeting (as defined in Section 3.16 of the Merger Agreement) or any adjournment or postponement thereof; (B) the Board of Directors of the Grantor shall have withdrawn or modified its recommendation of the Merger Agreement or the National Media Merger or failed to confirm its recommendation of the Merger Agreement or the National Media Merger to the stockholders of the Grantor within ten business days after a written request by the Grantee to do so; (C) the Board of Directors of the Grantor shall have recommended to the stockholders of the Grantor an Alternative

     Transaction; (D) a tender offer or exchange offer for 20% or more of the outstanding shares of Grantor Common Stock shall have been commenced (other than by the Grantee or an affiliate of the Grantee) and the Board of Directors of the Grantor shall have recommended that the stockholders of the Grantor tender their shares in such tender or exchange offer; or (E) for any reason the Grantor shall have failed to call and hold the National Media Stockholders' Meeting by the Outside Date (as defined in Section 7.1(b) of the Merger Agreement); provided, however, that the Option may not be exercised if the Grantee is in material breach of any of its material representations, warranties, covenants or agreements contained in this Agreement or in the Merger Agreement; or (ii) the Merger Agreement shall have been terminated by the Grantee pursuant to Section 7.1(g) of the Merger Agreement.

     3. The Closing.

     (a) Any closing hereunder shall take place on the date specified by the Grantee in its Stock Exercise Notice or Cash Exercise Notice, as the case may be, at 11:00 A.M., Eastern Standard Time, at the offices of Latham & Watkins, 885 Third Avenue, Suite 1000, New York, NY 10022-4802, or, if the conditions set forth in Section 2(a) or 2(b) have not then been satisfied, on the second business day following the satisfaction of such conditions, or at such other time and place as the parties hereto may agree (the "Closing Date"). On the Closing Date, (i) in the event of a closing pursuant to Section 1(b) hereof, the Grantor will deliver to the Grantee a certificate or certificates, duly endorsed (or accompanied by duly executed stock powers), representing the Shares in the denominations designated by the Grantee in its Stock Exercise Notice and the Grantee will purchase such Shares from the Grantor at the price per Share equal to the Purchase Price or (ii) in the event of a closing pursuant to Section 1(c) hereof, the Grantor will deliver to the Grantee cash in an amount determined pursuant to Section 1(c) hereof. Any payment made by the Grantee to the Grantor, or by the Grantor to the Grantee, pursuant to this Agreement shall be made by certified or official bank check or by wire transfer of federal funds to a bank designated by the party receiving such funds.

     (b) The certificates representing the Shares may bear an appropriate legend relating to the fact that such Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act").

     4. Representations And Warranties of the Grantor. The Grantor represents and warrants to the Grantee that (a) the Grantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to enter into and perform this Agreement; (b) the execution and delivery of this Agreement by the Grantor and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Grantor and this Agreement has been duly executed and delivered by a duly authorized officer of the Grantor and constitutes a valid and binding obligation of the Grantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; (c) the Grantor has taken all necessary corporate action to authorize and reserve the Shares issuable upon exercise of the Option and the Shares, when issued and delivered by the Grantor upon exercise of the Option, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights; (d) except as otherwise required by the HSR Act and other than any filings required under the blue sky laws of any states or by the NYSE, the execution and delivery of this Agreement by the Grantor and the issuance of Shares upon exercise of the Option do not require the consent, waiver, approval or authorization of or any filing with any person or public authority and will not violate, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of any charter or by-law, indenture, mortgage, lien, lease, agreement, contract, instrument, order, law, rule, regulation, judgment, ordinance, or decree, or restriction by which the Grantor or any of its subsidiaries or any of their respective properties or assets is bound; (e) no "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation (including, without limitation, the restrictions on "business combinations" set forth in Section 203 of the Delaware General Corporation Law) is or shall be applicable to the acquisition of Shares pursuant to this Agreement (and the Board of Directors of Grantor has taken all action to approve the acquisition of the Shares to the extent necessary to avoid such application) and (f) the Grantor has taken all corporate action necessary so that the grant and any subsequent exercise of the Option by the Grantee will not result in the separation or exercisability of rights under the Grantor Rights Plan.

     5. Representations and Warranties of the Grantee. The Grantee represents and warrants to the Grantor that (a) the execution and delivery of this Agreement by the Grantee and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Grantee and this Agreement has been duly executed and delivered by a duly authorized officer of the Grantee and will constitute a valid and binding obligation of Grantee; and (b) the Grantee is acquiring the Option after the Grantee has been afforded the opportunity to obtain, and has obtained, sufficient information regarding the Grantor to make an informed investment decision with respect to the Grantee's purchase of the Shares issuable upon the exercise thereof, and, if and when the Grantee exercises the Option, it will be acquiring the Shares issuable upon the exercise thereof for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act.

     6. Listing of Shares; HSR Act Filings; Regulatory Approvals. Subject to applicable law and the rules and regulations of the NYSE, the Grantor will promptly file an application to have the Shares listed on the NYSE and will use its best efforts to obtain approval of such quotation and to file all necessary filings by the Grantor under the HSR Act, provided, however, that if the Grantor is unable to effect such listing on the NYSE by the Closing Date, the Grantor will nevertheless be obligated to deliver the Shares upon the Closing Date. Each of the parties hereto will use its best efforts to obtain consents of all third parties and all Regulatory Approvals, if any, necessary to the consummation of the transactions contemplated.

     7. Repurchase of Shares; Sale of Shares. At any time following the Grantor's receipt of a Stock Exercise Notice, the Grantor shall have, on or after the closing date of the purchase under the Stock Exercise Notice, the right to purchase (the "Repurchase Right") all, but not less than all, of the Shares then beneficially owned by the Grantee or any of its affiliates at a price per share equal to the greater of (i) the Purchase Price, or (ii) the average of the closing sales prices for shares of Common Stock on the twenty trading days ending five days prior to the date the Grantor gives written notice of its intention to exercise the Repurchase Right. If the Grantor does not exercise the Repurchase Right within thirty days following the Grantor's receipt of a Stock Exercise Notice, the Repurchase Right terminates. In the event the Grantor wishes to exercise the Repurchase Right, the Grantor shall send a written notice to the Grantee specifying a date (not later than 10 business days and not earlier than the next business day following the date such notice is given) for the closing of such purchase.

     8. Registration Rights.

     (a) In the event that the Grantee shall desire to sell any of the Shares within two years after the purchase of such Shares pursuant hereto, and such sale requires, in the opinion of counsel to the Grantee, which opinion shall be reasonably satisfactory to the Grantor and its counsel, registration of such Shares under the Securities Act, the Grantor will cooperate with the Grantee and any underwriters in registering such Shares for resale, including, without limitation, promptly filing a registration statement which complies with the requirements of applicable federal and state securities laws and entering into an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided that the Grantor shall not be required to have declared effective more than two registration statements hereunder and shall be entitled to delay the filing or effectiveness of any registration statement for up to 120 days if the offering would, in the judgment of the Board of Directors of the Grantor, require premature disclosure of any material corporate development or otherwise interfere with or adversely affect any pending or proposed offering of securities of the Grantor or any other material transaction involving the Grantor.

     (b) If the Common Stock is registered pursuant to the provisions of this
Section 8, the Grantor agrees (i) to furnish copies of the registration statement and the prospectus relating to the Shares covered thereby in such numbers as the Grantee may from time to time reasonably request and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep effective for at least 180 days a prospectus covering the Common Stock meeting the requirements of such securities laws, and to furnish the Grantee such numbers of copies of the registration statement and prospectus as amended or supplemented as may reasonably be requested. The Grantor shall bear the cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for the Grantor, except that the Grantee shall pay the fees and disbursements of its counsel, the underwriting fees and selling commissions applicable to the shares of Common Stock sold by the Grantee. The Grantor shall indemnify and hold harmless Grantee, its affiliates and its officers, directors and controlling persons from and against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statements contained or incorporated by reference in, and omissions or alleged omissions from, each registration statement filed pursuant to this paragraph; provided, however, that this provision does not apply to any loss, liability, claim, damage or expense to the extent it arises out of any untrue statement or omission made in reliance upon and in conformity with written information furnished to the Grantor by the Grantee, its affiliates and its officers expressly for use in any registration statement (or any amendment thereto) or any preliminary prospectus filed pursuant to this paragraph. The Grantor shall also indemnify and hold harmless each underwriter and each person who controls any underwriter within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended, against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statements contained or incorporated by reference in, and omissions or alleged omissions from, each registration statement filed pursuant to this paragraph; provided, however, that this provision does not apply to any loss, liability, claim, damage or expense to the extent it arises out of any untrue statement or omission made in reliance upon and in conformity with written information furnished to the Grantor by the underwriters expressly for use in any registration statement (or any amendment thereto) or any preliminary prospectus filed pursuant to this paragraph.

     9. Profit Limitation.

     (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $7.5 million and, if it does exceed such amount, the Grantee, at its sole election, shall, within five business days, either (a) deliver to the Grantor for cancellation Shares (valued, for the purposes of this Section 9(a), at the average closing sales price of the Common Stock on the NYSE Composite Tape for the twenty consecutive trading days preceding the day on which the Grantee's Total Profit exceeds $7.5 million) previously purchased by the Grantee, (b) pay cash or other consideration to the Grantor or (c) undertake any combination thereof, so that the Grantee's Total Profit shall not exceed $7.5 million after taking into account the foregoing actions.

     (b) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount of cash received by the Grantee pursuant to Section 7.3(c) of the Merger Agreement and Section 1(c) hereof,
(ii)(x) the net cash amount received by the Grantee pursuant to the Grantor's repurchase of Shares pursuant to Section 7 hereof, less (y) the Grantee's purchase price for such Shares, and (iii)(x) the amount received by the Grantee pursuant to the sale of Shares (or any other securities into which such Shares are converted or exchanged), less (y) the Grantee's purchase price for such Shares.

     10. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

     11. Specific Performance. The Grantor acknowledges that if the Grantor fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to the Grantee for which money damages would not be an adequate remedy. In such event, the Grantor agrees that the Grantee shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if the Grantee should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Grantor hereby waives the claim or defense that the Grantee has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Grantor further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

     12. Notice. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by facsimile transmission, upon receipt of oral confirmation that such transmission has been received, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

               If to the Grantee:

           ValueVision International, Inc.
           6740 Shady Oak Road
           Eden Prairie, Minnesota 55344-3433
           Attention: General Counsel
           Telecopy: (612) 947-0141

           With a copy to:

           Latham & Watkins
           633 West Fifth Street, Suite 4000
           Los Angeles, California 90071-2007
           Attention: Michael W. Sturrock, Esq.
           Telecopy: (213) 891-8763

           If to the Grantor:

           National Media Corporation
           Eleven Penn Center
           Suite 1100
           1835 Market Street
           Philadelphia, Pennsylvania 19103
           Attention: General Counsel
           Telecopy: (215) 988-4871

               With a copy to:

           Klehr, Harrison, Harvey, Branzburg & Ellers LLP
           1401 Walnut Street
           Philadelphia, Pennsylvania 19102-3163
           Attention: Stephen T. Burdumy, Esq.
           Telecopy: (215) 568-6603

     13. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective permitted successors and assigns; provided, however, that such successor in interest or assigns shall agree to be bound by the provisions of this Agreement. Except as set forth in Section 8, nothing in this Agreement, express or implied, is intended to confer upon any person other than the Grantor or the Grantee, or their successors or assigns, any rights or remedies under or by reason of this Agreement.

     14. Entire Agreement; Amendments. This Agreement, together with the Merger Agreement and the other documents referred to therein, contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions. This Agreement may not be changed, amended or modified orally, but may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

     15. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that the Grantee may assign its rights and obligations hereunder to any of its direct or indirect wholly owned subsidiaries, but no such transfer shall relieve the Grantee of its obligations hereunder if such transferee does not perform such obligations. Any assignment made in violation of this Section 15 shall be void.

     16. Headings. The section headings herein are for convenience only and shall not affect the construction of this Agreement.

     17. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

     18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law).

     19. Termination. The right to exercise the Option granted pursuant to this Agreement shall terminate at the earlier of (i) the Effective Time (as defined in the Merger Agreement), (ii) the date on which the Grantee realizes a Total Profit of $7.5 million, (iii) the date on which the Merger Agreement is terminated; provided that the Option is not exercisable at such time and does not become exercisable simultaneous with such termination and (iv) 90 days after the date the Option becomes exercisable (the date referred to in clause (iv) being hereinafter referred to as the "Option Termination Date"); provided that, if the Option cannot be exercised or the Shares cannot be delivered to the Grantee upon such exercise because the conditions set forth in Section 2(a) or
Section 2(b) hereof have not yet been satisfied, the Option Termination Date shall be extended until thirty days after such impediment to exercise has been removed.

     All representations and warranties contained in this Agreement shall survive delivery of and payment for the Shares.

     20. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     21. Public Announcement. The Grantee will consult with the Grantor and the Grantor will consult with the Grantee before issuing any press release with respect to the initial announcement of this Agreement, the Option or the transactions contemplated hereby and neither party shall issue any such press release prior to such consultation except as may be required by law.

     IN WITNESS WHEREOF, the Grantee and the Grantor have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

                                          NATIONAL MEDIA CORPORATION

                                          /s/ ROBERT N. VERRATTI

                                          --------------------------------------
                                          By: Robert N. Verratti
                                          Its: President and Chief Executive
                                               Officer

                                          VALUEVISION INTERNATIONAL, INC.

                                          /s/ ROBERT L. JOHANDER

                                          --------------------------------------
                                          By: Robert L. Johander
                                          Its: Chairman of the Board and Chief
                                               Executive Officer